As filed with the Securities and Exchange Commission on March 24, 2023

Registration No. 333-270159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON FEDERAL, INC.

(Exact name of registrant as specified in its charter)

Washington	6021	91-1661606
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

425 Pike Street

Seattle, Washington 98101

(206) 624-7930

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brent J. Beardall

President and Chief Executive Officer

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

(206) 624-7930

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Andrew J. Schultheis, Esq. Zach Bench, Esq. Davis Wright Tremaine LLP 920 Fifth Avenue, Suite 3300 Seattle, WA 98104 (206) 757-8143	Justin Monroe Senior Vice President & General Counsel Washington Federal, Inc. 425 Pike Street Seattle, Washington 98101 (206) 624-7930	Jeffrey D. Haas, Esq. Shawn M. Turner, Esq. Holland & Knight, LLP 800 17th Street, N.W. Suite 1100 Washington, DC 20006 (202) 469-5269

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED MARCH 24, 2023

WASHINGTON FEDERAL, INC.

425 Pike Street

Seattle, Washington 98101

To the Shareholders of Washington Federal, Inc.:

On November 13, 2022, Washington Federal, Inc., a Washington corporation (“Washington Federal”), entered into an agreement and plan of reorganization (the “merger agreement”) to acquire Luther Burbank Corporation, a California corporation (“Luther Burbank”). If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Luther Burbank will be merged with and into Washington Federal, with Washington Federal as the surviving institution (the “merger”). Shortly thereafter, Luther Burbank’s wholly-owned bank subsidiary, Luther Burbank Savings, a California-chartered bank (“LB Savings”), will be merged with and into Washington Federal Bank, dba WaFd Bank, a Washington state chartered commercial bank and the wholly-owned bank subsidiary of Washington Federal (“WaFd Bank”), with WaFd Bank as the surviving bank.

You are cordially invited to attend a special meeting of Washington Federal shareholders, to be held virtually on Thursday, May 4, 2023 at 9:00 a.m., Pacific Time, (the “Washington Federal special meeting”). To attend the special meeting online please visit https://www.virtualshareholdermeeting.com/WAFD2023SM. At the Washington Federal special meeting, Washington Federal shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Washington Federal common stock, par value $1.00 per share (the “Washington Federal common stock”) to the shareholders of Luther Burbank pursuant to the merger agreement (the “Washington Federal share issuance proposal”) and a proposal to adjourn the Washington Federal special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal. Luther Burbank will also hold a special meeting of shareholders to consider a proposal to approve the proposed merger agreement and the merger and a proposal to approve on a non-binding, advisory basis the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger. Washington Federal and Luther Burbank cannot complete the proposed merger unless Washington Federal’s shareholders vote to approve the issuance of shares of Washington Federal common stock in connection with the merger and Luther Burbank’s shareholders vote to approve the merger agreement and the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which Washington Federal’s board of directors (the “Washington Federal board”) is providing to you to solicit your vote for the approval of the Washington Federal share issuance proposal and the approval of the adjournment of the Washington Federal special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal. We refer to this solicitation as the Washington Federal proxy solicitation.

If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Luther Burbank common stock, no par value per share (“Luther Burbank common stock”), will be converted into, and canceled in exchange for, the right to receive 0.3353 shares of Washington Federal common stock (the “exchange ratio”). Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to Luther Burbank shareholders in the merger as the merger consideration.

The implied value of the merger consideration to be paid to Luther Burbank is based on the exchange ratio of 0.3353 of a share of Washington Federal common stock for each share of Luther Burbank common stock. The implied value per share of Luther Burbank common stock on March 23, 2023, was approximately $9.71, which amount was based on the $28.97 closing price per share of Washington Federal common stock on that date. Based on the current number of shares of Luther Burbank common stock outstanding and the Luther Burbank restricted stock and Luther Burbank restricted stock units described in “The Merger Agreement — Consideration to be Received in the Merger,” Washington Federal expects to issue approximately 17,135,074 shares of Washington Federal common stock in the aggregate upon completion of the merger.

The value of the merger consideration will fluctuate based on the market price of Washington Federal common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Washington Federal’s common stock is listed on the NASDAQ Global Select Market under the symbol “WAFD.” You should obtain current market quotations for the Washington Federal common stock. Luther Burbank’s common stock is traded on the NASDAQ Global Select Market under the symbol “LBC.” You should obtain current market quotations for the Luther Burbank common stock.

Based on the reasons for the merger described in the accompanying document, the Washington Federal board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Washington Federal and its shareholders. Accordingly, our board of directors has unanimously recommended that you vote “FOR” the proposal to approve the issuance of Washington Federal common stock to the shareholders of Luther Burbank pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the Washington Federal special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal. The accompanying joint proxy statement/prospectus describes the Washington Federal special meeting, the merger agreement and related matters. In addition to being a proxy statement of Washington Federal, this document also is the proxy statement for the solicitation of proxies from Luther Burbank shareholders to vote to approve the proposed merger agreement and to approve on a non-binding, advisory basis the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger.

We encourage you to read this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 25, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Washington Federal common stock entitled to vote at the Washington Federal special meeting vote in favor of the Washington Federal share issuance proposal. Whether or not you plan to attend the Washington Federal special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Washington Federal special meeting.

By Order of the Board of Directors

Brent J. Beardall

President and Chief Executive Officer

Seattle, Washington

[    ], 2023

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the shares of Washington Federal common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Washington Federal is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either Washington Federal or Luther Burbank, and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This joint proxy statement/prospectus is dated [●], 2023 and is first being mailed to Washington Federal shareholders and Luther Burbank Shareholders, or otherwise delivered to Washington Federal shareholders and Luther Burbank shareholders, on or about [●], 2023.

LUTHER BURBANK CORPORATION

520 Third St, 4th Floor

Santa Rosa, California 95401

To the Shareholders of Luther Burbank Corporation:

On November 13, 2022, Washington Federal, Inc., a Washington corporation (“Washington Federal”), entered into an agreement and plan of reorganization (the “merger agreement”) to acquire Luther Burbank Corporation, a California corporation (“Luther Burbank”). If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Luther Burbank will be merged with and into Washington Federal, with Washington Federal as the surviving institution (the “merger”). Shortly thereafter, Luther Burbank’s wholly-owned bank subsidiary, Luther Burbank Savings, a California-chartered bank (“LB Savings”), will be merged with and into Washington Federal Bank, dba WaFd Bank, a Washington bank and the wholly-owned bank subsidiary of Washington Federal (“WaFd Bank”), with WaFd Bank as the surviving bank.

You are cordially invited to attend a special meeting of Luther Burbank shareholders (the “Luther Burbank special meeting”), to be held at 9:00 a.m., Pacific Time, on Thursday, May 4, 2023 at Luther Burbank’s corporate headquarters located at 520 Third Street, 4th Floor, Santa Rosa, California 95401. At the Luther Burbank special meeting, Luther Burbank shareholders will be asked to consider and vote upon a proposal to approve the proposed merger agreement and the merger, a proposal to approve on a non-binding, advisory basis the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger and a proposal to adjourn the Luther Burbank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Luther Burbank special meeting to approve the proposed merger agreement and the merger. Washington Federal will also hold a special meeting of shareholders to consider the issuance of shares of Washington Federal common stock, par value $1.00 per share (“Washington Federal common stock”), in connection with the merger. Washington Federal and Luther Burbank cannot complete the proposed merger unless Washington Federal’s shareholders vote to approve the issuance of shares of Washington Federal common stock in connection with the merger and Luther Burbank’s shareholders vote to approve the merger agreement and the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which Luther Burbank’s board of directors (the “Luther Burbank board”) is providing to you to solicit your vote for the approval of the merger agreement and the merger, the approval, on a non-binding, advisory basis of the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger and the approval of the adjournment of the Luther Burbank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal. We refer to this solicitation as the Luther Burbank proxy solicitation.

If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of Luther Burbank common stock, no par value per share (“Luther Burbank common stock”), will be converted into, and canceled in exchange for, the right to receive 0.3353 shares of Washington Federal common stock (the “exchange ratio”). Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to Luther Burbank shareholders in the merger as the merger consideration.

The implied value of the merger consideration to be paid to Luther Burbank is based on the exchange ratio of 0.3353 of a share of Washington Federal common stock for each share of Luther Burbank common stock. The implied value per share of Luther Burbank common stock on March 23, 2023, was approximately $9.71, which amount was based on the $28.97 closing price per share of Washington Federal common stock on that date. The value of the merger consideration will fluctuate based on the market price of Washington Federal common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Based on the current number of shares of Luther Burbank common stock outstanding and the Luther Burbank restricted stock and Luther Burbank restricted stock units described in “The Merger Agreement — Consideration to be Received in the Merger,” Washington Federal expects to issue approximately 17,135,074 shares of Washington Federal common stock in the aggregate upon completion of the merger. Washington Federal’s common stock is listed on the NASDAQ Global Select Market under the symbol “WAFD.” You should obtain current market quotations for the Washington Federal common stock. Luther Burbank’s common stock is traded on the NASDAQ Global Select Market under the symbol “LBC.” You should obtain current market quotations for the Luther Burbank common stock.

We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, Luther Burbank shareholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes on the exchange of shares of Luther Burbank common stock for Washington Federal common stock in the corporate merger, except with respect to any cash received by Luther Burbank shareholders (i) in lieu of fractional shares of Luther Burbank common stock or (ii) on account of any accrued dividends or dividend equivalents payable to certain directors and employees of Luther Burbank and its subsidiaries.

Based on the reasons for the merger described in the accompanying document, the Luther Burbank board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders. Accordingly, our board of directors has unanimously recommended that you vote “FOR” the proposal to approve the merger agreement and the merger, “FOR” the proposal to approve on a non-binding, advisory basis the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger and “FOR” the proposal to approve the adjournment of the Luther Burbank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal. The accompanying joint proxy statement/prospectus describes the Luther Burbank special meeting, the merger agreement and related matters. In addition to being a proxy statement of Luther Burbank, this document also is the proxy statement for the solicitation of proxies from Washington Federal shareholders to vote to approve the issuance of shares of Washington Federal common stock in connection with the merger and is the prospectus of Washington Federal for the shares of its common stock that will be issued to the Luther Burbank shareholders in connection with the merger.

We encourage you to read this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 25, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Luther Burbank common stock entitled to vote at the Luther Burbank special meeting vote in favor of the proposal to approve the merger agreement and the merger. Whether or not you plan to attend the Luther Burbank special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Luther Burbank special meeting.

By Order of the Board of Directors

Simone F. Lagomarsino President and Chief Executive Officer

Santa Rosa, California

[    ], 2023

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Washington Federal common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated [●], 2023 and is being first mailed to Luther Burbank shareholders and Washington Federal shareholders on or about [●], 2023.

WASHINGTON FEDERAL, INC.

425 Pike Street

Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2023

To the Shareholders of Washington Federal, Inc.:

We will hold a special meeting of shareholders of Washington Federal, Inc. (“Washington Federal”) to be held virtually on Thursday, May 4, 2023 at 9:00 a.m., Pacific Time (the “Washington Federal special meeting”). To attend the special meeting online please visit https://www.virtualshareholdermeeting.com/WAFD2023SM. The Washington Federal special meeting is being held for the following purposes:

1.

Approval of the Issuance of Shares of Washington Federal Common Stock. To consider and vote upon a proposal to approve the issuance of shares of Washington Federal common stock to the shareholders of Luther Burbank Corporation (“Luther Burbank”) pursuant to an agreement and plan of reorganization (the “merger agreement”), dated as of November 13, 2022, by and between Washington Federal and Luther Burbank, pursuant to which Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution (the “merger”) (such proposal, the “Washington Federal share issuance proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

2.

Adjournment. To consider and vote upon a proposal to adjourn the Washington Federal special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal (the “Washington Federal adjournment proposal”).

No other business may be conducted at the Washington Federal special meeting.

We have fixed the close of business on March 23, 2023 as the record date for the determination of shareholders entitled to notice of and to vote at the Washington Federal special meeting. Only holders of Washington Federal common stock of record at the close of business on that date will be entitled to notice of and to vote at the Washington Federal special meeting or any adjournment or postponement of the special meeting.

The Washington Federal board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Washington Federal and its shareholders, and unanimously has recommended that shareholders vote “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Washington Federal common stock, please contact Cathy Cooper, Washington Federal’s Corporate Secretary, at (206) 624-7930.

Your vote is very important. Whether or not you plan to attend the Washington Federal special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Brent J. Beardall
President and Chief Executive Officer

Seattle, Washington

[            ], 2023

LUTHER BURBANK CORPORATION

520 Third St, 4th Floor

Santa Rosa, California 95401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2023

To the Shareholders of Luther Burbank Corporation:

We will hold a special meeting of shareholders of Luther Burbank Corporation (“Luther Burbank”), at 9:00 a.m., Pacific Time, on Thursday, May 4, 2023 at Luther Burbank’s corporate headquarters located at 520 Third Street, 4th Floor, Santa Rosa, California 95401 (the “Luther Burbank special meeting”), for the following purposes:

1.

Approval of the Merger Agreement and Merger. To consider and vote upon a proposal to approve the agreement and plan of reorganization (the “merger agreement”), dated as of November 13, 2022, by and between Washington Federal, Inc. (“Washington Federal”) and Luther Burbank, pursuant to which Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution (the “merger”), and the merger (such proposal, the “Luther Burbank merger proposal”). A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part;

2.

Merger-Related Compensation. To consider and vote, on a non-binding, advisory basis, upon a proposal to approve of the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger (the “Luther Burbank compensation proposal”); and

3.

Adjournment. To consider and vote upon a proposal to adjourn the Luther Burbank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal (the “Luther Burbank adjournment proposal”).

No other business may be conducted at the Luther Burbank special meeting.

We have fixed the close of business on March 23, 2023 as the record date for the determination of shareholders entitled to notice of and to vote at the Luther Burbank special meeting. Only holders of Luther Burbank common stock of record at the close of business on that date will be entitled to notice of and to vote at the Luther Burbank special meeting or any adjournment or postponement of the special meeting.

The Luther Burbank board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on Luther Burbank’s reasons for the merger described in the attached joint proxy statement/prospectus, the Luther Burbank board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders, and unanimously has recommended that shareholders vote “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Luther Burbank common stock, please contact Simone Lagomarsino, Luther Burbank’s President and Chief Executive Officer or Laura Tarantino, Luther Burbank’s Executive Vice President and Chief Financial Officer, at (844) 446-8201.

Your vote is very important. Whether or not you plan to attend the Luther Burbank special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Simone F. Lagomarsino President and Chief Executive Officer

Santa Rosa, California

[    ], 2023

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Washington Federal, Inc. (“Washington Federal”) and Luther Burbank Corporation (“Luther Burbank”) from documents filed with the Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this joint proxy statement/prospectus. This information is available without charge upon your written or oral request. You can obtain any of the documents filed with or furnished to the SEC at no cost from the SEC’s website at www.sec.gov or by requesting them in writing, by email or by telephone, at the appropriate address below:

if you are a Washington Federal shareholder: Washington Federal, Inc. 425 Pike Street Seattle, Washington 98101 Attn: Investor Relations (206) 624-7930	if you are a Luther Burbank shareholder: Luther Burbank Corporation 520 Third Street, 4th Floor Santa Rosa, CA 95401 Attn: Investor Relations (844) 446-8201

If you are a Luther Burbank shareholder, please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates. You will not be charged for any of the above referenced documents that are incorporated by reference in this document that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Washington Federal common stock requesting documents must do so by April 27, 2023, in order to receive them before the Washington Federal special meeting, and holders of Luther Burbank common stock requesting documents must do so by April 27, 2023, in order to receive them before the Luther Burbank special meeting.

All website addresses given in this joint proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this joint proxy statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2023, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this joint proxy statement/prospectus to Washington Federal or Luther Burbank shareholders nor the issuance by Washington Federal of shares of Washington Federal common stock in connection with the merger will create any implication to the contrary.

Please note that copies of this joint proxy statement/prospectus provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into this joint proxy statement/prospectus.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this joint proxy statement/prospectus regarding Washington Federal has been provided by Washington Federal and information contained in this joint proxy statement/prospectus regarding Luther Burbank has been provided by Luther Burbank.

See the section entitled “Where You Can Find More Information” beginning on page 151.

i

ii

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	121
U.S. Federal Income Tax Consequences of the Merger Generally	122
Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock	123
Cash Received on Account of Accrued Dividends or Dividend Equivalents Payable Pursuant to the Terms of the LBC Restricted Stock or LBC Restricted Stock Unit	123
Information Reporting and Backup Withholding	124
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	125
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET	126
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS	127
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	129
DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK	135
Washington Federal Common Stock	135
Washington Federal Preferred Stock	135
Dividends	136
Anti-Takeover Considerations	136
Transfer Agent	136
COMPARISON OF THE RIGHTS OF SHAREHOLDERS	137
Authorized Capital Stock	137
Issuance of Capital Stock	138
Voting Rights	138
Number and Election of Directors	139
Classes of Directors	139
Removal of Directors	139
Removal of Officers	140
Limitation of Personal Liability of Officers and Directors	140
Indemnification of Directors and Officers	141
Amendments to Articles of Incorporation and Bylaws	142
Notice of Shareholder Meetings	142
Special Shareholder Meetings	143
Shareholder Nominations and Shareholder Proposals	143
Shareholder Action by Written Consent	144
Transactions with Related Persons, Share Re-classifications and Re-capitalizations	145
Dividends	145
Shareholders’ Rights of Dissent and Appraisal	146
Fiscal Year	146
Anti-Takeover Provisions and Other Shareholder Protections	147
Forum Selection Bylaw	147
LEGAL MATTERS	149
EXPERTS	149
HOUSEHOLDING	149
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS	149
Washington Federal	149
Luther Burbank	150
WHERE YOU CAN FIND MORE INFORMATION	151

APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B OPINION OF KEEFE, BRUYETTE & WOODS, INC.
APPENDIX C OPINION OF PIPER SANDLER & CO.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are some of the questions that you, as a shareholder of Washington Federal or Luther Burbank, may have regarding the merger, and the special meetings of Washington Federal and Luther Burbank, and brief answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety because the information in this section does not provide all of the information that may be important to you with respect to the merger and the special meetings of Washington Federal and Luther Burbank. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151.

Q1:	Why am I receiving this joint proxy statement/prospectus?

A1:

You are receiving this joint proxy statement/prospectus because Washington Federal, Inc. (“Washington Federal”) and Luther Burbank Corporation (“Luther Burbank”) have entered into an agreement and plan of reorganization, dated as of November 13, 2022 (the “merger agreement”), pursuant to which, and subject to the terms and conditions therein, Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution (the “merger”). Promptly following the completion of the merger, Luther Burbank Savings (“LB Savings”) will merge with and into Washington Federal Bank, doing business as WaFd Bank (“WaFd Bank”), with WaFd Bank as the surviving bank (the “bank merger”).

A copy of the merger agreement is attached as Appendix A to this document. In this joint proxy statement/prospectus, we refer to the closing of the merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the merger, among other things:

•	Luther Burbank shareholders must approve (such approval, the “requisite Luther Burbank shareholder approval”) the merger agreement and the merger (the “Luther Burbank merger proposal”); and

•

Washington Federal shareholders must approve (such approval, the “requisite Washington Federal shareholder approval”) a proposal to approve the issuance of shares of Washington Federal common stock, par value $1.00 per share (the “Washington Federal common stock”), that will comprise the merger consideration pursuant to the merger agreement (the “Washington Federal share issuance proposal”).

In addition, Washington Federal shareholders will also be asked to approve a proposal to adjourn the special meeting of Washington Federal shareholders (the “Washington Federal special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal (the “Washington Federal adjournment proposal”).

Luther Burbank shareholders will also be asked (i) to approve, on a non-binding, advisory basis, the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger (the “Luther Burbank compensation proposal”), and (ii) to approve a proposal to adjourn the special meeting of Luther Burbank shareholders (the “Luther Burbank special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal (the “Luther Burbank adjournment proposal”).

This document is also a prospectus that is being delivered to Luther Burbank shareholders because, pursuant to the merger agreement, Washington Federal is offering shares of Washington Federal common stock to Luther Burbank shareholders.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Washington Federal and Luther Burbank special meetings, and about the special meetings themselves. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q2:	Will Luther Burbank shareholders be able to trade the Washington Federal common stock that they receive in the merger?

A2:

Yes. The Washington Federal common stock to be issued in the merger to Luther Burbank shareholders will be listed on the NASDAQ Global Select Market (the “NASDAQ”) under the symbol “WAFD.” Unless you are deemed an “affiliate” of Washington Federal after the merger is completed, you may sell the shares of Washington Federal common stock you receive in the merger without restriction.

Q3:	What is the vote required to approve each proposal?

A3:

Washington Federal Proposal 1—The Washington Federal Share Issuance Proposal. Approval of the Washington Federal share issuance proposal requires the affirmative vote, virtually or by proxy, of the majority of the votes cast at the Washington Federal special meeting. If you fail to submit a proxy or vote at the Washington Federal special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal.

Washington Federal Proposal 2—The Washington Federal Adjournment Proposal. Approval of the Washington Federal adjournment proposal requires the affirmative vote, virtually or by proxy, of the majority of the votes cast at the Washington Federal special meeting. If you fail to submit a proxy or vote at the Washington Federal meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal.

Luther Burbank Proposal 1—The Luther Burbank Merger Proposal. Approval of the Luther Burbank merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Luther Burbank common stock, no par value per share (“Luther Burbank common stock”), entitled to vote at the Luther Burbank special meeting. If you fail to submit a proxy or to vote in person at the Luther Burbank special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Luther Burbank merger proposal, it will have the same effect as a vote “AGAINST” the Luther Burbank merger proposal.

Luther Burbank Proposal 2—The Luther Burbank Compensation Proposal. Approval of the Luther Burbank compensation proposal requires the affirmative vote of a majority of shares of Luther Burbank common stock entitled to vote represented in person or by proxy and voting at the Luther Burbank special meeting (assuming a quorum is present). If you fail to submit a proxy or vote in person at the Luther Burbank special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum is present). If you mark “ABSTAIN” on your proxy with respect to the compensation proposal, it will have the same effect as a vote “AGAINST” the Luther Burbank compensation proposal.

The Luther Burbank compensation proposal is advisory, and therefore not binding on Luther Burbank, the Luther Burbank board of director’s compensation committee or the Luther Burbank board of directors (the “Luther Burbank board”). Further, the arrangements are contractual in nature and not, by their terms, subject to Luther Burbank shareholder approval. Accordingly, regardless of the outcome of the Luther Burbank compensation proposal, if the merger is completed, Luther Burbank’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

Luther Burbank Proposal 3—The Luther Burbank Adjournment Proposal. Approval of the Luther Burbank adjournment proposal requires the affirmative vote of a majority of shares of Luther Burbank common stock entitled to vote represented in person or by proxy and voting at the Luther Burbank special meeting. If you fail to submit a proxy or vote in person at the Luther Burbank special meeting, or fail to instruct your bank, broker or other nominee with respect to the Luther Burbank adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Luther Burbank adjournment proposal, it will have the same effect as a vote “AGAINST” the Luther Burbank adjournment proposal.

Q4:	What will Luther Burbank shareholders receive in the merger?

A4:

Luther Burbank shareholders will receive, in exchange for each share of Luther Burbank common stock they hold (subject to certain exceptions set forth in the merger agreement), 0.3353 shares of Washington Federal common stock (the “merger consideration”), as further described in “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 103. Washington Federal will not issue any fractional shares of Washington Federal common stock in the merger. Instead, Luther Burbank shareholders who would otherwise be entitled to a fractional share of Washington Federal common stock in the merger will instead receive an amount in cash (rounded to the nearest whole cent) determined by multiplying the average closing price per share of Washington Federal common stock, as reported on the NASDAQ, for the 20 trading days ending on and including the fifth trading day prior to the closing date (the “Washington Federal average share price”) by the fraction of a share (after taking into account all certificates representing Luther Burbank common stock and shares of Luther Burbank common stock held in book-entry form delivered by such shareholders) of Washington Federal common stock that such Luther Burbank shareholder would otherwise be entitled to receive.

Q5:	What will Washington Federal shareholders receive in the merger?

A5:

Washington Federal shareholders will not receive any consideration in the merger, and their shares of Washington Federal common stock will remain outstanding and will constitute shares of the combined company following the merger. Following the merger, shares of Washington Federal common stock will continue to be traded on the NASDAQ.

Q6:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A6:

Yes. Although the number of shares of Washington Federal common stock that Luther Burbank shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the merger based upon the market value of shares of Washington Federal common stock. Any fluctuation in the market price of Washington Federal common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Washington Federal common stock that Luther Burbank shareholders will receive. Neither Washington Federal nor Luther Burbank is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Washington Federal common stock or Luther Burbank common stock.

Q7:	Why is my vote important?

A7:

The merger cannot be completed unless the Washington Federal shareholders approve the Washington Federal share issuance proposal and the Luther Burbank shareholders approve the Luther Burbank merger proposal, which are the only applicable Washington Federal and Luther Burbank shareholder proposals necessary to complete the merger. Information about the Washington Federal special meeting and the Luther Burbank special meeting, the merger, and other matters to be considered by shareholders of each of Washington Federal and Luther Burbank is contained in this document.

Each director and certain executive officers of Luther Burbank who beneficially own shares of Luther Burbank common stock, reflecting an aggregate of approximately 23.19% of the outstanding Luther Burbank common stock as of the close of business on March 23, 2023, the record date for the Luther Burbank special meeting (the “Luther Burbank record date”), entered into a shareholder agreement with Luther Burbank and Washington Federal (collectively, the “shareholder agreements”) pursuant to which he or she agreed, among other things, to vote all shares of Luther Burbank common stock beneficially owned by him or her in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement at any meeting of the shareholders of Luther Burbank, subject to certain conditions set forth therein.

Q8:	Why must the Washington Federal shareholders approve the issuance of shares of Washington Federal common stock in connection with the merger (i.e. the Washington Federal share issuance proposal)?

A8:

The Washington Federal shareholders are required to approve the issuance of shares of Washington Federal common stock in connection with the merger, which is estimated to equate to approximately 21% of Washington Federal’s issued and outstanding shares of common stock following the completion of the merger, because Washington Federal is listed on the NASDAQ and is subject to the NASDAQ listing rules. Because Washington Federal will issue in excess of 20% of its outstanding shares of common stock to the Luther Burbank shareholders in connection with the merger, under the NASDAQ listing rules, the shareholders of Washington Federal are required to approve the issuance of shares of Washington Federal common stock in connection with the merger. The merger cannot be completed unless the Washington Federal shareholders approve the Washington Federal share issuance proposal.

Q9:

Why am I being asked to consider and vote on a proposal to approve on a non-binding, advisory basis, the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger (i.e. the Luther Burbank compensation proposal)?

A9:

Under Securities and Exchange Commission (the “SEC”) rules, Luther Burbank is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Luther Burbank’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q10:	What happens if Luther Burbank shareholders do not approve, by a non-binding, advisory vote, the Luther Burbank compensation proposal?

A10:

The vote on the proposal to approve the Luther Burbank compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Luther Burbank special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Luther Burbank or Washington Federal. Accordingly, the merger-related compensation will be paid to Luther Burbank’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Luther Burbank shareholders do not approve the proposal to approve the merger-related executive compensation.

Q11:	What are the recommendations of the boards of directors of Washington Federal and Luther Burbank?

A11:

The Washington Federal board of directors (the “Washington Federal board”) had determined that the merger is in the best interests of Washington Federal and its shareholders and unanimously recommends a vote “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

See the section entitled “The Merger — Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger” beginning on page 56 for a more detailed discussion of the Washington Federal board’s recommendation and reasons therefor.

The Luther Burbank board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders and unanimously recommends a vote “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

See the section entitled “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73 for a more detailed discussion of the Luther Burbank board’s recommendations and reasons therefor. In addition, certain of Luther Burbank’s officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Luther Burbank’s shareholders. These interests are described in more detail in the section entitled “The Merger — Interests of Certain Luther Burbank Officers and Directors in the Merger” beginning on page 91.

Q12:	Do I have dissenters’ or appraisal rights with respect to the merger?

A12:	No. The holders of Luther Burbank common stock do not have the right to dissent from the merger and assert dissenters’ or appraisal rights.

Under the California General Corporation Law, (the “CGCL”) shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly-traded corporation. Luther Burbank’s common stock is traded on a national security exchange and the merger consideration, comprised of Washington Federal’s common stock, is also traded on a national securities exchange. As such, Luther Burbank’s shareholders are not entitled to appraisal rights.

Q13:	Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by the respective shareholders of Washington Federal and Luther Burbank?

A13:

Yes. Set forth under the section entitled “Risk Factors,” beginning on page 25, are a number of risk factors that each of the shareholders of Washington Federal and Luther Burbank should consider carefully.

Q14:	When do you expect to complete the merger?

A14:

We are working to complete the merger as early as the quarter ending September 30, 2023. We must first obtain the necessary regulatory approvals, the requisite Washington Federal shareholder approval and the requisite Luther Burbank shareholder approval, and other conditions to the consummation of the merger must be satisfied. In the event of delays, the date for completing the merger can occur as late as November 30, 2023 (which may be extended to February 29, 2024 by either Washington Federal or Luther Burbank by written notice to the other party if all regulatory approvals have not been obtained but all other conditions to closing have been satisfied or waived (other than conditions that by their nature are to be satisfied at the closing and are capable of being satisfied by such date)), after which Luther Burbank and Washington Federal would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q15:	If the merger is completed, when can Luther Burbank shareholders expect to receive the merger consideration?

A15:

Promptly following completion of the merger, Washington Federal will mail to each former Luther Burbank shareholder of record written instructions detailing how its shareholders of record can exchange their shares of Luther Burbank common stock for shares of Washington Federal common stock.

Q16:	How will my rights as a Luther Burbank shareholder differ following the merger?

A16:

Following the closing of the merger, shareholders of Luther Burbank will receive shares of Washington Federal common stock in exchange for their shares of Luther Burbank common stock and become shareholders of Washington Federal, and their rights as shareholders of Washington Federal will be governed by Washington Federal’s restated articles of incorporation, as amended (the “Washington Federal articles”), and Washington Federal’s amended and restated bylaws (the “Washington Federal bylaws”). The rights associated with Luther Burbank common stock are different from the rights associated with Washington Federal common stock. See the section entitled “Comparison of the Rights of Shareholders” beginning on page 137.

Q17:	What happens if the merger is not completed?

A17:

If the merger is not completed, holders of Luther Burbank common stock will not receive any consideration for their shares of Luther Burbank common stock in connection with the merger. Instead, Luther Burbank will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ. In addition, if the merger agreement is terminated in certain circumstances, Luther Burbank may be required to pay a termination fee. See the sections entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 118 and “The Merger Agreement — Termination Fee” beginning on page 119 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q18:	What are the material U.S. federal income tax consequences of the merger to me?

A18:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of Washington Federal and Luther Burbank receives a legal opinion to the effect that the merger will so qualify. Accordingly, assuming that the merger so qualifies as a reorganization, Luther Burbank shareholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes on the exchange of Luther Burbank common stock for Washington Federal common stock in the merger, except for any gain or loss that may result from the receipt of cash (i) in lieu of a fractional share of Washington Federal common stock or (ii) on account of accrued dividends or dividend equivalents payable to certain directors and employees of Luther Burbank and its subsidiaries. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

For further information concerning U.S. federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 121.

Q19:	What do I need to do now?

A19:

Read and consider the information contained in this joint proxy statement/prospectus, including the appendices, carefully and then please submit as soon as possible either your Washington Federal proxy, in the case of Washington Federal shareholders, or your Luther Burbank proxy, in the case of Luther Burbank shareholders.

Q20:	What is a “broker non-vote”?

A20:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Washington Federal special meeting and the Luther Burbank special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Washington Federal special meeting or the Luther Burbank special meeting. If your bank, broker, trustee or other nominee holds your shares of Washington Federal common stock or Luther Burbank common stock in “street name,” such entity will vote your shares of Washington Federal common stock or Luther Burbank common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of Washington Federal common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Washington Federal common stock:

•

Washington Federal share issuance proposal: your bank, broker, trustee or other nominee may not vote your shares on the Washington Federal share issuance proposal, which broker non-votes, if any, will have no effect on such proposal; and

•

Washington Federal adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Washington Federal adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Luther Burbank common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Luther Burbank common stock:

•

Luther Burbank merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Luther Burbank merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Luther Burbank compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Luther Burbank compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Luther Burbank adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Luther Burbank adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q21:	If I am a holder of Luther Burbank common stock in certificated form, should I send in my Luther Burbank stock certificates now?

A21:

No. Please do not send in your Luther Burbank stock certificates with your proxy. After completion of the merger, Broadridge Corporate Issuer Solutions, Inc., as the exchange agent under the merger agreement (the “exchange agent”), will send you instructions for exchanging Luther Burbank stock certificates for the merger consideration. See the section entitled “The Merger Agreement — Procedures for Exchanging Shares of Luther Burbank Common Stock — Exchange Procedures” beginning on page 104.

Q22:	What should I do if I hold my shares of Luther Burbank common stock in book-entry form?

A22:

You are not required to take any special additional actions if your shares of Luther Burbank common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See the section entitled “The Merger Agreement — Procedures for Exchanging Shares of Luther Burbank Common Stock — Exchange Procedures” beginning on page 104.

Q23:	What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A23:

Washington Federal shareholders and Luther Burbank shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Washington Federal common stock or Luther Burbank common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Washington Federal common stock or Luther Burbank common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Washington Federal common stock and Luther Burbank common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Washington Federal common stock and/or Luther Burbank common stock that you own.

Q24:	Whom should I contact with questions or to obtain additional copies of this document?

A24:

If you are a holder of Washington Federal common stock and you have any questions concerning the merger or this joint proxy statement/prospectus, or you would like additional copies of this document, please contact MacKenzie Partners, Inc., Washington Federal’s proxy solicitor at 1-800-322-2885.

If you are a holder of Luther Burbank common stock and you have any questions concerning the merger or this joint proxy statement/prospectus, please contact Ms. Simone Lagomarsino, Luther Burbank’s President and Chief Executive Officer, at (310) 606-8970. If you are a holder of Luther Burbank common stock and you would like additional copies of this document, please contact (i) Investor Relations, Luther Burbank, at 520 Third Street, 4th floor, Santa Rosa, CA 95401, (ii) e-mail investorrelations@lbsavings.com or (iii) call (844) 446-8201.

In addition, you can find more information about Washington Federal and Luther Burbank from the various sources described under the section entitled “Where You Can Find More Information” beginning on page 151.

THE WASHINGTON FEDERAL SPECIAL MEETING

Q25:	When and where is the Washington Federal special meeting?

A25:

The Washington Federal special meeting will be held virtually live via the internet on Thursday, May 4, 2023 at 9:00 a.m., Pacific Time. To attend the special meeting online please visit https://www.virtualshareholdermeeting.com/WAFD2023SM.

Q26:	Who is entitled to vote at the Washington Federal special meeting?

A26:

Washington Federal shareholders of record at the close of business on March 23, 2023, the record date for the Washington Federal special meeting (the “Washington Federal record date”), are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a Washington Federal shareholder may only vote his or her shares if he or she is present virtually or is represented by proxy at the Washington Federal special meeting. As of the close of business on the Washington Federal record date, there were 65,793,096 issued and outstanding shares of Washington Federal common stock.

Q27:	How many votes do shareholders of Washington Federal have?

A27:

Each share of Washington Federal common stock that you own as of the Washington Federal record date entitles you to one vote. As of the close of business on the Washington Federal record date, there were 65,793,096 outstanding shares of Washington Federal common stock. As of that date, 1.99% of the outstanding shares of Washington Federal common stock was held by directors and executive officers of Washington Federal and their respective affiliates.

Q28:	What constitutes a quorum at the Washington Federal special meeting?

A28:

The presence, virtually or by proxy, of the holders of a majority of the shares entitled to vote at the Washington Federal special meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote virtually at the special meeting.

Q29:	If my shares of Washington Federal common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A29:

No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you. Regardless of the number of shares you hold we urge you to have your voice heard in this important decision regarding your investment. Please vote your shares today.

Q30:	Can I attend the virtual Washington Federal special meeting and vote my shares at the meeting?

A30:

Yes. While not required to, all Washington Federal shareholders are invited to attend the Washington Federal special meeting virtually. If you are a shareholder of record, your virtual control number will be on your proxy card.

Q31:	Can I change my vote after I have mailed my signed proxy card?

A31:	Yes. If you are a holder of record of Washington Federal common stock, you may revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date;

•	delivering a written revocation to Washington Federal’s corporate secretary at Washington Federal, Inc. Attn: Corporate Secretary, 425 Pike Street, Seattle WA, 98101;

•

attending the virtual Washington Federal special meeting and voting during the meeting by visiting https://www.virtualshareholdermeeting.com/WAFD2023SM and following the instructions, and any earlier proxy will be revoked; or

•	voting by telephone or the internet at a later time but prior to the Washington Federal special meeting.

Attendance at the virtual Washington Federal special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Washington Federal after the vote is taken at the Washington Federal special meetings will not affect your previously submitted proxy.

If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q32:	What if I return my proxy but do not mark it to show how I am voting?

A32:

If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the Washington Federal share issuance proposal and the Washington Federal adjournment proposal in accordance with the recommendation of the Washington Federal board.

THE LUTHER BURBANK SPECIAL MEETING

Q33:	When and where is the Luther Burbank special meeting?

A33:

The Luther Burbank special meeting will be held at 9:00 a.m., Pacific Time, on Thursday, May 4, 2023 at Luther Burbank’s corporate headquarters located at 520 Third Street, 4th Floor, Santa Rosa, California 95401.

Q34:	Who is entitled to vote at the Luther Burbank special meeting?

A34:

Luther Burbank shareholders of record at the close of business on the Luther Burbank record date, are entitled to receive notice of and to vote on matters that come before the Luther Burbank special meeting and any adjournments or postponements of the Luther Burbank special meeting. However, a Luther Burbank shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Luther Burbank special meeting. As of the close of business on the Luther Burbank record date, there were 50,790,026 issued and outstanding shares of Luther Burbank common stock.

Q35:	How many votes do shareholders of Luther Burbank have?

A35:

Each share of Luther Burbank common stock that you own as of the Luther Burbank record date entitles you to one vote. As of the close of business on the Luther Burbank record date, there were 50,790,026 outstanding shares of Luther Burbank common stock. As of that date, 22.9% of the outstanding shares of Luther Burbank common stock was held by directors and executive officers of Luther Burbank and their respective affiliates.

Q36:	What constitutes a quorum at the Luther Burbank special meeting?

A36:

The presence of the holders of a majority of the shares entitled to vote at the Luther Burbank special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q37:	If my shares of Luther Burbank common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A37:

No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q38:	Can I attend the Luther Burbank special meeting and vote my shares in person?

A38:

Yes. While not required to, all Luther Burbank shareholders are invited to attend the Luther Burbank special meeting. Shareholders of record can vote in person at the Luther Burbank special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q39:	Can I change my vote after I have mailed my signed proxy card?

A39:	Yes. If you are a holder of record of Luther Burbank common stock, you may revoke your proxy at any time before it is voted by:

•	signing and returning a proxy card with a later date;

•	delivering a written revocation to Luther Burbank’s at Luther Burbank Corporation, 520 Third Street, 4th floor, Santa Rosa, CA 95401; Attention: Corporate Secretary;

•	attending the Luther Burbank special meeting, in person and voting by ballot at the special meeting; or

•	voting by telephone or the internet at a later time but prior to the Luther Burbank special meeting.

Attendance at the Luther Burbank special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Luther Burbank after the vote is taken at the Luther Burbank special meetings will not affect your previously submitted proxy.

If your shares are held in “street name” through a bank or broker, you should contact your bank or broker to change your voting instructions.

Q40:	What if I return my proxy but do not mark it to show how I am voting?

A40:

If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of the Luther Burbank merger proposal, the Luther Burbank compensation proposal and the Luther Burbank adjournment proposal in accordance with the recommendation of the Luther Burbank board.

Q41:	Whom may I contact if I cannot locate my Luther Burbank common stock certificate(s)?

A41:

If you cannot locate your certificates representing shares of Luther Burbank stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit or lost stock certificates to complete and return to the exchange agent.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we reference for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference certain important business and financial information about each of Washington Federal and Luther Burbank into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 151 of this joint proxy statement/prospectus.

Throughout this joint proxy statement/prospectus, “Washington Federal” refers to Washington Federal, Inc. and “Luther Burbank” refers to Luther Burbank Corporation. Washington Federal’s wholly-owned bank subsidiary, Washington Federal Bank, dba WaFd Bank, is referred to as “WaFd Bank,” and Luther Burbank’s wholly-owned bank subsidiary, Luther Burbank Savings, is referred to as “LB Savings.” Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Reorganization, dated as of November 13, 2022, by and between Washington Federal and Luther Burbank, is referred to as the “merger agreement.” The merger of Luther Burbank with and into Washington Federal is referred to as the “merger,” the merger of LB Savings with and into WaFd Bank is referred to as the “bank merger,” and the Washington Federal common stock to be issued to Luther Burbank shareholders in consideration for their Luther Burbank common stock, as well as any cash issued in lieu of fractional shares, is referred to as the “merger consideration.”

Information about the Companies (Page 50)

Washington Federal. WaFd Bank, a Federal Deposit Insurance Corporation (“FDIC”) insured Washington state chartered commercial bank dba WaFd Bank, was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal, a Washington corporation, was formed as WaFd Bank’s holding company in November 1994, and is headquartered in Seattle, Washington. As of December 31, 2022, Washington Federal, on a consolidated basis, had total assets of $21.7 billion, total shareholders’ equity of $2.3 billion, and total deposits of $16.0 billion. Shares of Washington Federal common stock are traded on the NASDAQ under the symbol “WAFD.”

Washington Federal’s principal executive offices are located at 425 Pike Street, Seattle, Washington 98101 and its telephone number is (206) 624-7930.

Luther Burbank. Luther Burbank is a bank holding company incorporated on May 14, 1991 under the laws of the state of California and is headquartered in Santa Rosa, California. Luther Burbank operates primarily through its wholly-owned subsidiary LB Savings, a FDIC-insured California banking corporation originally chartered in 1983 in Santa Rosa, California. Luther Burbank’s principal asset is all of the capital stock of LB Savings. LB Savings is engaged primarily in providing depository and lending services to the general public, including mortgage loans and construction loans secured by residential, multi-family, and commercial real estate and conducts its business from 10 full service branches in California, one full service branch in Washington, five loan production offices in California and one loan production office in Oregon. Shares of Luther Burbank common stock are traded on the NASDAQ under the symbol “LBC.” As of December 31, 2022, Luther Burbank, on a consolidated basis, had total assets of $8.0 billion, total shareholders’ equity of $682.5 million, and total deposits of $5.8 billion.

Luther Burbank’s principal executive offices are located at 520 Third St., 4th Floor, Santa Rosa, California 95401 and its telephone number is (844) 446-8201.

Structure of the Merger (Page 51)

The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Luther Burbank will be acquired by Washington Federal in a transaction in which Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution in the merger. Promptly following the consummation of the merger, LB Savings will be merged with and into WaFd Bank, with WaFd Bank as the surviving bank in the bank merger. Although no assurance can be given, the parties expect to complete the merger and the bank merger as early as the third quarter of 2023.

Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger (Page 56)

The Washington Federal board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Washington Federal and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Washington Federal board unanimously recommends that holders of Washington Federal common stock “FOR” approval of the Washington Federal share issuance proposal, and “FOR” approval of the Washington Federal adjournment proposal. For a more detailed discussion of the Washington Federal board’s recommendation, see the section entitled “The Merger — Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger” beginning on page 56.

Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger (Page 73)

The Luther Burbank board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Luther Burbank board unanimously recommends that holders of Luther Burbank common stock “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal. For a more detailed discussion of the Luther Burbank board’s recommendation, see the section entitled “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73.

Opinion of Washington Federal’s Financial Advisor (Page 58)

In connection with the merger, Keefe, Bruyette & Woods, Inc. ( “KBW”), Washington Federal’s financial advisor, delivered a written opinion, dated November 13, 2022, to the Washington Federal board as to the fairness, from a financial point of view and as of the date of the opinion, to Washington Federal of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this joint proxy statement/prospectus.

The opinion was for the information of, and was directed to, the Washington Federal board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Washington Federal to engage in the merger or enter into the merger agreement or constitute a recommendation to the Washington Federal board in connection with the merger, and it does not constitute a recommendation to any holder of Washington Federal common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Opinion of Luther Burbank’s Financial Advisor (Page 77)

At the November 13, 2022 Luther Burbank board meeting, representatives of Piper Sandler & Co. (“Piper Sandler”), Luther Burbank’s financial advisor, rendered Piper Sandler’s oral opinion to the Luther Burbank board, which was subsequently confirmed in writing on November 13, 2022, to the effect that, as of the date thereof and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Piper Sandler as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Luther Burbank common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus.

The opinion was for the information of, and was directed to, the Luther Burbank board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Luther Burbank to engage in the merger or enter into the merger agreement or constitute a recommendation to the Luther Burbank board in connection with the merger, and it does not constitute a recommendation to any holder of Luther Burbank common stock as to how to vote or act in connection with the merger or any other matter. Piper Sandler’s opinion speaks only as of the date of the opinion and does not address the underlying business decision of Luther Burbank to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Luther Burbank, or the effect of any other transaction in which Luther Burbank might engage. Luther Burbank shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger proposal.

Consideration to be Received in the Merger (Page 103)

At the effective time of the merger, each issued and outstanding share of Luther Burbank common stock (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) will, by virtue of the merger and without any action on the part of a Luther Burbank shareholder, be converted into, and canceled in exchange for, the right to receive 0.3353 shares of Washington Federal common stock (the “exchange ratio”). Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration

Upon completion of the merger, Luther Burbank shareholders are expected to receive an aggregate of approximately 17,135,074 shares of Washington Federal common stock, which, based on a $38.15 closing price of Washington Federal common stock on November 11, 2022, the last trading day before Washington Federal announced the merger, represents approximately $653,703,072 of aggregate merger consideration payable to the Luther Burbank shareholders. The aggregate number of shares of Washington Federal common stock referenced in the immediately prior sentence is based on, as of the date of this joint proxy statement/prospectus:

•	50,790,026 shares of Luther Burbank common stock outstanding;

•

232,459 shares of Luther Burbank restricted stock outstanding (which assumes that all outstanding awards of Luther Burbank restricted stock are converted into shares of Washington Federal common stock in connection with the merger); and

•

81,225 Luther Burbank restricted stock units outstanding (which assumes that all outstanding awards of Luther Burbank restricted stock units are converted into shares of Washington Federal common stock in connection with the merger).

Following the completion of the merger, based on the amounts described above and on 65,415,338 shares of Washington Federal common stock outstanding as of January 31, 2023, the former Luther Burbank shareholders will own approximately 21% of the outstanding shares of Washington Federal common stock and the current shareholders of Washington Federal will own the remaining approximately 79% of the outstanding shares of Washington Federal common stock.

The amounts and percentages in the immediately prior sentence do not reflect adjustments based upon, take into account or otherwise give effect to:

•	Luther Burbank restricted stock and Luther Burbank restricted stock units awarded to Luther Burbank employees who will become Washington Federal employees; and

•	any tax withholding obligations.

Fractional Shares

No fractional shares of Washington Federal common stock will be issued in connection with the merger, and in lieu thereof, each holder of Luther Burbank common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Washington Federal average share price, rounded to the nearest whole cent.

Treatment of Luther Burbank Restricted Stock and Luther Burbank Restricted Stock Units (Page 103)

Each outstanding award of Luther Burbank restricted stock (“Luther Burbank restricted stock”) and Luther Burbank restricted stock units (“Luther Burbank restricted stock units”) issued pursuant to the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan (the “Luther Burbank Omnibus Plan”) (other than the Luther Burbank restricted stock and Luther Burbank restricted stock units held by employees of Luther Burbank and its subsidiaries who continue to remain employed by Washington Federal or its subsidiaries following completion of the merger (“a continuing employee”)) will automatically vest in full, effective as of the effective time of the merger. The shares of Luther Burbank restricted stock and Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of such shares of Luther Burbank restricted stock and Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal common stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by a continuing employee, to the extent expressly assumed by Washington Federal, will automatically cease to represent a share of Luther Burbank restricted stock or Luther Burbank restricted stock units and will be substituted with a share of Washington Federal restricted stock or a Washington Federal restricted stock unit. The number of shares of Washington Federal common stock subject to each such share of Luther Burbank restricted stock or each Luther Burbank restricted stock unit will be equal to the product (rounded to the nearest whole number) of the number of shares of Luther Burbank common stock subject to Luther Burbank restricted stock or Luther Burbank restricted stock units immediately prior to the effective time of the merger multiplied by the exchange ratio.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by a continuing employee, to the extent not expressly assumed by Washington Federal, will automatically vest in full, effective as of the effective time of the merger, and such shares of Luther Burbank restricted stock and such Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of shares of Luther Burbank restricted stock or Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal common stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

Procedures for Exchanging Shares of Luther Burbank Common Stock (Page 104)

Prior to the effective time of the merger, Washington Federal will appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., as the exchange agent under the merger agreement (the “exchange agent”). Promptly following the effective time, the exchange agent will mail to each holder of record of Luther Burbank common stock a letter of transmittal and instructions for the surrender of the holder’s Luther Burbank stock certificate(s) and/or conversion of book-entry shares in exchange for the merger consideration and cash in lieu of any fractional share of Washington Federal common stock.

Each Luther Burbank shareholder will need to surrender his or her Luther Burbank common stock certificates or follow instructions for the transfer of shares of Luther Burbank common stock held in book-entry form, to receive the appropriate merger consideration. Luther Burbank shareholders should not send any stock certificates now. Each Luther Burbank shareholder will receive detailed instructions on how to exchange his or her stock certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price

Washington Federal common stock is listed on the NASDAQ under the symbol “WAFD.” Luther Burbank common stock is listed on the NASDAQ under the symbol “LBC.”

The following table sets forth the closing sale prices of (i) Washington Federal common stock as reported on the NASDAQ and (ii) Luther Burbank common stock as reported on the NASDAQ, on November 11, 2022, the last trading day before Washington Federal announced the merger, and on March 23, 2023, the last practicable trading day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share merger consideration to be received by Luther Burbank shareholders, the following table also presents the equivalent market value per share of Luther Burbank common stock as of November 11, 2022 and March 23, 2023, which were determined by multiplying the closing price for the Washington Federal common stock on those dates by the exchange ratio. See the section entitled “The Merger Agreement — Consideration to be Received in the Merger” beginning on page 103 for additional information about the merger consideration to be received by holders of Luther Burbank common stock.

	Washington Federal Common Stock	Luther Burbank Common Stock	Equivalent Market Value Per Share of Luther Burbank Common Stock
At November 11, 2022	$38.15	$12.40	$12.79
At March 23, 2023	$28.97	$9.20	$9.71

The market price of Washington Federal common stock and Luther Burbank common stock may fluctuate prior to the date of the Washington Federal special meeting, the date of the Luther Burbank special meeting and the date the Luther Burbank shareholders receives the merger consideration. Luther Burbank shareholders should obtain a current prior quotation for the shares of Washington Federal common stock to update the implied value for a share of Luther Burbank common stock.

Washington Federal Has Been Paying a Regular Quarterly Dividend On Its Common Stock Since 1983

Washington Federal has been paying a regular quarterly dividend on its common stock since 1983. The Washington Federal board from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Washington Federal and its subsidiaries, applicable government regulations and other factors deemed relevant by the Washington Federal board. Washington Federal intends to continue to pay regular quarterly cash dividends on its common stock throughout 2023 and following the merger, if and when declared by the Washington Federal board out of funds legally available for that purpose and subject to regulatory restrictions.

Material United States Federal Income Tax Consequences of the Merger (Page 121)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to completion of the merger that Washington Federal and Luther Burbank each receive a legal opinion to that effect.

Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “Material United States Federal Income Tax Consequences of the Merger” beginning on page 121, a Luther Burbank shareholder that is a U.S. holder generally will not recognize income, gain or loss on the exchange of Luther Burbank common stock for Washington Federal common stock in the merger, other than with respect to cash received (i) in lieu of fractional shares of Washington Federal common stock or (ii) on account of accrued dividends and dividend equivalents payable to certain directors and employees of Luther Burbank and its subsidiaries.

Tax matters are complicated, and the tax consequences of the merger to a particular Luther Burbank shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each Luther Burbank shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Time, Date and Place of Washington Federal Special Meeting (Page 36)

The special meeting of Washington Federal’s shareholders will be held live via the internet on Thursday, May 4, 2023 at 9:00 a.m., Pacific Time. To attend the special meeting online please visit https://www.virtualshareholdermeeting.com/WAFD2023SM.

At the special meeting, the shareholders of Washington Federal will be asked to:

•	approve the Washington Federal share issuance proposal; and

•	approve the Washington Federal adjournment proposal.

No other business may be conducted at the Washington Federal special meeting. For a more detailed discussion of the Washington Federal special meeting, including voting procedures and a description of the proposals to be voted on, see the section entitled “The Washington Federal Special Meeting” beginning on page 36.

Time, Date and Place of the Luther Burbank Special Meeting (Page 42)

The Luther Burbank special meeting will be held at 9:00 a.m., Pacific Time, on Thursday, May 4 2023 at Luther Burbank’s corporate headquarters located at 520 Third Street, 4th Floor, Santa Rosa, California 95401. At the Luther Burbank special meeting, Luther Burbank shareholders will be asked to:

•	approve the Luther Burbank merger proposal;

•	approve the Luther Burbank compensation proposal; and

•	approve the Luther Burbank adjournment proposal.

No other business may be conducted at the Luther Burbank special meeting. For a more detailed discussion of the Luther Burbank special meeting, including voting procedures and a description of the proposals to be voted on, see the section entitled “The Luther Burbank Special Meeting” beginning on page 42.

Washington Federal Record Date and Voting Rights for the Washington Federal Special Meeting (Page 36)

Each Washington Federal shareholder is entitled to vote at the Washington Federal special meeting if he or she owned shares of Washington Federal common stock as of the Washington Federal record date. Each Washington Federal shareholder will have one vote at the Washington Federal special meeting for each share of Washington Federal common stock that he or she owned on that date.

Washington Federal shareholders of record may vote by mail, telephone or over the Internet, or by attending the Washington Federal special meeting virtually and voting via the Washington Federal special meeting website. Each proxy returned to Washington Federal by a holder of Washington Federal common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Washington Federal proxy that is returned, such proxy will be voted “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

Luther Burbank Record Date and Voting Rights for the Luther Burbank Special Meeting (Page 42)

Each Luther Burbank shareholder is entitled to vote at the Luther Burbank special meeting if he or she owned shares of Luther Burbank common stock as of the Luther Burbank record date. Each Luther Burbank shareholder will have one vote at the Luther Burbank special meeting for each share of Luther Burbank common stock that he or she owned on that date.

Luther Burbank shareholders of record may vote by mail, telephone or over the Internet, or by attending the Luther Burbank special meeting and voting in person. Each proxy returned to Luther Burbank by a holder of Luther Burbank common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Luther Burbank proxy that is returned, such proxy will be voted “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

Approval of the Washington Federal Share Issuance Proposal Requires the Affirmative Vote of the Majority of the Votes Cast at the Washington Federal Special Meeting by the Holders of Washington Federal Common Stock Entitled to Vote at the Washington Federal Special Meeting (Page 38)

The approval of the Washington Federal share issuance proposal requires the affirmative vote, virtually or by proxy, of a majority of the votes cast at the Washington Federal special meeting. At the close of business on the Washington Federal record date, there were 65,793,096 shares of Washington Federal common stock outstanding held by 1,059 holders of record. Each holder of record of Washington Federal common stock on the

Washington Federal record date is entitled to one vote for each share held on all matters to be voted upon at the Washington Federal special meeting. If a Washington Federal shareholder does not vote, it will have no impact on the Washington Federal share issuance proposal.

Management of Washington Federal Owns Shares Which May Be Voted at the Washington Federal Special Meeting (Page 39)

As of the Washington Federal record date, the executive officers and directors of Washington Federal, as a group, held 1,307,158 shares of Washington Federal common stock, or approximately 1.99% of the outstanding Washington Federal common stock. While the executive officers and directors of Washington Federal have not entered into voting agreements agreeing to vote their shares of Washington Federal common stock in a particular manner, it is anticipated that the executive officers and directors of Washington Federal will vote consistent with the recommendation of the Washington Federal board, which is to vote “FOR” approval of the Washington Federal share issuance proposal.

Approval of the Luther Burbank Merger Proposal Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of Luther Burbank Common Stock (Page 45)

The affirmative vote of the holders of a majority of the issued and outstanding shares of Luther Burbank common stock entitled to vote at the Luther Burbank special meeting is necessary to approve the Luther Burbank merger proposal. At the close of business on the Luther Burbank record date, there were 51,103,710 shares of Luther Burbank common stock outstanding and entitled to vote, held by 3,177 holders of record. Each holder of record of Luther Burbank common stock on the Luther Burbank record date is entitled to one vote for each share held on all matters to be voted upon at the Luther Burbank special meeting. If a Luther Burbank shareholder does not vote, it will have the same effect as a vote “AGAINST” the merger proposal.

Luther Burbank Management Own Shares Which May Be Voted at the Luther Burbank Special Meeting (Page 45)

As of the Luther Burbank record date, each director and certain executive officers of Luther Burbank who own shares of Luther Burbank common stock, who collectively beneficially own an aggregate of approximately 23.19% of the outstanding Luther Burbank common stock have each entered into the shareholder agreements with Luther Burbank and Washington Federal pursuant to which he or she agreed, among other things, to vote all shares of Luther Burbank common stock beneficially owned by him or her in favor of adoption and approval of the merger agreement, the merger and any other matters required to be approved for the consummation of the merger agreement at any meeting of the shareholders of Luther Burbank, subject to certain conditions set forth therein. The form of shareholder agreement is attached as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Dissenters’ Rights for Holders of Luther Burbank common stock (Page 100)

The holders of Luther Burbank common stock do not have the right to dissent from the merger and assert dissenters’ or appraisal rights.

Luther Burbank is Prohibited from Soliciting Other Offers (Page 114)

Luther Burbank has agreed that, while the merger is pending, it will not solicit, initiate or encourage or, subject to certain limited exceptions, participate in discussions with any third party other than Washington Federal regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Conditions to Completion of the Merger (Page 115)

Completion of the merger depends on meeting a number of conditions, including the following:

•	shareholders of Washington Federal must approve the issuance of Washington Federal common stock in the merger;

•	shareholders of Luther Burbank must approve the merger agreement and the merger;

•

Washington Federal and Luther Burbank must file all notices and applications, and receive all regulatory approvals, required to consummate the merger and the bank merger and such approvals must remain in full force and effect, and any waiting periods required by law must have expired and no such approval may contain any conditions, restrictions or requirements that would require Washington Federal or Luther Burbank to take any action or commit to take any action that would reasonably be likely to have a material adverse effect (as defined in the merger agreement) on Washington Federal after giving effect to the merger (measured on a scale relative to Luther Burbank and its subsidiaries, taken as a whole);

•

no statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes illegal the consummation of the merger will have been enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction;

•

the registration statement of Washington Federal, of which this document is a part, must have become effective under the Securities Act of 1933 (the “Securities Act”), and no stop order suspending the effectiveness of such registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•	the Washington Federal common stock to be issued to Luther Burbank shareholders as the merger consideration in the merger must have been approved for trading on the NASDAQ;

•

the representations and warranties made by each of Washington Federal and Luther Burbank in the merger agreement must be true and correct, subject to the materiality standards and other qualifications provided in the merger agreement, as of the date of the merger agreement and as of the effective time of the merger, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

•	Washington Federal and Luther Burbank must have complied in all material respects with their respective obligations in the merger agreement;

•

Washington Federal must have received such certificates of Luther Burbank’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Washington Federal may reasonably request;

•

Luther Burbank must have received such certificates of Washington Federal’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Luther Burbank may reasonably request; and

•

Washington Federal and Luther Burbank must each have received a written opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Unless prohibited by law, either Washington Federal or Luther Burbank could elect to waive a condition that has not been satisfied and complete the merger. Neither Washington Federal nor Luther Burbank can be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Regulatory Approvals Required for the Merger (Page 99)

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, Washington Federal and Luther Burbank have agreed to use their reasonable best efforts to file all required notices and applications, and obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary to consummate the merger and the bank merger.

In order to complete the transactions contemplated by the merger agreement, Washington Federal and Luther Burbank must first file all required notices and obtain all regulatory approvals, consents and orders required in connection with both the merger and the bank merger. In this regard, the parties must obtain the approval of the FDIC and the approval of the Washington State Department of Financial Institutions (the “WDFI”) for the bank merger, and provide notice of the bank merger to the California Department of Financial Protection and Innovation (the “CDFPI”). Applications to merge the banks were filed with the FDIC on or about January 6, 2023, and the WDFI on or about January 9, 2023, and the notice to the CDFPI was filed on or about January 9, 2023.

Washington Federal was also advised by the CDFPI to file a request for an order of exemption pursuant to Section 1260 of the California Financial Code to avoid having to file a change of control application under Section 1251 of the California Financial Code for the momentary acquisition of control of LB Savings before it is merged with WaFd Bank. Finally, in connection with communications with the Federal Reserve Bank of San Francisco (the “FRBSF”), Washington Federal was advised that prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is not required for the merger and the momentary acquisition of control of LB Savings because it qualifies as a transaction not requiring Federal Reserve Board approval pursuant to 12 CFR 225.12(d)(2). Thus, a bank holding company application is not required for the transaction. Rather, Washington Federal must provide written notice of the proposed transaction to the FRBSF pursuant to the requirements of 12 CFR 225.12(d)(2). Washington Federal submitted the required notice to the FRBSF and the request for an exemption to the CDFPI on March 1, 2023. On March 21, 2023, WaFd Bank was notified that the CDFPI had approved the request for exemption via the issuance of an order of exemption.

Termination of the Merger Agreement (Page 118)

Washington Federal and Luther Burbank can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of Washington Federal or Luther Burbank have already voted to approve the Washington Federal share issuance proposal or the Luther Burbank merger proposal, respectively.

Washington Federal or Luther Burbank can also terminate the merger agreement:

•

if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the merger;

•

in the event that the merger is not consummated by November 30, 2023 (the “outside date”), except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Luther Burbank shareholders (if Luther Burbank is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreements with Luther Burbank and Washington Federal; provided, that the outside date may be extended to February 29, 2024 by either party’s written notice to the other party if the closing has not occurred by the outside date due to the failure to receive all requisite regulatory approvals and all other conditions to closing have been satisfied (other than conditions that are to be satisfied at closing and such conditions would have been capable of being satisfied on the outside date); or

•

in the event the approval of any governmental authority required for consummation of the merger has been denied by final, non-appealable action of the governmental authority, or any governmental authority will have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger, or an application for approval has been permanently withdrawn by mutual agreement of Washington Federal and Luther Burbank at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants set forth in the merger agreement.

In addition, Washington Federal may terminate the merger agreement if the requisite Luther Burbank shareholder approval has not been obtained by reason of the failure to obtain the required vote at the Luther Burbank special meeting or at any adjournment or postponement thereof.

Washington Federal may also terminate the merger agreement at any time prior to the Luther Burbank special meeting if (i) Luther Burbank has materially breached its covenants described under the section entitled “The Merger Agreement — No Solicitation” beginning on page 114 in any respect adverse to Washington Federal, (ii) the Luther Burbank board fails to recommend to the Luther Burbank shareholders that they approve the merger agreement and the merger, or withdraws, modifies or changes its recommendation to the Luther Burbank shareholders in a manner adverse in any respect to the interests of Washington Federal, or (iii) the Luther Burbank board fails to call, give notice of, convene or hold the Luther Burbank special meeting.

Washington Federal also may terminate the merger agreement if a tender offer or exchange offer for 15% or more of the outstanding Luther Burbank common stock is commenced (other than by Washington Federal or its subsidiaries) and the Luther Burbank board recommends that Luther Burbank shareholders tender their shares in such tender offer or exchange offer or otherwise fails to recommend that Luther Burbank shareholders reject the offer within a specified period.

Luther Burbank may also terminate the merger agreement if approval of the Washington Federal share issuance proposal has not been obtained by reason of the failure to obtain the required vote at the Washington Federal special meeting or at any adjournment or postponement thereof.

Luther Burbank may also terminate the merger agreement if, prior to the approval of the Luther Burbank merger proposal by Luther Burbank shareholders at the Luther Burbank special meeting or at any adjournment or postponement thereof, (i) the Luther Burbank board has, in compliance with the requirements of the merger agreement, authorized Luther Burbank to enter into a binding written agreement with respect to a superior proposal, as defined in the merger agreement, and (ii) Luther Burbank pays to Washington Federal the termination fee described below substantially concurrently with the termination of the merger agreement.

Termination Fee (Page 119)

Luther Burbank must pay Washington Federal a termination fee of $26.17 million (the “termination fee”) if the merger agreement is terminated under specified circumstances.

Amendment of the Merger Agreement (Page 120)

To the extent permitted under applicable law, the merger agreement may be amended or modified at any time by written agreement of the parties whether before or after the approval of the shareholders of Luther Burbank; provided, however, no amendment that by law requires further approval by the Luther Burbank shareholders may be made after the approval of the principal terms of the merger agreement by the Luther Burbank shareholders without first obtaining such approval.

Interests of Certain Luther Burbank Officers and Directors in the Merger (Page 91)

Luther Burbank directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Luther Burbank, which are:

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upon consummation of the merger, each outstanding award of Luther Burbank restricted stock and Luther Burbank restricted stock units issued pursuant to the Luther Burbank Omnibus Plan held by directors and executive officers who are not continuing employees will automatically vest in full and will be converted into, and will be cancelled in exchange for, the right to receive the merger consideration, plus the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units;

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upon consummation of the merger, each outstanding share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by an executive officer who is a continuing employee, to the extent expressly assumed by Washington Federal, will be substituted with an award of Washington Federal restricted stock or a Washington Federal restricted stock unit based on the exchange ratio;

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upon consummation of the merger, each outstanding share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by an executive officer who is a continuing employee, to the extent not expressly assumed by Washington Federal, will automatically vest in full and will be converted into, and will be cancelled in exchange for, the right to receive the merger consideration, plus the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units;

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cash payments to executive officers of Luther Burbank in the aggregate amount of approximately $12,752,998, on a pre-tax basis, as well as the continuation of health and welfare benefits for such executive officers, in each case, consisting of severance and certain other cash payments owed to such executive officers in connection with the merger pursuant to the term of their respective employment, severance, supplemental retirement, or other similar agreements with Luther Burbank;

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cash payments to Mr. Trione, the chair of the Luther Burbank board and the LB Savings board of directors (the “LB Savings board”) in the aggregate amount of approximately $6.4 million, on a pre-tax basis, consisting of certain cash payments owed to Mr. Trione in connection with the merger pursuant to the terms of Mr. Trione’s salary continuation agreement with Luther Burbank;

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Tammy Mahoney, Executive Vice President and Chief Risk Officer of Luther Burbank, has entered into an offer letter with Washington Federal, effective at the completion of the merger, which provides compensation to Ms. Mahoney for continued provision of services to, or employment with Washington Federal following the merger;

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the agreement of Washington Federal to honor indemnification obligations of Luther Burbank, as well as to maintain liability insurance for Luther Burbank directors and officers, each for a period of six years following the merger, subject to the terms of the merger agreement; and

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pursuant to the terms of the merger agreement, Washington Federal has agreed that, effective as of the effective time of the merger, each of the Washington Federal board and the WaFd Bank board of directors (the “WaFd Bank board”) will be comprised of 12 members, including two new directors, who will be recommended by Luther Burbank and be agreeable to Washington Federal (Washington Federal’s consent will not be unreasonably withheld, conditioned or delayed).

In addition, the shareholder agreement entered into by Victor S. Trione, the Chairman of the Luther Burbank board and the LB Savings board, provides that Mr. Trione will not sell, transfer, pledge, hypothecate or otherwise dispose of more than one-third of his shares of Luther Burbank common stock during each 12-month period following the effective time of the merger until the expiration of 36 months from the effective time of the merger.

The Washington Federal board and the Luther Burbank board were aware of the foregoing interests and considered them among other matters, in approving the merger agreement and the merger.

Board of Directors and Officers of Washington Federal and WaFd Bank After the Merger (Page 98)

Except as described in the next sentence, the directors and officers of Washington Federal and WaFd Bank immediately prior to the effective time of the merger will be the directors and officers of Washington Federal and WaFd Bank following the merger until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. Washington Federal has agreed that, effective as of the effective time of the merger, each of the Washington Federal board and the WaFd Bank board will be comprised of 12 members, including two new directors, who will be recommended by Luther Burbank and be agreeable to Washington Federal (Washington Federal’s consent will not be unreasonably withheld, conditioned or delayed). Each such individual will serve until the next annual meeting of shareholders of Washington Federal at which the class of directors to which such individual will be appointed is presented to shareholders for reelection. In the event such an individual is appointed to a class of Washington Federal directors that will be presented to Washington Federal’s shareholders for reelection at an annual meeting of shareholders of Washington Federal held within 24 months following the closing date of the merger, Washington Federal is required to include such individual on the list of nominees for director presented by the Washington Federal board and for which the Washington Federal board will solicit proxies at such annual meeting of shareholders of Washington Federal, to serve for the applicable term of such individual’s class of directors and until such individual’s successor will be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the members of the Washington Federal board. The two new directors recommended by Luther Burbank will be selected from the five current independent members of the Luther Burbank board who are eligible to serve as a member of the Washington Federal board. Washington Federal and Luther Burbank have not yet determined the two existing directors of the Luther Burbank board who will be appointed or elected to the Washington Federal board and the WaFd Bank board.

Accounting Treatment of the Merger (Page 99)

The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Assumption of Luther Burbank Debt Obligations (Page 113)

Washington Federal has agreed to assume, or to cause one of its subsidiaries to assume, Luther Burbank’s obligations under Luther Burbank’s 6.50% senior unsecured term notes (the “senior notes”) and Luther

Burbank’s fixed/floating rate junior subordinated deferrable interest debentures (the “subordinated debentures” and, together with the senior notes, the “Luther Burbank debt obligations”). As of December 31, 2022, an aggregate principal amount of $95,000,000 of the senior notes was outstanding and an aggregate principal amount of $61,857,000 of the subordinated debentures was outstanding.

Comparison of the Rights of Shareholders (Page 137)

The rights of shareholders of Washington Federal differ from the rights of shareholders of Luther Burbank. Washington Federal is incorporated under the laws of the State of Washington and Luther Burbank is incorporated under the laws of the State of California. The rights of holders of Washington Federal common stock are governed by the Washington Business Corporations Act (the “WBCA”), as well as the Washington Federal articles and the Washington Federal bylaws. The rights of holders of Luther Burbank common stock are governed by the CGCL, as well as the Amended and Restated Articles of Incorporation of Luther Burbank (the “Luther Burbank articles”) and the Amended and Restated Bylaws of Luther Burbank Corporation (the “Luther Burbank bylaws”). Following the closing of the merger, shareholders of Luther Burbank will receive shares of Washington Federal common stock in exchange for their shares of Luther Burbank common stock and become shareholders of Washington Federal, and their rights as shareholders of Washington Federal will be governed by the Washington Federal articles, the Washington Federal bylaws and the WBCA.

Risk Factors (Page 25)

Before voting at the Washington Federal special meeting or the Luther Burbank special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 25. You should also read and consider the risk factors relating to the businesses of Washington Federal and ownership of Washington Federal common stock described in Part I, Item 1A of Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2022 that has been filed with the SEC, as well as any subsequent documents filed by Washington Federal with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 151. You should also read and consider risk factors relating to the businesses of Luther Burbank that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Luther Burbank’s Form 10-K for the year ended December 31, 2022 that has been filed by Luther Burbank with the SEC, as well as any subsequent documents filed by Luther Burbank with the SEC, which are incorporated into this joint proxy statement/prospectus by reference.

RISK FACTORS

An investment by Luther Burbank’s shareholders, as a result of the exchange of shares of Luther Burbank common stock for shares of Washington Federal common stock, is an investment in Washington Federal as combined with Luther Burbank and involves certain risks. Similarly, a decision on the part of Washington Federal shareholders to approve the Washington Federal share issuance proposal also involves risks for Washington Federal shareholders, who will continue to hold their shares of Washington Federal common stock after the merger. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger, the bank merger, and ownership of Washington Federal common stock are discussed below. In addition, Washington Federal and Luther Burbank have discussed certain other material risks connected with the ownership of Washington Federal common stock and with Washington Federal’s business, and with the ownership of Luther Burbank common stock and Luther Burbank’s business, respectively, under the caption “Risk Factors” appearing in their respective Annual Reports on Form 10-K most recently filed with the SEC, and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus.

Washington Federal shareholders and Luther Burbank shareholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34 and the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Washington Federal special meeting or the Luther Burbank special meeting, as applicable. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Washington Federal common stock that you, as an existing Washington Federal shareholder, currently hold or that you, as an existing Luther Burbank shareholder, will hold upon consummation of the merger, and could result in a significant decline in the value of Washington Federal common stock and cause you to lose all or part of the value of your investments in Washington Federal common stock.

Risks Related To The Merger

Because the market price of Washington Federal common stock will fluctuate, Luther Burbank shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each outstanding share of Luther Burbank common stock will, subject to the provisions of the merger agreement, be converted into 0.3353 of a share of Washington Federal common stock. This exchange ratio is fixed and will not be adjusted to reflect changes in the market prices of Washington Federal common stock or Luther Burbank common stock. Any change in the market price of Washington Federal common stock prior to completion of the merger could affect the value of the merger consideration that Luther Burbank shareholders will receive upon completion of the merger. Neither Washington Federal nor Luther Burbank is permitted to terminate the merger agreement or resolicit the vote of its shareholders solely because of changes in the market prices of either company’s common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including the market prices of Washington Federal and Luther Burbank and other banking companies, the performance of peer companies and other financial companies, regulatory considerations and tax laws, and the effects of public health crises, such as the COVID-19 pandemic, and the governmental and other responses thereto, many of which are beyond Washington Federal’s and Luther Burbank’s control. Therefore, at the time of the Washington Federal special meeting and the Luther Burbank special meeting, Washington Federal shareholders and Luther Burbank shareholders will not know the market value of the consideration that Luther Burbank shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Washington Federal common stock (NASDAQ: WAFD) and for shares of Luther Burbank common stock (NASDAQ: LBC).

The market price of Washington Federal common stock after the merger may be affected by factors different from those currently affecting the shares of Washington Federal common stock or Luther Burbank common stock.

Upon completion of the merger, Luther Burbank shareholders will become Washington Federal shareholders. Washington Federal’s business differs from that of Luther Burbank and certain adjustments may be made to the combined company’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Washington Federal common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Washington Federal and Luther Burbank. For a discussion of the businesses of Washington Federal and Luther Burbank and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 151.

Washington Federal and Luther Burbank expect to incur substantial costs related to the merger and integration.

Washington Federal and Luther Burbank have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Washington Federal or Luther Burbank regardless of whether the merger is completed. See the section entitled “The Merger Agreement — Expenses” beginning on page 120.

Washington Federal and Luther Burbank have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the merger. In addition, Washington Federal will incur integration costs following the completion of the merger as Washington Federal and Luther Burbank integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Washington Federal and Luther Burbank may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Washington Federal and Luther Burbank have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

If Washington Federal is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Washington Federal and Luther Burbank. To realize the anticipated benefits and cost savings from the merger, Washington Federal must successfully integrate Luther Burbank’s operations in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If

Washington Federal and Luther Burbank are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

Washington Federal and Luther Burbank have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Washington Federal and Luther Burbank during this transition period and for an undetermined period after completion of the merger on the combined company.

Each of Washington Federal’s shareholders and Luther Burbank’s shareholders will have less influence as a shareholder of the combined company than as a shareholder of Washington Federal or Luther Burbank individually, as applicable.

Washington Federal shareholders and Luther Burbank shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Washington Federal and Luther Burbank, respectively. Following completion of the merger, the shareholders of Luther Burbank as a group are expected to hold a maximum ownership interest of approximately 21% of Washington Federal. When the merger occurs, each Washington Federal and Luther Burbank shareholder will become a shareholder of Washington Federal with a percentage ownership of the combined company smaller than such shareholder’s percentage ownership of Washington Federal common stock or Luther Burbank common stock, respectively, prior to the completion of the merger. Because of this, Luther Burbank’s shareholders will have less influence on the management and policies of Washington Federal than they now have on the management and policies of Luther Burbank, and Washington Federal’s shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Washington Federal.

Washington Federal’s entry into California may present increased risk that may adversely impact Washington Federal’s business, prospects and financial condition.

The merger will result in Washington Federal’s initial entry into the state of California where Washington Federal has no operating experience. Although Washington Federal will retain a number of Luther Burbank’s lending and business development officers with experience in the California market, Washington Federal is new to this market area. The banking and financial services business in California is highly competitive. The entry of Washington Federal into California will present Washington Federal with different competitive conditions and Washington Federal will be required to compete for loans, deposits and customers for financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers in California. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than Luther

Burbank or Washington Federal. As a result, there can be no assurance that Washington Federal will be able to compete effectively in California, and the results of operations of Washington Federal could be materially and adversely affected if Washington Federal is unable to compete effectively.

Because the fair value of the assets held by each of Luther Burbank and Washington Federal as a result of the merger may fluctuate as a result of changes in interest rates, an adverse change prior to the closing of the merger may reduce or eliminate the anticipated benefits of the merger for Luther Burbank or Washington Federal shareholders.

Any change in the market interest rates applicable to Washington Federal or Luther Burbank prior to completion of the merger could affect the value of the assets held by either or both of Luther Burbank and Washington Federal. The magnitude of any such changes would not necessarily be equal between Luther Burbank and Washington Federal, and consequently the relative value of the assets held by each company may be altered in a way that is material to either company or the anticipated benefits of the merger. Prior to the closing of the merger and at the time of the Luther Burbank special meeting and the Washington Federal special meeting, Luther Burbank or Washington Federal shareholders, as applicable, will not necessarily know or be able to calculate how market interest rates may change, if at all, and the impact any such change would have on the value of assets held by Luther Burbank or Washington Federal, as applicable.

Upon the closing of the merger, the combined company will need to adjust the fair value of Luther Burbank’s investment and loan portfolios. The rising interest rate environment could have the effect of increasing the magnitude of the purchase accounting marks relating to such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may result in the combined company taking steps to strengthen its capital position.

Should market interest rates rise in the future, it would have a negative effect on estimates of the fair value of loans and other assets held by Luther Burbank and Washington Federal, which could be material and, in certain cases, may result in realized losses or require write-downs that could have a material effect on either company’s earnings or financial condition. The fair value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise, and the fair value of an obligation with an adjustable interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms as well as due to interest rate caps which may limit the amount of increase in such obligation’s interest rate. Interest rate changes may result from a variety of factors, including general market and economic conditions, actions of central banks or other governmental authorities, regulatory considerations and the effects of SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto (including any pandemic measures). These factors are generally beyond the control of both companies. Neither Washington Federal nor Luther Burbank is permitted to terminate the merger agreement or resolicit the vote of its shareholders solely because of changes in market interest rates.

The opinion of Washington Federal’s financial advisor received by the Washington Federal board and the opinion of Luther Burbank’s financial advisor received by the Luther Burbank board do not reflect any changes since the date of such opinions, each of which was delivered prior to the signing of the merger agreement.

Changes in the operations and prospects of Washington Federal or Luther Burbank, general market and economic conditions and other factors that may be beyond the control of Washington Federal and Luther Burbank may alter the value of Washington Federal or Luther Burbank or the market price for shares of Washington Federal common stock or Luther Burbank common stock by the time the merger is completed. Neither the opinion delivered by KBW to the Washington Federal board nor the opinion delivered by Piper Sandler to the Luther Burbank board speaks as of any date other than the date of such opinion, which was

November 13, 2022 in the case of both KBW’s opinion and Piper Sandler’s opinion. KBW’s opinion is attached as Appendix B to this joint proxy statement/prospectus and Piper Sandler’s opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of KBW’s opinion, see the section entitled “The Merger — Opinion of Washington Federal’s Financial Advisor” beginning on page 58. For a description of Piper Sandler’s opinion, see the section entitled “The Merger — Opinion of Luther Burbank’s Financial Advisor” beginning on page 77. For a description of the other factors considered by the Washington Federal board in determining to approve the merger, see the section entitled “The Merger — Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger” beginning on page 56. For a description of the other factors considered by the Luther Burbank board in determining to approve the merger, see the section entitled “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73.

The merger agreement limits Luther Burbank’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Luther Burbank.

Until the completion of the merger, with certain limited exceptions, Luther Burbank is prohibited from soliciting, initiating, knowingly encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction with any person other than Washington Federal. Although the Luther Burbank board is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would more likely than not result in a breach of its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to Luther Burbank shareholders that they vote in favor of approval of the merger agreement and the merger) would, entitle Washington Federal to terminate the merger agreement and receive the termination fee. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 118 and “The Merger Agreement — Termination Fee” beginning on page 119. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Luther Burbank from considering or proposing that acquisition even if such acquiror was willing to offer a greater merger consideration to Luther Burbank shareholders than the merger consideration that Washington Federal has offered in the merger. The payment of the termination fee could also have an adverse impact on Luther Burbank’s financial condition.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Luther Burbank identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Luther Burbank as of the closing date. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. Further, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 125. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Each of Washington Federal and Luther Burbank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Washington Federal and Luther Burbank have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Luther Burbank and Washington Federal. These uncertainties may impair Luther Burbank’s and Washington Federal’s ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with Luther Burbank and Washington Federal to seek to change existing business relationships with Luther Burbank and Washington Federal. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Washington Federal. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Washington Federal, Washington Federal’s business following the merger could be harmed. In addition, subject to certain exceptions, Washington Federal and Luther Burbank have each agreed to operate its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions that may adversely affect its ability to consummation the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Washington Federal and/or Luther Burbank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Businesses Pending the Merger” beginning on page 106 for a description of the restrictive covenants applicable to Washington Federal and Luther Burbank.

Luther Burbank’s directors and executive officers have additional interests in the merger.

In deciding how to vote on the Luther Burbank merger proposal, you should be aware that Luther Burbank’s respective directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of Luther Burbank shareholders generally. See the section entitled “The Merger — Interests of Certain Luther Burbank Officers and Directors in the Merger” beginning on page 91. The Luther Burbank board was aware of these interests related to directors and executive officers of Luther Burbank and considered them when it recommended approval of the Luther Burbank merger proposal to the Luther Burbank shareholders.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Washington Federal following the merger.

Before the merger and the bank merger may be completed, Washington Federal and Luther Burbank must obtain approvals, waivers or exemptions from the FDIC, the CDFPI and the WDFI, as applicable, and file notices with the Federal Reserve Board and the CDFPI. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These approvals could be delayed or not obtained at all, including due to an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries (which have been received, as described below), investigations or opposition, or changes in legislation or the political environment generally. The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. While Washington Federal and Luther Burbank do not believe that any such conditions or changes would be appropriate, there can be no assurance that they will not be imposed, and such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of Washington Federal following the merger, any of which might have an adverse effect on Washington Federal following the merger. Neither Washington Federal nor Luther Burbank is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any conditions, restrictions or requirements that require Washington Federal or Luther Burbank to take any action or commit to take any action that would reasonably be likely to have a “material adverse effect” (as defined in the merger agreement) on Washington

Federal (measured on a scale relative to Luther Burbank and its subsidiaries, taken as a whole). See the sections entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 99 and “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 115.

In a February 3, 2023 comment letter to the FDIC (the “CRC letter”), the California Reinvestment Coalition (the “CRC”) requested that the FDIC extend the comment period and hold public hearings on the bank merger application, and urged the FDIC to deny the bank merger application. The CRC letter was co-signed by other community groups and organizations.

Washington Federal and Luther Burbank became aware of the CRC letter in connection with a press release issued by the CRC on February 7, 2023. Neither Washington Federal nor Luther Burbank had an opportunity to discuss with the CRC the issues raised in the CRC letter before it was released and, thus, did not immediately address, respond to or provide any specific comments on the issues raised in the CRC letter. Since becoming aware of the CRC letter, Washington Federal and Luther Burbank have reached out to the CRC to establish a dialogue to understand their concerns regarding the bank merger. Both Washington Federal and Luther Burbank appreciate that the CRC and its partner organizations have a role in connection with the bank merger process, and more importantly have a voice with respect to the communities to be served and future communities that may be served by the resulting institution, if the bank merger is approved. Accordingly, Washington Federal and Luther Burbank intend to work cooperatively with the CRC and its partner organizations to review and address their concerns; however, despite the best of intentions of all parties concerned, there can be no assurance that these efforts will be successful. If Washington Federal and Luther Burbank are not able to reach a constructive solution to address the concerns raised by the CRC and its partner organizations, it is possible that conditions of approval could be imposed by the regulators on the completion of the bank merger, or the regulators could require changes to the terms of the merger or bank merger. Any such conditions or changes could delay or prevent completion of the merger or bank merger, and impose excessive costs on or limit revenues of the resulting institution. As noted above, if any of such conditions or changes could have an adverse effect on the resulting institution, both Washington Federal and Luther Burbank have the ability to terminate the merger agreement. See — “Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated of that could have an adverse effect on Washington Federal following the merger” above.

In another comment letter on the bank merger application, dated February 1, 2023 (received by Washington Federal on or about February 21, 2023), Southern Dallas Progress (“SDP”), a community development corporation, indicated that it does not support the bank merger application, and requested that the FDIC deny the application. Consistent with the approach being taken with respect to the CRC letter, Washington Federal is reaching out to SDP to establish a dialogue to understand their concerns regarding the bank merger. While Washington Federal intends to work cooperatively with SDP, as with the discussions with the CRC, there can be no assurance that these efforts will be successful.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Washington Federal common stock or Luther Burbank common stock to decline.

The consummation of the merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of Luther Burbank’s shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Washington Federal and Luther Burbank may terminate the merger agreement under certain circumstances, even if Luther Burbank’s shareholders approve the merger agreement and the merger. If Washington Federal and Luther Burbank do not complete the merger, the trading prices of Washington Federal common stock or Luther Burbank common stock on the NASDAQ may decline. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed and the Luther Burbank board seeks another merger or business combination, Luther Burbank shareholders cannot be certain that Luther Burbank will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Washington Federal has agreed to provide. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Washington Federal and Luther Burbank, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 115.

The shares of Washington Federal common stock to be received by Luther Burbank shareholders as a result of the merger will have different rights from the shares of Luther Burbank common stock.

In the merger, Luther Burbank shareholders will become Washington Federal shareholders and their rights as shareholders will be governed by Washington law and the governing documents of Washington Federal following the merger. The rights associated with Washington Federal common stock are different from the rights associated with Luther Burbank common stock. See the section entitled “Comparison of the Rights of Shareholders” beginning on page 137 for a discussion of the different rights associated with Washington Federal common stock.

Issuance of shares of Washington Federal common stock in connection with the merger may adversely affect the market price of Washington Federal common stock.

In connection with the payment of the merger consideration, Washington Federal expects to issue 17,135,074 shares of Washington Federal common stock to Luther Burbank shareholders. The issuance of these new shares of Washington Federal common stock may result in fluctuations in the market price of Washington Federal common stock, including a stock price decrease.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Washington Federal and Luther Burbank.

Shareholders of Washington Federal and/or Luther Burbank may file lawsuits against Washington Federal, Luther Burbank and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no statute, rule, regulation, judgment, decree, injunction or other order issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Washington Federal or Luther Burbank defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Washington Federal and/or Luther Burbank, including any cost associated with the indemnification of directors and officers of each company. Washington Federal and Luther Burbank may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Washington Federal and Luther Burbank and could prevent or delay the completion of the merger.

Risks Related to Washington Federal and Washington Federal’s Business

You should read and consider risk factors specific to Washington Federal’s business that will also affect the combined company after the merger. Washington Federal is, and will continue to be, subject to the risks described in Washington Federal’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Related to Luther Burbank and Luther Burbank’s Business

You should read and consider risk factors specific to Luther Burbank’s business that will also affect the combined company after the merger. Luther Burbank is, and will continue to be, subject to the risks described in Luther Burbank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended and as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151 for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Washington Federal and Luther Burbank intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals, for the merger and bank merger, on a timely basis; and (iv) other statements identified by words such as “expects,” “projects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “possible,” “potential,” “strategy,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Washington Federal’s and Luther Burbank’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Washington Federal’s and Luther Burbank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change and could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which Washington Federal, Luther Burbank or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;

•

the required regulatory approvals for the merger and bank merger and/or the approval of the merger agreement and the merger by the shareholders of Washington Federal and Luther Burbank might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under the section entitled “Risk Factors” beginning on page 25 and in Washington Federal’s and Luther Burbank’s reports filed with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/

prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Washington Federal or Luther Burbank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by applicable law, neither Washington Federal nor Luther Burbank undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

Washington Federal and Luther Burbank expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

THE WASHINGTON FEDERAL SPECIAL MEETING

The Washington Federal Special Meeting

This section contains information for Washington Federal shareholders about the Washington Federal special meeting that Washington Federal has called to allow Washington Federal shareholders to consider and vote on the Washington Federal share issuance proposal and the Washington Federal adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Washington Federal special meeting and a form of proxy card that the Washington Federal board is soliciting for use by the Washington Federal shareholders at the Washington Federal special meeting and at any adjournments or postponements of the Washington Federal special meeting.

Time, Date and Place of the Meeting

The Washington Federal special meeting will be held live via the internet on Thursday, May 4, 2023 at 9:00 a.m., Pacific Time. To attend the meeting online please visit https://www.virtualshareholdermeeting.com/WAFD2023SM.

Matters To Be Considered

The purpose of the Washington Federal special meeting are to consider and vote on the following proposals:

•	the Washington Federal share issuance proposal; and

•	the Washington Federal adjournment proposal.

No other business may be conducted at the Washington Federal special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and the Washington Federal shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Washington Federal Board

The Washington Federal board has unanimously (i) determined that the issuance of shares of Washington Federal common stock in connection with the merger is in the best interests of Washington Federal shareholders; (ii) approved the merger agreement and the transactions contemplated thereby; and (iii) recommends that the Washington Federal shareholders approve the issuance of the shares of Washington Federal common stock to Luther Burbank shareholders pursuant to the merger agreement. The Washington Federal unanimously recommends that Washington Federal shareholders vote “FOR” approval of the Washington Federal share issuance proposal. See the section entitled “The Merger — Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger” beginning on page 56.

The Washington Federal board has also unanimously recommended that Washington Federal shareholders vote “FOR” approval of the Washington Federal adjournment proposal.

Shares Outstanding and Entitled to Vote; Record Date

The Washington Federal board has fixed the close of business on March 23, 2023 as the Washington Federal record date for determining Washington Federal shareholders entitled to receive notice of and to vote at the Washington Federal special meeting. On the Washington Federal record date, there were 65,793,096 shares of Washington Federal common stock outstanding and entitled to vote, held by approximately 1,059 holders of record. Washington Federal has no other class of voting securities outstanding. Each holder of Washington Federal common stock is entitled to one vote for each share of Washington Federal common stock in such holder’s name on Washington Federal’s books as of the Washington Federal record date on any matter submitted to the vote of the Washington Federal shareholders at the Washington Federal special meeting.

Voting Your Shares of Washington Federal Common Stock

Shareholders of Record

Washington Federal shareholders of record may vote their shares of Washington Federal common stock using one of the following methods:

•	Vote through the Internet at www.proxyvote.com;

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Complete and return a written proxy card.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 3, 2023. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

You can also vote virtually at the special meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote.

Shares Held in “Street Name”

If a Washington Federal shareholder’s shares of Washington Federal common stock are held through a bank, broker or other nominee, such Washington Federal shareholder is considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded by such Washington Federal shareholder’s bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Washington Federal shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Washington Federal shareholder. Without specific instructions from the Washington Federal shareholder, which will result in a broker non-vote, the bank, broker or other nominee is not empowered to vote a Luther Burbank shareholder’s shares on non-routine matters such as the Washington Federal merger proposal or the Washington Federal adjournment proposal. Not voting these shares will not have any effect on the approval of the Washington Federal merger proposal or the Washington Federal adjournment proposal. When the vote is tabulated for the proposals, as described below, broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Washington Federal shareholder to promptly give instructions to his or her bank, broker or other nominee to vote “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

If a Washington Federal shareholder is a beneficial owner and wishes to vote at the Washington Federal special meeting, the Washington Federal must provide a proxy executed in such Washington Federal shareholder’s favor by the bank, broker or other nominee.

Proxy Revocation Procedures

Washington Federal shareholders may revoke a proxy at any time by:

•

sending written notice of revocation to the corporate secretary of Washington Federal prior to the Washington Federal special meeting, addressed to Washington Federal, Inc., Attn: Corporate Secretary, 425 Pike Street, Seattle, Washington 98101;

•	executing and delivering a proxy for the Luther Burbank special meeting bearing a later date; or

•

attending the special meeting and voting virtually. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote virtually thereby revoking a prior granted proxy.

If a Washington Federal shareholder has instructed a bank, broker or other nominee to vote such Washington Federal shareholder’s shares of Washington Federal common stock, the Washington Federal shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

Voting of Proxies

Proxies (including those given through voting by telephone or Internet) received by Washington Federal before or at the Washington Federal special meeting (and not revoked) by a holder of Washington Federal common stock will be voted in accordance with the instructions indicated thereon. Proxies that do not provide the proxy holders with direction in voting on the Washington Federal share issuance proposal or with respect to the Washington Federal adjournment proposal will be voted “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal, in accordance with the recommendation of the Washington Federal board.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Washington Federal special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Washington Federal special meeting. If your bank, broker, trustee or other nominee holds your shares of Washington Federal common stock in “street name,” such entity will vote your shares of Washington Federal common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Quorum

The presence, virtually or by proxy, of at least a majority of the total number of outstanding shares of Washington Federal common stock entitled to vote is necessary to constitute a quorum at the Washington Federal special meeting. Abstentions will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum. In the event a quorum is not present at the Washington Federal special meeting, it is expected that the Washington Federal special meeting will be adjourned or postponed.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Washington Federal share issuance proposal

Vote required: Approval of the Washington Federal share issuance proposal requires the affirmative vote, virtually or by proxy, of a majority of the votes cast at the Washington Federal special meeting. Approval of the Washington Federal share issuance proposal is a condition to the completion of the merger.

Effect of abstentions; broker non-votes and failure to vote: If you fail to submit a proxy or vote virtually at the Washington Federal special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Washington Federal share issuance proposal, it will have no effect on such proposal.

The Washington Federal adjournment proposal

Vote Required: Approval of the Washington Federal adjournment proposal requires the affirmative vote of the majority of the votes cast at the Washington Federal special meeting.

Effect of abstentions; broker non-votes and failure to vote: If you fail to submit a proxy or vote virtually at the Washington Federal meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal.

As of the Washington Federal record date, the executive officers and directors of Washington Federal, as a group, held 1,307,158 shares of Washington Federal common stock, or approximately 1.99% of the outstanding Washington Federal common stock. While the executive officers and directors of Washington Federal have not entered into voting agreements agreeing to vote their shares of Washington Federal common stock in a particular manner, it is anticipated that the executive officers and directors of Washington Federal will vote consistent with the recommendation of the Washington Federal board, which is to vote “FOR” approval of the Washington Federal share issuance proposal.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Washington Federal shareholders residing at the same address, unless such Washington Federal shareholders have notified Washington Federal of their desire to receive multiple copies of the joint proxy statement/prospectus.

Washington Federal will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Washington Federal shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Washington Federal’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at 1-800-322-2885.

Proxy Solicitation

The accompanying proxy is being solicited by the Washington Federal board. Washington Federal will bear the entire cost of solicitation of proxies from holders of its common stock. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Washington Federal, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Washington Federal will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal and accounting fees, will be borne by the party incurring such costs. In addition, Washington Federal has engaged MacKenzie Partners, Inc. to assist in distributing proxy materials and soliciting proxies and has agreed to pay a fee of $15,000, including out-of-pocket expenses, for its services to be rendered on behalf of Washington Federal.

Attending the Washington Federal Special Meeting

All holders of Washington Federal common stock, including holders of record and shareholders who hold their shares of Washington Federal common stock through banks, brokers or other nominees are invited to attend the Washington Federal special meeting. The Washington Federal special meeting may be accessed via the Washington Federal special meeting website, where Washington Federal shareholders will be able to listen to the Washington Federal special meeting, submit questions and vote online. You are entitled to attend the Washington Federal special meeting via the Washington Federal special meeting website only if you were a shareholder of record at the close of business on the Washington Federal record date or you held your Washington Federal shares beneficially in the name of a bank, broker, trustee or other nominee as of the Washington Federal record date.

You may submit questions in advance of the Washington Federal special meeting by visiting the special meeting website, entering your 16-digit control number, and using the “Questions for Management” feature. You may also submit questions during the live audio webcast of the Washington Federal special meeting by visiting the Washington Federal special meeting website and following the instructions. To ensure the Washington Federal special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Washington Federal special meeting’s limited purpose.

Technical assistance will be available for Washington Federal shareholders who experience an issue accessing the Washington Federal special meeting. Please be sure to check in 15 minutes prior to the start of the Washington Federal special meeting so that any technical difficulties may be addressed before the live audio webcast begins.

Adjournments and Postponements

Although it is not currently expected, the Washington Federal special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal or if a quorum is not present at the Washington Federal special meeting. Other than an announcement to be made at the Washington Federal special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Washington Federal special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Washington Federal special meeting as adjourned or postponed.

Other Matters to Come Before the Washington Federal Special Meeting

Washington Federal management knows of no other business to be presented at the Washington Federal special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Washington Federal board’ recommendations.

Questions and Additional Information

If a Washington Federal shareholder has questions about the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please (i) contact Investor Relations, Washington Federal, at 425 Pike Street, Seattle, Washington 98101, Attention: Investor Relations; (ii) call (206) 624-7930; or (iii) contact Washington Federal’s proxy solicitor, MacKenzie Partners, Inc., by calling toll-free at 1-800-322-2885.

WASHINGTON FEDERAL PROPOSALS

Proposal 1: The Washington Federal Share Issuance Proposal

If you are a Washington Federal shareholder, you are being asked to vote to approve the issuance of shares of Washington Federal common stock in the merger as consideration to Luther Burbank shareholders pursuant to the merger agreement. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

Pursuant to the merger agreement, Washington Federal expects to issue a total of approximately 17,135,074 shares of Washington Federal common stock in connection with the consummation of the merger. Under the NASDAQ Listing Rules, a company listed on the NASDAQ is required to obtain shareholder approval prior to the issuance of common stock or securities convertible into or exercisable for common stock, in connection with the acquisition of stock of another company if the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If the merger is completed, the number of shares of Washington Federal common stock issued will exceed 20% of the Washington Federal common stock outstanding before such issuance. In this proposal, Washington Federal is asking Washington Federal shareholders to authorize the issuance of Washington Federal common stock in connection with the merger.

After careful consideration, The Washington Federal board has determined that the share issuance pursuant to the merger agreement is in the best interests of Washington Federal and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger — Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger” beginning on page 56.

The approval of the Washington Federal share issuance proposal is a condition to the completion of the merger.

The Washington Federal board has unanimously recommended that shareholders vote “FOR” approval of the Washington Federal share issuance proposal.

Proposal 2: The Washington Federal Adjournment Proposal

The Washington Federal special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal or if a quorum is not present at the Washington Federal special meeting. Other than an announcement to be made at the Washington Federal special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Washington Federal special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Washington Federal special meeting as adjourned or postponed.

In this proposal, Washington Federal is asking Washington Federal shareholders to vote to approve to adjourn the Washington Federal special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Washington Federal special meeting to approve the Washington Federal share issuance proposal.

The Washington Federal board has unanimously recommended that shareholders vote “FOR” approval of the Washington Federal adjournment proposal.

THE LUTHER BURBANK SPECIAL MEETING

The Luther Burbank Special Meeting

This section contains information for Luther Burbank shareholders about the Luther Burbank special meeting that Luther Burbank has called to allow Luther Burbank shareholders to consider and vote on the Luther Burbank merger proposal, the Luther Burbank compensation proposal and the Luther Burbank adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Luther Burbank special meeting and a form of proxy card that the Luther Burbank board is soliciting for use by the Luther Burbank shareholders at the Luther Burbank special meeting and at any adjournments or postponements of the Luther Burbank special meeting.

Time, Date and Place of the Meeting

The Luther Burbank special meeting will be held at 9:00 a.m., Pacific Time, on Thursday, May 4, 2023 at Luther Burbank’s corporate headquarters located at 520 Third Street, 4th Floor, Santa Rosa, California 95401.

Matters to Be Considered

At the Luther Burbank special meeting, Luther Burbank shareholders will be asked to consider and vote on the following proposals:

•	the Luther Burbank merger proposal;

•	the Luther Burbank compensation proposal; and

•	the Luther Burbank adjournment proposal.

No other business may be conducted at the Luther Burbank special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Luther Burbank shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Luther Burbank Board

The Luther Burbank board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on the Luther Burbank board’s reasons for approving the merger agreement described in this joint proxy statement/prospectus, the Luther Burbank board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders and unanimously has recommended that Luther Burbank shareholders vote “FOR” approval of the Luther Burbank merger proposal. See the section entitled “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73.

The Luther Burbank board has also unanimously recommended that Luther Burbank shareholders vote “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

Shares Outstanding and Entitled to Vote; Luther Burbank Record Date

The close of business on March 23, 2023 has been fixed by Luther Burbank as the Luther Burbank record date for the determination of Luther Burbank shareholders entitled to notice of and to vote at the Luther Burbank special meeting and any adjournment or postponement of the Luther Burbank special meeting. At the close of business on the Luther Burbank record date, there were 51,103,710 shares of Luther Burbank common stock outstanding and entitled to vote, held by approximately 3,177 holders of record. Each share of Luther Burbank common stock entitles the holder to one vote at the Luther Burbank special meeting on all matters properly presented at the Luther Burbank special meeting.

Voting Your Shares of Luther Burbank Common Stock

Shareholders of Record

Luther Burbank shareholders of record may vote by mail, telephone, via the Internet or by attending the Luther Burbank special meeting and voting in person. If a Luther Burbank shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on May 3, 2023.

Shares Held in “Street Name”

If a Luther Burbank shareholder’s shares of Luther Burbank common stock are held through a bank, broker or other nominee, such Luther Burbank shareholder is considered the beneficial owner of such shares held in “street name.” In such case, this joint proxy statement/prospectus has been forwarded by such Luther Burbank shareholder’s bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Luther Burbank shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Luther Burbank shareholder. Without specific instructions from the Luther Burbank shareholder, which will result in a broker non-vote, the bank, broker or other nominee is not empowered to vote a Luther Burbank shareholder’s shares on non-routine matters such as the Luther Burbank merger proposal, the Luther Burbank compensation proposal or the Luther Burbank adjournment proposal. Not voting these shares will have the effect of voting “AGAINST” the approval of the Luther Burbank merger proposal, but will not have any effect on the Luther Burbank compensation proposal (assuming a quorum is present) or the Luther Burbank adjournment proposal. When the vote is tabulated for the proposals, as described below, broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Luther Burbank shareholder to promptly give instructions to his or her bank, broker or other nominee to vote “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal. Alternatively, if a Luther Burbank shareholder is a beneficial owner and wishes to vote in person at the Luther Burbank special meeting, the Luther Burbank shareholder must provide a proxy executed in such Luther Burbank shareholder’s favor by the bank, broker or other nominee.

Revocation of Proxies

A Luther Burbank shareholder can revoke a proxy at any time before his or her shares are voted. If the Luther Burbank shareholder is a shareholder of record, the Luther Burbank shareholder can revoke a proxy by:

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delivering to Luther Burbank prior to the Luther Burbank special meeting a written notice of revocation addressed to Luther Burbank Corporation, 520 Third Street, 4th floor, Santa Rosa, CA 95401; Attention: Corporate Secretary;

•	completing, signing and returning a new proxy card with a later date before the date of the Luther Burbank special meeting, which will automatically revoke any earlier dated proxy;

•

calling the toll-free number listed on the Luther Burbank proxy card or by accessing the Internet site listed on the Luther Burbank proxy card to change his or her vote by 11:59 p.m., Eastern Time, on May 3, 2023, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy revoked; or

•

attending the Luther Burbank special meeting and voting in person, which will automatically revoke any earlier dated proxy. However, simply attending the Luther Burbank special meeting without voting will not revoke a Luther Burbank proxy.

If a Luther Burbank shareholder has instructed a bank, broker or other nominee to vote such Luther Burbank shareholder’s shares of Luther Burbank common stock, the Luther Burbank shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

Voting of Proxies

Each executed proxy (including those given through voting by telephone or Internet) received by Luther Burbank before or at the Luther Burbank special meeting (and not revoked) by a holder of Luther Burbank common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy that is returned, such proxy will be voted “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Luther Burbank special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Luther Burbank special meeting. If your bank, broker, trustee or other nominee holds your shares of Luther Burbank common stock in “street name,” such entity will vote your shares of Luther Burbank common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Quorum

A quorum, consisting of the holders of a majority of the shares entitled to vote at the Luther Burbank special meeting, must be present in person or represented by proxy before any action may be taken at the Luther Burbank special meeting. Once a share of Luther Burbank common stock is represented at the Luther Burbank special meeting, it will be counted for the purpose of determining a quorum not only at the Luther Burbank special meeting but also at any adjournment or postponement of the Luther Burbank special meeting. In the event that a quorum is not present at the Luther Burbank special meeting, it is expected that the Luther Burbank special meeting will be adjourned or postponed.

Abstentions of Luther Burbank common stock will be treated as represented and presented for quorum purposes.

Broker non-votes of Luther Burbank common stock and the failure to vote shares of Luther Burbank common stock by failing to return a properly executed proxy and failing to appear in person at the Luther Burbank special meeting, which is referred to as a failure to vote, will not be counted as present for purposes of establishing a quorum at the Luther Burbank special meeting and will not be voted on any of the proposals at the Luther Burbank special meeting.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Merger Proposal

Vote required: Approval of the Luther Burbank merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Luther Burbank common stock entitled to vote at the Luther Burbank special meeting. Approval of the Luther Burbank merger proposal is a condition to the completion of the merger.

Effect of abstentions; broker non-votes and failure to vote: If you fail to submit a proxy or vote in person at the Luther Burbank special meeting, mark “ABSTAIN” on your proxy or if you fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the Luther Burbank merger proposal.

The Luther Burbank Compensation Proposal

Vote required: Approval of the Luther Burbank compensation proposal requires the affirmative vote of a majority of shares of Luther Burbank common stock entitled to vote represented in person or by proxy and voting at the Luther Burbank special meeting (assuming a quorum is present). Approval of the Luther Burbank compensation proposal is not a condition to the completion of the merger.

Effect of abstentions; broker non-votes and failure to vote: If you fail to submit a proxy or vote in person at the Luther Burbank special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum if present). If you mark “ABSTAIN” on your proxy with respect to the compensation proposal, it will have the same effect as a vote “AGAINST” the compensation proposal.

The Luther Burbank compensation proposal is advisory, and therefore not binding on Luther Burbank, the Luther Burbank board’s compensation committee or the Luther Burbank board. Further, the arrangements are contractual in nature and not, by their terms, subject to Luther Burbank shareholder approval. Accordingly, regardless of the outcome of the Luther Burbank compensation proposal, if the merger is completed, Luther Burbank’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Luther Burbank Adjournment Proposal

Vote required: Approval of the Luther Burbank adjournment proposal requires the affirmative vote of a majority of shares of Luther Burbank common stock entitled to vote represented in person or by proxy and voting at the Luther Burbank special meeting.

Effect of abstentions; broker non-votes and failure to vote: If you fail to submit a proxy or vote in person at the Luther Burbank special meeting, or fail to instruct your bank, broker or other nominee with respect to the Luther Burbank adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Luther Burbank adjournment proposal, it will have the same effect as a vote “AGAINST” the Luther Burbank adjournment proposal.

Shares of Luther Burbank Common Stock Subject to Shareholder Agreements

Each director and certain executive officers of Luther Burbank who own shares of Luther Burbank common stock, who collectively beneficially own in the aggregate approximately 23.19% of the outstanding shares of Luther Burbank common stock as of the Luther Burbank record date, have entered into the shareholder agreements with Washington Federal and Luther Burbank pursuant to which such shareholders have agreed to, among other things, to vote all shares of Luther Burbank common stock beneficially owned by him or her in favor of adoption and approval of the merger agreement and the merger and any other matters required to be approved for the consummation of the merger at any meeting of the shareholders of Luther Burbank, subject to certain conditions set forth therein. See the section entitled “The Merger — Shareholder Agreements” beginning on page 100.

The form of the shareholder agreement is included in this joint proxy statement/prospectus as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Luther Burbank shareholders residing at the same address, unless such Luther Burbank shareholders have notified Luther Burbank of their desire to receive multiple copies of the joint proxy statement/prospectus.

Luther Burbank will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Luther Burbank shareholder residing at an address to which only one copy of such document was mailed.

Solicitation of Proxies

Luther Burbank will pay the costs of soliciting its shareholders’ proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of the Luther Burbank board. In addition to solicitation by mail, directors, officers and employees of Luther Burbank may solicit proxies from shareholders of Luther Burbank in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Luther Burbank will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.

Attending the Luther Burbank Special Meeting

All holders of Luther Burbank common stock, including holders of record and shareholders who hold their shares of Luther Burbank common stock through banks, brokers or other nominees are invited to attend the Luther Burbank special meeting. Shareholders of record can vote in person at the Luther Burbank special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Luther Burbank special meeting. If you plan to attend the Luther Burbank special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Luther Burbank reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Luther Burbank special meeting is prohibited without Luther Burbank’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the Luther Burbank special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal or if a quorum is not present at the Luther Burbank special meeting. Other than an announcement to be made at the Luther Burbank special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Luther Burbank special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Luther Burbank special meeting as adjourned or postponed.

Other Matters to Come Before the Luther Burbank Special Meeting

Pursuant to the Luther Burbank bylaws, the only business that may be presented before the Luther Burbank special meeting are those items identified in the notice to the Luther Burbank shareholders of the Luther Burbank special meeting. No other business may be conducted at the Luther Burbank special meeting other than those items identified in the notice of the Luther Burbank special meeting.

Questions and Additional Information

If a Luther Burbank shareholder has questions about the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please (i) contact Investor Relations, Luther Burbank, at 520 Third Street, 4th floor, Santa Rosa, CA 95401, Attention: Investor Relations, (ii) e-mail investorrelations@lbsavings.com or (iii) call (844) 446-8201.

LUTHER BURBANK PROPOSALS

Proposal 1: The Luther Burbank Merger Proposal

If you are a Luther Burbank shareholder, you are being asked to vote to approve the merger agreement and the merger. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

After careful consideration, the Luther Burbank board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73.

The approval of the Luther Burbank merger proposal is a condition to the completion of the merger.

The Luther Burbank board has unanimously recommended that shareholders vote “FOR” approval of the Luther Burbank merger proposal.

Proposal 2: The Luther Burbank Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Luther Burbank is seeking a non-binding, advisory shareholder approval of the compensation that certain named executive officers of Luther Burbank may receive that is based on or otherwise relates to the merger as disclosed under “The Merger — Interests of Certain Luther Burbank Officers and Directors in the Merger — Golden Parachute Compensation.” The proposal gives Luther Burbank shareholders the opportunity to express their views on the merger-related compensation of Luther Burbank’s named executive officers.

Accordingly, Luther Burbank is asking Luther Burbank shareholders to vote “FOR” adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Luther Burbank named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger — Interests of Certain Luther Burbank Officers and Directors in the Merger — Golden Parachute Compensation” are hereby APPROVED.”

The Luther Burbank compensation proposal is advisory, and therefore not binding on Luther Burbank, the Luther Burbank board’s compensation committee or the Luther Burbank board. Further, the arrangements are contractual in nature and not, by their terms, subject to Luther Burbank shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, Luther Burbank’s named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Luther Burbank board has unanimously recommended that shareholders vote “FOR” approval of the Luther Burbank compensation proposal.

Proposal 3: The Luther Burbank Adjournment Proposal

The Luther Burbank special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Luther Burbank special meeting to approve the

Luther Burbank merger proposal or if a quorum is not present at the Luther Burbank special meeting. Other than an announcement to be made at the Luther Burbank special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Luther Burbank special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Luther Burbank special meeting as adjourned or postponed.

In this proposal, Luther Burbank is asking Luther Burbank shareholders to vote to approve to adjourn the Luther Burbank special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Luther Burbank special meeting to approve the Luther Burbank merger proposal.

The Luther Burbank board has unanimously recommended that shareholders vote “FOR” approval of the Luther Burbank adjournment proposal.

INFORMATION ABOUT THE COMPANIES

Washington Federal

425 Pike Street

Seattle, Washington 98101-2334

(800) 324-9375

WaFD Bank, a FDIC-insured Washington state chartered commercial bank dba WaFd Bank, was founded on April 24, 1917 in Ballard, Washington and is engaged primarily in providing lending, depository, insurance and other banking services to consumers, mid-sized to large businesses, and owners and developers of commercial real estate. Washington Federal, a Washington corporation, was formed as WaFd Bank’s holding company in November 1994, and is headquartered in Seattle, Washington. As of December 31, 2022, Washington Federal, on a consolidated basis, had total assets of $21.7 billion, total shareholders’ equity of $2.3 billion, and total deposits of $16.0 billion.

Shares of Washington Federal common stock are traded on the NASDAQ under the symbol “WAFD.”

For more information about Washington Federal, please visit Washington Federal’s website at www.wafdbank.com. The information provided on Washington Federal’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Washington Federal is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151.

Luther Burbank

520 Third St.

4th Floor

Santa Rosa, California 95401

(844) 446-8201

Luther Burbank is a bank holding company incorporated on May 14, 1991 under the laws of the state of California and is headquartered in Santa Rosa, California. Luther Burbank operates primarily through is wholly-owned subsidiary LB Savings, a FDIC-insured California banking corporation originally chartered in 1983 in Santa Rosa, California. Luther Burbank’s principal asset is all of the capital stock of LB Savings. LB Savings is engaged primarily in providing depository and lending services to the general public, including mortgage loans and construction loans secured by residential, multi-family, and commercial real estate and conducts its business from 10 full service branches in California, one full service branch in Washington, five loan production offices in California and one loan production office in Oregon. As of December 31, 2022, Luther Burbank, on a consolidated basis, had total assets of $8.0 billion, total shareholders’ equity of $682.5 million, and total deposits of $5.8 billion.

Shares of Luther Burbank common stock are traded on the NASDAQ under the symbol “LBC.”

For more information about Luther Burbank, please visit Luther Burbank’s website at www.lutherburbanksavings.com. The information provided on Luther Burbank’s website (other than the documents incorporated by reference herein) is not part of this joint proxy statement/prospectus and is not incorporated herein by reference. Additional information about Luther Burbank is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 151.

THE MERGER

General

The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A and incorporated by reference into this joint proxy statement/prospectus. Shareholders of both Washington Federal and Luther Burbank should carefully read the appendices in their entirety.

Structure of the Merger

Pursuant to the terms and conditions set forth in the merger agreement, Luther Burbank will be acquired by Washington Federal, in a transaction in which Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution, which is referred to as the merger. Promptly following the completion of the merger, LB Savings will be merged with and into WaFd Bank, with WaFd Bank as the surviving bank, which is referred to as the bank merger. Following consummation of the bank merger, WaFd Bank intends to continue to operate all of the branches acquired from LB Savings.

Following the consummation of the merger, the Washington Federal articles and the Washington Federal bylaws as in effect immediately prior to the merger will continue as the governing corporate documents of Washington Federal. The directors and executive officers of Washington Federal immediately prior to the merger will continue as the directors and executive officers of Washington Federal after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement, Luther Burbank and Washington Federal have agreed that two individuals, who will be recommended by Luther Burbank and be agreeable to Washington Federal (Washington Federal’s consent will not be unreasonably withheld, conditioned or delayed) will become directors of both Washington Federal and WaFd Bank upon the effectiveness of the merger. The two new directors recommended by Luther Burbank will be selected from the five current independent members of the Luther Burbank board who are eligible to serve as a member of the Washington Federal board. Washington Federal and Luther Burbank have not yet determined the two existing directors of the Luther Burbank board who will be appointed or elected to the Washington Federal board and the WaFd Bank board.

Background of the Merger

As part of Luther Burbank’s continuous efforts to strengthen its business, increase value for shareholders and deliver superior loan and deposit products and services to its customers and communities it serves, the Luther Burbank board, in consultation with Luther Burbank senior management and, from time to time, with outside advisors, regularly reviews and considers Luther Burbank’s business plans and its basic strategic options, including organic growth, potential acquisitions of other financial institutions by Luther Burbank, mergers of equals and acquisitions of Luther Burbank. These strategic discussions have been set against a backdrop of, among other things, business performance as well as prospects and developments in the financial services industry, regulatory and compliance environments, the economy generally and financial markets, and the implications of such developments for financial institutions generally and for Luther Burbank, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Luther Burbank and its shareholders of strategic combinations compared to the benefits and risks of continued operation as a standalone company, all with the goal of enhancing shareholder value. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, operational risk, credit risk, market risk and changes in technology and in delivery and marketing channels.

Ms. Lagomarsino, Luther Burbank’s President and Chief Executive Officer, and Mr. Beardall, Washington Federal’s President and Chief Executive Officer, were introduced at a conference in Carlsbad, California on March 8, 2022. During this introductory meeting, Ms. Lagomarsino and Mr. Beardall discussed, among other things, the pace of technological innovations in the banking industry and the history and culture of their respective organizations, recognizing the historical similarities. Ms. Lagomarsino and Mr. Beardall agreed to remain in contact, and to continue to get to know more about each other’s respective organizations. They did not make any definitive plans for future meetings. During the meeting on March 8, 2022, the parties did not discuss the terms of any potential strategic transaction.

During the ensuing months, and consistent with past practices, Ms. Lagomarsino participated in various conversations with executives from other financial institutions as well as financial advisors known to work with financial institutions regarding potential strategic opportunities for Luther Burbank. The perception among these parties, generally, was that Luther Burbank was not a particularly attractive strategic partner because of its relatively high-cost deposit base, liability-sensitive balance sheet and unique and limited loan and deposit product and service offerings. During this same period, Ms. Lagomarsino periodically communicated with Mr. Beardall on an informal basis regarding their respective organizations’ earnings announcements, general economic conditions, the financial services industry, and market trends. Neither Ms. Lagomarsino nor Mr. Beardall mentioned or otherwise discussed the terms or specifics of a potential strategic transaction between Luther Burbank and Washington Federal during these communications.

On September 16, 2022, in anticipation of a scheduled in-person meeting with Ms. Lagomarsino in Los Angeles, California on September 23, 2022, Mr. Beardall presented Ms. Lagomarsino with a broad outline for a potential strategic transaction between their respective institutions, which did not specifically address any proposed transaction consideration. During the September 23, 2022 meeting, Ms. Lagomarsino and Mr. Beardall discussed preliminarily a potential strategic transaction between their respective institutions. Mr. Beardall noted the strategic benefit for Washington Federal of entering into California, leveraging the Luther Burbank reputation and in-depth market knowledge to expand Washington Federal’s more diversified product offerings into California. Ms. Lagomarsino noted the strategic benefit for Luther Burbank of partnering with an institution like Washington Federal that had evolved its balance sheet and operations away from a thrift model very similar to Luther Burbank’s and into a diversified commercial bank. On a preliminary basis, the parties discussed a few specific terms of a potential transaction, after which both Ms. Lagomarsino and Mr. Beardall concluded that the meeting was sufficiently productive that it would be appropriate to invite the Luther Burbank board Chair, Mr. Trione, to join them in a follow up meeting.

On October 5, 2022, Ms. Lagomarsino and Mr. Trione met with Mr. Beardall in Seattle, Washington. At this meeting, Messrs. Trione and Beardall and Ms. Lagomarsino discussed, among other things, Mr. Beardall’s views on the banking industry’s outlook, his operating philosophy, and Washington Federal’s technology innovation initiatives. They also discussed the history of Washington Federal, and how Washington Federal was transformed from a thrift-like structure into a commercial bank. Although the participants discussed the potential benefits of a strategic transaction, as well as the potential risks, they did not discuss any terms of a potential transaction. Following this meeting, Ms. Lagomarsino and Mr. Trione determined that the discussion was sufficiently positive so as to warrant informing the Luther Burbank board of their discussion with Mr. Beardall regarding a potential strategic transaction with Washington Federal.

On October 7, 2022, the Washington Federal board held a special meeting via videoconference at which Mr. Beardall reported to the Washington Federal board on the discussions with Ms. Lagomarsino and the possibility of a strategic transaction with Luther Burbank. Mr. Beardall provided an overview of Luther Burbank and shared his observations regarding the strategic rationale for the transaction and potential benefits. Mr. Beardall also reviewed a draft non-binding term sheet to present to Luther Burbank that contained the contemplated proposed material terms of such a transaction. The potential terms included an acquisition of Luther Burbank by Washington Federal in an all-stock merger transaction in which Luther Burbank shareholders would receive shares of Washington Federal common stock as merger consideration at an undefined fixed exchange ratio to be set prior to announcement, but with an anticipated value of a 15% premium to Luther Burbank’s common stock trading price. The draft non-binding term sheet also provided that two representatives of Luther Burbank would be added to the Washington Federal board, although no specific individuals were identified for these board seats. In addition, the draft non-binding term sheet further provided that the parties would separately enter into an exclusivity agreement that would prohibit Luther Burbank or its officers, directors or representatives or advisors from soliciting proposals or entering into discussions with any other party relating to a possible acquisition of Luther Burbank so as to allow the parties sufficient time to conduct due diligence and negotiate a definitive agreement. Following these discussions, the Washington Federal board authorized Mr. Beardall to continue discussions with Luther Burbank regarding a possible strategic transaction and to take such other steps Washington Federal management deemed necessary or appropriate in furtherance of such discussions, including presenting to Luther Burbank a non-binding term sheet and exclusivity agreement on substantially the terms presented to the Washington Federal board.

On October 10, 2022, the Luther Burbank board held a special meeting via videoconference at which representatives of Holland and Knight LLP (“H&K”), Luther Burbank’s outside legal counsel, were present. At this meeting, Ms. Lagomarsino updated the Luther Burbank board on the discussions with Mr. Beardall, including the possibility that Washington Federal might be interested in pursuing a strategic transaction with Luther Burbank. Ms. Lagomarsino provided an overview of Washington Federal and shared her observations regarding the current macroeconomic and rising interest rate environment, as well as the outlook for Luther Burbank on a stand-alone basis in light of the current economic, regulatory and competitive environment. The Luther Burbank board and Ms. Lagomarsino then discussed the strategic rationale for the transaction and potential benefits, and Ms. Lagomarsino shared her perspective regarding potential cost savings and anticipated impact on employees. Representatives from H&K also discussed the directors’ fiduciary duties in connection with considering whether to pursue a potential strategic transaction with Washington Federal. Following these discussions, the Luther Burbank board authorized Ms. Lagomarsino to continue discussions with Washington Federal regarding a possible strategic transaction.

On October 10, 2022, Luther Burbank and Washington Federal entered into a mutual non-disclosure agreement in order to facilitate the mutual exchange of certain business and financial information by each party. Promptly after entering into the mutual non-disclosure agreement, each party made available to representatives of the other party its respective due diligence materials in an electronic data room.

On October 13, 2022, Washington Federal submitted to Luther Burbank a draft non-binding term sheet. The potential terms included an acquisition of Luther Burbank by Washington Federal in an all-stock merger transaction in which Luther Burbank shareholders would receive shares of Washington Federal common stock as merger consideration at an undefined fixed exchange ratio to be set prior to announcement, but with an anticipated value of a 15% premium to Luther Burbank’s common stock trading price. The draft non-binding term sheet also provided that two representatives of Luther Burbank would be added to the Washington Federal board, although no specific individuals were identified for these board seats. In addition, the draft non-binding term sheet further provided that the parties would separately enter into an exclusivity agreement that would prohibit Luther Burbank or its officers, directors or representatives or advisors from soliciting proposals or entering into discussions with any other party relating to a possible acquisition of Luther Burbank so as to allow the parties sufficient time to conduct due diligence and negotiate a definitive agreement.

Between October 13, 2022 and October 18, 2022, Ms. Lagomarsino and Mr. Beardall continued to engage in discussions about terms of a potential transaction between Washington Federal and Luther Burbank, including but not limited to valuation terms and Luther Burbank’s request that the exclusivity agreement be mutual.

On October 18, 2022, the Luther Burbank board held a special meeting via videoconference and received an update from Luther Burbank’s management on the status of discussions with Washington Federal regarding the potential strategic transaction, including an update on term sheet negotiations and due diligence matters. The Luther Burbank board discussed the proposed merger consideration and approach to determining the exchange ratio. The Luther Burbank board also discussed the strategic and financial rationale for the proposed transaction, the complementary nature of the parties’ businesses, cultures and values, Washington Federal’s historical performance, the lack of overlap of the two financial institutions’ geographic footprints, and Washington Federal’s evolution from a traditional liability-sensitive thrift business model to a more diversified asset-sensitive commercial bank. Luther Burbank’s management reviewed with the Luther Burbank board, among other things, Luther Burbank’s updated standalone financial projections, including the various underlying assumptions and forecast results, market and industry trends, the current rising interest rate environment and Luther Burbank’s growth prospects as a standalone company. At this meeting, representatives of H&K discussed with the Luther Burbank board their fiduciary duties under applicable law in connection with its evaluation of a potential strategic transaction with Washington Federal.

At the October 18, 2022 meeting, the Luther Burbank board approved Piper Sandler’s engagement as the board’s financial advisor in connection with the proposed strategic transaction with Washington Federal. At the meeting, representatives from Piper Sandler provided an overview of the macroeconomic environment, current industry trends, the banking market, bank mergers and acquisitions, a historical and financial overview of Washington Federal and the absence of alternative potential strategic partners at that time. Representatives of Piper Sandler also provided an analysis of Luther Burbank and Washington Federal, each on a stand-alone basis and on a consolidated basis, assuming a strategic transaction was consummated. Piper Sandler also provided an analysis of the financial terms of Washington Federal’s proposal. At the conclusion of the meeting, the Luther Burbank board approved the execution of a 45-day mutual exclusivity agreement which would prohibit both Luther Burbank and Washington Federal and their respective officers, directors, representatives and advisors from soliciting proposals or entering into discussions with any other party relating to a possible acquisition of such party so as to allow the parties sufficient time to complete due diligence and negotiate a definitive agreement.

Commencing immediately after the parties entered into the mutual exclusivity agreement and extending through mid-November 2022, representatives of Luther Burbank and Washington Federal held numerous virtual, telephonic and in-person meetings focused on diligence topics covering a number of operational and functional areas. In addition to participating in due diligence sessions and having in-person meetings with members of the other party’s senior management, throughout October and November 2022, Ms. Lagomarsino and Mr. Beardall continued to engage in discussions about potential valuation terms and the other potential terms of the proposed transaction.

On October 31, 2022, representatives of Luther Burbank sent an initial draft of the merger agreement to representatives of Washington Federal. Thereafter, until the execution of the merger agreement on November 13, 2022, the parties and their respective legal advisors exchanged drafts of, and engaged in discussion and negotiations concerning the terms of, the merger agreement and a shareholder agreement that Washington Federal was requesting from Luther Burbank directors and certain executive officers. During this time, Washington Federal and Luther Burbank continued to conduct due diligence in parallel with the negotiation of the transaction documentation.

On November 2, 2022, the Washington Federal board held a special meeting via videoconference. Washington Federal’s management updated the Washington Federal board on the status of the negotiations.

On November 2, 2022, the Luther Burbank board held a special meeting via videoconference. Luther Burbank’s management, and representatives of H&K and Piper Sandler were also in attendance at this meeting. Representatives of H&K and Luther Burbank’s management updated the Luther Burbank board on the status of the merger agreement and related documents as well as due diligence and reverse due diligence. Luther Burbank’s management reviewed with the Luther Burbank board, among other things, Luther Burbank’s updated standalone financial projections, including the various underlying assumptions and forecast results, market and industry trends, the current rising interest rate environment and Luther Burbank’s growth prospects as a standalone company.

Representatives of Piper Sandler reviewed the macroeconomic environment, industry trends, the banking market, various comparative data and analyst commentary with respect to Luther Burbank and Washington Federal. Representatives of Piper Sandler also presented an updated analysis regarding the updated proposed merger consideration, which reflected an exchange ratio proposed by Washington Federal of 0.3353 shares of Washington Federal common stock for each share of Luther Burbank common stock. This proposed exchange ratio represented a 5% premium over the price of Luther Burbank’s common stock at the time, a decrease in the premium originally proposed by Washington Federal due primarily to Luther Burbank’s reduced earnings outlook in the prevailing interest rate environment.

On November 7, 2022, representatives of Luther Burbank’s management, Washington Federal’s management, H&K and Washington Federal’s outside legal counsel, Davis Wright Tremaine LLP (“DWT”), held a telephonic meeting to discuss the terms of the merger agreement.

On November 8, 2022, the Luther Burbank board held a special meeting via videoconference. Luther Burbank’s management, H&K and Piper Sandler were also in attendance at this meeting. Representatives of H&K and Luther Burbank’s management updated the Luther Burbank board on the status of discussions with Washington Federal, the status of the definitive documentation, due diligence and reverse due diligence matters. Luther Burbank’s management also provided an updated analysis regarding Luther Burbank’s prospects as a standalone company. During the meeting, Piper Sandler led the Luther Burbank board and Luther Burbank’s management in a discussion regarding the proposed exchange ratio, which remained at 0.3353, and certain financial characteristics of the proposed transaction.

On November 8, 2022, the Washington Federal board also held a special meeting via videoconference. Washington Federal’s management, DWT and Washington Federal’s financial advisor, KBW, were also in attendance at this meeting. Washington Federal’s management and representatives of DWT updated the Washington Federal board on the status of discussions with Luther Burbank, the status of the definitive documentation, including a review of the transaction structure and merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefit matters, closing conditions, and termination provisions, including the circumstances in which Washington Federal would be entitled to receive a termination fee from Luther Burbank, and due diligence matters. During the meeting, KBW reviewed, and engaged in a discussion with the Washington Federal board and Washington Federal’s management regarding, certain financial characteristics of the proposed transaction, including the proposed exchange ratio, which remained at 0.3353.

Over the next several days the parties proceeded to finalize negotiation of the merger agreement and the other related transaction documentation with the assistance of their respective legal advisors and to conclude due diligence activities.

On November 11, 2022, representatives from Washington Federal’s and Luther Burbank’s management and from H&K and DWT held a meeting via videoconference to discuss the merger agreement and related documents, as well as outstanding due diligence matters.

On November 13, 2022, the Luther Burbank board held a special meeting via videoconference to further review and discuss the financial and legal terms of the proposed transaction with Washington Federal. Luther Burbank’s management were present, and representatives of H&K and Piper Sandler were also in attendance at this meeting to discuss the legal, regulatory and financial implications of the proposed transaction. At the meeting, representatives of H&K presented a summary of the legal terms of the merger agreement, including a review of the transaction structure and merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefit matters, closing conditions, and termination provisions, including the potential liability for termination fees. Representatives of H&K also discussed the directors’ fiduciary duties in connection with the Luther Burbank board’s evaluation of the proposed transaction and presented a final update regarding H&K and Luther

Burbank’s findings from the reverse due diligence process. Ms. Lagomarsino provided an update on the results of the negotiations since the prior board meeting. Representatives of Piper Sandler reviewed with the Luther Burbank board Piper Sandler’s further updated financial analysis of the proposed transaction. The Luther Burbank board discussed various aspects of the financial analysis. Thereafter, Piper Sandler rendered to the Luther Burbank board Piper Sandler’s oral opinion, which was subsequently confirmed in writing, to the effect that, as of November 13, 2022, and based on and subject to the factors and various assumptions made, procedures followed, matters considered, and limitations and qualifications on the review undertaken as described in such opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to Luther Burbank shareholders. For more information, see the section entitled “The Merger — Opinion of Luther Burbank’s Financial Advisor” beginning on page 77 and Appendix C. At the conclusion of the meeting, after careful review and discussion by the Luther Burbank board, including consideration of the factors described below under “The Merger — Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger” beginning on page 73, the Luther Burbank board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, are advisable and in the best interests of Luther Burbank and its shareholders and unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.

On November 13, 2022, the Washington Federal board also held a special meeting via videoconference for the purposes of considering the merger agreement. At that meeting, the Washington Federal board thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. Washington Federal’s management and representatives of DWT provided an update to the Washington Federal board on the results of the negotiations since the prior board meeting, and representatives of DWT reviewed with the Washington Federal board the legal terms of the merger agreement, including a review of the transaction structure and merger consideration, the parties’ respective representations and warranties and covenants, the composition of the board of directors of the combined company, employee benefit matters, closing conditions, and termination provisions, including the circumstances in which Washington Federal would be entitled to receive a termination fee from Luther Burbank. KBW reviewed with the Washington Federal board the financial aspects of the proposed merger and rendered an opinion to the Washington Federal board to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Washington Federal. After deliberation, the Washington Federal board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Washington Federal management to execute the merger agreement.

Following the meetings of the Luther Burbank board and the Washington Federal board on November 13, 2022, Luther Burbank and Washington Federal executed the merger agreement. The parties announced the transaction the evening of November 13, 2022, in a press release jointly issued by Washington Federal and Luther Burbank.

Recommendation of the Washington Federal Board and Reasons of Washington Federal for the Merger

After careful consideration, at a meeting held on November 13, 2022, the Washington Federal board unanimously determined that the merger agreement, including the merger and the other transactions, including the issuance of additional shares of Washington Federal common stock, contemplated thereby, is in the best interests of Washington Federal and its shareholders. Accordingly, the Washington Federal board unanimously approved the merger agreement and the share issuance and recommends that Washington Federal’s shareholders vote “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that Washington Federal’s shareholders vote “FOR” approval of the Washington Federal share issuance proposal, the Washington Federal board evaluated the merger agreement, the merger and the other transactions, including the issuance of additional shares of Washington Federal common stock, contemplated by the merger agreement in consultation with Washington Federal management, as well as Washington Federal’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

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its belief that the merger will result in a stronger commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver enhanced value to Washington Federal’s shareholders;

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its understanding of Luther Burbank’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account publicly available information and information furnished by Luther Burbank;

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its belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of Luther Burbank and Washington Federal possess complementary skills and expertise, which it believes should facilitate integration and implementation of the transaction;

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the anticipated pro forma financial impact of the merger on Washington Federal, including potential synergies, and the expected impact on financial metrics such as earnings and regulatory capital levels;

•	the benefits to Washington Federal and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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the opportunity for Washington Federal to enter the California market in a meaningful way and expand and strengthen its presence in the West without generating substantial amounts of goodwill that would dilute shareholders;

•	the shareholder agreements, as more fully described below under “The Merger – Shareholder Agreements” beginning on page 100;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Washington Federal, including its borrowers, customers, depositors, employees, suppliers and communities;

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the opinion, dated November 13, 2022, of KBW to the Washington Federal board as to the fairness, from a financial point of view and as of the date of the opinion, to Washington Federal of the exchange ratio in the merger, as more fully described below under the section entitled “The Merger – Opinion of Washington Federal’s Financial Advisor” beginning on page 58; and

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Washington Federal’s review with Washington Federal’s outside legal advisor, DWT, of the material terms of the merger agreement, including the transaction structure, the amount and type of consideration to be paid, the terms related to a change in the Luther Burbank board’s recommendation to its shareholders, and the terms related to termination of the merger agreement, including the circumstances in which Washington Federal would be entitled to receive a termination fee from Luther Burbank, and regulatory approvals for the transaction.

The Washington Federal board also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of Washington Federal’s business and towards the completion of the merger;

•	the potential risks associated with achieving anticipated cost savings and successfully integrating Luther Burbank’s business, operations and workforce with those of Washington Federal;

•	the merger-related costs;

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the fact that, while Washington Federal expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals of the merger and the bank merger, the Washington Federal shareholder approval of the share issuance or the Luther Burbank shareholder approval of the merger agreement and the merger might not be obtained and, as a result, the merger may not be consummated;

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the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or challenges arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where Washington Federal and Luther Burbank operate their respective businesses;

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the possibility that the fair value of the assets held by each of Luther Burbank and Washington Federal as a result of the merger may be affected negatively in the event of adverse changes in interest rates, which would reduce or eliminate the anticipated benefits of the merger for Washington Federal shareholders;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger; and

•	the other risks described under the sections entitled “Risk Factors” beginning on page 25 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

The foregoing discussion of the information and factors considered by the Washington Federal board is not intended to be exhaustive, but includes the material factors considered by the Washington Federal board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Washington Federal board did not quantify or assign any relative weights to the specific factors it considered, and individual directors may have given different weights to different factors. The Washington Federal board considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination.

The Washington Federal board unanimously approved the merger agreement and recommends that Washington Federal’s shareholders vote “FOR” approval of the Washington Federal share issuance proposal and “FOR” approval of the Washington Federal adjournment proposal.

This summary of the reasoning of the Washington Federal board and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

Opinion of Washington Federal’s Financial Advisor

Washington Federal engaged KBW to render financial advisory and investment banking services to Washington Federal, including an opinion to the Washington Federal board as to the fairness, from a financial point of view, to Washington Federal of the exchange ratio in the proposed merger. Washington Federal selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Washington Federal board held on November 13, 2022 at which the Washington Federal board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Washington Federal. The Washington Federal board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Washington Federal board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Washington Federal. It did not address the underlying business decision of Washington Federal to engage in the merger or enter into the merger agreement or constitute a recommendation to the Washington Federal board in connection with the merger, and it does not constitute a recommendation to any holder of Washington Federal common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Washington Federal and Luther Burbank and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated November 11, 2022 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of Washington Federal;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of Washington Federal;

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certain unaudited financial results for the fiscal year and the fiscal quarter ended September 30, 2022 of Washington Federal (contained in the Current Report on Form 8-K filed by Washington Federal with the SEC on October 14, 2022);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Luther Burbank;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 of Luther Burbank;

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certain regulatory filings of Washington Federal and Luther Burbank and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2021 as well as the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022;

•	certain other interim reports and other communications of Washington Federal and Luther Burbank to their respective shareholders; and

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other financial information concerning the respective businesses and operations of Washington Federal and Luther Burbank furnished to KBW by Washington Federal and Luther Burbank or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Washington Federal and Luther Burbank;

•	the assets and liabilities of Washington Federal and Luther Burbank;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of certain financial and stock market information of Washington Federal and Luther Burbank with similar information for certain other companies, the securities of which were publicly traded;

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publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), as well as assumed long-term growth rates for Luther Burbank provided to KBW by Washington Federal management, all of which information was discussed with KBW by Washington Federal management and used and relied upon by KBW at the direction of such management and with the consent of the Washington Federal board;

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publicly available consensus “street estimates” of Washington Federal, as well as assumed long-term growth rates for Washington Federal provided to KBW by Washington Federal management, all of which information was discussed with KBW by Washington Federal management and used and relied upon by KBW at the direction of such management and with the consent of the Washington Federal board; and

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estimates regarding certain pro forma financial effects of the merger on Washington Federal (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Washington Federal management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Washington Federal board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of Washington Federal and Luther Burbank regarding the past and current business operations, regulatory relations, financial condition and future prospects of Washington Federal and Luther Burbank and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon Washington Federal management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), the publicly available consensus “street estimates” of Washington Federal, the assumed long-term growth rates for Luther Burbank and Washington Federal, and the estimates regarding certain pro forma financial effects of the merger on Washington Federal (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information (as so adjusted in the case of the publicly available consensus “street estimates” of Luther Burbank) was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” of Washington Federal referred to above that such estimates were consistent with, the best currently available estimates and judgments of Washington Federal management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. The publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), as well as the assumed long-term growth rates for Luther Burbank provided to KBW by Washington Federal management, all of which KBW was directed by such management to use, reflected differences from the forecasts and projections that were prepared by Luther Burbank and provided to Washington Federal. Accordingly, with the consent of Washington Federal, in rendering its opinion, KBW’s reliance upon Washington Federal management as to the reasonableness and achievability of such publicly available consensus “street estimates” of Luther Burbank (as so adjusted) and such assumed long-term growth rates for Luther Burbank included reliance upon the judgments, estimates and assessments of Washington Federal management with respect to such differences.

It is understood that the portion of the foregoing financial information of Washington Federal and Luther Burbank that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Luther Burbank and Washington Federal, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions, and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of Washington Federal and with the consent of the Washington Federal board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on Washington Federal and Luther Burbank. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Washington Federal or Luther Burbank since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Washington Federal’s consent, that the aggregate allowances for loan and lease losses for each of Washington Federal and Luther Burbank are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Washington Federal or Luther Burbank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Washington Federal or Luther Burbank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

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the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ, in any respect material to its analyses, from the draft of the merger agreement reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of Luther Burbank common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Washington Federal, Luther Burbank or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act and the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Washington Federal that Washington Federal relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Washington Federal, Luther Burbank, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to Washington Federal. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any related transaction to Washington Federal, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Washington Federal to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Washington Federal or the Washington Federal board;

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the fairness of the amount or nature of any compensation to any of Washington Federal’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Washington Federal common stock or relative to the exchange ratio;

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the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Washington Federal, Luther Burbank or any other party to any transaction contemplated by the merger agreement;

•	the actual value of Washington Federal common stock to be issued in connection with the merger;

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the prices, trading range or volume at which Washington Federal common stock or Luther Burbank common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Washington Federal common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

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any legal, regulatory, accounting, tax or similar matters relating to Washington Federal, Luther Burbank, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Washington Federal and Luther Burbank. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Washington Federal board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Washington Federal board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Washington Federal and Luther Burbank and the decision of Washington Federal to enter into the merger agreement was solely that of the Washington Federal board.

The following is a summary of the material financial analyses presented by KBW to the Washington Federal board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Washington Federal board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $12.53 per outstanding share of Luther Burbank common stock, or approximately $640.8 million in the aggregate, based on the 0.3353x exchange ratio in the proposed merger and the closing price of Washington Federal common stock on November 9, 2022. In addition to the financial analyses described below, KBW reviewed with the Washington Federal board for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the proposed merger of $12.53 per outstanding share of Luther Burbank common stock) of 14.5x Luther Burbank’s estimated 2023 earnings per share (“EPS”) assuming a September 30 fiscal year end using publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management).

Washington Federal Selected Companies Analysis (Group A). Using publicly available information, KBW compared the financial performance, financial condition and market performance of Washington Federal to seven selected major exchange-traded banks that were headquartered in the Western Region (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington and Wyoming ) with total assets between $15 billion and $35 billion. Merger targets and ethnic-focused banks were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets):

First Interstate BancSystem, Inc. Glacier Bancorp, Inc. First Hawaiian, Inc. Bank of Hawaii Corporation Pacific Premier Bancorp, Inc. Banner Corporation CVB Financial Corp.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter (“MRQ”) or the latest 12 months (“LTM”) available (which, in all cases, were the periods ended September 30, 2022) or as of the end of such periods and market price information as of November 9, 2022. KBW also used fiscal year 2022 and 2023 EPS estimates taken from consensus “street” estimates for Washington Federal (which has a fiscal year end of September 30) and the selected companies (which have fiscal year ends of December 31). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in Washington Federal’s historical financial statements, or the data presented under the section entitled “Opinion of Luther Burbank’s Financial Advisor” beginning on page 77, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Washington Federal and the selected companies:

		Selected Companies (Group A)
	Washington Federal	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.52%	1.16%	1.23%	1.28%	1.41%
MRQ Core Return on Average Tangible Common Equity(1)	18.90%	17.77%	21.10%	19.89%	21.80%
MRQ Net Interest Margin	3.64%	3.14%	3.46%	3.36%	3.66%
MRQ Fee Income / Revenue Ratio(2)	10.0%	9.9%	12.9%	14.1%	18.5%
MRQ Net Interest Expense / Average Assets	1.84%	2.04%	1.86%	1.88%	1.82%
MRQ Efficiency Ratio	48.2%	55.3%	52.3%	51.0%	50.3%

(1)

Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	Excluded gain / (loss) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Washington Federal and the selected companies:

		Selected Companies (Group A)
	Washington Federal	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.14%	5.47%	6.41%	6.34%	6.89%
Total Capital Ratio	12.94%	13.37%	13.85%	13.79%	14.09%
Loans Held for Investment / Deposits	101.6%	68.5%	67.9%	68.3%	63.5%
Loan Loss Reserve / Loans	1.06%	1.09%	1.20%	1.17%	1.26%
Nonperforming Assets / Loans + OREO(1)	0.35%	0.44%	0.41%	0.40%	0.22%
MRQ Net Charge-offs / Average Loans	(0.01)%	0.08%	0.03%	0.06%	0.01%

(1)	Included performing renegotiated loans (troubled debt restructurings).

In addition, KBW’s analysis showed the following concerning the market performance of Washington Federal and the selected companies:

			Selected Companies (Group A)
	Washington Federal		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	5.8%		(12.0)%		(3.2)%		1.1%		9.3%
Year-To-Date Stock Price Change	11.9%		(8.3)%		0.2%		4.2%		12.7%
Price / Tangible Book Value per Share	1.47	x	2.48	x	2.69	x	2.80	x	3.22	x
Price / LTM EPS Estimate	11.0	x	13.1	x	13.7	x	16.7	x	20.6	x
Price / 2022 EPS Estimate	11.0	x	12.4	x	13.5	x	15.5	x	18.7	x
Price / 2023 EPS Estimate	8.7	x	10.9	x	11.7	x	12.8	x	13.7	x
Dividend Yield	2.6%		2.7%		3.7%		3.3%		3.9%
LTM Dividend Payout Ratio	28.0%		45.7%		50.6%		53.3%		55.9%

No company used as a comparison in the above selected companies analysis is identical to Washington Federal. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Washington Federal Selected Companies Analysis (Group B). Using publicly available information, KBW compared the financial performance, financial condition and market performance of Washington Federal to eight selected major exchange-traded U.S. banks with total assets between $16 billion and $40 billion and Single Family Loans / Total Loans as of the end of the most recent completed fiscal quarter available greater than 30%. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets):

Associated Banc-Corp Prosperity Bancshares, Inc. BankUnited, Inc. Fulton Financial Corporation First Hawaiian, Inc. Bank of Hawaii Corporation Axos Financial, Inc. Hilltop Holdings Inc.

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available (which, in all cases, were the periods ended September 30, 2022) or as of the end of such periods and market price information as of November 9, 2022. KBW also used fiscal year 2022 and 2023 EPS estimates taken from consensus “street” estimates for Washington Federal (which has a fiscal year end of September 30) and the selected companies (which have fiscal year ends of December 31). Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data presented in the tables below may not correspond to the data presented in Washington Federal’s historical financial statements, or the data presented under the section entitled “Opinion of Luther Burbank’s Financial Advisor” beginning on page 77, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Washington Federal and the selected companies:

		Selected Companies (Group B)
	Washington Federal	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.52%	1.00%	1.08%	1.15%	1.24%
MRQ Core Return on Average Tangible Common Equity(1)	18.90%	14.17%	16.62%	16.50%	19.86%
MRQ Net Interest Margin	3.64%	2.89%	3.12%	3.19%	3.29%
MRQ Fee Income / Revenue Ratio(2)	10.0%	12.8%	20.7%	22.7%	22.1%
MRQ Net Interest Expense / Average Assets	1.84%	2.27%	1.96%	2.52%	1.74%
MRQ Efficiency Ratio	48.2%	57.9%	55.9%	56.8%	51.1%

(1)

Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	Excluded gain / (loss) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Washington Federal and the selected companies:

		Selected Companies (Group B)
	Washington Federal	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.14%	6.20%	6.88%	7.36%	8.74%
Total Capital Ratio	12.94%	12.92%	13.36%	14.24%	14.39%
Loans Held for Investment / Deposits	101.6%	92.9%	79.4%	79.5%	63.6%
Loan Loss Reserve / Loans	1.06%	1.02%	1.07%	1.09%	1.16%
Nonperforming Assets / Loans + OREO(1)	0.35%	0.88%	0.52%	0.69%	0.37%
MRQ Net Charge-offs / Average Loans	(0.01)%	0.06%	0.04%	0.05%	0.03%

(1)	Included performing renegotiated loans (troubled debt restructurings).

In addition, KBW’s analysis showed the following concerning the market performance of Washington Federal and the selected companies:

			Selected Companies (Group B)
	Washington Federal		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	5.8%		(21.0)%		(12.0)%		(12.3)%		(3.4)%
Year-To-Date Stock Price Change	11.9%		(18.2)%		(8.3)%		(8.6)%		2.1%
Price / Tangible Book Value per Share	1.47	x	1.33	x	1.66	x	1.80	x	2.17	x
Price / LTM EPS Estimate	11.0	x	11.0	x	12.3	x	11.9	x	13.5	x
Price / 2022 EPS Estimate	11.0	x	10.4	x	11.6	x	12.2	x	12.9	x
Price / 2023 EPS Estimate	8.7	x	9.2	x	10.4	x	11.4	x	12.4	x
Dividend Yield	2.6%		2.7%		3.1%		2.8%		3.5%
LTM Dividend Payout Ratio	28.0%		27.2%		37.3%		34.4%		44.7%

No company used as a comparison in the above selected companies analysis is identical to Washington Federal. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Luther Burbank Selected Companies Analysis (Group A). Using publicly available information, KBW compared the financial performance, financial condition and market performance of Luther Burbank to nine selected major exchange-traded banks that were headquartered in the Western Region with total assets between $5 billion and $10 billion. Merger targets and ethnic-focused banks were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets):

TriCo Bancshares

Banc of California, Inc.

HomeStreet, Inc.

National Bank Holdings Corporation

Central Pacific Financial Corp.

Heritage Financial Corporation

Westamerica Bancorporation

LendingClub Corporation

Heritage Commerce Corp

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available (which, in all cases, were the periods ended September 30, 2022) or as of the end of such periods and market price information as of November 9, 2022. KBW also used calendar year 2022 and 2023 earnings per share estimates taken from consensus “street” estimates for Luther Burbank and the selected companies and also consensus “street” estimates for Luther Burbank as adjusted by Washington Federal management. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also not then publicly available for one of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Luther Burbank’s historical financial statements, or the data presented under the section entitled “Opinion of Luther Burbank’s Financial Advisor” beginning on page 77, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Luther Burbank and the selected companies:

		Selected Companies (Group A)
	Luther Burbank	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.12%	1.11%	1.17%	1.41%	1.53%
MRQ Core Return on Average Tangible Common Equity(1)	12.60%	12.20%	15.32%	15.93%	18.93%
MRQ Net Interest Margin	2.42%	3.44%	3.58%	4.09%	4.01%
MRQ Fee Income / Revenue Ratio(2)	1.6%	11.2%	14.3%	17.7%	15.3%
MRQ Net Interest Expense / Average Assets	0.80%	2.27%	2.15%	3.13%	2.08%
MRQ Efficiency Ratio	33.3%	60.7%	57.0%	54.1%	47.8%

(1)

Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	Excluded gain / (loss) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Luther Burbank and the selected companies:

		Selected Companies (Group A)
	Luther Burbank	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.50%	5.98%	7.59%	8.11%	8.97%
Total Capital Ratio	19.20%	13.78%	14.00%	14.45%	14.38%
Loans Held for Investment / Deposits	118.3%	95.8%	82.7%	77.0%	68.7%
Loan Loss Reserve / Loans	0.53%	1.14%	1.26%	1.83%	1.61%
Nonperforming Assets / Loans + OREO(1)	0.07%	0.51%	0.40%	0.35%	0.16%
MRQ Net Charge-offs / Average Loans	0.00%	0.12%	0.01%	0.27%	(0.00)%

(1)	Included performing renegotiated loans (troubled debt restructurings).

In addition, KBW’s analysis showed the following concerning the market performance of Luther Burbank and the selected companies:

			Selected Companies (Group A)
	Luther Burbank		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	(18.9)%		(30.6)%		5.9%		(11.9)%		14.3%
Year-To-Date Stock Price Change	(14.3)%		(29.7)%		6.3%		(6.8)%		15.8%
Price / Tangible Book Value per Share	0.91	x	1.17	x	1.95	x	1.93	x	2.20	x
Price / LTM EPS Estimate	6.9	x	7.2	x	14.1	x	11.8	x	15.3	x
Price / 2022 EPS Estimate	7.3	x	7.8	x	12.7	x	11.0	x	14.3	x
Price / 2023 EPS Estimate	10.6x/15.1	x(1)	8.2	x	9.8	x	9.8	x	11.6	x
Dividend Yield	4.0%		2.1%		2.5%		2.8%		3.8%
LTM Dividend Payout Ratio	27.4%		28.7%		36.3%		31.2%		37.8%

(1)	First multiple based on consensus “street” estimate for Luther Burbank and second multiple based on consensus “street” estimate for Luther Burbank as adjusted by Washington Federal management.

No company used as a comparison in the above selected companies analysis is identical to Luther Burbank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Luther Burbank Selected Companies Analysis (Group B). Using publicly available information, KBW compared the financial performance, financial condition and market performance of Luther Burbank to 14 selected major exchange-traded U.S. banks, savings banks and thrifts with total assets between $3 billion and $25 billion and Multifamily Loans / Total Loans as of the end of the most recent completed fiscal quarter available greater than 25%. Merger targets were excluded from the selected companies.

The selected companies were as follows (shown by column in descending order of total assets):

Pacific Premier Bancorp, Inc. Dime Community Bancshares, Inc First Foundation Inc. Merchants Bancorp ConnectOne Bancorp, Inc. HomeStreet, Inc. Flushing Financial Corporation

Kearny Financial Corp.

The Bancorp, Inc.

Peapack-Gladstone Financial Corporation

Northfield Bancorp, Inc.

The First of Long Island Corporation

Bridgewater Bancshares, Inc.

Hingham Institution for Savings

To perform this analysis, KBW used profitability and other financial information for the most recent completed fiscal quarter or the latest 12 months available (which, in all cases, were the periods ended September 30, 2022) or as of the end of such periods and market price information as of November 9, 2022. KBW also used fiscal year 2022 and 2023 earnings per share estimates taken from consensus “street” estimates for Luther Burbank and the selected companies (which have fiscal year ends of December 31 in all cases (including Luther Burbank) except for Kearny Financial Corp.) to the extent publicly available (consensus “street” estimates were not publicly available for one of the selected companies) and also consensus “street” estimates for Luther Burbank as adjusted by Washington Federal management. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for three of the selected companies). Certain financial data presented in the tables below may not correspond to the data presented in Luther Burbank’s historical financial statements, or the data presented under the section entitled “Opinion of Luther Burbank’s Financial Advisor” beginning on page 77, as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Luther Burbank and the selected companies:

		Selected Companies (Group B)
	Luther Burbank	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.12%	1.11%	1.27%	1.29%	1.44%
MRQ Core Return on Average Tangible Common Equity(1)	12.60%	13.01%	14.77%	15.51%	17.72%
MRQ Net Interest Margin	2.42%	2.99%	3.08%	3.19%	3.49%
MRQ Fee Income / Revenue Ratio(2)	1.6%	5.7%	10.5%	12.1%	12.8%
MRQ Net Interest Expense / Average Assets	0.80%	2.00%	1.61%	1.67%	1.43%
MRQ Efficiency Ratio	33.3%	53.1%	49.3%	47.0%	39.6%

(1)

Core net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items.

(2)	Excluded gain / (loss) on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Luther Burbank and the selected companies:

		Selected Companies (Group B)
	Luther Burbank	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.50%	7.51%	8.06%	8.16%	8.60%
Total Capital Ratio	19.20%	12.32%	13.78%	13.44%	14.57%
Loans Held for Investment / Deposits	118.3%	108.3%	96.8%	98.8%	92.7%
Loan Loss Reserve / Loans	0.53%	0.54%	0.82%	0.81%	1.11%
Nonperforming Assets / Loans + OREO(1)	0.07%	0.74%	0.38%	0.51%	0.20%
MRQ Net Charge-offs / Average Loans	0.00%	0.02%	0.01%	0.02%	0.00%

(1)	Included performing renegotiated loans (troubled debt restructurings).

In addition, KBW’s analysis showed the following concerning the market performance of Luther Burbank and, to the extent publicly available, the selected companies:

			Selected Companies (Group B)
	Luther Burbank		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	(18.9)%		(32.7)%		(20.4)%		(21.7)%		(12.6)%
Year-To-Date Stock Price Change	(14.3)%		(30.5)%		(18.0)%		(17.3)%		(4.9)%
Price / Tangible Book Value per Share	0.91	x	0.97	x	1.14	x	1.33	x	1.52	x
Price / LTM EPS Estimate	6.9	x	7.5	x	9.6	x	9.5	x	11.3	x
Price / 2022 EPS Estimate	7.3	x	7.8	x	9.1	x	9.1	x	10.7	x
Price / 2023 EPS Estimate	10.6x / 15.1	x(1)	8.4	x	9.1	x	9.4	x	11.5	x
Dividend Yield	4.0%		1.0%		3.0%		2.7%		4.2%
LTM Dividend Payout Ratio	27.4%		7.7%		23.2%		22.8%		36.9%

(1)	First multiple based on consensus “street” estimate for Luther Burbank and second multiple based on consensus “street” estimate for Luther Burbank as adjusted by Washington Federal management.

No company used as a comparison in the above selected companies analysis is identical to Luther Burbank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 11 selected U.S. bank mergers and acquisitions transactions announced since January 1, 2020 with a total announced transaction value between $500 million and $1 billion.

The selected transactions were as follows:

Acquiror	Acquired Company

Simmons First National Corporation

CBTX, Inc.

Home Bancshares, Inc.

SouthState Corporation

United Community Banks, Inc.

Glacier Bancorp, Inc.

Eastern Bankshares, Inc.

WSFS Financial Corporation

SVB Financial Group

Pacific Premier Bancorp, Inc.

FB Financial Corporation

Spirit of Texas Bancshares, Inc.

Allegiance Bancshares, Inc.

Happy Bancshares, Inc.

Atlantic Capital Bancshares, Inc.

Reliant Bancorp, Inc.

Altabancorp

Century Bancorp, Inc.

Bryn Mawr Bank Corporation

Boston Private Financial Holdings, Inc.

Opus Bank

Franklin Financial Network, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction and publicly available one year LTM estimated EPS prior to the announcement of the respective transaction:

•

Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

Pay-to-Trade ratio (calculated as the price to tangible book value multiple paid in the respective transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•

Price per common share to LTM estimated EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM earnings); and

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company in the 10 selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the respective transaction (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $12.53 per outstanding share of Luther Burbank common stock and using historical financial information for Luther Burbank as of or for the 12-month period ended September 30, 2022 and the closing price of Luther Burbank common stock on November 9, 2022.

The results of the analysis are set forth in the following (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered not meaningful because it was greater than 40.0x):

	Washington Federal / Luther Burbank		25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	0.95	x	1.50	x	1.62	x	1.75	x	1.82	x
Pay to Trade Ratio	0.65	x	0.81	x	0.93	x	0.92	x	1.03	x
Price / LTM EPS	7.2	x	12.3	x	13.7	x	16.2	x	19.1	x
Core Deposit Premium	(0.8)%		5.6%		7.1%		8.8%		12.4%
One-Day Market Premium	4.1%		11.1%		13.6%		13.8%		18.6%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Luther Burbank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Washington Federal and Luther Burbank to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) historical balance sheet data for Washington Federal and Luther Burbank as of September 30, 2022, (ii) publicly available consensus “street estimates” of Washington Federal, (iii) publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management) assuming a September 30 fiscal year end, and (iv) market price data as of November 9, 2022. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Washington Federal and Luther Burbank shareholders in the combined company based on the 0.3353x exchange ratio provided for in the merger agreement:

	Washington Federal % of Total	Luther Burbank % of Total
Ownership at 0.3353x merger exchange ratio:	79.2%	20.8%
Pre-Transaction Market Capitalization:	79.9%	20.1%
Balance Sheet:
Assets	72.4%	27.6%
Gross Loans Held for Investment (excl. PPP)	70.4%	29.6%

	Washington Federal % of Total	Luther Burbank % of Total
Deposits	73.4%	26.6%
Tangible Common Equity	71.2%	28.8%
Income Statement:
FY2023 Estimated Earnings	86.5%	13.5%
FY2024 Estimated Earnings	86.4%	13.6%

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Washington Federal and Luther Burbank. Using (i) closing balance sheet estimates assumed as of June 30, 2023 for Washington Federal and Luther Burbank, extrapolated from historical data using growth rates as provided by Washington Federal management, (ii) publicly available consensus “street estimates” of Washington Federal, (iii) publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management) assuming a September 30 fiscal year end, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Washington Federal management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Washington Federal’s fiscal year 2024 estimated EPS and accretive to Washington Federal’s estimated tangible book value per share at closing assumed as of June 30, 2023. Furthermore, the analysis indicated that, pro forma for the merger, each of Washington Federal’s Tangible Common Equity to Tangible Assets, Leverage Ratio and Tier 1 Risk-Based Capital Ratio could be lower at closing assumed as of June 30, 2023, Washington Federal’s Common Equity Tier 1 Ratio could be higher at closing assumed as of June 30, 2023, and Washington Federal’s Total Risk-Based Capital Ratio could be approximately unchanged at closing assumed as of June 30, 2023. For all of the above analysis, the actual results achieved by Washington Federal following the merger may vary from the projected results, and the variations may be material.

Washington Federal Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Washington Federal. In this analysis, KBW used publicly available consensus “street estimates” of Washington Federal and assumed Washington Federal long-term growth rates provided by Washington Federal management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Washington Federal could generate over the period from October 1, 2022 through September 30, 2027 and (ii) the present value of Washington Federal’s implied terminal value at the end of such period. KBW assumed that Washington Federal would maintain a tangible common equity to tangible assets ratio of 8.00% and Washington Federal would retain sufficient earnings to maintain that level. In calculating the terminal value of Washington Federal, KBW applied a range of 8.0x to 13.0x Washington Federal’s estimated fiscal year 2028 earnings. This dividend discount model analysis resulted in a range of implied values per share of Washington Federal common stock of $40.13 to $59.88, as compared to the closing price of Washington Federal common stock on November 9, 2022 of $37.36.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Washington Federal or the pro forma combined company.

Luther Burbank Dividend Discount Model Analysis. KBW performed a dividend discount model analysis to estimate a range for the implied equity value of Luther Burbank, taking into account the cost savings expected to result from the merger. In this analysis, KBW used publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), assumed Luther Burbank long-term growth rates provided by Washington Federal management and assumptions regarding cost savings expected to result from the merger provided by Washington Federal management, and KBW assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Luther Burbank could generate over the period from July 1, 2023 through September 30, 2027 and (ii) the present value of Luther Burbank’s implied terminal value at the end of such period, in each case applying estimated cost savings. KBW assumed that Luther Burbank would maintain a tangible common equity to tangible assets ratio of 8.00% and Luther Burbank would retain sufficient earnings to maintain that level. In calculating the terminal value of Luther Burbank, KBW applied a range of 8.0x to 13.0x Luther Burbank’s estimated fiscal year 2028 earnings (inclusive of estimated cost savings). This dividend discount model analysis resulted in a range of implied values per share of Luther Burbank common stock, taking into account the cost savings expected to result from the merger, of $9.75 to $16.74, as compared to the implied transaction value for the proposed merger of $12.53 per outstanding share of Luther Burbank common stock.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Luther Burbank.

Miscellaneous. KBW acted as financial advisor to Washington Federal in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to an existing sales and trading relationship (i) between Washington Federal and each of KBW and a KBW broker-dealer affiliate and (ii) between Luther Burbank and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Washington Federal and Luther Burbank. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Washington Federal or Luther Burbank for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Washington Federal has agreed to pay KBW a total cash fee of $3,600,000, $1,000,000 of which became payable with the rendering of KBW’s opinion, and the balance of which is contingent upon the consummation of the merger. Washington Federal also agreed to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to Washington Federal and received compensation for such services. KBW acted as co-manager for Washington Federal’s February 2021 offering of preferred stock. In connection with such offering, KBW received aggregate fees (including underwriting discounts) of approximately $105,000 from Washington Federal. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Luther Burbank. KBW may in the future provide investment banking and financial advisory services to Washington Federal or Luther Burbank and receive compensation for such services.

Recommendation of the Luther Burbank Board and Reasons of Luther Burbank for the Merger

After considering its strategic options and the factors discussed in this joint proxy statement/prospectus, the Luther Burbank board unanimously recommends approval of the merger agreement and the merger, determining that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Luther Burbank and its shareholders.

In evaluating the merger and the merger agreement, the Luther Burbank board consulted with Luther Burbank’s financial advisor, Piper Sandler, with respect to the financial aspects of the proposed sale, and consulted with Luther Burbank’s legal counsel, H&K, as to its legal duties and the terms of the merger agreement and related agreements. In reaching the conclusion to approve the merger and recommend approval of the merger agreement and the merger to the Luther Burbank shareholders, the Luther Burbank board considered a number of factors, including the following, without assigning any specific or relative weights to the factors and in no particular order:

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an extensive review of strategic options available to Luther Burbank and a thorough review of Washington Federal’s business, operations, financial condition, stock performance, asset quality, earnings and prospects, including the information obtained through due diligence;

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a review of the risks and prospects of Luther Burbank remaining independent, including (i) the challenges of the current interest rate environment and the effect of increasing rates on Luther Burbank’s liability sensitive balance sheet, particularly its effect on Luther Burbank’s net interest margin, capital and liquidity; (ii) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Luther Burbank in particular, including the importance of scale in the continued rapid consolidation in the financial services industry; (iii) the additional risks associated with executing any of the options developed by Luther Burbank senior management to support a standalone strategy; (iv) the increasing costs associated with banking regulation, compliance and technology, generally; and (v) the anticipated costs of continuing to develop and enhance Luther Burbank’s business capabilities;

•

the Luther Burbank board’s consideration that the transaction with Washington Federal was more favorable to holders of Luther Burbank common stock than the potential value that might result from other options reasonably available to Luther Burbank, including:

•	the challenges facing Luther Burbank as an independent company and the Luther Burbank board’s belief that combining with a larger financial institution would benefit Luther Burbank’s shareholders;

•

the fact that as of the date the Luther Burbank board determined to approve the merger and merger agreement, Luther Burbank’s senior management had recently contacted multiple financial institutions believed by Luther Burbank senior management to have a likelihood of having a serious interest in a business combination with Luther Burbank, and Luther Burbank did not receive any proposals in response; and

•	the low probability of securing a more attractive proposal from another institution capable of consummating an acquisition of Luther Burbank;

•	the exchange ratio and other financial terms of the merger and the merger agreement;

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the fact that the consideration that Luther Burbank’s shareholders will receive in the merger is in the form of a fixed exchange ratio of Washington Federal common stock and the fact that Luther Burbank shareholders would own approximately 21% of the combined company;

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the structure of the merger consideration as payable in shares of Washington Federal common stock, which will allow Luther Burbank shareholders to participate in the future performance of the combined company’s business and synergies resulting from the merger, including an expanded geographic footprint and an expansion and diversification of business lines;

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Washington Federal’s asset-sensitive interest rate risk profile and the opportunity to moderate Luther Burbank’s liability-sensitive interest rate risk profile, particularly in the prevailing and anticipated near- and medium-term interest rate environment;

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the potential for Luther Burbank’s shareholders to participate in the future earnings and growth of the combined company, including the potential challenges for Luther Burbank as a result of the current interest rate environment as well as in achieving significant organic growth on a standalone basis given its existing business lines, capital base and its relative scale;

•

the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, and especially the fact that the transaction is expected to be accretive to the combined company in terms of earnings per share, which could be used to support the payment of increased dividends per share by the combined company, if and when declared;

•	the expectation of cost synergies resulting from the merger, which will enable, among other things, increased spending on technology and innovation, and improved customer offerings and service;

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the advantages of being part of a larger financial institution, such as Washington Federal, including the potential for operating efficiencies and the effect of a higher lending limit with respect to Luther Burbank’s clients; diversity of the business model allowing for expanded operating strategies; and consideration of the fact that Washington Federal was already complying with additional supervision and examination processes imposed on banks and bank holding companies with assets in excess of $10 billion;

•	the record of Washington Federal under the Community Reinvestment Act;

•	Washington Federal’s business, financial condition, results of operations and management, and the performance of Washington Federal’s common stock on both a historical and prospective basis;

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the Luther Burbank board’s expectation that the combined company will have a strong capital position upon completion of the transaction, which would be expected to support Washington Federal’s dividend program, as well as Washington Federal’s share repurchase program;

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the ability of Luther Burbank’s shareholders to participate in any future improvement in the combined company’s business and/or future appreciation in Washington Federal’s stock from improved conditions for financial institutions or to the general economy;

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the financial analyses presented by Piper Sandler on October 18, 2022, November 2, 2022, November 8, 2022 and on November 13, 2022 to the Luther Burbank board and the written opinion of Piper Sandler, dated as of November 13, 2022, delivered to the Luther Burbank board to the effect that, as of such date and based on and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair to the holders of Luther Burbank’s common stock from a financial point of view, as more fully described below under the section entitled “The Merger — Opinion of Luther Burbank’s Financial Advisor” beginning on page 77;

•	the governance structure for the surviving entity, including the composition of the Washington Federal board and WaFd Bank board, which will include two existing directors of Luther Burbank;

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the complementary geographic footprints and strategic fit of the branch networks of the combined company and the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

•	the similarity and compatibility of Luther Burbank and Washington Federal’s cultures and credit philosophies, including their shared commitment to their respective local communities;

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the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by Luther Burbank in certain circumstances in relation to the overall transaction size;

•	the shareholder agreements;

•	the tax free nature of the shares of Washington Federal common stock being offered as merger consideration;

•	the greater liquidity of Washington Federal’s common stock after giving effect to the merger;

•	the effects of the merger on Luther Burbank employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Luther Burbank employees;

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the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Luther Burbank and that, under certain circumstances more fully described under “The Merger Agreement — No Solicitation” beginning on page 114, Luther Burbank may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

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the Luther Burbank board’s review with Luther Burbank’s outside legal counsel of the terms of the merger agreement, including both parties’ covenant to use their reasonable best efforts to obtain the required regulatory approvals for the merger and the bank merger;

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the likelihood of receiving the required regulatory approvals and completing the merger and the bank merger in a timely manner, and Washington Federal’s past record of integrating acquisitions and of realizing the expected financial and other benefits of such acquisitions; and

•

the Luther Burbank board’s review and discussions with Luther Burbank’s senior management and Luther Burbank’s outside advisors concerning Luther Burbank’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Washington Federal.

The Luther Burbank board also considered the potential risks related to the transaction. The Luther Burbank board concluded that the anticipated benefits of combining with Washington Federal were likely substantially to outweigh these risks. These potential risks included:

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the potential risks associated with successfully integrating Luther Burbank’s business, operations and workforce with those of Washington Federal, including the costs of successfully integrating the two companies;

•	the potential risks associated with Washington Federal entering the California market, within which Washington Federal has limited operating history;

•

the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Luther Burbank’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the potential reaction of Luther Burbank’s customers to the proposed merger with WaFd Bank;

•

the merger agreement provisions generally requiring Luther Burbank to conduct its business in the ordinary and usual course consistent with past practice and the other restrictions on the conduct of Luther Burbank’s business prior to the completion of the merger, which may delay or prevent Luther Burbank from undertaking business opportunities that may arise pending the completion of the merger;

•

the merger consideration being based on a fixed exchange ratio and the resulting risk that the consideration to be paid to Luther Burbank shareholders could be adversely affected by a decrease in the trading price of Washington Federal common stock prior to the closing of the merger;

•	the December 2021 termination of WaFd Bank’s Consent Order with the Office of the Comptroller of the Currency and other regulatory considerations;

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the regulatory and other approvals required in connection with the merger and the bank merger, and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

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the possible effects on Luther Burbank should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of Luther Burbank common stock, and the business and opportunity costs;

•	the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

•

the other risks described under “Risk Factors” beginning on page 25, and the risks of investing in Washington Federal common stock identified in the “Risk Factors” sections of Washington Federal’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the Luther Burbank board is not intended to be exhaustive, but Luther Burbank believes that it includes the material factors considered by the Luther Burbank board in reaching its determination and recommendation. In view of the wide variety of factors considered by the Luther Burbank board in connection with its evaluation of the merger and the complexity of these matters, the Luther Burbank board did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Luther Burbank board may have given different weights to different factors.

In considering the recommendation of the Luther Burbank board, you should be aware that certain directors and executive officers of Luther Burbank may have interests in the merger that are different from, or in addition to, interests of shareholders of Luther Burbank generally and may create potential conflicts of interest. The Luther Burbank board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Luther Burbank’s shareholders that they vote in favor of the merger proposal. See the section entitled “The Merger — Interests of Certain Luther Burbank Officers and Directors in the Merger” beginning on page 91.

The foregoing discussion of the information and factors considered by the Luther Burbank board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 34.

On the basis of these considerations, the Luther Burbank board unanimously approved the merger agreement and the transactions contemplated thereby and recommends that Luther Burbank’s shareholders vote “FOR” approval of the Luther Burbank merger proposal, “FOR” approval of the Luther Burbank compensation proposal and “FOR” approval of the Luther Burbank adjournment proposal.

Opinion of Luther Burbank’s Financial Advisor

Luther Burbank retained Piper Sandler to act as financial advisor to the Luther Burbank board in connection with Luther Burbank’s consideration of a possible business combination. Luther Burbank selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Luther Burbank board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 13, 2022 meeting at which the Luther Burbank board considered the merger and the merger agreement, Piper Sandler delivered to the Luther Burbank board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio was fair to the holders of Luther Burbank’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Luther Burbank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the Luther Burbank board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Luther Burbank as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Luther Burbank common stock and did not address the underlying business decision of Luther Burbank to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Luther Burbank or the effect of any other transaction in which Luther Burbank might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Luther Burbank or Washington Federal, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated November 10, 2022;

•	certain publicly available financial statements and other historical financial information of Luther Burbank that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Washington Federal that Piper Sandler deemed relevant;

•

certain internal net income projections for Luther Burbank for the years ending December 31, 2022 through December 31, 2024, estimated net income for Luther Burbank for the twelve months ending September 30, 2025 assuming annualized net income for the quarter ended December 31, 2024 with an estimated annual net income growth rate for the years ending September 30, 2026 and September 30, 2027 and estimated dividends per share for the years ending December 31, 2023 through September 30, 2027, as provided by the senior management of Luther Burbank;

•

publicly available mean analyst net income estimates for Washington Federal for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for Washington Federal for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of Washington Federal;

•

the pro forma financial impact of the merger on Washington Federal based on estimated net income for Luther Burbank for the fiscal years ending September 30, 2023 and September 30, 2024 with an estimated annual net income growth rate for Luther Burbank for the fiscal years ending September 30, 2025 through September 30, 2027, as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, and certain adjustments for current expected credit losses (“CECL”) accounting standards, as provided by the senior management of Washington Federal;

•

the publicly reported historical price and trading activity for Luther Burbank common stock and Washington Federal common stock, including a comparison of certain stock trading information for Luther Burbank common stock, Washington Federal common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information and market information for Luther Burbank and Washington Federal with similar financial institutions for which information was publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Luther Burbank and its representatives the business, financial condition, results of operations and prospects of Luther Burbank and held similar discussions with certain members of the senior management of Washington Federal and its representatives regarding the business, financial condition, results of operations and prospects of Washington Federal.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided to Piper Sandler by Luther Burbank, Washington Federal or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Luther Burbank and Washington Federal that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Luther Burbank or Washington Federal, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Luther Burbank or Washington Federal. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Luther Burbank or Washington Federal, or the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Luther Burbank or Washington Federal. Piper Sandler assumed, with Luther Burbank’s consent, that the respective allowances for loan losses for both Luther Burbank and Washington Federal were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal net income projections for Luther Burbank for the years ending December 31, 2022 through December 31, 2024, estimated net income for Luther Burbank for the twelve months ending September 30, 2025 assuming annualized net income for the quarter ended December 31, 2024 with an estimated annual net income growth rate for the years ending September 30, 2026 and September 30, 2027 and estimated dividends per share for the years ending December 31, 2023 through September 30, 2027, as provided by the senior management of Luther Burbank. In addition, Piper Sandler used publicly available mean analyst net income estimates for Washington Federal for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for Washington Federal for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of Washington Federal. Piper Sandler also received and used in its pro forma analyses estimated net income for Luther Burbank for the fiscal years ending September 30, 2023 and September 30, 2024 with an estimated annual net income growth rate for Luther Burbank for the fiscal years ending September 30, 2025 through September 30, 2027, as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, and certain adjustments for CECL accounting standards, as provided by the senior management of Washington Federal. With respect to the foregoing information, the respective senior managements of Luther Burbank and Washington Federal confirmed to Piper Sandler that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Luther Burbank and Washington Federal, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in Luther Burbank’s or Washington Federal’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Luther Burbank and Washington Federal would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Luther Burbank’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Luther Burbank, Washington Federal, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Luther Burbank’s consent, Piper Sandler relied upon the advice that Luther Burbank received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Luther Burbank common stock or Washington Federal common stock at any time or what the value of Washington Federal common stock would be once it is actually received by the holders of Luther Burbank common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Luther Burbank board, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Luther Burbank or Washington Federal and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Luther Burbank and Washington Federal and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Luther Burbank common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Luther Burbank, Washington Federal, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Luther Burbank board at its November 13, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Luther Burbank common stock or Washington Federal common stock or the prices at which Luther Burbank or Washington Federal common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Luther Burbank board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Luther Burbank board with respect to the fairness of the exchange ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Luther Burbank common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.3353 of a share of Washington Federal common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $654 million and an implied purchase price per share of $12.79 consisting of the implied value of 51,155,830 shares of Luther Burbank common stock and based on the closing price of Washington Federal common stock on November 11, 2022. Based upon financial information for Luther Burbank as of or for the last twelve months (“LTM”) ended September 30, 2022 and the closing price of Washington Federal common stock on November 11, 2022, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	97%
Transaction Price Per Share / LTM Earnings	7.3	x
Transaction Price Per Share / Estimated 2023e Earnings(1)	19.1	x
Transaction Price Per Share / Estimated 2024e Earnings(1)	22.1	x
Core Deposit Premium(2)	(4.0)%
Market Premium as of November 11, 2022	3.2%

(1)	Based on year-ended December 31 Luther Burbank management projections
(2)	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Luther Burbank common stock and Washington Federal common stock for the one-year and three-year periods ended November 11, 2022. Piper Sandler then compared the relationship between the movements in the price of Luther Burbank common stock and Washington Federal common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Luther Burbank’s One-Year Stock Performance

	Beginning Value November 11, 2021	Ending Value November 11, 2022
Luther Burbank	100%	83.6%
Luther Burbank Nationwide Peer Group	100%	85.1%
S&P 500 Bank Index	100%	79.7%
KBW NASDAQ Regional Bank Index	100%	94.1%

Luther Burbank’s Three-Year Stock Performance

	Beginning Value November 11, 2019	Ending Value November 11, 2022
Luther Burbank	100%	105.1%
Luther Burbank Nationwide Peer Group	100%	110.8%
S&P 500 Bank Index	100%	97.8%
KBW NASDAQ Regional Bank Index	100%	119.7%

Washington Federal’s One-Year Stock Performance

	Beginning Value November 11, 2021	Ending Value November 11, 2022
Washington Federal	100%	106.2%
Washington Federal Peer Group	100%	93.3%
S&P 500 Bank Index	100%	79.7%
KBW NASDAQ Regional Bank Index	100%	94.1%

Washington Federal’s Three-Year Stock Performance

	Beginning Value November 11, 2019	Ending Value November 11, 2022
Washington Federal	100%	103.7%
Washington Federal Peer Group	100%	108.7%
S&P 500 Bank Index	100%	97.8%

	Beginning Value November 11, 2019	Ending Value November 11, 2022
KBW NASDAQ Regional Bank Index	100%	119.7%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Luther Burbank with two groups of financial institutions selected by Piper Sandler. The first group included nationwide major exchange-traded banks and thrifts with a loan to deposit ratio greater than 100% and a noninterest-bearing deposits to deposits ratio less than 20%, as of September 30, 2022, respectively, but excluded targets of announced merger transactions (the “Nationwide Luther Burbank Peer Group”). The Nationwide Luther Burbank Peer Group consisted of the following companies:

Financials as of September 30, 2022

				Market Data (as of 11/11/2022)					LTM Profitability					Balance Sheet Ratios
					Price /
Company Name	St.	Ticker	Total Assets ($M)	Mkt Cap ($M)	Tang. Book Value (%)	LTM EPS (x)	Est. 2023 EPS (x)	Div. Yield (%)	Eff. Ratio (%)	NIM (%)	Cost of Dpts (%)	ROAA (%)	ROAE (%)	TCE/ TA (%)	Tier 1 Lev. Ratio (%)	Total RBC Ratio (%)	Loan/ Dpts (%)	NIBD/ Total Dpts (%)	NPAs/ Assets (%)
New York Community Bancorp, Inc.	NY	NYCB	62,956	4,689	123	8.0	8.5	6.8	38	2.39	0.56	1.03	9.0	6.3	8.1	12.1	117	9	0.10
Flushing Financial Corporation	NY	FFIC	8,557	621	96	7.6	12.1	4.2	56	3.27	0.38	1.03	12.6	7.8¹	8.7	14.6	114	16	0.70

				Market Data (as of 11/11/2022)					LTM Profitability					Balance Sheet Ratios
					Price /
Company Name	St.	Ticker	Total Assets ($M)	Mkt Cap ($M)	Tang. Book Value (%)	LTM EPS (x)	Est. 2023 EPS (x)	Div. Yield (%)	Eff. Ratio (%)	NIM (%)	Cost of Dpts (%)	ROAA (%)	ROAE (%)	TCE/ TA (%)	Tier 1 Lev. Ratio (%)		Total RBC Ratio (%)		Loan/ Dpts (%)	NIBD/ Total Dpts (%)	NPAs/ Assets (%)
First Internet Bancorp	IN	INBK	4,264	244	69	6.2	12.2	0.9	54	2.59	0.94	1.00	11.1	8.3	9.5		15.7		102	4	0.13
Hingham Institution for Savings	MA	HIFS	4,062	560	149	13.6	—	0.9	22	3.16	0.39	1.17	11.6	9.3	9.4		11.7		139	16	0.04
Hanover Bancorp, Inc.	NY	HNVR	1,840	142	93	5.3	—	2.1	50	4.18	0.43	1.55	16.1	8.4	14.1	(1)	17.3	(1)	106	14	0.86	(1)
Northeast Bank	ME	NBN	1,743	334	132	8.4	8.7	0.1	45	5.81	0.47	2.58	16.5	14.4	15.6		17.8		110	13	2.13
CF Bankshares Inc.	OH	CFBK	1,764	153	113	8.6	7.5	0.8	53	3.19	0.75	1.18	14.0	7.6	10.1	(1)	13.3	(1)	100	18	0.06	(1)
First Financial Northwest, Inc.	WA	FFNW	1,484	137	89	10.9	11.4	3.2	69	3.51	0.55	0.89	8.0	10.5	10.4	(2)	15.5	(2)	101	10	0.14
Provident Financial Holdings, Inc.	CA	PROV	1,246	103	79	12.1	11.1	4.0	73	2.79	0.12	0.71	6.6	10.4	9.7		18.5		101	13	0.23
Malvern Bancorp, Inc.(1)	PA	MLVF	1,030	109	76	NM	16.4	0.0	73	2.79	0.44	(0.16)	(1.2)	14.1	13.8		20.8		103	7	1.13
Cullman Bancorp, Inc.(1)	AL	CULL	384	82	84	32.7	—	1.1	68	3.76	0.39	0.67	2.5	25.7	21.0		—		111	6	0.78

(1)	Financial data as of June 30, 2022
(2)	Call report data as of September 30, 2022

The second group included major exchange-traded banks and thrifts headquartered in the Western region of the U.S. with total assets between $5.0 billion and $10.0 billion, as of September 30, 2022, but excluded targets of announced merger transactions (the “Regional Luther Burbank Peer Group”). The Regional Luther Burbank Peer Group consisted of the following companies:

Financials as of September 30, 2022

				Market Data (as of 11/11/2022)					LTM Profitability					Balance Sheet Ratios
					Price /
Company Name	St.	Ticker	Total Assets ($M)	Mkt Cap ($M)	Tang. Book Value (%)	LTM EPS (x)	Est. 2023 EPS (x)	Div. Yield (%)	Eff. Ratio (%)	NIM (%)	Cost of Dpts (%)	ROAA (%)	ROAE (%)	TCE/ TA (%)	Tier 1 Lev. Ratio (%)	Total RBC Ratio (%)	Loan/ Dpts (%)	NIBD/ Total Dpts (%)	NPAs/ Assets (%)
TriCo Bancshares	CA	TCBK	9,977	1,854	279	15.2	12.0	2.2	50	3.66	0.04	1.25	11.2	6.9	9.6	14.0	73	42	0.28
Banc of California, Inc.	CA	BANC	9,369	1,026	122	10.7	9.5	1.4	57	3.49	0.21	1.12	10.5	9.0	9.5	13.9	100	40	0.58
HomeStreet, Inc.	WA	HMST	9,073	514	98	6.2	7.3	5.1	68	3.24	0.25	1.11	13.3	5.8	7.6	11.4	109	23	0.43
Central Pacific Financial Corp.	HI	CPF	7,338	575	131	7.7	8.8	4.9	64	3.07	0.08	1.04	15.0	6.0	8.7	13.7	83	33	0.10
Heritage Financial Corporation	WA	HFWA	7,200	1,154	219	14.8	12.3	2.6	62	3.05	0.09	1.06	9.5	7.6	9.2	14.0	64	37	1.03
Westamerica Bancorporation	CA	WABC	7,177	1,658	398	15.9	11.1	2.7	41	2.80	0.03	1.41	13.3	5.9	9.6	14.7	15	47	0.03
Hanmi Financial Corporation	CA	HAFC	7,129	796	133	7.6	8.5	3.8	49	3.32	0.23	1.53	16.0	8.4	10.0	14.4	94	45	0.19
LendingClub Corporation	CA	LC	6,775	1,201	128	4.1	10.0	0.0	64	8.19	0.70	5.31	31.4	14.3	15.7	19.8	96	5	0.38
Preferred Bank	CA	PFBC	6,293	1,075	182	9.6	7.8	2.3	28	3.72	0.43	1.89	19.5	9.4	10.0	14.1	92	25	0.54
Heritage Commerce Corp	CA	HTBK	5,431	856	199	14.4	10.0	3.7	51	3.24	0.11	1.09	9.9	8.2	8.7	14.5	69	40	0.01

The analysis compared publicly available financial information for Luther Burbank with corresponding data for both the Nationwide Luther Burbank Peer Group as well as the Regional Luther Burbank Peer Group, as of or for the year ended September 30, 2022 (unless otherwise noted) with pricing data as of November 11, 2022. The tables below set forth the data for Luther Burbank and the median, mean, low and high data for each of the Nationwide Luther Burbank Peer Group and the Regional Luther Burbank Peer Group.

Nationwide Luther Burbank Comparable Company Analysis(1)

	Luther Burbank	Nationwide Luther Burbank Peer Group Median	Nationwide Luther Burbank Peer Group Mean	Nationwide Luther Burbank Peer Group Low	Nationwide Luther Burbank Peer Group High
Total assets ($mm)	7,922	1,764	8,121	384	62,956
Loans / Deposits (%)	118	106	109	100	139
Noninterest-bearing deposits / Deposits (%)	3	13	12	4	18
Non-performing assets(2)/ Total assets(4) (%)	0.06	0.23	0.57	0.04	2.13
Tangible common equity/ Tangible assets(3) (%)	8.5	9.3	11.2	6.3	25.7
Tier 1 Leverage Ratio(4),(5) (%)	9.99	10.1	11.8	8.1	21.0
Total RBC Ratio(4),(5) (%)	19.2	15.6	15.7	11.7	20.8
LTM Return on average assets (%)	1.22	1.03	1.06	(0.16)	2.58
LTM Return on average equity (%)	13.3	11.1	9.7	(1.2)	16.5
LTM Net interest margin (%)	2.53	3.19	3.40	2.39	5.81
LTM Cost of deposits (%)	0.60	0.44	0.49	0.12	0.94
LTM Efficiency ratio (%)	32	54	55	22	73
Price/ Tangible book value (%)	94	93	100	69	149
Price/ LTM Earnings per share (x)	7.1	8.5	11.4	5.3	32.7
Price/ 2023 Estimated Earnings per share (x)	10.9	11.2	11.0	7.5	16.4
Current Dividend Yield (%)	3.9	1.1	2.2	0.0	6.8
Market value ($mm)	633	153	652	82	4,689

(1)	Financial data for Cullman Bancorp, Inc. and Malvern Bancorp, Inc. as of or for the period ending June 30, 2022
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
(3)	Flushing Financial Corporation tangible common equity/tangible assets as of June 30, 2022
(4)	CF Bankshares, Inc. and Hanover Bancorp, Inc. tier 1 leverage ratio, total RBC ratio, and non-performing assets/assets as of June 30, 2022
(5)	First Financial Northwest, Inc. tier 1 leverage ratio and total RBC ratio per September 30, 2022 bank-level regulatory financials

Regional Luther Burbank Comparable Company Analysis

	Luther Burbank	Regional Luther Burbank Peer Group Median	Regional Luther Burbank Peer Group Mean	Regional Luther Burbank Peer Group Low	Regional Luther Burbank Peer Group High
Total assets ($mm)	7,922	7,189	7,576	5,431	9,977
Loans / Deposits (%)	118	87	79	15	109
Noninterest-bearing deposits / Deposits (%)	3	39	34	5	47
Non-performing assets(1)/ Total assets (%)	0.06	0.33	0.36	0.01	1.03
Tangible common equity/ Tangible assets (%)	8.5	7.9	8.1	5.8	14.3
Tier 1 Leverage Ratio (%)	10.0	9.6	9.9	7.6	15.7
Total RBC Ratio (%)	19.2	14.0	14.4	11.4	19.8
LTM Return on average assets (%)	1.22	1.19	1.68	1.04	5.31
LTM Return on average equity (%)	13.3	13.3	15.0	9.5	31.4
LTM Net interest margin (%)	2.53	3.28	3.78	2.80	8.19

	Luther Burbank	Regional Luther Burbank Peer Group Median	Regional Luther Burbank Peer Group Mean	Regional Luther Burbank Peer Group Low	Regional Luther Burbank Peer Group High
LTM Cost of deposits (%)	0.60	0.16	0.22	0.03	0.70
LTM Efficiency ratio (%)	32	54	53	28	68
Price/ Tangible book value (%)	94	157	189	98	398
Price/ LTM Earnings per share (x)	7.1	10.2	10.6	4.1	15.9
Price/ 2023 Estimated Earnings per share (x)	10.9	9.7	9.7	7.3	12.3
Current Dividend Yield (%)	3.9	2.6	2.9	0.0	5.1
Market value ($mm)	633	1,051	1,071	514	1,854

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Piper Sandler used publicly available information to perform a similar analysis for Washington Federal by comparing selected financial information for Washington Federal with a group of financial institutions selected by Piper Sandler. The Washington Federal peer group included nationwide major exchange-traded banks and thrifts with total assets between $17.0 billion and $25.0 billion, as of September 30, 2022, but excluded targets of announced merger transactions (the “Washington Federal Peer Group”). The Washington Federal Peer Group consisted of the following companies:

Financials as of September 30, 2022

				Market Data (as of 11/11/2022)					LTM Profitability					Balance Sheet Ratios
					Price /
Company Name	St.	Ticker	Total Assets ($M)	Mkt Cap ($M)	Tang. Book Value (%)	LTM EPS (x)	Est. 2023 EPS (x)	Div. Yield (%)	Eff. Ratio (%)	NIM (%)	Cost of Dpts (%)	ROAA (%)	ROAE (%)	TCE/ TA (%)	Tier 1 Lev. Ratio (%)	Total RBC Ratio (%)	Loan/ Dpts (%)	NIBD/ Total Dpts (%)	NPAs/ Assets (%)
First Hawaiian, Inc.	HI	FHB	24,870	3,422	283	14.2	11.6	3.9	56	2.58	0.11	0.96	10.0	5.0	7.8	12.9	62	42	0.14
Ameris Bancorp	GA	ABCB	23,814	3,700	192	10.7	10.0	1.1	51	3.54	0.14	1.48	11.4	8.7	9.3	13.2	97	43	0.64
United Community Banks, Inc.	GA	UCBI	23,688	4,006	229	16.2	11.2	2.3	52	3.15	0.10	1.06	9.5	7.6	9.4	14.6	73	40	0.31
Home Bancshares, Inc. (Conway, AR)	AR	HOMB	23,157	5,258	263	17.7	11.7	2.6	45	3.62	0.26	1.24	8.3	9.2	10.4	16.8	74	30	0.27
Bank of Hawaii Corporation	HI	BOH	23,134	3,253	302	14.7	14.2	3.4	59	2.44	0.09	1.00	15.4	4.7	7.3	13.8	64	35	0.25
Eastern Bankshares, Inc.	MA	EBC	22,043	3,026	191	16.4	11.7	2.1	61	2.62	0.07	0.87	6.2	8.2	12.2	18.5	69	35	0.32
Cathay General Bancorp	CA	CATY	21,890	3,463	169	10.3	8.6	2.9	39	3.47	0.33	1.62	13.8	9.5	10.0	13.6	97	24	0.40
Pacific Premier Bancorp, Inc.	CA	PPBI	21,619	3,505	198	11.9	12.1	3.6	49	3.51	0.09	1.38	10.5	8.6	10.1	14.8	84	38	0.28
Customers Bancorp, Inc.	PA	CUBI	20,368	1,127	90	4.0	5.8	0.0	41	3.56	0.69	1.52	21.9	6.1	7.7	12.5	87	17	0.19
WSFS Financial Corporation	DE	WSFS	19,985	2,972	273	14.4	9.2	1.2	56	3.38	0.10	1.01	8.3	5.8	9.4	13.9	70	37	0.19
Atlantic Union Bankshares Corporation	VA	AUB	19,950	2,576	222	13.0	9.7	3.5	54	3.20	0.19	1.06	8.3	6.1	9.3	13.8	84	32	0.20
Independent Bank Corp.	MA	INDB	19,703	3,953	219	21.4	12.9	2.4	50	3.27	0.08	0.97	6.7	9.7	10.5	15.7	84	34	0.34
Heartland Financial USA, Inc.	IA	HTLF	19,683	2,110	224	11.0	9.2	2.3	61	3.21	0.17	1.04	10.2	4.9	8.9	15.0	63	35	0.41
Hope Bancorp, Inc.	CA	HOPE	19,083	1,652	108	7.6	7.7	4.0	50	3.30	0.40	1.21	10.6	8.1	10.3	11.7	100	36	0.48
First BanCorp.	PR	FBP	18,442	2,845	240	10.1	9.1	3.1	47	4.09	0.20	1.53	17.0	6.5	10.4	19.4	68	38	2.62

				Market Data (as of 11/11/2022)					LTM Profitability					Balance Sheet Ratios
					Price /
Company Name	St.	Ticker	Total Assets ($M)	Mkt Cap ($M)	Tang. Book Value (%)	LTM EPS (x)	Est. 2023 EPS (x)	Div. Yield (%)	Eff. Ratio (%)	NIM (%)	Cost of Dpts (%)	ROAA (%)	ROAE (%)	TCE/ TA (%)	Tier 1 Lev. Ratio (%)	Total RBC Ratio (%)	Loan/ Dpts (%)	NIBD/ Total Dpts (%)	NPAs/ Assets (%)
Axos Financial, Inc.	NV	AX	18,407	2,558	166	10.8	8.8	0.0	46	4.15	0.47	1.48	15.0	8.4	9.0	12.9	101	30	0.68
Independent Bank Group, Inc.	TX	IBTX	17,944	2,732	211	13.4	12.4	2.3	53	3.36	0.29	1.14	8.4	7.7	9.4	12.3	92	34	0.45
First Merchants Corporation	IN	FRME	17,719	2,565	225	12.3	9.1	3.0	52	3.24	0.26	1.20	10.2	6.7	8.8	12.8	81	23	0.28
Trustmark Corporation	MS	TRMK	17,191	2,271	202	17.3	12.0	2.5	73	2.88	0.09	0.76	7.9	6.7	9.0	12.9	80	30	0.41

The analysis compared publicly available financial information for Washington Federal with corresponding data for the Washington Federal Peer Group as of or for the year ended September 30, 2022 (unless otherwise noted) with pricing data as of November 11, 2022. The table below sets forth the data for Washington Federal and the median, mean, low and high data for the Washington Federal Peer Group.

Washington Federal Comparable Company Analysis

	Washington Federal	Washington Federal Peer Group Median	Washington Federal Peer Group Mean	Washington Federal Peer Group Low	Washington Federal Peer Group High
Total assets ($mm)	20,772	19,985	20,668	17,191	24,870
Loans/ Deposits (%)	102	81	81	62	101
Noninterest-bearing deposits/ Deposits (%)	20	35	33	17	43
Non-performing assets(1)/ Total assets (%)	0.27	0.32	0.47	0.14	2.62
Tangible common equity/ Tangible assets (%)	8.1	7.6	7.3	4.7	9.7
Tier 1 Leverage Ratio (%)	9.5	9.4	9.4	7.3	12.2
Total RBC Ratio (%)	12.9	13.8	14.3	11.7	19.4
LTM Return on average assets (%)	1.17	1.14	1.19	0.76	1.62
LTM Return on average equity (%)	10.8	10.2	11.0	6.2	21.9
LTM Net interest margin (%)	3.16	3.30	3.29	2.44	4.15
LTM Cost of deposits (%)	0.27	0.17	0.22	0.07	0.69
LTM Efficiency ratio (%)	54	52	52	39	73
Price/ Tangible book value (%)	150	219	211	90	302
Price/ LTM Earnings per share (x)	11.3	13.0	13.0	4.0	21.4
Price/ 2023 Estimated Earnings per share (x)	8.9	10.0	10.4	5.8	14.2
Current Dividend Yield (%)	2.5	2.5	2.4	0.0	4.0
Market value ($mm)	2,492	2,972	3,000	1,127	5,258

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Analysis of Precedent Transactions

Piper Sandler reviewed a group of nationwide merger and acquisition transactions. This group consisted of nationwide bank and thrift transactions announced between January 1, 2019 and November 11, 2022 with disclosed deal values and involving target banks and thrifts with total assets between $5.0 billion and $15.0 billion as of the most recent data available at announcement (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

			Transaction Information
				Price/			Core Deposit Prem. (%)	1-Day Market Prem. (%)
Acquiror	Target	Annc. Date	Deal Value ($M)	LTM Book (x)	Est. EPS (x)	Tang. EPS (%)
Provident Financial Services, Inc. (NJ)	Lakeland Bancorp, Inc. (NJ)	09/27/22	1,281	12.4	11	154	—	18.3
Raymond James Financial, Inc. (FL)	TriState Capital Holdings, Inc. (PA)	10/20/21	1,155	22.4	19	188	5.8	42.7
Valley National Bancorp (NY)	Bank Leumi Le-Israel Corporation (NY)	09/23/21	1,181	19.3	—	135	4.5	—
First Interstate BancSystem, Inc. (MT)	Great Western Bancorp, Inc. (SD)	09/16/21	1,968	12.1	10	170	—	24.7
Home Bancshares, Inc. (AR)	Happy Bancshares, Inc. (TX)	09/15/21	888	12.2	—	159	7.3	—
Independent Bank Corp. (MA)	Meridian Bancorp, Inc. (MA)	04/22/21	1,151	14.5	15	150	8.7	22.1
Eastern Bankshares, Inc. (MA)	Century Bancorp, Inc. (MA)	04/07/21	642	14.8	—	170	—	20.8
WSFS Financial Corporation (DE)	Bryn Mawr Bank Corporation (PA)	03/10/21	990	29.8	18	229	13.6	14.2
SVB Financial Group (CA)	Boston Private Financial Holdings, Inc. (MA)	01/04/21	943	19.9	27	112	1.7	29.5
Dime Community Bancshares, Inc. (NY)	Bridge Bancorp, Inc. (NY)	07/01/20	498	—	—	—	2.1	—
Pacific Premier Bancorp, Inc. (CA)	Opus Bank (CA)	02/03/20	1,031	16.6	16	141	5.1	0.7
First BanCorp. (PR)	Santander BanCorp (PR)	10/21/19	1,063	13.8	—	91	(2.4)	—
CIT Group Inc. (NY)	Mutual of Omaha Bank (NE)	08/13/19	1,000	10.9	—	125	3.2	—
People’s United Financial, Inc. (CT)	United Financial Bancorp, Inc. (CT)	07/15/19	759	13.4	—	126	4.4	—
Prosperity Bancshares, Inc. (TX)	LegacyTexas Financial Group, Inc. (TX)	06/17/19	2,057	12.7	13	216	20.8	9.3
Mechanics Bank (CA)	Rabobank, National Association (CA)	03/15/19	1,500	10.3	—	203	8.2	—

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per-share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Precedent Transactions group.

		Precedent Transactions
	Washington Federal/ Luther Burbank	Median	Mean	Low	High
Transaction Price/ LTM Earnings Per Share (x)	7.3	13.8	15.7	10.3	29.8
Transaction Price/ Estimated Earnings Per Share (x)	19.1	15.7	16.3	10.3	27.1
Transaction Price/ Tangible Book Value Per Share (%)	97	154	158	91	229
Tangible Book Value Premium to Core Deposits (%)	(4.0)	5.1	6.4	(2.4)	20.8
1-Day Market Premium (%)	3.2	20.8	20.3	0.7	42.7

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of Luther Burbank common stock assuming Luther Burbank performed in accordance with certain internal net income projections for Luther Burbank for the years ending December 31, 2022 through December 31, 2024, estimated net income for Luther Burbank for the twelve months ending September 30, 2025 assuming annualized net income for the quarter ended December 31, 2024 with an estimated annual net income growth rate for the years ending September 30, 2026 and September 30, 2027 and estimated dividends per share for the years ending December 31, 2023 through

September 30, 2027, as provided by the senior management of Luther Burbank. To approximate the terminal value of a share of Luther Burbank common stock at September 30, 2027, Piper Sandler applied price to 2027 earnings multiples ranging from 7.0x to 12.0x and multiples of September 30, 2027 tangible book value ranging from 90% to 130%. Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of the Nationwide Luther Burbank Peer Group, which Piper Sandler deemed to be comparable to Luther Burbank. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Luther Burbank common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Luther Burbank common stock of $4.18 to $7.83 when applying multiples of earnings and $8.25 to $13.75 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10.0%	$4.93	$5.51	$6.09	$6.67	$7.25	$7.83
11.0%	$4.73	$5.28	$5.84	$6.39	$6.95	$7.50
12.0%	$4.54	$5.07	$5.60	$6.13	$6.66	$7.19
13.0%	$4.36	$4.86	$5.37	$5.88	$6.39	$6.90
14.0%	$4.18	$4.67	$5.16	$5.64	$6.13	$6.62

Tangible Book Value Per Share Multiples

Discount Rate	90%	100%	110%	120%	130%
10.0%	$9.78	$10.78	$11.77	$12.76	$13.75
11.0%	$9.37	$10.32	$11.27	$12.21	$13.16
12.0%	$8.98	$9.88	$10.79	$11.70	$12.60
13.0%	$8.60	$9.47	$10.34	$11.20	$12.07
14.0%	$8.25	$9.08	$9.91	$10.74	$11.57

Piper Sandler also considered and discussed with the Luther Burbank board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Luther Burbank’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Luther Burbank’s common stock, applying the price to 2027 earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 10.24%.

Earnings Per Share Multiples

Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20.0%)	$4.07	$4.53	$4.99	$5.45	$5.91	$6.37
(10.0%)	$4.47	$4.99	$5.51	$6.03	$6.54	$7.06
0.0%	$4.88	$5.45	$6.03	$6.60	$7.18	$7.75
10.0%	$5.28	$5.91	$6.54	$7.18	$7.81	$8.44
20.0%	$5.68	$6.37	$7.06	$7.75	$8.44	$9.13

Piper Sandler also performed an analysis that estimated the net present value per share of Washington Federal common stock, assuming Washington Federal performed in accordance with publicly available mean analyst net income estimates for Washington Federal for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for Washington Federal for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of Washington Federal. To approximate the terminal value of a share of Washington Federal common stock at September 30, 2027, Piper Sandler applied price to 2027 earnings multiples ranging from 9.0x to 14.0x and multiples of September 30, 2027 tangible book value ranging from 140% to 190%. Piper Sandler selected these price to earnings and tangible book value multiples based on Piper Sandler’s review of, among other matters, the trading multiples of the Washington Federal Peer Group, which Piper Sandler deemed to be comparable to Washington Federal. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Washington Federal common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Washington Federal common stock of $27.56 to $48.80 when applying multiples of earnings and $37.38 to $59.05 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
8.0%	$32.74	$35.95	$39.16	$42.38	$45.59	$48.80
9.0%	$31.34	$34.41	$37.47	$40.54	$43.61	$46.68
10.0%	$30.01	$32.94	$35.87	$38.80	$41.74	$44.67
11.0%	$28.75	$31.55	$34.36	$37.16	$39.96	$42.76
12.0%	$27.56	$30.24	$32.92	$35.60	$38.27	$40.95

Tangible Book Value Per Share Multiples

Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$44.52	$47.43	$50.33	$53.24	$56.15	$59.05
9.0%	$42.59	$45.37	$48.14	$50.92	$53.69	$56.47
10.0%	$40.76	$43.41	$46.06	$48.72	$51.37	$54.02
11.0%	$39.03	$41.56	$44.10	$46.63	$49.17	$51.70
12.0%	$37.38	$39.81	$42.23	$44.65	$47.08	$49.50

Piper Sandler also considered and discussed with the Luther Burbank board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Washington Federal’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Washington Federal common stock, applying the price to 2027 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 9.21%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$25.58	$28.02	$30.45	$32.88	$35.31	$37.74
(10.0%)	$28.32	$31.06	$33.79	$36.53	$39.26	$42.00
0.0%	$31.06	$34.09	$37.13	$40.17	$43.21	$46.25
10.0%	$33.79	$37.13	$40.48	$43.82	$47.16	$50.51
20.0%	$36.53	$40.17	$43.82	$47.47	$51.12	$54.76

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

The following tables describe the discount rate calculation for Luther Burbank common stock and Washington Federal common stock, respectively, prepared by Piper Sandler. In its normal course of business Piper Sandler employs the Kroll Cost of Capital Navigator and Bloomberg in determining an appropriate discount rate. The discount rate for Luther Burbank common stock equals the risk free rate, plus the equity risk premium, plus the size premium, plus the industry premium. The discount rate for Washington Federal common stock equals the risk free rate, plus the product of the 2-year beta for Washington Federal common stock and the equity risk premium, plus the size premium.

Calculation of Luther Burbank Discount Rate
Risk free rate	3.50%
Equity risk premium	6.00%
Size premium	1.22%
Industry premium	(0.48%)

Calculated discount rate	10.24%

Calculation of Washington Federal Discount Rate
Risk free rate	3.50%
2 year beta of stock	74.80%
Equity risk premium	6.00%
Size premium	1.22%

Calculated discount rate	9.21%

Pro Forma Transaction Analysis

Piper Sandler analyzed certain potential pro forma effects of the merger on Washington Federal assuming the transaction closes on June 30, 2023. Piper Sandler utilized the following information and assumptions: (a) certain net income projections for Luther Burbank for the fiscal years ending September 30, 2023 and September 30, 2024 as well as long-term annual net income growth rates for the fiscal years ending September 30, 2025 through September 30, 2027, as provided by the senior management of Washington Federal, (b) publicly available mean analyst net income estimates for Washington Federal for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for Washington Federal for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of Washington Federal, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, and certain adjustments for CECL accounting standards, as provided by the senior management of Washington Federal. The analysis indicated that the transaction could be accretive to Washington Federal’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2024 through 2027 and accretive to Washington Federal’s estimated tangible book value per share at close.

In connection with this analysis, Piper Sandler considered and discussed with the Luther Burbank board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship

Piper Sandler is acting as Luther Burbank’s financial advisor in connection with the transaction and will receive a fee for such services, which fee is contingent upon the closing of the merger. Piper Sandler’s fee will be 1.10% of the aggregate transaction value, which at the date of announcement was approximately $8.94 million. Piper Sandler also received a $500,000 fee from Luther Burbank upon rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Piper Sandler upon closing of the merger. Luther Burbank has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler has not provided any other investment banking services to Luther Burbank in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to Washington Federal in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Luther Burbank and Washington Federal. Piper Sandler may also actively trade the equity and debt securities of Luther Burbank and Washington Federal for its own account and for the accounts of its customers.

Interests of Certain Luther Burbank Officers and Directors in the Merger

When Luther Burbank shareholders are considering the recommendation of the Luther Burbank board with respect to approving the Luther Burbank merger proposal at the Luther Burbank special meeting, Luther Burbank shareholders should be aware that Luther Burbank directors and officers have interests in the merger as individuals that are in addition to, or different from, the interests of shareholders of Luther Burbank generally. The Luther Burbank board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger, and in recommending to shareholders that they vote for approval of the merger proposal. These interests are described below. For purposes of this disclosure, the named executive officers of Luther Burbank are Simone Lagomarsino, President and Chief Executive Officer; Laura Tarantino, Executive Vice President, Chief Financial Officer; and Tammy Mahoney, Executive Vice President, Chief Risk Officer.

Stock Ownership

The directors and executive officers of Luther Burbank, as a group, beneficially owned and had the power to vote as of the Luther Burbank record date, a total of 11,878,732 shares of Luther Burbank common stock, representing approximately 23.24% of the outstanding shares of Luther Burbank common stock as of that date. Substantially all of the shares of Luther Burbank common stock beneficially owned by the directors and executive officers of Luther Burbank are expected to be voted in favor of the merger agreement, subject to the terms of the shareholder agreements entered into by Washington Federal, Luther Burbank and each director and certain executive officers of Luther Burbank who own shares of Luther Burbank common stock. See the section entitled “The Merger — Shareholder Agreements” beginning on page 100. Each of these persons will receive the same merger consideration for their shares of Luther Burbank common stock as the other Luther Burbank shareholders.

Treatment of Luther Burbank Restricted Stock and Luther Burbank Restricted Stock Units

Each outstanding award of Luther Burbank restricted stock and Luther Burbank restricted stock units issued pursuant to the Luther Burbank Omnibus Plan to directors and any executive officers or any other individual who is not a continuing employee will automatically vest in full, effective as of the effective time of the merger. The shares of Luther Burbank restricted stock and Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of such shares of Luther Burbank restricted stock and Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal common stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by any executive officer or other individual who is a continuing employee, to the extent expressly assumed by Washington Federal, will automatically cease to represent a share of Luther Burbank restricted stock or Luther Burbank restricted stock units and will be substituted with an award of Washington Federal restricted stock or a Washington Federal restricted stock unit. The number of shares of Washington Federal common stock subject to each Washington Federal award will be equal to the product (rounded to the nearest whole number) of the number of shares of Luther Burbank common stock subject to Luther Burbank restricted stock or Luther Burbank restricted stock units immediately prior to the effective time of the merger multiplied by the exchange ratio.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by any executive officer or other individual who is a continuing employee, to the extent not expressly assumed by Washington Federal, will automatically vest in full, effective as of the effective time of the merger, and such shares of Luther Burbank restricted stock and such Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of shares of Luther Burbank restricted stock or Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal Common Stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

For an estimate of the amounts that would be realized by each of the Luther Burbank’s named executive officers in respect of her unvested equity awards assuming such executive officers are not continuing employees at the effective time of the merger, see the section entitled “ — Golden Parachute Compensation” beginning on page 96. The estimated aggregate amount that would be realized by the four Luther Burbank executive officers who are not named executive officers, and who hold unvested Luther Burbank equity awards in respect of their unvested Luther Burbank equity awards, if such executive officers are not continuing employees and the merger were to be completed on January 31, 2023 is $541,047. The estimated aggregate amount that would be realized by Luther Burbank non-employee directors in respect of their unvested Luther Burbank equity awards if the merger were to be completed on January 31, 2023 is $374,477. The amounts in this paragraph are based on equity award holdings as of January 31, 2023 and were calculated based on a price per share of Luther Burbank common stock equal to $11.69 (the average closing market price of Luther Burbank common stock over the first five business days following the public announcement of the merger on November 13, 2022) and include dividend equivalent rights accrued on outstanding equity awards. These amounts do not attempt to forecast any additional equity grants, vesting or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, the actual amounts to be received by the Luther Burbank executive officers and directors may differ materially from the amounts discussed above and in the disclosure in the section entitled “ — Golden Parachute Compensation” beginning on page 96.

Appointment of the Luther Burbank Nominees to the Boards of Directors of Washington Federal and WaFd Bank

Pursuant to the terms of the merger agreement, Washington Federal has agreed that, effective as of the effective time of the merger, each of the Washington Federal board and the WaFd Bank board will be comprised of 12 members, including two new directors, who will be recommended by Luther Burbank and be agreeable to Washington Federal (Washington Federal’s consent will not be unreasonably withheld, conditioned or delayed). Each such individual will serve until the next annual meeting of shareholders of Washington Federal at which the class of directors to which such individual will be appointed is presented to shareholders for reelection. In the event such an individual is appointed to a class of Washington Federal directors that will be presented to Washington Federal’s shareholders for reelection at an annual meeting of shareholders of Washington Federal held within 24 months following the closing date of the merger, Washington Federal is required to include such individual on the list of nominees for director presented by the Washington Federal board and for which the Washington Federal board will solicit proxies at such annual meeting of shareholders of Washington Federal, to serve for the applicable term of such individual’s class of directors and until such individual’s successor will be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the members of the Washington Federal board. The two new directors recommended by Luther Burbank will be selected from the five current independent members of the Luther Burbank board who are eligible to serve as a member of the Washington Federal board. Washington Federal and Luther Burbank have not yet determined the two existing directors of the Luther Burbank board who will be appointed or elected to the Washington Federal board and the WaFd Bank board.

As a director of Washington Federal and WaFd Bank, the Luther Burbank nominees will be entitled to receive the same compensation as the current non-employee directors of Washington Federal and WaFd Bank. During 2022, non-employee directors received cash annual retainer fees in the amount of $105,000, for the Chairman, and $70,000, for each other non-employee director, plus stock awards valued at $85,019.

Payments Upon Termination or a Change in Control

Employment Agreements

Luther Burbank is party to employment agreements with each of Msses. Lagomarsino, Tarantino and Mahoney. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination following a change in control (such as the merger).

If Ms. Lagomarsino’s employment was terminated voluntarily by Ms. Lagomarsino for “good reason” or if Luther Burbank terminates her employment “without cause,” in either case during the one-year period following a change in control, then, in consideration for executing a general release of claims in favor of Luther Burbank, Ms. Lagomarsino would be entitled to: (i) a severance payment equal to 36 months of Ms. Lagomarsino’s base salary and target bonus (as then in effect), paid in equal installments for 36 months; (ii) a pro-rated bonus for the calendar year in which the termination occurs based on the number of days Ms. Lagomarsino was employed that year and the actual satisfaction of the performance conditions, paid at the time bonuses are paid to other participants; and (iii) full vesting of each outstanding award under the Luther Burbank Omnibus Plan that Luther Burbank granted to Ms. Lagomarsino. In addition, Luther Burbank will pay Ms. Lagomarsino, in 24 monthly installments, an amount equal to the monthly cost of COBRA continuation coverage under the applicable medical plan or plans at the date of termination, so long as she elects such continuation coverage. Ms. Lagomarsino’s employment agreement provides that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code to the extent that she will be in a better net after-tax position as a result of such reduction.

If Ms. Tarantino’s employment was terminated voluntarily by Ms. Tarantino for “good reason” or Luther Burbank terminates her employment “without cause,” in either case during the one-year period following a change in control, then, in consideration for executing a general release of claims in favor of Luther Burbank, Ms. Tarantino would be entitled to: (i) a severance payment equal to 24 months of Ms. Tarantino’s base salary and target bonus (as then in effect), paid in equal installments for 24 months; and (ii) two times the target bonus for the calendar year in which the termination occurs, paid at the time bonuses are paid to other participants. Each outstanding award under the Luther Burbank Omnibus Plan that Luther Burbank granted to Ms. Tarantino will become fully vested. In addition, Luther Burbank will pay Ms. Tarantino, in 24 monthly installments, an amount equal to the monthly cost of COBRA continuation coverage under the applicable medical plan or plans at the date of termination, so long as she elects such continuation coverage. Ms. Tarantino’s employment agreement provides that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code to the extent that she will be in a better net after-tax position as a result of such reduction.

If Ms. Mahoney’s employment was terminated voluntarily by Ms. Mahoney for “good reason” or Luther Burbank terminates her employment “without cause,” in either case during the one-year period following a change in control, then, in consideration for executing a general release of claims in favor of Luther Burbank, Ms. Mahoney would be entitled to a severance payment equal to 24 months of Ms. Mahoney’s base salary and the target bonus (as then in effect), paid in equal installments for 24 months. Each outstanding award under the Luther Burbank Omnibus Plan that Luther Burbank granted to Ms. Mahoney will become fully vested. In addition, Luther Burbank will pay Ms. Mahoney, in 18 monthly installments, an amount equal to the monthly cost of COBRA continuation coverage under the applicable medical plan or plans at the date of termination, so long as she elects such continuation coverage. Ms. Mahoney’s employment agreement provides that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code to the extent that she will be in a better net after-tax position as a result of such reduction.

Executive Severance Plans

Luther Burbank maintains an executive severance and change in control plan (the “Change in Control Plan”), in which each of Messrs. Medhat, Stefani, Fanter and Smith participate. The Change in Control Plan provides for severance benefits in the event of certain qualifying terminations of employment, including a termination following a change in control (such as the merger).

Pursuant to the Change in Control Plan, the termination of a participant’s employment by Luther Burbank without “cause” or by the participant with “good reason” that occurs during the 12-month period following a change in control (including the merger) will entitle the participant to a severance payment equal to 24 months of the base salary, plus two times the participant’s target bonus, paid in equal monthly installments for 24 months. In addition, Luther Burbank will pay each executive, in 24 monthly installments, an amount equal to the monthly cost of COBRA continuation coverage under the applicable medical plan, or plans at the date of termination, so long as the participant elects such continuation coverage. The Change in Control Plan provides that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code to the extent that the participant will be in a better net after-tax position as a result of such reduction.

Salary Continuation Agreements

LB Savings is a party to salary continuation agreements with each of Mr. Trione and Ms. Tarantino. Each agreement provides post-employment monthly retirement benefits or payments in the event of death or disability.

Pursuant to the salary continuation agreement with Mr. Trione, LB Savings will distribute an annual benefit equal to $318,400, payable in 12 monthly installments commencing on the first day of the month following his termination of employment. The annual benefit will be distributed to Mr. Trione for 20 years.

Pursuant to the salary continuation agreement with Ms. Tarantino, upon her termination of employment after reaching age 62 or due to a termination without cause or with good reason, LB Savings will distribute an annual benefit for a period of 20 years that is equal to 80% of her base salary for the year in which her termination of employment occurs, in 12 monthly installments commencing on the first day of the month following her termination of employment. This annual benefit is decreased if her termination of employment occurs prior to the date she reaches age 62 (unless such termination is due to a termination without cause or with good reason, or death). However, if her termination of employment is within 36 months following a change in control (such as the merger), her full benefit under the salary continuation agreement will be payable regardless of her age at the time of termination.

Pursuant to the terms of the merger agreement, upon the effective time of the merger, Washington Federal will assume the salary continuation agreements with Mr. Trione and Ms. Tarantino.

For an estimate of the value of the severance payments and benefits that would be payable to each of the Luther Burbank named executive officers in connection with a qualifying termination, see the section entitled “— Golden Parachute Compensation” beginning on page 96. The estimated aggregate amount of severance payments and benefits that would be payable to the four Luther Burbank executive officers who are not named executive officers assuming a qualifying termination occurred on January 31, 2023 is $4,569,400. The estimated aggregate amount of payments that would be payable to Mr. Trione pursuant to his salary continuation agreement assuming a qualifying termination occurred on January 31, 2023 is $6.4 million.

Severance Program

Pursuant to the merger agreement, LB Savings has adopted a severance program (the “severance program”) applicable to LB Savings employees employed on a full-time basis on the effective date of the merger who are not subject to a severance program or contractually entitled to severance benefits. Employees who are terminated by LB Savings “without cause” 180 days prior to the effective time of the merger or within 180 days following the consummation of the merger, will be eligible for the severance program.

Severance under the severance program will be calculated using the current base salary; however, contingent compensation, commissions, bonuses, overtime, employer matching contributions to any retirement plans, “per file or unit” incentives and any other payments will not be included in the calculation of severance pay. Additionally, severance compensation is based on a general formula of two weeks of pay for every completed consecutive year of employment with LB Savings, paid as a lump sum, subject to minimums and maximums based on employment category, with the maximum severance offered under the severance program being six months of pay. In addition to severance pay, should eligible employees duly elect COBRA continuation coverage, LB Savings or WaFd, as applicable, will pay the cost of the month premium for such continuation coverage for the first two months of coverage.

New Employment Arrangement

On February 3, 2023, Tammy Mahoney, Executive Vice President and Chief Risk Officer at Luther Burbank, entered into an offer letter with Washington Federal that provides certain terms and conditions of her employment as Senior Vice President and Chief Risk Officer of Washington Federal following the completion of the merger. Ms. Mahoney’s employment will take effect at the completion of the merger and includes the following:

•	an annual base salary of $360,000;

•	a signing bonus, subject to forfeiture in certain circumstances, of $500,000;

•	participation in the Washington Federal Short Term Incentive Bonus Program;

•	a grant of Washington Federal restricted stock with a value of $2,000,000; and

•

an agreement by Ms. Mahoney to waive all severance or change in control payments which she might otherwise be entitled to receive (for additional detail about such arrangements, see the section entitled “— Payments Upon Termination or a Change in Control” beginning on page 93 and see the section entitled “— Golden Parachute Compensation” beginning on page 96).

These provisions are subject to successful completion of a background check, the effectiveness of the waiver of the change in control payments described above and completion of the merger.

Other Interests

Prior to the effective time of the merger, Washington Federal may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of the Luther Burbank executive officers or directors regarding compensation or benefits and, either Luther Burbank or Washington Federal may enter into definitive agreements with, or provide additional compensation or benefits to, the Luther Burbank executive officers or directors. As of the date of this joint proxy statement/prospectus, other than as described above, no new agreements, arrangements or understandings regarding compensation or benefits with any of the Luther Burbank executive officers or directors have been agreed.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Luther Burbank that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Luther Burbank shareholders, as described in more detail in the section entitled “Luther Burbank Proposals” beginning on page 48.

The estimated potential payments in the table below are based on the following assumptions:

•	a merger closing on January 31, 2023 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure);

•	each named executive officer will experience a qualifying termination at the effective time of the merger;

•

a price per share of Luther Burbank common stock equal to $11.69, the average closing market price of Luther Burbank common stock over the first five business days following the public announcement of the merger on November 13, 2022; and

•	base salary and equity award holdings as of January 31, 2023, excluding any dividends but including dividend equivalent rights accrued on outstanding equity awards.

•

Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with LB Savings, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Name	Cash Severance(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ Benefits(4)	Total(5)
Current Named Executive Officers
Simone Lagomarsino	$4,250,000	$801,689	$—	$40,667	$5,092,356
President and Chief Executive Officer
Laura Tarantino	$1,850,000	$225,479	$1,324,312	$40,667	$3,440,458
Executive Vice President, Chief Financial Officer
Tammy Mahoney	$1,260,000	$200,419	$—	$19,981	$1,480,400
Executive Vice President, Chief Risk Officer

(1)	Represents cash amounts payable to each of the named executive officers pursuant to the applicable employment agreement. As described under “ — Payments upon Termination or a Change in Control”

above, upon certain terminations of employment within 12 months following a change of control, each of the named executive officers is entitled to receive severance equal to, with respect to Ms. Lagomarsino, a severance payment equal to Ms. Lagomarsino’s base salary and target bonus (as then in effect) for 36 months and a prorated target bonus for the year of termination, with respect to Ms. Tarantino, a severance payment equal to Ms. Tarantino’s base salary and bonus for 24 months and two times her target bonus (as then in effect), and with respect to Ms. Mahoney, a severance payment equal to Ms. Mahoney’s base salary and target bonus (as then in effect) for 24 months.
(2)

These values represent the payments in respect of the Luther Burbank restricted stock held by each of Luther Burbank’s named executive officers as of January 31, 2023 and set forth in the table below. As described above, each outstanding award of Luther Burbank restricted stock issued pursuant to the Luther Burbank Omnibus Plan and held by Ms. Lagomarsino, Ms. Tarantino and Ms. Mahoney will vest in full upon certain terminations of employment within 12 months following a change in control. Likewise, pursuant to the merger agreement, all Luther Burbank restricted stock and restricted stock units held by Luther Burbank employees who are not continuing employees, will automatically vest in full, effective as of the closing of the merger. Amounts reported include the value of accelerated stock award vesting as well as accrued and unvested dividends on those awards.

Name	Luther Burbank Restricted Stock
Current Named Executive Officers
Simone Lagomarsino	65,101
President and Chief Executive Officer
Laura Tarantino	18,310
Executive Vice President and Chief Financial Officer
Tammy Mahoney	16,275
Executive Vice President and Chief Risk Officer

(3)

Represents the positive difference between the aggregate present value of the benefit under the salary continuation agreement with Ms. Tarantino upon her voluntary termination of employment prior to reaching age 62 and the aggregate present value of the benefit under the salary continuation agreement upon Ms. Tarantino’s termination of employment within 36 months following a change of control.

(4)

Represents cash payments to be paid to each of Messes. Lagomarsino, Tarantino and Mahoney upon certain terminations of employment within 12 months following a change in control, equal to the value of continued participation for their covered dependents in substantially comparable life, medical, dental and disability insurance coverage for 18 or 24 months, as applicable, and as described under “ — Payments upon Termination or a Change in Control” above.

(5)

The employment agreements with Messes. Lagomarsino, Tarantino and Mahoney provide that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code; provided that, for Messes. Lagomarsino, Tarantino and Mahoney, such reduction will only apply if and to the extent it would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under those provisions.

Indemnification

Luther Burbank’s directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Luther Burbank articles, the Luther Burbank bylaws, indemnity and employment agreements between Luther Burbank and certain of the officers of Luther Burbank and the merger agreement. Pursuant to the merger agreement, Washington Federal agreed for a period of six years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Washington Federal or a subsidiary of Washington Federal, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring, at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Luther Burbank or any subsidiary of Luther Burbank or is or was serving at the request of Luther Burbank or any subsidiary of Luther Burbank as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or consummation of the merger, to the fullest extent which the indemnified parties would be entitled under the Luther Burbank articles and the Luther Burbank bylaws or any agreement, arrangement or understanding which has been set forth in the merger agreement, in each case as in effect on the date of the merger agreement.

Pursuant to the merger agreement, Washington Federal has agreed to maintain Luther Burbank’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Luther Burbank’s existing policy, including Washington Federal’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the effective time of the merger, provided that if the cost of such insurance 300% of the annual premiums paid by Luther Burbank for its existing directors’ and officers’ liability insurance (the “maximum insurance amount”) Washington Federal will obtain what it reasonably determines to be the most advantageous coverage as is available for the maximum insurance amount.

Other than as set forth above, no director or officer of Luther Burbank has any direct or indirect material interest in the merger, except insofar as ownership of Luther Burbank common stock might be deemed such an interest.

Board of Directors and Officers of Washington Federal and WaFd Bank After the Merger

Except as described in the next sentence, the directors and officers of Washington Federal and WaFd Bank immediately prior to the effective time of the merger will be the directors and officers of Washington Federal and WaFd Bank following the merger until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. Pursuant to the terms of the merger agreement, Washington Federal has agreed that, effective as of the effective time of the merger, each of the Washington Federal board and the WaFd Bank board will be comprised of 12 members, including two new directors, who will be recommended by Luther Burbank and be agreeable to Washington Federal (Washington Federal’s consent will not be unreasonably withheld, conditioned or delayed). Each such individual will serve until the next annual meeting of shareholders of Washington Federal at which the class of directors to which such individual will be appointed is presented to shareholders for reelection. In the event such an individual is appointed to a class of Washington Federal directors that will be presented to Washington Federal’s shareholders for reelection at an annual meeting of shareholders of Washington Federal held within 24 months following the closing date of the merger, Washington Federal is required to include such individual on the list of nominees for director presented by the Washington Federal board and for which the Washington Federal board will solicit proxies at such annual meeting of shareholders of Washington Federal, to serve for the applicable term of such individual’s class of directors and until such individual’s successor will be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the members of the Washington Federal board. The two new directors recommended by Luther Burbank will be selected from the five current independent members of the Luther Burbank board who are eligible to serve as a member of the Washington Federal board. Washington Federal and Luther Burbank have not yet determined the two existing directors of the Luther Burbank board who will be appointed or elected to the Washington Federal board and the WaFd Bank board.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger and the bank merger. Under the terms of the merger agreement, Washington Federal and Luther Burbank have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary to consummate the merger and the bank merger.

Upon consummation of the merger, Washington Federal will merge its two resulting bank subsidiaries, LB Savings and WaFd Bank, with WaFd Bank as the surviving bank in the bank merger. In order to complete the transactions contemplated by the merger agreement, Washington Federal and Luther Burbank must first file all required regulatory notices and obtain all regulatory approvals, consents and orders required in connection with both the merger and the bank merger. In this regard, the parties must obtain the approval of the FDIC and the WDFI for the bank merger, provide notice of the bank merger to the CDFPI, obtain an order of exemption from the CDFPI for the merger, and provide notice of the merger to the FRBSF. Applications were filed with the FDIC on or about January 6, 2023 and the WDFI on or about January 9, 2023, and the notice to the CDFPI was filed on or about January 9, 2023. Washington Federal submitted the required notice to the FRBSF and the request for an exemption to the CDFPI on March 1, 2023. Pursuant to the exemption request, the CDFPI issued an order of exemption (approving the exemption request) on March 21, 2023. Finally, pursuant to the FDIC’s application processing guidelines set forth in 12 CFR Part 303, the agency requested additional information on the application on February 6, 2023. Pursuant to an extension granted by the FDIC, Washington Federal and Luther Burbank are working cooperatively to provide the requested information on or about April 7, 2023.

There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 115.

Accounting Treatment of the Merger

The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, Luther Burbank’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Washington Federal. Any excess between the purchase price for Luther Burbank and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, “Intangibles—Goodwill and Other,” the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit intangibles with definite useful lives recorded by Washington Federal in connection with the merger will be amortized to expense or written down if earlier impairment indicators arise. The financial statements of Washington Federal issued after the merger will reflect the results attributable to the acquired operations of Luther Burbank beginning on the date of completion of the merger.

Stock Exchange Listings

Washington Federal’s common stock and Luther Burbank’s common stock are listed on the NASDAQ under the symbols “WAFD” and “LBC,” respectively. Upon completion of the merger, Luther Burbank common stock will be delisted from the NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

Under the terms of the merger agreement, Washington Federal has agreed to use its reasonable best efforts to cause the shares of Washington Federal common stock to be issued to (i) Luther Burbank shareholders as the merger consideration, and (ii) in connection with the conversion of the unvested restricted shares of Luther Burbank common stock into shares of Washington Federal common stock in connection with the merger, to be approved for listing on the NASDAQ prior to the effective time of the merger. Following the merger, Washington Federal common stock will continue to be traded on the NASDAQ.

No Appraisal or Dissenters’ Rights in the Merger

Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly traded corporation. Luther Burbank’s common stock is traded on a national security exchange and the merger consideration, comprised of Washington Federal’s common stock, is also traded on a national securities exchange. As such, Luther Burbank’s shareholders are not entitled to appraisal rights.

Shareholder Agreements

In connection with the execution of the merger agreement, each director and certain executive officers of Luther Burbank who own shares of Luther Burbank common stock, reflecting an aggregate of approximately 23.16% of the outstanding Luther Burbank common stock as of the date of the merger agreement, entered into the shareholder agreements with Luther Burbank and Washington Federal. The following summary of the shareholder agreements qualified in its entirety by reference to the form of shareholder agreement, a copy of which is attached as Annex A to the merger agreement, which is included in Appendix A to this joint proxy statement/prospectus.

Pursuant to the shareholder agreements, each director and executive officer party to the shareholder agreements has agreed, among other things, to:

•	to appear at any meeting of the shareholder of Luther Burbank or to otherwise cause their shares to be counted as present at the meeting for purposes of calculating a quorum;

•

vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Luther Burbank common stock beneficially owned by the director and executive officer or as to which the director and executive officer has, directly or indirectly, the right to direct the voting:

•	in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

•

against any action or agreement that to the knowledge of each of the directors and executive officers would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Luther Burbank contained in the merger agreement or of the director or officer contained in the shareholder agreements; and

•

against any acquisition proposal (as defined in “ — No Solicitation” on page 114 or any other action, agreement or transaction that is intended, or to the knowledge of each of the directors and executive officers would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of each of the director’s and executive officer’s obligations under the shareholder agreement.

Provided, however, that if there is any amendment, waiver or modification to the merger agreement that is that is effected after the date hereof that (x) reduces or has the effect of reducing the exchange ratio, (y) changes the form of all or any portion of the merger consideration and/or (z) imposes any material condition to the receipt of merger consideration, the obligations of the directors and executive officers described above will be inapplicable.

The directors and executive officers also agreed, while the shareholder agreements are in effect, not to, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the share of Luther Burbank common stock (or any securities convertible into or exercisable or exchangeable for shares of Luther Burbank common stock) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with the director’s and executive officer’s representations, warranties, covenants and obligations under the shareholder agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, the director’s and executive officer’s power, authority and ability to comply with and perform his, her or its covenants and obligations under the shareholder agreement; provided, however, that once the shares of Luther Burbank common stock have been voted at the Luther Burbank special meeting, and provided that at least a majority of all of the issued and outstanding shares of Luther Burbank common have been irrevocably voted in favor of the merger, the merger agreement and the transactions contemplated thereby at the Luther Burbank special meeting as provided for in the shareholder agreement, then the restrictions on the director’s and executive officer’s ability to transfer their shares of Luther Burbank common stock will no longer apply to the directors and executive officers.

In addition, the shareholder agreement entered into by Victor S. Trione, the Chairman of the Luther Burbank board and LB Savings board, provides that Mr. Trione will not sell, transfer, pledge, hypothecate or otherwise dispose of more than one-third of his shares of Luther Burbank common stock during each 12-month period following the effective time of the merger until the expiration of 36 months from the effective time of the merger.

The shareholder agreements will terminate upon the earliest to occur of (i) the date, if any, of termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger, (iii) the date, if any, of any material change to the merger agreement, and (iv) the date the shares of Luther Burbank common stock have been irrevocably voted in favor of the merger, the merger agreement and the transactions contemplated thereby at any meeting of the shareholders of Luther Burbank; provided that the restrictions on the sale, pledge, hypothecation or disposition of Mr. Trione’s holdings of Luther Burbank common stock will not terminate until the expiration of 36 months from the effective time of the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Washington Federal and Luther Burbank contained in this joint proxy statement/prospectus or in the public reports of Washington Federal or Luther Burbank filed with the SEC may supplement, update or modify the factual disclosures about Washington Federal and Luther Burbank contained in the merger agreement. The merger agreement contains representations and warranties by Washington Federal, on the one hand, and representations and warranties by Luther Burbank, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Washington Federal and Luther Burbank were qualified and subject to important limitations agreed to by Washington Federal and Luther Burbank in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger and the bank merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Washington Federal and Luther Burbank each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Washington Federal and Luther Burbank at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 151.

Structure of the Merger

Each of Washington Federal’s and Luther Burbank’s respective boards has unanimously approved the merger agreement. In the merger, Luther Burbank will be acquired by Washington Federal, in a transaction in which Luther Burbank will merge with and into Washington Federal, with Washington Federal as the surviving institution. Promptly following the completion of the merger, LB Savings will be merged with and into WaFd Bank, with WaFd Bank as the surviving bank. Following consummation of the bank merger, WaFd Bank intends to continue to operate all of the branches acquired from LB Savings.

Prior to the consummation of the merger, Washington Federal and Luther Burbank may, by mutual agreement, modify the structure of the acquisition of Luther Burbank; provided, that no such modification may (i) change the in kind or reduce the amount of the merger consideration, (ii) adversely affect the tax treatment of Luther Burbank’s shareholders pursuant to the merger agreement or (iii) jeopardize receipt of any required regulatory approvals or delay the consummation of the merger and the bank merger.

Consideration to be Received in the Merger

General

At the effective time of the merger, each share of Luther Burbank common stock issued and outstanding immediately prior to the effective time of the merger (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) will be converted into, and canceled in exchange for, the right to receive 0.3353 shares of Washington Federal common stock. Cash will be paid in lieu of any fractional share of Washington Federal common stock.

Aggregate Merger Consideration

Upon completion of the merger, Luther Burbank shareholders are expected to receive an aggregate of approximately 17,135,074 shares of Washington Federal common stock, which, based on a $38.15 closing price of Washington Federal common stock on November 11, 2022, the last trading day before Washington Federal announced the merger, represents approximately $653,703,072 of aggregate merger consideration payable to the Luther Burbank shareholders. The aggregate number of shares of Washington Federal common stock referenced in the immediately prior sentence is based on, as of the date of this joint proxy statement/prospectus:

•	50,790,026 shares of Luther Burbank common stock outstanding;

•

232,459 shares of Luther Burbank restricted stock outstanding (which assumes that all outstanding awards of Luther Burbank restricted stock are converted into shares of Washington Federal common stock in connection with the merger); and

•

81,225 Luther Burbank restricted stock units outstanding (which assumes that all outstanding awards of Luther Burbank restricted stock units are converted into shares of Washington Federal common stock in connection with the merger).

Following the completion of the merger, based on the amounts described above and on 65,415,338 shares of Washington Federal common stock outstanding as of January 31, 2023, the former Luther Burbank shareholders will own approximately 21% of the outstanding shares of Washington Federal common stock and the current shareholders of Washington Federal will own the remaining approximately 79% of the outstanding shares of Washington Federal common stock. Shares of Luther Burbank common stock will not be entitled to dissenters’ rights. See the section entitled “No Appraisal or Dissenters’ Rights in the Merger” on page 100.

The amounts and percentages in the immediately prior sentence do not reflect adjustments based upon, take into account or otherwise give effect to:

•	Luther Burbank restricted stock and Luther Burbank restricted stock units awarded to Luther Burbank employees who will become Washington Federal employees; and

•	any tax withholding obligations.

Fractional Shares

No fractional shares of Washington Federal common stock will be issued in the merger. Instead, a former holder of Luther Burbank common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Washington Federal average share price, rounded to the nearest whole cent. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Washington Federal common stock.

Treatment of Luther Burbank Restricted Stock and Luther Burbank Restricted Stock Units

Each outstanding award of Luther Burbank restricted stock and Luther Burbank restricted stock units issued pursuant to the Luther Burbank Omnibus Plan (other than the Luther Burbank restricted stock and Luther

Burbank restricted stock units held by a continuing employee) will automatically vest in full, effective as of the effective time of the merger. The shares of Luther Burbank restricted stock and Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of such shares of Luther Burbank restricted stock and Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal common stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by a continuing employee, to the extent expressly assumed by Washington Federal, will automatically cease to represent a share of Luther Burbank restricted stock or Luther Burbank restricted stock units and will be substituted with a share of Washington Federal restricted stock or a Washington Federal restricted stock unit. The number of shares of Washington Federal common stock subject to each such share of Luther Burbank restricted stock or each Luther Burbank restricted stock unit will be equal to the product (rounded to the nearest whole number) of the number of shares of Luther Burbank common stock subject to Luther Burbank restricted stock or Luther Burbank restricted stock units immediately prior to the effective time of the merger multiplied by the exchange ratio.

Each share of Luther Burbank restricted stock and each Luther Burbank restricted stock unit held by a continuing employee, to the extent not expressly assumed by Washington Federal, will automatically vest in full, effective as of the effective time of the merger, and such shares of Luther Burbank restricted stock and such Luther Burbank restricted stock units will be converted into, and will be cancelled in exchange for, the right to receive (i) a number of shares of Washington Federal common stock equal to the number of shares of Luther Burbank restricted stock or Luther Burbank restricted stock units multiplied by the exchange ratio, provided that any fractional shares of Washington Federal common stock will receive cash in lieu of fractional shares of Washington Federal common stock, plus (ii) the amount in cash equal to the sum of any accrued dividends or dividend equivalents that are payable in cash, pursuant to the terms of the Luther Burbank restricted stock or Luther Burbank restricted stock units.

Effective Time and Completion of the Merger

The merger will become effective upon the acceptance of the articles of merger to be filed with the Secretary of State of the State of Washington in accordance with the provisions of applicable Washington law (the “effective date”). Subject to the satisfaction or waiver of the conditions set forth in the merger agreement, the parties will file the articles of merger with the Secretary of State of the State of Washington on (i) a date mutually selected by Washington Federal and Luther Burbank after such satisfaction or waiver which is no later than the later of (a) five business days after such satisfaction or waiver or (b) the first month end following such satisfaction or waiver, unless such date provided for in clause (b) occurs other than in the last month of a fiscal quarter and is more than 14 calendar days after the date provided for in clause (a), in which case the date will be the date provided for in clause (a), or (ii) such other date to which the parties may mutually agree in writing. The parties will cause a copy of the articles of merger certified by the Secretary of State of the State of Washington to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Washington. The closing will take place by electronic exchange of documents at 10:00 a.m. Pacific Time on the effective date, or at such other date or time mutually agreed upon by Washington Federal and Luther Burbank in writing.

Procedures for Exchanging Shares of Luther Burbank Common Stock

Exchange Procedures

Prior to the effective date of the merger, Washington Federal will appoint its transfer agent, Broadridge Corporate Issuer Solutions, Inc., as the exchange agent under the merger agreement. Promptly following the effective date of the merger (but in no event more than three business days after the effective date of the merger), the exchange agent will mail and otherwise make available to each holder of record of Luther Burbank common stock a notice and a form of letter of transmittal advising such holder of the effectiveness of the merger and the and instructions for the surrender of the holder’s Luther Burbank stock certificate(s) and/or conversion of book-entry shares for the merger consideration, as well as any dividends or distributions paid, pursuant to the terms of the merger agreement. Upon surrender of a stock certificate or book-entry shares of Luther Burbank common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration allocated to him or her and the certificate or book-entry shares for Luther Burbank common stock will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Luther Burbank common stock.

Luther Burbank shareholders who surrender their stock certificates or book-entry shares and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Luther Burbank in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent’s acceptance of such stock certificates or book-entry shares and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form the number of whole shares of Washington Federal common stock in to which the aggregate number of shares of Luther Burbank surrendered have been converted pursuant to the merger agreement.

If a Luther Burbank shareholder has lost his or her Luther Burbank stock certificate, or the Luther Burbank stock certificate has been lost, stolen or destroyed, the Luther Burbank shareholder may be required to deliver an affidavit of loss and indemnity agreement and/or and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

After completion of the merger, no transfers of Luther Burbank common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Luther Burbank stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

Withholding

Washington Federal will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares or on account of accrued dividends or dividend equivalents or any other consideration payable under the merger agreement to any holder of Luther Burbank common stock or Luther Burbank restricted stock the amounts it is required to deduct and withhold under the Code or any state, local, or foreign tax law or regulation. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Washington Federal common stock after completion of the merger will be paid to the holder of any unsurrendered Luther Burbank stock certificates or untransferred shares of Luther Burbank common stock held in book-entry form with respect to the Washington Federal common stock represented by those certificates or book-entry shares until those certificates or book-entry shares have been properly surrendered. After the proper surrender of any such previously unsurrendered Luther Burbank stock certificate, or proper transfer of any such previously untransferred shares of Luther Burbank common stock held in book-entry form, the holder of the certificate or such book-entry shares will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Washington Federal common stock, which the shares of Luther Burbank common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

Pursuant to the merger agreement, Washington Federal and Luther Burbank made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See the section entitled “— Conditions to Completion of the Merger” beginning on page 115.

The merger agreement contains representations and warranties that Washington Federal and Luther Burbank made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Washington Federal nor Luther Burbank believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

Accordingly, neither shareholders of either Washington Federal or Luther Burbank should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Washington Federal’s or Luther Burbank’s public disclosures.

Covenants and Agreements

Conduct of Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. Those covenants, which are contained in Article IV or the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.

Pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to Washington Federal or as required by applicable law, regulation or policies imposed by any governmental authority, Luther Burbank may not, and will cause each of its subsidiaries not to, among other things, take the following actions without Washington Federal’s prior written consent:

•

conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Washington Federal the goodwill of the customers of Luther Burbank, its subsidiaries and others with whom business relations exist;

•

except for the issuances of shares of Luther Burbank common stock (a) in the ordinary course of business consistent with past practice, (b) pursuant to previously issued Luther Burbank restricted stock awards outstanding as of the date of the merger agreement, or (c) rights that Luther Burbank discloses in writing to Washington Federal that it proposed to award to new hires and that are not objected to by Washington Federal, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of rights;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Luther Burbank common stock, except (A) regular quarterly cash dividends on the Luther Burbank common stock at a dividend payout percentage not to exceed the greater of (x) the dividend payout percentage applicable during the fiscal quarter immediately prior to the execution of the merger agreement and (y) 30%, with record and payment dates consistent with past practice, (B) dividends paid by any of Luther Burbank’s subsidiaries to Luther Burbank or any of Luther Burbank’s wholly owned subsidiaries, or (C) to satisfy obligations under Luther Burbank’s benefit plans, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock;

•

directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Luther Burbank common stock (other than the withholding of shares to satisfy withholding tax obligations in respect of Luther Burbank restricted stock outstanding as of the date of the merger agreement in accordance with their terms and, as applicable, the Luther Burbank equity plans as in effect on the date of the merger agreement);

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except as required by Luther Burbank’s benefit plans, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Luther Burbank or its subsidiaries, grant any salary or wage increase (other than annual merit increases for non-executive officers adopted in the ordinary course of business consistent with past practice and not to exceed 3% in the aggregate across all employees), grant any severance or termination pay (other than pursuant to (i) an existing severance arrangement or policy in effect as of the date of the merger agreement or (ii) retention arrangements with personnel involved in the merger and as previously disclosed to Washington Federal), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as previously disclosed to Washington Federal;

•

hire any person as a senior officer of Luther Burbank or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Washington Federal, and (ii) persons hired to fill any senior officer vacancies either existing as of the date of the merger agreement or arising after the date of the merger agreement whose employment is terminable at the will of Luther Burbank or a subsidiary of Luther Burbank and who are not subject to or eligible for any severance or similar benefits or payments that would become payable solely as a result merger agreement or consummation thereof;

•	enter into any agreement with a labor union, guild or association representing any employee;

•

enter into, establish, adopt, amend, or terminate or make any contributions to (except (i) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed to Washington Federal or (ii) contributions in the ordinary course of Luther Burbank’s business as previously disclosed to Washington Federal) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Luther Burbank or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, except that any such action may be taken to provide for the full acceleration of vesting Luther Burbank restricted stock or Luther Burbank restricted stock units as contemplated in the merger agreement;

•

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and not material to Luther Burbank and its subsidiaries taken as a whole, (ii) sales of loans or loan participations which are in the ordinary course of business consistent with past practice, (iii) liens permitted under the merger agreement, and (iv) as previously disclosed to Washington Federal;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, deposits or properties of any other entity, in each case other than in the ordinary course of business consistent with past practice;

•

except as previously disclosed to Washington Federal, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $200,000 in the aggregate;

•	amend the Luther Burbank articles or the Luther Burbank bylaws or the articles of incorporation or bylaws (or equivalent documents) of any subsidiary of Luther Burbank;

•	implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

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except as previously disclosed to Luther Burbank, or otherwise permitted under the merger agreement, enter into, cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

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except as previously disclosed to Washington Federal, enter into any settlement or similar agreement with respect to any action, suit, threatened suit, proceeding, order or Luther Burbank investigation or third-party or administrative agency investigation to which Luther Burbank or any of its subsidiaries is or becomes, or may become, a party after the date of the merger agreement, which settlement, agreement, or action involves payment by Luther Burbank or any of its subsidiaries of an amount that exceeds an agreed to amount and/or would impose any material restriction on the business of Luther Burbank or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to Luther Burbank or any of its subsidiaries;

•

enter into any new material line of business; introduce any material new products or services; materially change its lending, investment, underwriting loan, servicing, risk and asset liability management or other material banking and operating policies, or in the manner in which its investment securities or loan portfolio is classified or reported except as required by applicable law, regulation or policies imposed by any governmental authority; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or, except as previously disclosed to Washington Federal, enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Washington Federal prior to the date of the merger agreement);

•	except as previously disclosed to Washington Federal, enter into any derivatives contract without reasonable advance notice to Washington Federal;

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except as previously disclosed to Washington Federal, incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and Federal Reserve Bank borrowings that mature within 90 days and that have no put or call features and securities sold under repurchase agreements that mature within 90 days, in each case, in the ordinary course of business consistent with past practices);

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assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

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except as previously disclosed to Washington Federal, acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment or dispose of any debt security or equity investment, in each case other than in the ordinary course of business consistent with past practice;

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(i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (the “loans”) other than loans made pursuant to existing commitments as previously disclosed to Washington Federal or loans made in the ordinary course of business, consistent with past practice that are not in excess of $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) enter into any loan participation agreement or arrangement, except for loan participations entered into in the ordinary course of business consistent with past practice where Luther Burbank’s or any of its subsidiaries’ exposure does not exceed $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans (provided that, in each case, Luther Burbank and its subsidiaries can make, renew or modify loans or loan participations that exceed the foregoing dollar limitations to the extent Luther Burbank provides Washington Federal in writing a complete loan package for such loan or loan participation and Washington Federal does not object to such proposed loan or loan participation within three business days of receipt of such written notice;

•

make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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except as previously disclosed to Washington Federal, make or change any tax election, settle or compromise any tax liability of Luther Burbank or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of Luther Burbank or any of its subsidiaries (or the assets and liabilities of Luther Burbank or any of its subsidiaries), enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes, or file any amended tax return;

•

take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Washington Federal or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

•	make or propose to make any loan to or enter into any transaction with Luther Burbank or any of its subsidiaries or any of their respective executive officers, directors or affiliates;

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take any action that would or is reasonably likely to result in (i) the merger not qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Luther Burbank set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, (v) a material delay in the ability of Washington Federal or Luther Burbank to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of Washington Federal to obtain any required regulatory approvals; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

The merger agreement also provides that pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to Luther Burbank or as required by applicable law, regulation or policies imposed by any governmental authority, Washington Federal may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Luther Burbank:

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conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and Luther Burbank the goodwill of the customers of Washington Federal and its subsidiaries and others with whom business relations exist;

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except as previously disclosed to Luther Burbank, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of rights, other than (i) in connection with the terms of the merger agreement or (ii) pursuant to rights issued or to be issued under Washington Federal’s benefit plans (including any shares of Washington Federal common stock issuable pursuant to such rights in the ordinary course of business);

•	amend the Washington Federal articles or the Washington Federal bylaws;

•	fill either of the two director seats currently vacant on each of the Washington Federal board and WaFd Bank board, except as otherwise contemplated by the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

•

make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Washington Federal common stock, except (A) regular quarterly cash dividends on Washington Federal common stock in an aggregate amount not to exceed 40% of Washington Federal’s net income for the immediately preceding quarter, with record and payment dates consistent with past practice, (B) dividends paid by any of the subsidiaries of Washington Federal to Washington Federal or any of its wholly owned subsidiaries, or (C) to satisfy obligations under the Washington Federal benefit plans;

•

except as previously disclosed to Luther Burbank, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any person or division or business unit thereof, in each case, that would materially delay the consummation of the merger or the bank merger (including the receipt of any regulatory approval required to consummate the merger or bank merger);

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take any action that would cause the merger agreement or the merger or bank merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Luther Burbank or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

•

take any action that is or would be reasonably likely to result in (i) the merger not qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Washington Federal set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, such that Luther Burbank would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of Washington Federal or Luther Burbank to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of Washington Federal to obtain any required regulatory approvals;

•

make any written communications directed at the employees of Luther Burbank or any of its subsidiaries without prior consultation with Luther Burbank and consideration of any Luther Burbank comments in good faith; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Regulatory Matters

Washington Federal and Luther Burbank have agreed to cooperate with each other and use their reasonable best efforts to prepare and file all necessary documentation (and in the case of any initial application filings with governmental authorities, Washington Federal has agreed to use its best efforts to make any such filing within 30 calendar days of the date of the merger agreement or as promptly as reasonably practicable thereafter), and to file all required notices and obtain all permits, consents, approvals and authorizations of all governmental authorities necessary to consummate the merger and the bank merger. Washington Federal and Luther Burbank have also agreed that they will consult each other with respect to the obtaining of all permits, consents, approvals waivers and authorizations of all governmental authorities necessary or advisable to consummate the merger and the bank merger, to keep each other apprised of the status of non-confidential material matters related relating to completion of the merger and bank merger and to provide each other a copy of all correspondence to or from any governmental authority in connection with the merger and bank merger and a written description of any material or significant oral communications with any governmental authority in connection with the merger and bank merger.

Washington Federal and Luther Burbank have also agreed to, upon request, to furnish the other party with all information concerning themselves, their subsidiaries, directors and officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of Washington Federal, Luther Burbank or any of their respective subsidiaries to any governmental authority.

Notwithstanding the foregoing, Washington Federal and Luther Burbank are not required to take any action, or commit to take any action that would reasonably be likely to have a material adverse effect on Washington Federal after giving effect to the merger (measured on a scale relative to Luther Burbank and its subsidiaries, taken as a whole).

In order to complete the transactions contemplated by the merger agreement, Washington Federal and Luther Burbank must first file all required notices and obtain all regulatory approvals, consents and orders required in connection with both the merger and the bank merger. In this regard, the parties must obtain the approval of the FDIC and the approval of the WDFI for the bank merger, and provide notice of the bank merger to the CDFPI. Washington Federal was also advised by the CDFPI to file a request for an order of exemption pursuant to Section 1260 of the California Financial Code to avoid having to file a change of control application under Section 1251 of the California Financial Code for the momentary acquisition of control of LB Savings before it is merged with WaFd Bank. In connection with communications with the FRBSF, Washington Federal was advised that prior approval of the Federal Reserve Board is not required for the merger and the momentary acquisition of control of LB Savings because it qualifies as a transaction not requiring Federal Reserve Board approval pursuant to 12

CFR 225.12(d)(2). Thus, a bank holding company application is not required for the transaction. Rather, Washington Federal must provide written notice of the proposed transaction to the FRBSF pursuant to the requirements of 12 CFR 225.12(d)(2). Applications to merge the banks were filed with the FDIC on or about January 6, 2023 and the WDFI on or about January 9, 2023, and the notice to the CDFPI was filed on or about January 9, 2023. Pursuant to the FDIC’s application processing guidelines set forth in 12 CFR Part 303, the agency requested additional information on the bank merger application on February 6, 2023. Pursuant to an extension granted by the FDIC, Washington Federal and Luther Burbank are working cooperatively to provide the requested information on or about April 7, 2023. Finally, Washington Federal submitted the required notice to the FRBSF and the request for an exemption to the CDFPI on March 1, 2023. Pursuant to the exemption request, the CDFPI issued an order of exemption approving the exemption request on March 21, 2023.

Employee and Benefit Plan Matters

As soon as administratively practicable after the effective time of the merger, Washington Federal will take all reasonable action so continuing employees will be entitled to participate in each Washington Federal employee benefit plan of general applicability to the same extent as similarly-situated employees of Washington Federal and its subsidiaries, provided that coverage will be continued under the corresponding benefit plans of Luther Burbank and its subsidiaries until such continuing employees are permitted to participate in the Washington Federal benefit plans. Washington Federal and WaFd Bank, however, will not be required to make any grants to any former employee of Luther Burbank and its subsidiaries under any discretionary equity compensation plan of Washington Federal. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Washington Federal employee benefit plans, Washington Federal will recognize years of service with Luther Burbank and its subsidiaries, to the same extent as such service was credited for such purpose by Luther Burbank and its subsidiaries, except where such recognition would result in duplication of benefits or to the extent not otherwise permissible under the terms of a Washington Federal benefit plan. Nothing contained in the merger agreement will limit the ability of Washington Federal to amend or terminate any Washington Federal or Luther Burbank benefit plan in accordance with their terms at any time.

At and following the effective time of the merger, Washington Federal will honor and will continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Luther Burbank and its subsidiaries and current and former directors of Luther Burbank and its subsidiaries existing as of the effective date of the merger, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of Luther Burbank and its subsidiaries that were previously disclosed to Washington Federal.

At the time the continuing employees of Luther Burbank and its subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of Washington Federal or its subsidiaries, Washington Federal will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Washington Federal;

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provide full credit under such medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the continuing employees and their beneficiaries during the portion of the calendar year prior to such participation;

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waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such continuing employee on or after the effective time of the merger to the extent such continuing employee had satisfied any similar limitation or requirement under a corresponding Luther Burbank plan prior to the effective time of the merger, provided, however, that such waiver will not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the Washington Federal benefit plans; and

•	for a period of at least two years, be sponsored by one or more entities agreed to by Washington Federal and Luther Burbank.

Luther Burbank and Washington Federal have cooperated in good faith to determine a mutually agreeable communications plan regarding employment decisions and continuing employees, and Washington Federal will, by a date mutually agreed to by Washington Federal and Luther Burbank, identify and deliver offer letters to all continuing employees. Pursuant to a severance plan previously adopted by Luther Burbank, those employees of Luther Burbank and its subsidiaries who are not offered employment by Washington Federal or WaFd Bank following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package, and who sign and deliver a termination and release agreement within 30 days of the closing of the merger will be entitled to receive a single lump sum payment of severance based on a general formula of two weeks of salary for each year of completed service with Luther Burbank, up to a maximum of six months and a minimum based on the seniority of the employee.

Pursuant to the merger agreement, Luther Burbank is required, prior to the closing of the merger, to have made all discretionary employee contributions to the Luther Burbank 401(k) Plan, to provide for full vesting of all non-elective contributions under such Luther Burbank 401(k) Plan for all participants, and to take all actions necessary to terminate such Luther Burbank 401(k) Plan effective no later than the business day preceding the closing date of the merger.

Assumption of Luther Burbank Debt Obligations

Washington Federal has agreed to assume, or to cause one of its subsidiaries to assume, Luther Burbank’s obligations under the Luther Burbank debt obligations. As of December 31, 2022, an aggregate principal amount of $95,000,000 of the senior notes was outstanding and an aggregate principal amount of $61,857,000 of the subordinated debentures were outstanding.

Recommendation of the Luther Burbank Board and the Washington Federal Board

Pursuant to the merger agreement, the Luther Burbank board is required, at all times prior to and during the Luther Burbank special meeting, to recommend that Luther Burbank shareholders approve the merger agreement and the merger. The Luther Burbank board may not withdraw, modify or qualify in any manner adverse to Washington Federal or the consummation of the merger such recommendation or take any other action or make any other public statement in connection with the Luther Burbank special meeting inconsistent with such recommendation, or resolve or agree to take any such actions, except as described below. Notwithstanding any change in recommendation by the Luther Burbank board, the merger agreement will be submitted to the Luther Burbank shareholders at the Luther Burbank special meeting for the purpose of approving the merger agreement and any other matters required to be approved by Luther Burbank’s shareholder for consummation of the merger. In addition, Luther Burbank may not submit to the vote of its shareholders any acquisition proposal other than the merger.

The Luther Burbank board is permitted to change its recommendation if and only to the extent that Luther Burbank has complied in all material respects with the merger agreement and the Luther Burbank board, after consulting with its outside counsel and financial advisor, has determined in good faith that failure to do so would more likely than not result in a breach of the Luther Burbank board’s fiduciary duties under applicable law. If the Luther Burbank board intends to change its recommendation following an acquisition proposal, as described in the section entitled “— No Solicitation” below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Washington Federal, that another acquisition proposal constitutes a superior proposal, as defined in the section entitled “— No Solicitation” below. Luther Burbank also must notify Washington Federal at least five business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Washington Federal all of the material terms and conditions of such superior proposal. Prior to effecting a change to the Luther Burbank board’s recommendation, Luther Burbank must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Washington Federal for a period of up to five business days to the extent Washington Federal desires to negotiate to make such adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

Pursuant to the merger agreement, the Washington Federal board is required to recommend that Washington Federal shareholders approve the issuance of Washington Federal common stock in the merger and any other matters required to be approved by Washington Federal’s shareholders for the consummation of the merger at all times prior to and during the Washington Federal special meeting.

No Solicitation

The merger agreement provides that Luther Burbank will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it), (collectively, the “representatives”) to, immediately cease any discussions or negotiations with any other parties that may have been ongoing with respect to the possibility or consideration of any acquisition proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets, or deposits of Luther Burbank and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 25% or more of the voting power of Luther Burbank or LB Savings; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Luther Burbank or LB Savings; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Luther Burbank or LB Savings, other than the transactions contemplated by the merger agreement.

From the date of the merger agreement through the effective time of the merger, neither Luther Burbank nor any of its subsidiaries will, nor cause their respective directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person, (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual “standstill” or similar obligations of any person other than Washington Federal or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

However, prior to the date of the Luther Burbank special meeting, if the Luther Burbank board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would more likely than not result in a breach of its fiduciary duties under applicable law, Luther Burbank may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Luther Burbank board determines in good faith constitutes a superior proposal, subject to providing two business days prior written notice of its decision to take such action to Washington Federal and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

(i)	furnish information with respect to itself to any person making a superior proposal pursuant to a customary confidentiality agreement (as determined by Luther Burbank after consultation with its outside counsel) on terms no more favorable to the person than the terms contained in the confidentiality agreement between Luther Burbank and Washington Federal are to Washington Federal; and

(ii)	participate in discussions or negotiations regarding the superior proposal.

For purposes of the merger agreement, “superior proposal” is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Luther Burbank common stock then outstanding or all or substantially all of Luther Burbank’s consolidated assets, which the Luther Burbank board determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Luther Burbank’s financial advisor, which will be a recognized investment banking firm, and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Luther Burbank board, is reasonably likely to be obtained by the third party.

In addition to these obligations, Luther Burbank will promptly, within 24 hours, advise Washington Federal orally and in writing of its receipt of any acquisition proposal, and keep Washington Federal reasonably informed, on a current basis, of the continuing status of the inquiry, including the material terms and conditions of the inquiry and any material changes to the inquiry, and will contemporaneously provide to Washington Federal all materials provided to or made available to any third party that were not previously provided to Washington Federal.

Luther Burbank has agreed that any violation of the restrictions set forth in the merger agreement by any representative of Luther Burbank or its subsidiaries will be deemed a breach of the merger agreement by Luther Burbank.

Washington Federal and Luther Burbank have agreed that irreparable damage would occur in the event any of the restrictions set forth above were violated by Luther Burbank, its subsidiaries or any of their respective representatives. As such, under the merger agreement, Washington Federal is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions in any court of the United States or any state having jurisdiction, in addition to any other remedy to which Washington Federal is entitled at law or equity.

Conditions to Completion of the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the written waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•

the holders of a majority of the outstanding shares of Washington Federal common stock for which votes are cast at the Washington Federal special meeting must approve the issuance of the shares of Washington Federal common stock in connection with the merger;

•	the holders of a majority of the outstanding shares of Luther Burbank common stock must have approved the merger agreement;

•	all regulatory approvals required to consummate the merger must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any conditions, restrictions or requirements that would require Washington Federal or Luther Burbank to take any action or commit to take any action that would reasonably be likely to have a material adverse effect (as defined below) on Washington Federal after giving effect to the merger (measured on a scale relative to Luther Burbank and its subsidiaries, taken as a whole);

•

no governmental authority of competent jurisdiction will have enacted, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes illegal consummation of the merger;

•

the registration statement of Washington Federal, of which this document is a part, must have become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; and

•

the shares of Washington Federal common stock to be issued to Luther Burbank shareholders in connection with the merger (i) as the merger consideration in the merger, and (ii) in connection with the conversion of unvested shares of Luther Burbank common stock into shares of Washington Federal common stock, must have been approved for listing on the NASDAQ.

In addition to the foregoing conditions, the obligation of Washington Federal to consummate the merger under the merger agreement is also subject to the fulfillment or written wavier of each following conditions prior to the closing of the merger:

•

the representations and warranties of Luther Burbank set forth in the merger agreement, subject to the materiality standards and other qualifications provided in the merger agreement, must be true and correct as of the date of the merger agreement and as of the effective time of the merger (except that any representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be true and correct as of such date), and Washington Federal will have received a certificate signed on behalf of Luther Burbank by the chief executive officer and chief financial officer of Luther Burbank to such effect;

•

Luther Burbank must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and Washington Federal will have received a certificate signed on behalf of Luther Burbank by the chief executive officer and chief financial officer of Luther Burbank to that effect;

•

Washington Federal must have received such certificates of Luther Burbank’s officers or others and such other documents to evidence fulfillment of the conditions set forth in the merger agreement as Washington Federal may reasonably request; and

•	Washington Federal will have received the written opinion of DWT to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the other conditions set forth above, the obligation of Luther Burbank to consummate the merger under the merger agreement is also subject to the fulfillment or written waiver of each of the following conditions prior to the closing of the merger:

•

the representations and warranties of Washington Federal set forth in the merger agreement, subject to the materiality standards and other qualifications provided in the merger agreement, must be true and correct as of the date of the merger agreement and as of the effective time of the merger (except that any representations and warranties that by their terms speak as of the date of the merger agreement or some other date will be true and correct as of such date), and Luther Burbank will have received a certificate signed on behalf of Washington Federal by the chief executive officer and chief financial officer of Washington Federal to such effect;

•

Washington Federal must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and Luther Burbank will have received a certificate signed on behalf of Luther Burbank by the chief executive officer and chief financial officer of Luther Burbank to that effect;

•

Luther Burbank must have received such certificates of Washington Federal’s officers or others and such other documents to evidence fulfillment of the conditions set forth in the merger agreement as Luther Burbank may reasonably request; and

•	Luther Burbank will have received the written opinion of H&K to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Under the terms of the merger agreement, a “material adverse effect” on either Washington Federal or Luther Burbank is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Washington Federal and its subsidiaries taken as a whole or Luther Burbank and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of Washington Federal and its subsidiaries taken as a whole or Luther Burbank and its subsidiaries taken as a whole, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

•

changes after November 13, 2022 in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations of them by governmental authorities;

•	changes after November 13, 2022 in GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

•	any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

•

changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally (including any such changes arising out of the COVID-19 pandemic or any related COVID-19 pandemic measures);

•

the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees or the incurrence by Luther Burbank and its subsidiaries of merger related expenses;

•	any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

•

the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes (unless otherwise excluded under the merger agreement), or changes in the trading price or volume of Washington Federal’s or Luther Burbank’s common stock, in and of itself, but not including the underlying causes (unless otherwise excluded under the merger agreement);

•

with respect to Luther Burbank, the effects of any action or omission taken with the prior written consent of Washington Federal or at the prior written request of Washington Federal or as otherwise required by the merger agreement; and

•	any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease or other acts of God (including the COVID-19 pandemic).

provided that the effect of the changes described in the first, second, third, fourth and ninth bullet points above will not be excluded when determining whether a material adverse effect has occurred to the extent of a materially disproportionate impact, if any, on Washington Federal and its subsidiaries as a whole on the one hand, or Luther Burbank and its subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger (whether before or after receipt of the requisite Luther Burbank shareholder approval or the requisite Washington Federal shareholder approval):

•	by the mutual written consent of Washington Federal and Luther Burbank;

•

if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Washington Federal or Luther Burbank, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within 30 days of the giving of written notice to the breaching party of such breach, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

•

by Washington Federal or Luther Burbank, in the event that the merger is not consummated by the outside date, except to the extent that the failure to consummate the merger by the outside date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the applicable Luther Burbank shareholders (if Luther Burbank is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreement with Luther Burbank and Washington Federal, except that the outside date may be extended to February 29, 2024 by either Washington Federal or Luther Burbank by written notice to the other party if the closing has not occurred by the outside date, and on such date all of the conditions to the obligations to the parties to complete the merger have been satisfied or waived (other than those conditions that are to be satisfied at the closing, provided such conditions would have been capable of being satisfied as on the outside date) other than the regulatory approval condition, as further described in the section entitled “— Conditions to Completion of the Merger” on page 115;

•

by Washington Federal or Luther Burbank, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger and the other transactions contemplated by the merger agreement, or an application for approval has been permanently withdrawn at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants set forth in the merger agreement;

•

by Washington Federal, if the requisite Luther Burbank shareholder approval has not been obtained by reason of the failure to obtain the required vote at the Luther Burbank special meeting or at any adjournment or postponement thereof;

•

by Washington Federal if, prior to the Luther Burbank special meeting (i) Luther Burbank has materially breached its covenants described in the section entitled “The Merger — No Solicitation” on page 114 in any respect adverse to Washington Federal, (ii) the Luther Burbank board fails to recommend to Luther Burbank shareholders that they approve the merger agreement and the merger, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Washington Federal, or (iii) Luther Burbank materially breaches its obligation by failing to call, give notice of, convene and hold the Luther Burbank special meeting;

•	by Luther Burbank if, prior to the approval of the shareholders of Luther Burbank shareholders of the merger agreement at the Luther Burbank special meeting, the Luther Burbank board (i) authorizes

Luther Burbank to enter into a binding written agreement with respect to a superior proposal and (ii) Luther Burbank has paid the termination fee referenced below under the section entitled “— Termination Fee” on page 119 to Washington Federal substantially concurrently with the termination of the merger agreement;

•

by Luther Burbank, if the requisite Washington Federal shareholder approval has not been obtained by reason of the failure to obtain the required vote at the Washington Federal special meeting or at any adjournment or postponement thereof;

•

by Washington Federal if a third party commences a tender offer or exchange offer for 15% or more of the outstanding Luther Burbank common stock (other than by Washington Federal or a subsidiary thereof), and the Luther Burbank board recommends that Luther Burbank shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within 10 business days.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) certain designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, and the termination fee described below and (ii) neither Washington Federal nor Luther Burbank will be relieved ore released from any liabilities or damages arising out of fraud or willful breach of any provision of the merger agreement.

Termination Fee

The merger agreement provides that Luther Burbank must pay Washington Federal the termination fee of a $26.17 million under the circumstances and in the manner described below:

•

if the merger agreement is terminated by Washington Federal for any of the reasons described in the sixth, seventh or ninth bullet points under the section entitled “— Termination of the Merger Agreement” above, Luther Burbank must pay the termination fee to Washington Federal on the second business day following the termination of the merger agreement; or

•

if the merger agreement is terminated by (i) Washington Federal pursuant to the second bullet point under the section entitled “— Termination of the Merger Agreement” above, (ii) either Washington Federal or Luther Burbank pursuant to the third bullet point under “— Termination of the Merger Agreement” above and at the time of such termination no vote of the Luther Burbank shareholders contemplated by the merger agreement at the Luther Burbank special meeting will have occurred, or (iii) Washington Federal pursuant to the fifth bullet point under the section entitled “— Termination of the Merger Agreement” above, and in the case of any termination referenced in clause (i), (ii) or (iii), an “acquisition proposal” (as defined under the section entitled “— No Solicitation” above) will have been publicly announced and communicated or made known to the executive officers of Luther Burbank or the Luther Burbank board (or any person will have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of Luther Burbank vote on the merger agreement (in the case of clause (iii)) or the date of termination of the merger agreement (in the case of clause (i) or (ii)) and (A) within nine months after the termination, Luther Burbank enters into an agreement with respect to a control transaction (as defined below) then Luther Burbank will pay to Washington Federal an amount equal to $19.63 million on the date of execution of such agreement and upon consummation of any such control transaction at any time thereafter, Luther Burbank will pay to Washington Federal the remainder of the termination fee on the date of such consummation and (B) if a control transaction is consummated otherwise than pursuant to an agreement with Luther Burbank within 12 months after such termination, then Luther Burbank will pay to Washington Federal the termination fee (less any amount previously paid by Luther Burbank pursuant to clause (A) above) on the date of such consummation of such control transaction. A “control transaction” is defined for purposes of this joint proxy statement/prospectus as (i) the acquisition by any person, whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of Luther Burbank or LB Savings or a majority of the assets of Luther Burbank or LB Savings, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of Luther Burbank or by any person other than Luther Burbank or its subsidiaries of more than 50% of the voting power of LB Savings or (iii) any merger, consolidation or other business combination transaction involving Luther Burbank or any of its subsidiaries as a result of which the shareholders of Luther Burbank cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any termination fee that becomes payable pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by Washington Federal.

If Luther Burbank fails to timely pay the termination fee to Washington Federal, Luther Burbank will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Federal to collect such payment, provided Washington Federal prevails on the merits, together with interest.

Expenses

The merger agreement provides that each of Washington Federal and Luther Burbank will bear all expenses incurred by it in connection with the merger, including fees and expenses of its own financial consultants, accountants and counsel.

Amendment of the Merger Agreement

To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the Luther Burbank shareholders, except that after Luther Burbank shareholders have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment that by law requires further approval by the Luther Burbank shareholders may be made without first obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, Luther Burbank shareholders will be deemed to have approved any amendment to the November 30, 2023 termination date described below.

Governing Law

The merger agreement is governed by and will and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This discussion addresses the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Luther Burbank common stock. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their Luther Burbank common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder’s particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions

•	pass-through entities and investors therein;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities, commodities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold Luther Burbank common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates and former long-term residents of the United States; and

•	persons who acquired their Luther Burbank common stock through the exercise of an employee stock option, as a restricted stock or restricted stock unit award, or otherwise as compensation.

Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, unearned income Medicare contribution tax, alternative minimum tax or other non-income tax consequences.

If a partnership or other pass-through entity for U.S. federal income tax purposes holds Luther Burbank common stock, the tax treatment of a partner of such partnership or owner of such other pass-through entity will generally depend upon the status of the partner or owner and the activities of the partnership or other pass-through entity. Partnerships and other pass-through entities holding Luther Burbank common stock, and any persons who are partners or owners of such an entity, should consult their own tax advisors regarding the tax consequences of the merger.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. This discussion does not constitute tax advice. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

The merger is intended to qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Luther Burbank’s obligation to complete the merger that Luther Burbank receives a written opinion of its counsel, H&K, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Washington Federal’s obligation to complete the merger that Washington Federal receives an opinion of its counsel, DWT, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by Luther Burbank and Washington Federal to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Luther Burbank and Washington Federal. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected and could differ from those described below.

In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS or any court. Neither Luther Burbank nor Washington Federal intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code.

If the merger does not qualify as a reorganization, the transaction would be treated as a taxable transaction on which gain or loss would be recognized. Accordingly, each holder of Luther Burbank common stock should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder.

Subject to the foregoing, the material U.S. federal income tax consequences of the merger will be as follows:

•

no income, gain or loss will be recognized by U.S. holders of Luther Burbank common stock that receive Washington Federal common stock in exchange for Luther Burbank common stock pursuant to the merger (except for any income, gain or loss that may result from (i) the receipt of cash in lieu of a fractional share of Washington Federal common stock (as discussed below under the section entitled “— Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock”) and (ii) the receipt by holders of Luther Burbank restricted stock or Luther Burbank restricted units of cash on account of accrued dividends or dividend equivalents (as discussed below under the section entitled “— Cash Received on Account of Accrued Dividends or Dividend Equivalents Payable Pursuant to the Terms of the LBC Restricted Stock or LBC Restricted Stock Unit”));

•

the aggregate tax basis of Washington Federal common stock received by shareholders of Luther Burbank pursuant to the merger will be the same as the tax basis of the shares of Luther Burbank common stock exchanged therefore, (i) decreased by any portion of such tax basis allocated to fractional shares of Washington Federal common stock that are treated as redeemed by Washington Federal (as described in the section entitled “— Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock” below), (ii) decreased by the amount of cash received by a Luther Burbank shareholder in the merger (other than cash received with respect to fractional shares and other than cash received on account of accrued dividends or dividend equivalents as described in the section entitled “— Cash Received on Account of Accrued Dividends or Dividend Equivalents Payable Pursuant to the Terms of the LBC Restricted Stock or LBC Restricted Stock Unit” below), and (iii) increased by the amount of gain recognized by a Luther Burbank shareholder in the merger (other than gain recognized with respect to fractional shares and any gain treated as a dividend as described below); and

•

the holding period of the Washington Federal common stock received in exchange for Luther Burbank common stock will include the holding period of the Luther Burbank common stock surrendered in the exchange.

If a U.S. holder of Luther Burbank common stock acquired different blocks of Luther Burbank common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of Luther Burbank common stock. Any such holder should consult its tax advisor regarding the manner in which Washington Federal common stock received in the merger should be allocated among different blocks of Luther Burbank common stock and with respect to identifying the bases or holding periods of the particular Washington Federal common stock received in the merger.

Cash Received In Lieu of a Fractional Share of Washington Federal Common Stock

A U.S. holder of Luther Burbank common stock that receives cash in lieu of a fractional share of Washington Federal common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Washington Federal of such fractional share. As a result, such a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s basis in the fractional share, as set forth above. This gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such stock is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Account of Accrued Dividends or Dividend Equivalents Payable Pursuant to the Terms of the LBC Restricted Stock or LBC Restricted Stock Unit

A U.S. holder of Luther Burbank common stock that receives Washington Federal common stock and cash on account of accrued dividends or dividend equivalents pursuant to Luther Burbank restricted stock or Luther Burbank restricted stock units generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash, but not cash received in lieu of a fractional share, and the fair market value of the Washington Federal common stock received pursuant to the merger over such shareholder’s adjusted tax basis in its shares of Luther Burbank common stock surrendered), and (ii) the amount of cash (but not cash in lieu of a fractional share) received pursuant to the merger. Any recognized gain will generally be long-term capital gain if the Luther Burbank shareholder’s holding period with respect to the Luther Burbank common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of such holder’s ratable share of Luther Burbank’s accumulated earnings and profits as calculated for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional share of Washington Federal common stock. Backup withholding generally will not apply, however, to any such U.S. holders who:

•

furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving shares of Washington Federal common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the Luther Burbank common stock surrendered and the fair market value (determined immediately before the exchange) of the Luther Burbank common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of Washington Federal common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Luther Burbank (by vote or value) or securities of Luther Burbank with a tax basis of $1 million or more.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not tax advice or a complete analysis or discussion of all potential tax effects that may be important to you. Therefore, you are strongly encouraged to consult your tax advisor as to the specific tax consequences to you resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the estimated effects of the merger. See the section entitled “The Merger” beginning on page 51 for additional information.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical consolidated balance sheets of each of Washington Federal and Luther Burbank as of such date and includes adjustments that depict the accounting for the merger required by GAAP (“pro forma balance sheet transaction accounting adjustments”) as of February 24, 2023. Also, the unaudited pro forma condensed combined statements of operations for the year ended September 30, 2022 and for the three months ended December 31, 2022 combine the historical consolidated statements of operations of Washington Federal and Luther Burbank for the same periods and include adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments assuming those adjustments were made as of October 1, 2021 (“pro forma income statement transaction accounting adjustments”). We refer to pro forma balance sheet transaction accounting adjustments and pro forma statements of operations transaction accounting adjustments collectively as the “transaction accounting adjustments.”

The information in the following table is based on, and should be read together with, the historical financial information that Washington Federal and Luther Burbank have presented in prior filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 151.

The pro forma financial information is provided for illustrative information purposes only. The pro forma financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is presented as if the merger had occurred on December 31, 2022.

	December 31, 2022
(dollars in thousands)	Washington Federal Historical	Luther Burbank Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$645,862	$185,895	$(26,295)	A	$805,462
Available for sale, at fair value	2,059,837	607,348	—		2,667,185
Held to maturity, at amortized cost	453,443	3,108	(234)	B	456,317
Equity securities, at fair value	—	10,340	—		10,340
Loans receivable	17,170,385	7,010,445	(313,907)	C	23,866,923
Allowance for loan losses	(176,797)	(36,685)	—	D	(213,482)

Loans receivable, net of allowance for loan losses	$16,993,588	$6,973,760	$(313,907)		$23,653,441
Premises and Equipment, net	240,360	13,661	—		254,021
FHLB and FRB stock	133,073	32,694	—		165,767
Goodwill	303,457	3,297	19,522	E	326,276
Other intangible assets, net	5,310	—	27,050	F	32,360
Other assets	818,881	144,529	72,903	G	1,036,313

Total assets	$21,653,811	$7,974,632	$(220,961)		$29,407,482

LIABILITIES AND SHAREHOLDERS’ EQUITY
Transaction deposits	$12,547,832	2,704,967	—		15,252,799
Time deposits	3,412,203	3,134,373	(49,411)	H	6,497,165

Total customer deposits	$15,960,035	5,839,340	(49,411)		21,749,964
FHLB advances	3,075,000	1,208,147	(54,636)	I	4,228,511
Junior subordinated debentures	—	61,857	(4,890)	J	56,967
Senior debt	—	94,785	(133)	K	94,652
Other liabilities	294,395	87,967	—		382,362

Total liabilities	$19,329,430	$7,292,096	$(109,070)		$26,512,456
Preferred stock	300,000	—	—		300,000
Common stock	136,373	163,089	(145,937)	L	153,525
Additional paid-in capital	1,689,209	307,355	281,477	M	2,278,041
Accumulated other comprehensive income (loss)	41,726	(34,163)	34,163	N	41,726
Treasury stock	(1,591,935)	(71,456)	71,456	O	(1,591,935)
Retained earnings	1,749,008	317,711	(353,050)	P	1,713,669

Total shareholders’ equity	$2,324,381	$682,536	$(111,891)		$2,895,026

Total liabilities and shareholders’ equity	$21,653,811	$7,974,632	$(220,961)		$29,407,482

See accompanying notes to pro forma combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined income statements for the fiscal year ended September 30, 2022 are presented as if the merger had occurred on October 1, 2021.

		Three months ended December 31, 2021	Nine months ended September 30, 2022	Twelve months ended September 30, 2022
(dollars and shares in thousands, except per share data)	Washington Federal Historical	Luther Burbank Historical	Luther Burbank Historical	Luther Burbank Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
INTEREST INCOME
Loans receivable	$601,592	$55,239	$172,911	$228,150	$66,439	Q	$896,181
Mortgage-backed securities	26,332	—	—	—	—		26,332
Investment securities and cash equivalents	38,435	2,225	10,102	12,327	5,696	R	56,458

Total interest income	666,359	57,464	183,013	240,477	72,135		978,971
INTEREST EXPENSE
Customer accounts	43,041	6,722	27,018	33,740	43,460	S	120,241
FHLB advances	28,729	3,190	12,071	15,261	28,706	T	72,696
Junior subordinated debentures	—	252	1,220	1,472	369	U	1,841
Senior debt	—	1,575	4,724	6,299	106	V	6,405

Total interest expense	71,770	11,739	45,033	56,772	72,641		201,183

Net interest income	594,589	45,725	137,980	183,705	(505)		777,789
Provision (release) for credit losses	3,000	(1,800)	500	(1,300)	22,271	W	23,971

Net interest income after provision (release)	591,589	47,525	137,480	185,005	(22,776)		753,818
Total other income	66,372	636	689	1,325	—		67,697
Total other expense	358,575	15,226	44,213	59,439	43,798	X	461,812
Gain on real estate owned, net	651	—	—	—	—		651

Income before income taxes	300,037	32,935	93,956	126,891	(66,574)		360,354
Income tax expense	63,707	9,552	27,447	36,999	(19,306)	Y	81,400

Net income	236,330	23,383	66,509	89,892	(47,268)		278,954
Dividends on preferred stock	14,625	—	—	—	—		14,625

Net income available to common shareholders	$221,705	$23,383	$66,509	$89,892	$(47,268)		$264,329

Earnings per common share
Basic	$3.40						$3.21
Diluted	$3.39						$3.20
Weighted average number of common shares outstanding:
Basic	65,287,650	51,289,217	50,956,972	51,040,034	(33,887,931)	Z	82,439,753
Diluted	65,404,110	51,572,105	51,071,746	51,196,836	(34,044,733)	AA	82,556,213

See accompanying notes to pro forma combined financial statements.

The unaudited pro forma condensed combined income statements for the three months ended December 31, 2022 are presented as if the merger occurred on October 1, 2021.

(dollars and shares in thousands, except per share data)	Washington Federal Historical	Luther Burbank Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
INTEREST INCOME
Loans receivable	$203,946	$70,894	$17,167	Q	$292,007
Mortgage-backed securities	10,613	—	—		10,613
Investment securities and cash equivalents	18,860	7,046	1,424	R	27,330

Total interest income	233,419	77,940	18,591		329,950
INTEREST EXPENSE
Customer accounts	31,646	29,465	1,254	S	62,365
FHLB advances	18,974	6,833	4,433	T	30,240
Junior subordinated debentures	—	794	92	U	886
Senior debt	—	1,574	7	V	1,581

Total interest expense	50,620	38,666	5,786		95,072

Net interest income	182,799	39,274	12,805		234,878
Provision (release) for credit losses	2,500	650	—	W	3,150

Net interest income after provision (release)	180,299	38,624	12,805		231,728
Total other income	14,024	971	—		14,995
Total other expense	92,278	19,814	1,449	X	113,541
Gain on real estate owned, net	(112)	—	—		(112)

Income before income taxes	101,933	19,781	11,356		133,070
Income tax expense	22,424	6,092	3,293	Y	31,809

Net income	79,509	13,689	8,063		101,261
Dividends on preferred stock	3,656	—	—		3,656

Net income available to common shareholders	$75,853	$13,689	$8,063		$97,605

Earnings per common share
Basic	$1.16				$1.18
Diluted	$1.16				$1.18

Weighted average number of common shares outstanding:
Basic	65,341,974	50,740,493	(33,588,390)	Z	82,494,077
Diluted	65,430,690	50,925,744	(33,773,641)	AA	82,582,793

See accompanying notes to pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

Washington Federal’s and Luther Burbank’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 3, certain reclassifications were made to align Washington Federal’s and Luther Burbank’s financial statement presentation. Washington Federal has not identified all adjustments necessary to conform Luther Burbank’s accounting policies to Washington Federal’s accounting policies. Upon completion of the merger, or as more information becomes available, Washington Federal will perform a more detailed review of Luther Burbank’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Washington Federal considered the acquirer of Luther Burbank. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration as of February 24, 2023, has been allocated to the assets acquired and liabilities assumed of Luther Burbank based upon management’s preliminary estimate of their fair values as of December 31, 2022. Washington Federal has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Luther Burbank assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Luther Burbank assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.

Luther Burbank’s unaudited condensed consolidated statement of operations for the three months ended December 31, 2022 was derived by subtracting the historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2022 appearing in Luther Burbank’s Quarterly Report on Form 10-Q filed on November 4, 2022 from the audited consolidated statement of operations for the fiscal year ended December 31, 2022. Given the different fiscal year ends Washington Federal and Luther Burbank, the Luther Burbank historical unaudited condensed consolidated statement of operations for the twelve months ended September 30, 2022 was derived by subtracting the historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 appearing in Luther Burbank’s Quarterly Report on Form 10-Q filed on November 5, 2021 from the audited consolidated statement of operations for the fiscal year ended December 31, 2021 and adding the historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2022 appearing in Luther Burbank’s Quarterly Report on Form 10-Q filed on November 4, 2022.

All dollar amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands, except per share data and share amounts.

Note 2 – Preliminary Purchase Price Allocation

Refer to the table below for the preliminary calculation of estimated merger consideration:

(dollars in thousands)
Luther Burbank common shares outstanding as of December 31, 2022 (in thousands)	$51,073
Luther Burbank restricted stock outstanding as of December 31, 2022 (in thousands)	81

Total Luther Burbank shares outstanding after restricted stock vesting	51,154
Exchange Ratio	0.3353

(dollars in thousands)
Number of hypothetical Washington Federal shares issued to Luther Burbank shareholders (in thousands)	17,152
Washington Federal price per common share as of February 24, 2023	$35.33
Purchase price determination of hypothetical Washington Federal shares issued to Luther Burbank shareholders	$605,984

For the purposes of the transaction accounting adjustments, the final purchase price to be paid by Washington Federal in shares of Washington Federal common stock upon the completion of the acquisition will be determined based on the closing price of Washington Federal common stock on the closing date and the number of issued and outstanding shares of Luther Burbank common stock immediately prior to the effective time. Actual adjustments may differ from the amounts reflected in the pro forma financial information, and the differences may be material.

The final purchase price for purposes of the transaction accounting adjustments could significantly differ from the amounts presented in the pro forma financial information due to movements in the trading price of Washington Federal common stock prior to the closing date of the acquisition. A sensitivity analysis related to the fluctuation in the trading price of Washington Federal common stock was performed to assess the impact a hypothetical change of up to 20% on the trading price of Washington Federal common stock on the NASDAQ on February 24, 2023 would have on the preliminary purchase price and goodwill as of the closing date of the merger.

Change in price per Share of Washington Federal Common Stock	Price per Share of Washington Federal Common Stock	Preliminary Purchase Price	Estimated Goodwill (Bargain Purchase)
	(in thousands, except per share amounts)
Increase of 20%	$42.40	$727,181	$140,718
Increase of 10%	38.86	666,582	80,120
Decrease of 10%	31.80	545,385	(41,077)
Decrease of 20%	$28.26	$484,787	$(101,675)

The following table shows the allocation of the preliminary purchase price:

	December 31, 2022
	(in thousand)
Fair value consideration paid to Luther Burbank common shareholders:
Cash paid		$—
Fair value of common shares issued and exchanged		605,984

Total pro forma purchase price		$605,984
Fair value of assets acquired:
Cash and cash equivalents	$185,895
Available for sale	607,348
Held to maturity	2,874
Equity securities	10,340
Loans receivable	6,637,582
Premises and Equipment	13,661
FHLB and FRB stock	32,694
Other intangible assets	27,050
Other assets	248,747

Total assets acquired	$7,766,191
Fair Value of liabilities assumed:
Transaction deposits	$2,704,967
Time deposits	3,084,962
FHLB advances	1,153,511
Junior subordinated debentures	56,967
Senior debt	94,652
Other liabilities	87,967

Total liabilities assumed	$7,183,026

Net assets acquired		583,165
Preliminary pro-forma goodwill		22,819

Note 3 –Pro forma Adjustments

The following pro forma adjustments have been reflected in the pro forma financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

(Dollars in thousands, except per share data)

		December 31, 2022
A	Adjustments to cash and cash equivalents
	To reflect cash paid for acquisition expenses	$(26,295)
	Acquisition expenses expected to be incurred for contract terminations, change in control agreements, retention, investment banker fees, legal fees, and other accounting and audit related costs, in connection with the merger, are reflected in the pro forma combined condensed balance sheet.
B	Adjustment to investment securities, held to maturity
	To reflect estimated fair value of acquired investment securities	$(234)
C	Adjustments to loans and leases
	To reflect estimated fair value related current interest rates and liquidity on acquired loans and leases	$(229,978)
	To reflect estimated lifetime credit losses on acquired loans and leases	(36,685)

	Net fair value pro forma adjustments	(266,663)
	Gross up of purchase credit deteriorated (“PCD”) loans and leases for credit mark	14,414
	To reflect estimated net deferred loan costs	(61,658)

		$(313,907)

D	Adjustments to allowance for credit losses on loans and leases
	To eliminate Luther Burbank allowance at acquisition date as the credit risk is contemplated in the fair value adjustments	$36,685
	To reflect estimated lifetime credit losses on acquired PCD loans and leases	(14,414)
	To reflect estimated lifetime credit losses on acquired non-PCD loans and leases	(22,271)

		$—

E	Adjustments to goodwill
	To eliminate Luther Burbank’s goodwill at the close of the acquisition, reflects the reclassification of Luther Burbank’s other assets to conform to Washington Federal’s financial statement presentation	$(3,297)
	To record goodwill associated with the acquisition	22,819

		$19,522

F	Adjustments to other intangible assets, net
	To eliminate Luther Burbank other intangible assets, net	$—
	To record the estimated fair value of acquired identifiable intangible assets, calculated as 1% of Luther Burbank’s core deposits	27,050

		$27,050

G	Adjustments to other assets
	To reflect deferred tax asset created in the acquisition, which is calculated as follows:
	Adjustment to investment securities, held to maturity	(234)
	Adjustments to loans receivable	(365,006)

		December 31, 2022
	Adjustments to other intangible assets, net	27,050
	Adjustment to time deposits	49,411
	Adjustment to FHLB advances	54,636
	Adjustment to junior subordinated debentures	4,890
	Adjustment to senior debt	133

	Subtotal for fair value adjustments	$(229,120)
	Calculated deferred tax asset at estimated combined statutory federal and state rate of 29%	66,445
	To reflect deferred tax asset created on provision for credit losses on Luther Burbank’s non-PCD Loans	6,459
	Deferred tax asset increase from transaction accounting adjustments	$72,903

H	Adjustment to deposits
	To reflect estimated fair value at acquisition date based on current market rates for similar products, reclassification of Luther Burbank’s deposits to transaction and time deposits to conform to Washington Federal’s financial statement presentation	$(49,411)
I	Adjustment to borrowings
	To reflect estimated fair value at acquisition date based on current market rates and spreads for similar borrowings	$(54,636)
J	Adjustment to junior subordinated debentures
	To reflect estimated fair value at acquisition date based on current market rates and spreads for similar subordinated debentures	$(4,890)
K	Adjustment to senior debt
	To reflect estimated fair value at acquisition date based on current market rates and spreads for similar borrowings	$(133)
L	Adjustment to common equity
	To eliminate historical Luther Burbank common stock, reclassification of Luther Burbank’s additional paid-in capital component of common stock to conform to Washington Federal’s financial statement presentation	$(163,089)
	Issuance of common stock at $1.00 par value	17,152
		$(145,937)

M	Adjustment to additional paid-in capital
	To eliminate historical Luther Burbank additional paid-in capital, reclassification of Luther Burbank’s additional paid-in capital component of common stock to conform to Washington Federal’s financial statement presentation	$(307,355)
	To reflect the acquisition-date fair value of the consideration	605,984
	Issuance of common stock at $1.00 par value	(17,152)
		$281,477

N	Adjustment to accumulated other comprehensive income
	To eliminate historical Luther Burbank accumulated other comprehensive income	$34,163
O	Adjustment to treasury stock
	To eliminate historical Luther Burbank treasury stock	$71,456
P	Adjustments to retained earnings
	To eliminate historical Luther Burbank retained earnings	$(317,711)
	To adjust for estimated lifetime credit losses on acquired non-PCD loans and leases on an after tax basis	(15,812)
	To adjust for after tax acquisition expenses	(19,527)

		$(353,050)

		Year Ended September 30, 2022	Three Months Ended December 31, 2022
Q	Adjustment to interest and fees on loans and leases
	To reflect accretion of non-PCD credit discount resulting from loans and leases fair value using sum-of-years digits over 4 years	$(8,908)	$(1,670)
	To reflect accretion of loan rate discount resulting from loans and leases fair value using straight-line over 3.4 years	67,641	16,910
	To reflect accretion of net-deferred loan costs using straight-line over 8 years	7,707	1,927

		$66,439	$17,167

R	Adjustment to interest and dividends on investment securities and cash
	To reflect estimated accretion of the discount on acquired securities fair value using straight-line over 5 years	$47	$12
	To reflect accretion of investment security discount previously reflected in accumulated other comprehensive income using straight-line over 5 years	6,833	1,708
	To reflect estimated interest income on cash lost in relation to paying for merger related expenses at a rate of 4.5%	(1,183)	(296)
		$5,696	$1,424

S	Adjustment to interest on deposits
	To reflect amortization of time deposit discount resulting from deposit fair value adjustment using straight-line over an average of 0.6 years	$43,041	$1,241
	To reflect amortization of brokered CDs discount resulting from deposit fair value adjustment using straight-line over an average of 0.7 years	419	13
		$43,460	$1,254

	Time deposit amortization for the following 4 years:
	2023	$4,965
	2024	566
	2025	303
	2026	65
T	Adjustment to interest on borrowings
	To reflect amortization of FHLB borrowings resulting from borrowing fair value adjustment using straight-line over an average of 1.7 years	$28,706	$4,433
	Amortization for the following 4 years:
	2023	$17,732
	2024	6,827
	2025	1,365
	2026	4
U	Adjustment to junior subordinated debentures
	To reflect amortization of junior subordinated debenture discount resulting from junior subordinated debenture fair value adjustment using straight-line over an average of 13.5 years	$369	$92
V	Adjustment to senior debt
	To reflect amortization of senior debt discount resulting from senior debt fair value adjustment using straight-line over 1.3 years	$106	$7
W	Adjustment to provision for credit losses
	To reflect provision for credit losses on Luther Burbank’s non-PCD loans	$22,271	$—

		Year Ended September 30, 2022	Three Months Ended December 31, 2022
X	Adjustment to other expense
	To reflect amortization of acquired intangible assets using sum-of-years digits over 7 years	$6,763	$1,449
	Acquisition expenses expected to be incurred for contract terminations, change in control agreements, retention, investment banker fees, legal fees, and other accounting and audit related costs, in connection with the merger	$37,035	$—
		$43,798	$1,449

Y	Adjustment to income tax provision
	To reflect the income tax effect of pro forma adjustments at the estimated combined statutory federal and state rate of 29.0%	$(19,306)	$3,293
Z	Adjustments to weighted average number of shares outstanding - Basic - Shares
	To reflect acquisition of Luther Burbank common shares	(51,040,034)	(50,740,493)
	To reflect issuance of Washington Federal common stock as Luther Burbank shareholders will receive 0.3353 shares of Washington federal common stock for each share of Luther Burbank common stock they hold, inclusive of restricted stock and restricted stock units	17,152,103	17,152,103

		(33,887,931)	(33,588,390)

AA	Adjustments to weighted average number of shares outstanding - Diluted - Shares
	To reflect acquisition of Luther Burbank common shares	(51,196,836)	(50,925,744)
	To reflect issuance of Washington Federal common stock as Luther Burbank shareholders will receive 0.3353 shares of Washington federal common stock for each share of Luther Burbank common stock they hold, inclusive of restricted stock and restricted stock units	17,152,103	17,152,103

		(34,044,733)	(33,773,641)

DESCRIPTION OF WASHINGTON FEDERAL CAPITAL STOCK

Washington Federal is authorized to issue up to 300,000,000 shares of common stock, par value $1.00 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of the Washington Federal record date, there were 65,793,096 shares of Washington Federal common stock outstanding and 300,000 shares of Washington Federal’s 4.875% Noncumulative Perpetual Series A Preferred Stock (“Series A preferred stock”) outstanding. The capital stock of Washington Federal does not represent or constitute a deposit account and is not insured by the FDIC.

The following description of the Washington Federal capital stock does not purport to be complete and is qualified in all respects by reference to Washington Federal’s articles, the Washington Federal bylaws and the WBCA.

Washington Federal Common Stock

Each share of Washington Federal common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of Washington Federal common stock are entitled to receive dividends as may be declared by the Washington Federal board out of funds legally available therefore and, upon liquidation, to receive pro rata all assets, if any, of Washington Federal available for distribution after the payment of creditors. Holders of Washington Federal common stock have no preemptive rights to subscribe for any additional securities of any class that Washington Federal may issue, nor any conversion, redemption or sinking fund rights. Each holder of Washington Federal common stock is entitled to one vote for each share held of record. Shareholders of Washington Federal are permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of shares of common stock held by the shareholder multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Washington Federal board is divided into three classes, with directors serving staggered three-year terms, and currently consists of 10 directors, with two spots vacant. The rights and privileges of holders of Washington Federal common stock are subject to any preferences that the Washington Federal board may set for any series of Washington Federal preferred stock that Washington Federal may issue in the future.

Washington Federal Preferred Stock

Under the Washington Federal articles, Washington Federal may issue shares of Washington Federal preferred stock in one or more series, as may be determined by the Washington Federal board. The Washington Federal board may fix the number of shares to be included in each series and the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may decrease the number of shares of any series, but not below the number of shares of such series then outstanding, without any further vote or action by the shareholders. In addition, any shares of Washington Federal preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Washington Federal preferred stock, or merely the existing authorization of the Washington Federal board to issue shares of Washington Federal preferred stock, may tend to discourage or impede a merger or other change in control of Washington Federal. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the Washington Federal board.

On February 8, 2021, in connection with an underwritten public offering, Washington Federal issued 300,000 shares of Series A preferred stock. The public offering consisted of the issuance and sale of 12,000,000 depositary shares, each representing a 1/40th interest in a share of the Series A preferred stock, at a public offering price of $25.00 per depositary share. Holders of the depositary shares are entitled to all proportional rights and preferences of the Series A preferred stock (including dividend, voting, redemption and liquidation rights). The depositary shares are traded on the NASDAQ under the symbol “WAFDP.” The Series A preferred stock is redeemable at the option of Washington Federal, subject to all applicable regulatory approvals, on or after April 15, 2026.

Dividends

Under the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Anti-Takeover Considerations

Washington law, the Washington Federal articles and the Washington Federal bylaws contain certain provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Washington Federal. These provisions of the Washington Federal articles and the Washington Federal bylaws include, among others, the authorization of directors to fill vacancies on the board, the procedures for calling special meetings of shareholders, the requirement that any shareholder action by written consent must be unanimous and a board of directors divided into three classes, with the members of each class of directors serving staggered three-year terms. See the section entitled “Comparison of the Rights of Shareholders” beginning on page 137.

Transfer Agent

The transfer agent and registrar for the Washington Federal common stock is Broadridge Corporate Issuer Solutions, Inc.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

When the merger becomes effective, shareholders of Luther Burbank who receive shares of Washington Federal common stock in exchange for their shares of Luther Burbank common stock will become shareholders of Washington Federal. Washington Federal is a Washington corporation, and the rights of Washington Federal shareholders are governed by the WBCA, as well as the Washington Federal articles and the Washington Federal bylaws. Luther Burbank is a California corporation, and the rights of Luther Burbank shareholders are governed by the CGCL, as well as the Luther Burbank articles and Luther Burbank bylaws. After the merger, as Washington Federal shareholders, the rights of former Luther Burbank shareholders will be governed by the Washington Federal articles, the Washington Federal bylaws and the WBCA.

The following is a summary of material differences between the rights of holders of Washington Federal common stock and holders of Luther Burbank common stock. This summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Washington Federal common stock and holders of Luther Burbank common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Washington Federal and Luther Burbank, and other known material differences. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. For more detailed information with respect to Washington Federal, see the section entitled “Description of Washington Federal Capital Stock” beginning on page 135. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA.

Copies of the articles of incorporation and bylaws are attached as exhibits to Washington Federal’s and Luther Burbank’s filings with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 151.

Authorized Capital Stock

Washington Federal

Washington Federal’s authorized capital stock consists of 305,000,000 shares of capital stock, presently classified as follows:

•	300,000,000 shares of common stock, par value $1.00 per share; and

•	5,000,000 shares of preferred stock, par value $1.00 per share.

The Washington Federal articles authorize the Washington Federal board to issue shares of Washington Federal preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Washington Federal preferred stock in each series, generally without shareholder approval. An amendment to the Washington Federal articles to change the authorized capital stock requires the approval of the Washington Federal board.

As of the Washington Federal record date, there were 65,793,096 shares of Washington Federal common stock outstanding and 300,000 shares of Series A preferred stock outstanding.

Luther Burbank

Luther Burbank’s authorized capital stock consists of 105,000,000 shares of capital stock, presently classified as follows:

•	100,000,000 shares of common stock with no par or stated value; and

•	5,000,000 shares of undesignated preferred stock.

The Luther Burbank articles authorize the Luther Burbank board to issue shares of Luther Burbank preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Luther Burbank preferred stock in each series. The Luther Burbank articles authorize the Luther Burbank board to increase or decrease (but not decrease below the number of shares then outstanding) the number of shares of any series subsequent to the issue of share of that series.

As of the Luther Burbank record date, there were 50,790,026 shares of Luther Burbank common stock outstanding and no shares of preferred stock outstanding.

Issuance of Capital Stock

Washington Federal

Under the WBCA and the Washington Federal articles, Washington Federal may issue shares of Washington Federal capital stock and rights or options for the purchase of shares of capital stock of Washington Federal on such terms and for such consideration as may be determined by the Washington Federal board. None of the WBCA, the Washington Federal articles or the Washington Federal bylaws require shareholder approval of any such actions. Washington Federal may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable U.S. federal income tax treatment and to comply with the continued listing rules of the NASDAQ and securities laws treatment under current laws and regulations. Holders of Washington Federal common stock do not have preemptive rights with respect to any shares of Washington Federal capital stock which may be issued.

Luther Burbank

Under the CGCL and the Luther Burbank articles, Luther Burbank may issue shares of Luther Burbank capital stock for such consideration as is determined from time to time by the Luther Burbank board. None of the CGCL, the Luther Burbank articles or the Luther Burbank bylaws require shareholder approval of such action. Luther Burbank may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable U.S. federal income tax treatment and to comply with the continued listing rules of the NASDAQ and securities laws treatment under current laws and regulations. Holders of Luther Burbank capital stock do not have any preemptive or preferential rights of subscription to any shares of any class of stock of Luther Burbank which may be issued.

Voting Rights

Washington Federal

Each holder of Washington Federal common stock has equal and unlimited voting rights, except in an election of directors where each shareholder is entitled to vote the number of shares held for as many persons as there are directors to be elected or cumulate the shares held times the number of directors to be elected, or distributing such votes among any other candidates. Except as otherwise required by law or the Washington Federal articles, all other matters are determined by a majority of the votes cast. Holders of Washington Federal preferred stock have no voting rights, except under certain circumstances.

Luther Burbank

Each person in whose name shares entitled to vote stand on the stock records of Luther Burbank on the Luther Burbank record date is entitled to vote at meetings of the shareholders. Each holder of Luther Burbank common stock is entitled to one vote for each share held on all matters requiring shareholder action, including director elections, and the affirmative vote of a majority of the shares represented at a duly held meeting at which a quorum is present and entitled to vote on any matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CGCL, by the Luther Burbank articles or by the Luther Burbank bylaws. All director elections are determined by a plurality of the votes cast. Shareholders are not entitled to cumulate their votes for any matters at any meeting of the shareholders.

Number and Election of Directors

Washington Federal

The Washington Federal bylaws provide that the number of directors on the Washington Federal board will consist of between five and 15 directors, with the exact number to be determined by the Washington Federal board or Washington Federal shareholders. The permitted number of directors may be increased or decreased by a vote of the Washington Federal board or by an amendment to the Washington Federal bylaws, and is currently set at 12. Directors need not be shareholders of Washington Federal.

The Washington Federal bylaws provide that elections for the board of directors are held at every annual meeting of the shareholders. Under the Washington Federal bylaws, any vacancy occurring on the Washington Federal board may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next shareholders’ meeting at which directors are elected.

Washington Federal’s current board of directors is comprised of 10 directors, with two spots vacant. At the effective time, in accordance with the Washington Federal bylaw amendment, the board of directors of the combined company will consist of 12 directors, of which 10 will be legacy Washington Federal directors, and the remaining two will be legacy Luther Burbank directors.

Luther Burbank

The Luther Burbank bylaws provide that Luther Burbank board will consist of five to nine directors, with the exact number to be determined by the Luther Burbank board or Luther Burbank shareholders. The minimum or maximum number may only be changed by an amendment to the Luther Burbank bylaws, provided the minimum is never reduced to less than five.

The Luther Burbank bylaws provide that elections for the board of directors are held at every annual meeting of the Luther Burbank shareholders. Under the Luther Burbank bylaws, any vacancy, other than vacancies created by removal of a director, may be filled by the Luther Burbank board. If there is less than a quorum of directors, a vacancy may be filled by (i) a vote of the majority of the remaining directors; (ii) unanimous written consent; or (iii) a sole remaining director. Each director will hold office until the next shareholders’ meeting at which directors are elected.

Luther Burbank’s current board of directors is comprised of eight directors.

Classes of Directors

Washington Federal

The Washington Federal bylaws provide that the Washington Federal board is divided into three classes, with the members of each class serving staggered three-year terms.

Luther Burbank

The Luther Burbank bylaws provide that the Luther Burbank board is not classified and all directors are elected annually.

Removal of Directors

Washington Federal

Under the Washington Federal articles, subject to the rights of any class or series of stock having preference over Washington Federal common stock as to dividends or upon liquidation to elect directors and any rights in the WBCA, Washington Federal directors may be removed only for cause by an affirmative vote of not less than a majority of the votes eligible to be cast by shareholders at a meeting of shareholders called expressly for such purpose, provided that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. The WBCA provides that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

Luther Burbank

Under the Luther Burbank bylaws, the Luther Burbank board may remove a director for cause if a director is declared of unsound mind by a court order, convicted of a felony or otherwise in a manner provided by law. Under the CGCL, any or all of the directors may be removed without cause if the removal is approved by a vote of the holders of a majority of the outstanding shares entitled to vote, subject to certain limitations. The CGCL also provides that any director may be removed by a court for fraudulent or dishonest acts, or gross abuse of authority, if shareholders holding at least 10% of the number of outstanding shares of any class bring suit. If any director is removed by the shareholders, the shareholders may elect new directors at the same meeting.

Removal of Officers

Washington Federal

The Washington Federal bylaws provide that the board of directors may remove any officer, with or without cause.

Luther Burbank

The Luther Burbank bylaws provide that any senior executive officer may be removed, with or without cause, by the affirmative vote of the majority of the Luther Burbank board.

Limitation of Personal Liability of Officers and Directors

Washington Federal

The Washington Federal articles provide that no director would be personally liable to Washington Federal or its shareholders for monetary damages for its conduct as director to the fullest extent authorized by law.

Luther Burbank

California law permits Luther Burbank to include in the Luther Burbank articles a provision eliminating or limiting the personal liability of Luther Burbank directors to Luther Burbank and Luther Burbank shareholders for money damages, except for liability resulting from: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (3) any transaction from which a director derived an improper personal benefit; (4) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (6) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (7) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL.

The Luther Burbank articles provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California and federal law.

Indemnification of Directors and Officers

Washington Federal

The WBCA generally permits corporations to indemnify its directors for actions taken in good faith and which the individual reasonably believed, in the case of conduct in the individual’s official capacity, to be in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. The WBCA provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors. Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or a bylaw or resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

The Washington Federal articles provide that Washington Federal will indemnify and hold harmless each individual who is or was serving as a director or officer of Washington Federal with respect to any proceeding resulting from such person’s service to Washington Federal to the fullest extent authorized by law. The rights to indemnification provided by the Washington Federal bylaws includes the right to be paid, in advance of in advance of a proceeding’s final disposition, expenses incurred in defending that proceeding.

Luther Burbank

The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“agents”), against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.

The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.

The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

California law does not allow Luther Burbank to indemnify its agents for: (1) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (2) any amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. California law provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.

The Luther Burbank articles provide that Luther Burbank will indemnify and hold harmless each individual who is or was serving as a director of officer of Luther Burbank with respect to any proceeding resulting from such person’s service to Luther Burbank to the fullest extent authorized by law.

Amendments to Articles of Incorporation and Bylaws

Washington Federal

The WBCA provides that certain provisions of the articles of incorporation may be amended if approved by a majority of the shareholders entitled to vote thereon.

The Washington Federal articles provide that no amendment of the Washington Federal articles will be made unless it is first approved by the affirmative vote of a majority of the directors then in office and, to the extent required by the WBCA or otherwise, subsequently approved by a majority of the shares entitled to vote generally in an election of directors.

The Washington Federal bylaws may be amended by the affirmative vote of a majority of the Washington Federal board or by affirmative vote of the holders of a majority of the votes cast by shareholders of the Washington Federal at an annual or special meeting of the shareholders; provided that the Washington Federal board may not alter, amend or repeal any bylaw that Washington Federal shareholders have expressly provided, in altering, amending or repealing such bylaw.

Luther Burbank

The CGCL provides that amendments to a corporation’s articles may be adopted if approved by the board of directors and the affirmative vote of the holders of the majority of the corporation’s outstanding voting stock.

The Luther Burbank articles provide that the articles of incorporation may be amended at the annual meeting of the shareholders.

The Luther Burbank bylaws may be amended by holders of a majority of the outstanding shares entitled to vote or the Luther Burbank board may amend the bylaws subject to the rights of shareholders and limitations under California Corporations Code.

Notice of Shareholder Meetings

Washington Federal

In accordance with the WBCA, the Washington Federal bylaws provide that a written notice of the time and place of all shareholder meetings, and in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Notice of a meeting to act on an amendment to the Washington Federal articles, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of Washington Federal’s assets other than in the regular course of business of the dissolution of Washington Federal will be given not less than 20 nor more than 60 days prior to the meeting.

Luther Burbank

In accordance with the CGCL, the Luther Burbank bylaws provide that a written notice of the place, day and hour of all shareholder meetings, and in the case of a special meeting, the nature of the business to be transacted at the meeting, must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting.

Special Shareholder Meetings

Washington Federal

Under the WBCA and the Washington Federal bylaws, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, special meetings of the Washington Federal shareholders may be called at the request of (a) the chairman of the Washington Federal board, the president or a majority of the Washington Federal board or (b) Washington Federal shareholders owning at least 10% of all outstanding shares of Washington Federal entitled to vote on the issue(s) proposed to be considered at the meeting.

Luther Burbank

Under the CGCL and Luther Burbank bylaws, special meetings of the Luther Burbank shareholders may be called by (a) Luther Burbank’s chief executive officer, (b) the Luther Burbank board or (c) Luther Burbank shareholders owning at least 10% of all outstanding shares of Luther Burbank common stock entitled to vote on the issue(s) proposed to be considered at the meeting.

Shareholder Nominations and Shareholder Proposals

Washington Federal

The Washington Federal bylaws provide that, business, other than the nomination of directors, may be properly brought before an annual meeting only upon timely notice in writing to the corporate secretary of Washington Federal. To be timely a shareholder’s notice must be delivered to or mailed to the corporate secretary of Washington Federal no later than 90 days prior to the anniversary date of the mailing of proxy materials by Washington Federal in connection with the immediately preceding annual meeting of shareholders. A shareholder’s notice relating to conduct of business other than the nomination of directors must set forth: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the name and address of the proposing shareholder; (iii) the classes and number of shares of capital stock of Washington Federal held by the proposing shareholder; and (iv) the material interest of the proposing shareholder in such business.

The Washington Federal bylaws provide that shareholder nominations may be properly brought before an annual meeting only upon timely notice in writing to the corporate secretary of Washington Federal. To be timely, a shareholder’s notice must be delivered to or mailed to the corporate secretary of Washington Federal no later than 90 days prior to the anniversary date of the mailing of proxy materials by Washington Federal in connection with the immediately preceding annual meeting of shareholders. A shareholder’s notice proposing to nominate a person for election must set forth: (i) the name and address of the proposing shareholder; (ii) a representation that the shareholder is a holder of record of stock of Washington Federal entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any arrangements or understandings between the shareholder and each nominee and any other persons or persons pursuant to which the nominations are to be made; (iv) such other information regarding each nominee proposed by the proposing shareholder as would be required to be included in a proxy statement; and (v) the proposed nominee’s written consent.

Luther Burbank

The Luther Burbank bylaws provide that, business, including shareholder nominations, may be properly brought before an annual meeting only upon timely notice in writing to the corporate secretary of Luther Burbank. To be timely, a shareholder’s notice must be delivered to or mailed to the corporate secretary of Luther Burbank no earlier than 90 days and no later than 60 days before the date such annual meeting is to be held. If the current year’s annual meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, notice must be received not later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of shareholders begin a new time period for giving a proposing shareholder’s notice as provided above. In no event will an adjournment or postponement of an annual meeting of shareholders begin a new time period for giving a proposing shareholder’s notice as provided above.

A shareholder’s notice proposing to nominate a person for election must set forth: (i) the name and address of the proposing shareholder; (ii) the classes and number of shares of class of capital stock of Luther Burbank held by the proposing shareholder; and (iii) for each person whom the proposing shareholder proposes to nominate for election or reelection as a director (a) the full name, age and date of birth of such person; (b) the business and residence address and telephone numbers of such person; (c) the education background and business/occupational experience of such person, including a list of positions held for at least the preceding five years; (d) the class and number of shares of Luther Burbank beneficially owned by such person; and (e) the proposed nominee’s written consent.

A shareholder’s notice relating to conduct of business other than the nomination of directors must set forth: (i) the name and address of the proposing shareholder; (ii) the classes and number of shares of class of capital stock of Luther Burbank held by the proposing shareholder; (iii) a brief description of the business and the reasons for conducting such business at the meeting; and (iv) the material interest of the proposing shareholder in such business.

Shareholder Action by Written Consent

Washington Federal

Neither the Washington Federal articles nor the Washington Federal bylaws contain a provision regarding shareholder action by written consent. The WBCA permits any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting by written consent of all shareholders entitled to vote on the corporate action.

Luther Burbank

The Luther Burbank bylaws provide that any action required or permitted to be taken by the shareholders of Luther Burbank at an annual or special meeting of shareholders may be taken by written consent if the holders of the outstanding shares of Luther Burbank common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting approve such action; provided, however, that unless the consents of all shareholders entitled to vote have been solicited in writing, notice will be given and within the time limits prescribed by law, of such action to all shareholders entitled to vote who did not consent in writing to such action. Directors may be elected by written consent only if such consent is unanimously given by all shareholders entitled to vote, except that action taken by shareholders to fill one or more vacancies on the board other than a vacancy created by the removal of a director, may be taken by written consent of a majority of the outstanding shares entitled to vote.

Transactions with Related Persons, Share Re-classifications and Re-capitalizations

Washington Federal

The Washington Federal articles do not impose voting requirements on mergers, asset transfers or securities issuances between or among related persons or upon share re-classifications or re-capitalizations beyond those imposed by the WBCA.

Luther Burbank

The Luther Burbank articles do not impose voting requirements on mergers, asset transfers or securities issuances between or among related persons or upon share re-classifications or re-capitalizations beyond those imposed by the CGCL.

Dividends

Washington Federal

Under the WBCA, generally a corporation may not pay a dividend if, after giving effect to the dividend, the corporation would be unable to pay its liabilities as they become due in the ordinary course of business or the corporation’s total assets would be less than the sum of its total liabilities plus (with some exceptions) the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the dissolution preferences of senior equity securities.

Washington Federal’s ability to pay dividends is subject to rules and policies of the Federal Reserve. It is the policy of the Federal Reserve that bank holding companies should pay cash dividends only out of income available over the past year and only if prospective earnings retention is consistent with the company’s expected future needs and financial condition. Capital rules adopted by the Federal Reserve, effective January 2015, may limit Washington Federal’s ability to pay dividends if Washington Federal fails to meet certain requirements under the rules. In addition, if Washington Federal does not or is unable to pay quarterly dividends on Washington Federal’s Series A Preferred Stock, it may not pay a dividend to the holders of Washington Federal common stock.

The Washington Federal bylaws permit the Washington Federal board to declare dividends out of funds legally available for dividends. On February 14, 2023, the Washington Federal board declared a quarterly cash dividend on the Washington Federal Series A preferred stock of $12.1875 per share, payable on the first business day following April 15, 2023 to shareholders of record as of March 31, 2023. On December 2, 2022, Washington Federal paid a regular quarterly cash dividend on the Washington Federal common stock of $0.24 per share. Although Washington Federal anticipates that it will continue to pay quarterly cash dividends, the payment and amount of future dividends remains with the discretion of the Washington Federal board and there can be no assurance that the payment of such dividends will continue or that the amount of such dividends will not be reduced.

Luther Burbank

Under the CGCL, a corporation cannot make any distribution to its shareholders unless its board of directors has determined in good faith either (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities, plus any preferential rights amount.

Further, it is the policy of the Federal Reserve that bank holding companies, such as Luther Burbank, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries.

The Luther Burbank bylaws permit the Luther Burbank board to declare dividends out of funds legally available for dividends. A quarterly dividend of $0.12 per share was declared during each quarter of 2022.

Shareholders’ Rights of Dissent and Appraisal

Washington Federal

Under Washington law, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares only in the event of, any of the following corporate acts: (i) consummation of a plan of merger to which the corporation is a party if shareholder approval is required and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary that is merged with its parent; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, unless the sale is pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds will be distributed to Washington Federal shareholders within one year; (iv) an amendment of the articles of incorporation if the amendment effects the redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; (v) an election by a corporation to become or cease to become a social purpose corporation, which has become effective, to which the corporation is a party if shareholder approval was required for the election; (vi) an amendment of a social purpose corporation’s articles of incorporation that would materially change a purpose of the corporation; (vii) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting Washington Federal shareholders are entitled to dissent and obtain payment for their shares; or (viii) a plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (a) the shareholder was entitled to vote on the plan, and (b) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

Luther Burbank

Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly traded corporation. Luther Burbank’s common stock is traded on a national security exchange and the merger consideration, comprised of Washington Federal’s common stock, is also traded on a national securities exchange. As such, Luther Burbank’s shareholders are not entitled to appraisal rights in connection with the merger.

Fiscal Year

Washington Federal

Washington Federal’s fiscal year ends on the 30th day of September each year.

Luther Burbank

Luther Burbank’s fiscal year ends on the 31st day of December of each year.

Anti-Takeover Provisions and Other Shareholder Protections

Washington Federal

Chapter 23B.09 of the WBCA prohibits corporations that have a class of voting stock registered under the Exchange Act from engaging in any “significant business transaction” (defined to include mergers or consolidations, certain sales, termination of 5% or more of a corporation’s employees, sales of assets, liquidation or dissolution and other specified transactions) with a person or group that beneficially owns 10% or more of a corporation’s outstanding voting stock, which we refer to as an acquiring person, for a period of five years after such person or group becomes an acquiring person, unless the significant business transaction or the acquisition by which such person became an acquiring person is approved prior to the time the person became an acquiring person by a majority vote of the board of directors, or the significant business transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by or under the voting control of the acquiring person). The Washington Federal articles include certain provisions that could make more difficult the acquisition of Washington Federal by means of a tender offer, a proxy contest, merger or otherwise.

Luther Burbank

The CGCL provides that most business combinations, including mergers, consolidations and sales of substantially all of the assets of a California corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of such corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. The Luther Burbank articles and the Luther Burbank bylaws do not impose a higher standard of approval for such transactions.

Section 1101 of the CGCL requires that, in a merger of a corporation with a shareholder (or its affiliate) who holds more than 50% but less than 90% of the corporation’s common stock, the other shareholders of the corporation must receive common stock in the transaction, unless all the corporation’s shareholders consent to the transaction.

Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an interested party (generally a controlling or managing party of the corporation), the interested party must provide the other shareholders with a written opinion as to the fairness of the consideration to be paid to the shareholders. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party’s proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by Luther Burbank’s board to make more difficult uninvited attempts to acquire control of Luther Burbank, as it could be issued easily and quickly, could adversely affect the rights of holders of Luther Burbank common stock and could be issued with terms calculated to delay or prevent a change in control of Luther Burbank or make removal of the members of the Luther Burbank board or management more difficult.

Forum Selection Bylaw

Washington Federal

The Washington Federal bylaws do not feature a forum selection bylaw.

Luther Burbank

The Luther Burbank bylaws feature a forum selection bylaw, which provides that unless Luther Burbank consents in writing to the selection of an alternative forum, the state or federal court of general jurisdiction in the county where Luther Burbank maintains its principal office will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Luther Burbank, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of Luther Burbank to Luther Burbank or Luther Burbank’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the CGCL, the Luther Burbank articles, or the Luther Burbank bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.

Unless Luther Burbank consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Washington Federal by DWT. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Washington Federal by DWT and for Luther Burbank by H&K.

EXPERTS

The financial statements of Washington Federal as of September 30, 2022 and 2021, and for each of the three years in the period ended September 30, 2022 incorporated by reference in this joint proxy statement/prospectus by reference to Washington Federal’s Annual Report on Form 10-K for the year ended September 30, 2022, and the effectiveness of Washington Federal’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Luther Burbank as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this joint proxy statement/prospectus by reference to Luther Burbank’s Annual Report on Form 10-K for the year ended December 31, 2022 have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING

The SEC rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Washington Federal and Luther Burbank will mail only one copy of the joint proxy statement/prospectus to multiple shareholders sharing the same address. Once you have received notice from your broker, Washington Federal or Luther Burbank that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, please notify your broker or nominee if your shares are held in a brokerage account or other account or Broadridge Corporate Issuer Solutions, Inc. if you hold registered shares of Washington Federal common stock or American Stock Transfer & Trust Company, LLC if you hold registered shares of Luther Burbank common stock. You can notify Broadridge Corporate Issuer Solutions, Inc. by sending a written request to Washington Federal, Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling Broadridge at 1-866-540-7095. You can notify American Stock Transfer & Trust Company, LLC by sending a written request to: 6201 15th Avenue, Brooklyn, New York 11219 or by calling (800) 937-5449.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

Washington Federal

Washington Federal held its fiscal year 2022 annual meeting of shareholders on February 14, 2023. Washington Federal will hold its fiscal year 2023 annual meeting of shareholders (the “WAFD 2023 annual meeting”), regardless of whether the merger has been completed. Any shareholder nominations or proposal for other business intended to be presented at the WAFD 2023 annual meeting must be submitted to WAFD as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the WAFD 2023 annual meeting to be eligible for inclusion in Washington Federal’s proxy statement pursuant to SEC Rule 14a-8, Washington Federal must have received the proposal and supporting statements at its principal executive offices at 425 Pike Street, Seattle, Washington 98101 no later than 90 days prior to the anniversary date of the mailing of proxy materials by Washington Federal in connection with the immediately preceding annual meeting of Washington Federal, or not later than September 21, 2023 in connection with the annual meeting for the fiscal year 2023. A Washington Federal shareholder must provide its proposal to Washington Federal in writing, and such proposal must comply with the requirements of Rule 14a-8.

Advance Notice Procedures

Pursuant to the Washington Federal bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must send written notice to Washington Federal’s corporate secretary not less than 90 days prior to the first anniversary of the mailing of proxy materials by Washington Federal in connection with the immediately preceding annual meeting, and the notice must provide certain other information specified in the Washington Federal bylaws. As a result, any notice given by or on behalf of a shareholder must have been received no later than September 21, 2023.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Washington Federal’s proxy statement pursuant to SEC Rule 14a-8.

Luther Burbank

Luther Burbank held its 2022 annual meeting of shareholders on April 26, 2022 (the “Luther Burbank 2022 annual meeting”). In the event that the merger is not completed within the expected time frame or at all, Luther Burbank may hold an annual meeting in 2023 (the “Luther Burbank 2023 annual meeting). Any shareholder nominations or proposals for other business intended to be presented at the Luther Burbank 2023 annual meeting must be submitted to Luther Burbank as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the Luther Burbank 2023 annual meeting to be eligible for inclusion in Luther Burbank’s proxy statement pursuant to SEC Rule 14a-8, Luther Burbank must have received the proposal and supporting statements at its principal executive offices no later than November 15, 2022, unless the date of the Luther Burbank 2023 annual meeting is changed by more than 30 days from April 26, 2023, the one-year anniversary of the Luther Burbank 2022 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Luther Burbank begins to print and send its proxy materials. A Luther Burbank shareholder must provide its proposal to Luther Burbank in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the corporate secretary of Luther Burbank at Luther Burbank Corporation, 520 Third St, 4th Floor, Santa Rosa, California 95401.

Advance Notice Procedures

Pursuant to the Luther Burbank bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must send written notice to Luther Burbank’s corporate secretary no earlier than 90 calendar days and no later than 60 calendar days before the date such annual meeting is to be held. However, if the Luther Burbank 2023 annual meeting is called for a date that is not within 30 days of April 26, 2023, the anniversary date of the Luther Burbank 2022 annual meeting, notice must be received not later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made.

In addition to the notice and information requirements contained in the Luther Burbank bylaws, to comply with the SEC universal proxy rules, shareholders who, in connection with the Luther Burbank 2023 annual meeting, if held, intend to solicit proxies in support of director nominees other than Luther Burbank’s nominees must provide notice to Luther Burbank that sets forth the information required by the SEC’s Rule 14a-19 no later than February 25, 2023, unless the date of the Luther Burbank 2023 annual meeting has changed by more than 30 calendar days from April 26, 2023, the one-year anniversary of the Luther Burbank 2022 annual meeting, in which case such notice must be provided by the later of 60 calendar days prior to the date of the Luther Burbank 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by Luther Burbank.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Luther Burbank’s proxy statement pursuant to SEC Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

Washington Federal and Luther Burbank file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Washington Federal and Luther Burbank, who file electronically with the SEC. The address of that site is www.sec.gov.

Washington Federal filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the shares of Washington Federal common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Washington Federal in addition to being a proxy statement of Luther Burbank for its special meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Washington Federal and Luther Burbank into this document, which means that important business and financial information about Washington Federal and Luther Burbank can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Washington Federal or Luther Burbank files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Washington Federal and Luther Burbank have previously filed with the SEC and all documents filed by Washington Federal and Luther Burbank with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the special meeting.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this joint proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Washington Federal or Luther Burbank after the date of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Washington Federal has filed with the SEC:

•	Washington Federal’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the SEC on November 18, 2022;

•	Washington Federal’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2022, filed with the SEC on February 3, 2023;

•

Washington Federal’s Current Reports on Form 8-K filed with the SEC on November  14, 2022, December  8, 2022, December  19, 2022, January  3, 2023, January  6, 2023, January  13, 2023, February  13, 2023, February  14, 2023, February  16, 2023, February  17, 2023 and March 16, 2023;

•	Washington Federal’s Proxy Statement on Schedule 14A filed with the SEC on December 20, 2022; and

•

The description of Washington Federal’s common stock set forth in the registration statement on Form S-3 filed December 22, 2022, and any amendment or report filed for the purpose of updating such description.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Luther Burbank has filed with the SEC:

•	Luther Burbank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023;

•	Luther Burbank’s Current Report on Form 8-K filed with the SEC on November 14, 2022; and

•	Luther Burbank’s Proxy Statement on Schedule 14A filed with the SEC on March 16, 2022.

These documents contain important information about Washington Federal and its financial condition. Information contained in this joint proxy statement/prospectus supersedes information incorporated by reference that Washington Federal and Luther Burbank have filed with the SEC prior to the date of this joint proxy statement/prospectus, while information that it files with the SEC after the date of this joint proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.

Washington Federal supplied all information contained or incorporated by reference in this document relating to Washington Federal, and Luther Burbank supplied all information contained or incorporated by reference in this document relating to Luther Burbank.

Washington Federal’s filings are available on its website, www.wafdbank.com. Information contained in or linked to Washington Federal’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Washington Federal at:

Washington Federal, Inc.

425 Pike Street

Seattle, Washington 98101

Attn: Investor Relations

(206) 624-7930

Luther Burbank’s filings are available on its website, www.lutherburbanksavings.com. Information contained in or linked to Luther Burbank’s website is not a part of this joint proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Luther Burbank at:

Luther Burbank Corporation

520 Third Street, 4th Floor

Santa Rosa, California 95401

Attn: Investor Relations

(844) 446-8201

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to Washington Federal and Luther Burbank shareholders nor the issuance of Washington Federal common stock in the merger shall create any implication to the contrary.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF NOVEMBER 13, 2022

BY AND BETWEEN

WASHINGTON FEDERAL, INC.

AND

LUTHER BURBANK CORPORATION

A-i

(Continued)

A-ii

(Continued)

Page
ANNEXES

ANNEX A	Form of Shareholder Agreement	A-1
ANNEX B	Bank Merger Agreement	B-1

SCHEDULES

SCHEDULE 1.01(a)		Key Shareholders
SCHEDULE 1.01(b)		LBC Subordinated Debentures
SCHEDULE 1.01(c)		Merger Related Expenses
SCHEDULE 1.01(d)		Senior Officers
SCHEDULE 4.01(a)		Ordinary Course
SCHEDULE 4.01(b)		Capital Stock
SCHEDULE 4.01(d)		Compensation; Employment Agreements; Etc.
SCHEDULE 4.01(e)		Hiring
SCHEDULE 4.01(f), (f)(i) and (f)(ii)		Benefit Plans
SCHEDULE 4.01(g)(iv)		Dispositions
SCHEDULE 4.01(i)		Capital Expenditures
SCHEDULE 4.01(l)		Contracts
SCHEDULE 4.01(m)		Claims
SCHEDULE 4.01(n)		Banking Operations
SCHEDULE 4.01(p)		Derivatives Contracts
SCHEDULE 4.01(q)		Indebtedness
SCHEDULE 4.01(r)		Investment Securities
SCHEDULE 4.01(s)		Loans
SCHEDULE 4.01(u)		Tax Elections
SCHEDULE 4.02(b)		Capital Stock
SCHEDULE 4.02(g)		Acquisitions
SCHEDULE 6.10(a)		Indemnification
SCHEDULE 6.11(c)		Sponsor Entities
SCHEDULE 6.11(d)		Severance Policy
SCHEDULE 6.14		Estoppel Letters

A-iii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 13, 2022 by and between Washington Federal, Inc. (“WAFD”) and Luther Burbank Corporation (“LBC”).

RECITALS

A.    LBC. LBC is a California corporation, having its principal place of business in Santa Rosa, California.

B.    WAFD. WAFD is a Washington corporation, having its principal place of business in Seattle, Washington.

C.    Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated for United States federal income Tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” (as such term is used in Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g)) for such purposes.

D.    Board Action. The respective Boards of Directors of each of WAFD and LBC have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.    Key Shareholder Agreements. As a material inducement to WAFD to enter into this Agreement, and simultaneously with the execution of this Agreement, each Key Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Key Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of LBC Common Stock in favor of this Agreement and to certain other obligations.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. As used in this Agreement, the word “control” and the correlative terms “controlling” and “controlled”, mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Key Shareholder (or any of its Affiliates or its or their respective directors, officers or employees) shall be an “Affiliate” of LBC or any Subsidiary of LBC for purposes of this Agreement.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between WAFD Bank and LB Savings, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of LBC Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the States of Washington and California are authorized or obligated to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of LBC Common Stock.

“CFC” means the California Financial Code, as amended.

“CFPB” means the Consumer Financial Protection Bureau.

“CGCL” means the California General Corporation Law, as amended.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidential Information” has the meaning given to such term in the Confidentiality Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(e).

“Continuing Employees” has the meaning set forth in Section 6.11(a).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions, or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DFI” means the Washington State Department of Financial Institutions.

“DFPI” means the California Department of Financial Protection and Innovation.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided, that the term “Equity” shall not include Loan participations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Healthcare Reform Laws” has the meaning set forth in Section 5.03(m)(ii).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means, collectively, any and all of the following and all rights in, arising out of, or associated with (including all applications and rights to apply for any of the following), and all registrations, renewals, extensions, future equivalents, and restorations thereof, now or hereafter in force or effect, all United States, international and foreign: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, provisionals, extensions and re-examinations thereof and equivalent or similar rights in inventions, discoveries, and designs, including invention disclosures; (b) trade secrets and other rights in know-how and confidential or proprietary information; (c) trademarks, service marks, logos, trade dress, corporate names and tradenames and all combinations thereof, and other indicia of source or sponsorship, and all goodwill associated therewith; (d) rights of authorship and copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (e) rights of publicity and personality; (f) rights of attribution and integrity and other moral rights; (g) rights in and to data, datasets, databases and related documentation; (h) other intellectual property and proprietary rights, including rights in Technology, anywhere in the world; and (i) rights to enforce and receive royalties from (include from the enforcement of) any of the foregoing.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Key Shareholder” means a Person set forth on Schedule 1.01(a).

“Key Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Knowledge”, with respect to any party, means all facts and other information which any Senior Officer of such party actually knows as of the date hereof.

“LBC” has the meaning set forth in the preamble to this Agreement.

“LBC Approval” has the meaning set forth in Section 6.02(a).

“LBC Articles” means the Amended and Restated Articles of Incorporation of LBC.

“LBC Board” means the Board of Directors of LBC.

“LBC Bylaws” means the Amended and Restated Bylaws of LBC.

“LBC Common Stock” means the common stock, no par value per share, of LBC.

“LBC Debt Obligations” means the LBC Senior Notes and the LBC Subordinated Debentures.

“LBC Equity Plan” means the Luther Burbank Corporation Omnibus Equity and Incentive Compensation Plan.

“LBC Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes LBC and its Subsidiaries and any predecessor of or any successor to LBC (or to another such predecessor or successor) and shall be deemed to refer to any or all of LBC and its Subsidiaries. References herein to the LBC Group shall be deemed to refer to both the LBC Group as a whole and to each individual member thereof.

“LBC IT Systems” has the meaning set forth in Section 5.03(t)(i).

“LBC Loan Property” has the meaning set forth in Section 5.03(o).

“LBC Meeting” has the meaning set forth in Section 6.02(a).

“LBC NQDP” has the meaning set forth in Section 5.03(m)(vii).

“LBC Preferred Stock” means the preferred stock, no par value per share, of LBC.

“LBC Restricted Stock” means an award of restricted stock issued under Article VIII of the LBC Equity Plan.

“LBC Restricted Stock Units” means an award of restricted stock units issued under Article VIII of the LBC Equity Plan.

“LBC Retirement Plan” has the meaning set forth in Section 6.11(c).

“LBC’s Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“LBC Senior Notes” means LBC’s 6.50% senior unsecured term notes.

“LBC Subordinated Debentures” means the subordinated debentures described on Schedule 1.01(b).

“LB Savings” means Luther Burbank Savings, a California-chartered bank and a wholly-owned subsidiary of LBC.

“LB Savings Board” means the Board of Directors of LB Savings.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to WAFD or LBC, any effect that (i) is material and adverse to the financial condition, results of operations or business of WAFD and its Subsidiaries taken as a whole or LBC and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of WAFD and its Subsidiaries or LBC and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally (including any such changes arising out of the Pandemic or any Pandemic Measures), (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees or the incurrence of the Merger Related Expenses, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to LBC, the effects of any action or omission taken with the prior written consent of WAFD or at the prior written request of WAFD or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease, or other acts of God (including the Pandemic); provided, that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on WAFD and its Subsidiaries as a whole on the one hand, or LBC and its Subsidiaries as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(iii).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of WAFD Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of LBC Common Stock, including certain holders of LBC Restricted Stock, in connection with the Transaction.

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by LBC and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to retention payments to be paid, the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that WAFD and LBC otherwise mutually agree to terminate on or before the Closing, fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related Expenses shall be set forth on Schedule 1.01(c), which shall be updated within five (5) Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the WAFD Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“Outside Date” has the meaning set forth in Section 8.01(c).

“Pandemic” means any outbreaks, epidemics or pandemics related to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza).

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for Taxes and Tax assessments not yet delinquent or being contested in good faith and for which appropriate reserves are reflected in the applicable party’s financial statements, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, or (iv) pledges to secure deposits incurred in the ordinary course of business consistent with past practice.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in the public securities or reporting of a party or its Affiliates filed with or furnished to the SEC at any time on or after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” (but excluding any description of historical facts or events included therein) or disclosures of risk set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a)

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means (i) with respect to WAFD and its Subsidiaries, employees with the title of executive vice president or higher and, (ii) with respect to LBC and its Subsidiaries, those employees of LBC and its Subsidiaries set forth on Schedule 1.01(d).

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Bank” has the meaning set forth in Section 2.03.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Technology” means collectively any and all of the following, whether existing or under development: computer software (in object code and source code), including software and firmware listings, middleware, code modules, code libraries, assemblers, build environments, integrated development environments, applets, applications, websites, content (including text, pictures, sounds, music, and video), application programming interfaces, software development kits, services, servers and hosting platforms, compilers, net lists, design tools, user interfaces, “look and feel,” protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, products, product specifications, packaging, games, devices, know-how, show-how, techniques, formulae, algorithms, routines, works of authorship (whether or not copyrightable), discoveries, concepts, processes, prototypes, test methodologies, test tools, supplier and customer lists, materials that document design or design processes, or that document research or testing (including design, processes, and results); any tools or utilities used to build or create any of the foregoing; any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” includes temporary and final Treasury Regulations promulgated under the Code and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“WAFD” has the meaning set forth in the preamble to this Agreement.

“WAFD Approval” has the meaning set forth in Section 6.02(c).

“WAFD Average Share Price” shall mean the average closing price per share of WAFD Common Stock, as reported on Nasdaq, for the 20 trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

“WAFD Bank” means Washington Federal Bank, dba WAFD Bank, a Washington bank and a wholly-owned subsidiary of WAFD.

“WAFD Bank Articles” means the Articles of Incorporation of WAFD Bank, as amended.

“WAFD Bank Board” means the Board of Directors of WAFD Bank.

“WAFD Bank Bylaws” means the Bylaws of WAFD Bank, as amended.

“WAFD Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“WAFD Board” means the Board of Directors of WAFD.

“WAFD Bylaws” means the Amended and Restated Bylaws of WAFD.

“WAFD Articles” means the Restated Articles of Incorporation of WAFD, as amended.

“WAFD Common Stock” means the common stock, $1.00 par value per share, of WAFD.

“WAFD Contract” means each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which WAFD or any of its Subsidiaries is a party or by which WAFD or any of its Subsidiaries is bound as of the date hereof and has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by WAFD, or Quarterly Report on Form 10-Q or Current report on 8-K subsequent thereto.

“WAFD IT Systems” has the meaning set forth in Section 5.04(n).

“WAFD Meeting” has the meaning set forth in Section 6.02(c).

“WAFD Preferred Stock” means the preferred stock, $1.00 par value per share, of WAFD.

“WAFD’s Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“WBCA” means the Washington Business Corporation Act.

ARTICLE II

THE MERGER

2.01    The Merger.

(a)    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, LBC shall merge with and into WAFD (the “Merger”) in accordance with the applicable provisions of the WBCA and the CGCL, the separate corporate existence of LBC shall cease and WAFD shall survive and continue to exist as a corporation incorporated under the WBCA (WAFD, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)    Name. The name of the Surviving Corporation shall be “Washington Federal, Inc.”

(c)    Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the WAFD Articles and the WAFD Bylaws as in effect immediately prior to the Merger.

(d)    Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of WAFD immediately prior to the

Merger; provided, that effective as of the Effective Time, each of the WAFD Board and the WAFD Bank Board shall be comprised of 12 members, including two new directors who shall be recommended by LBC and shall be agreeable to WAFD (WAFD’s consent shall not be unreasonably withheld, conditioned or delayed). Subject to Section 6.12(a), each such appointee shall serve as a director of the Surviving Corporation until the next annual meeting of shareholders of WAFD at which the class of directors to which such appointee shall be appointed is presented to shareholders for reelection. In the event an appointee is appointed to a class of WAFD directors who will be presented to WAFD’s shareholders for reelection within twenty-four (24) months following the Closing Date, WAFD shall include such individual on the list of nominees for director presented by the WAFD Board and for which the WAFD Board shall solicit proxies at such annual meeting of shareholders of WAFD, to serve for the applicable term for the appointee’s class of directors and until such appointee’s successor shall be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the members of the WAFD Board. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of WAFD immediately prior to the Merger.

(e)    Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the WAFD Articles immediately prior to the Merger.

(f)    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the WBCA and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of LBC shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of LBC shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)    Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of LBC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, LBC, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; provided, that the Surviving Corporation expressly accepts all liability and shall indemnify the officers and directors of LBC for such acts taken thereunder, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02    Effective Date and Effective Time; Closing.

(a)    Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger, in form and substance reasonably acceptable to each party (the “Articles of Merger”), to be filed with the Secretary of State of the State of Washington pursuant to the WBCA on (i) a date mutually selected by WAFD and LBC after such satisfaction or waiver which is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, unless such date provided for in clause (B) occurs other than in the last month of a fiscal quarter and is more than fourteen (14) calendar days after the date provided for in clause (A), in which case the date shall be the date provided for in clause (A), or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Articles of Merger certified by the Secretary of State of the State of Washington to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Washington. The Merger provided for herein shall become effective upon the filing of the Articles of

Merger with the Secretary of State of the State of Washington or such later time as specified in the Articles of Merger. The date of such filing with the Secretary of State of the State of Washington is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)    A closing (the “Closing”) shall take place by electronic exchange of documents, at 10:00 a.m., Pacific Time, on the Effective Date, or at such other time, or on such other date, as the parties may mutually agree upon in writing (the date on which the Closing occurs, the “Closing Date”). At the Closing, there shall be delivered to WAFD and LBC the certificates and other documents required to be delivered under Article  VII hereof.

2.03    Bank Merger. Promptly following the execution of this Agreement, or on such later date as WAFD and LBC shall agree, WAFD and LBC shall cause WAFD Bank and LB Savings, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex B, which provides for the merger of LB Savings with and into WAFD Bank (the “Bank Merger”) promptly following consummation of the Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. WAFD Bank shall be the surviving entity in the Bank Merger (WAFD Bank, as the surviving entity of the Bank Merger, is sometimes referred to herein as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of LB Savings shall cease. The Bank Merger Agreement provides that the directors of WAFD Bank immediately after the Bank Merger shall be the directors of WAFD Bank immediately prior to the Bank Merger, except for the addition of two new directors as contemplated by Section 6.12(a). Each of WAFD and LBC shall approve the Bank Merger Agreement and the Bank Merger as the sole voting shareholder of WAFD Bank and LB Savings, respectively, and WAFD and LBC shall, and shall cause WAFD Bank and LB Savings, respectively, to, execute any certificates or articles of merger and such other agreements, documents and certificates as are necessary to make the Bank Merger effective promptly following the Effective Time.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01    Conversion of Shares. At the Effective Time, automatically by virtue of the Merger and without any action on the part of a holder of shares of LBC Common Stock:

(a)    WAFD Common Stock. Each share of WAFD Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon and after the Effective Time and shall be unchanged by the Merger.

(b)    LBC Common Stock. Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of LBC Common Stock issued and outstanding immediately prior to the Effective Time (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) shall be converted into, and shall be canceled in exchange for, the right to receive 0.3353 shares of WAFD Common Stock (the “Exchange Ratio”).

3.02    Exchange Procedures.

(a)    Mailing of Transmittal Material. Provided that LBC has delivered, or caused to be delivered, to Broadridge Corporate Issuer Solutions (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, WAFD shall cause the Exchange Agent to, promptly following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of LBC Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to LBC (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) or Book-Entry Shares theretofore representing shares of LBC Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of LBC Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)    WAFD Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, WAFD shall deliver to the Exchange Agent certificates, or at WAFD’s option, evidence of shares in book entry form, representing the number of shares of WAFD Common Stock issuable to the holders of LBC Common Stock as the Merger Consideration, to be given to the holders of LBC Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of WAFD Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)    Issued Shares. All shares of WAFD Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and in the event a dividend or other distribution is declared by WAFD in respect of the WAFD Common Stock and (i) the date of the Effective Time is known at the time of such declaration and (ii) the record date for such dividend or other distribution will be at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of WAFD Common Stock issuable pursuant to this Agreement. No dividends or distributions in respect of the WAFD Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of such Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates or book-entry shares representing whole shares of WAFD Common Stock to be issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions, if any, with a record date at or after the Effective Time and payable with respect to such whole shares of WAFD Common Stock, but not yet paid, and (B) at the appropriate payment date, the dividends or other distributions, if any, payable with respect to such whole shares of WAFD Common Stock with a record date at or after the Effective Time but with a payment date subsequent to such surrender.

(d)    Exchange Agent Deliveries.

(i)    Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of WAFD Common Stock into which the aggregate number of shares of LBC Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to WAFD Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)    Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented LBC Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of WAFD Common Stock into which such LBC Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of LBC of Certificates or Book-Entry Shares representing shares of LBC Common Stock and, if such Certificates or Book-Entry Shares are presented to LBC for transfer, they shall be cancelled against delivery of certificates for WAFD Common Stock as hereinabove provided.

(e)    Lost or Destroyed Certificates; Issuances of WAFD Common Stock in New Names. The Exchange Agent and WAFD, as the case may be, shall not be obligated to deliver a certificate or certificates or book-entry shares representing shares of WAFD Common Stock to which a holder of LBC Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of LBC Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by WAFD. If any certificates evidencing shares of WAFD Common Stock are to be issued in a name other than that in which the Certificate evidencing LBC Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares or book-entry shares of WAFD Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)    Unclaimed Merger Consideration. The exchange of shares of WAFD Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of LBC to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03    Rights as Shareholders. At the Effective Time, holders of LBC Common Stock shall cease to be, and shall have no rights as, shareholders of LBC other than to receive the consideration provided for under this Article III.

3.04    No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of WAFD Common Stock shall be issued in the Merger. Each holder of LBC Common Stock who otherwise would have been entitled to a fraction of a share of WAFD Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the WAFD Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05    Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of WAFD Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in WAFD Common Stock having such effect, the Exchange Ratio shall be adjusted accordingly; provided, that a bona fide offering or sale of WAFD Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in WAFD Common Stock having such effect.

3.06    Withholding Rights. WAFD (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of LBC Common Stock or LBC Restricted Stock such amounts as WAFD is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of LBC Common Stock in respect of which such deduction and withholding was made by WAFD. The parties shall cooperate in good faith to minimize to the extent permissible the amount of any deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction or withholding.

3.07    LBC Restricted Stock and LBC Restricted Stock Units

(a)    LBC shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the LBC Equity Plan, to cause each outstanding award of LBC Restricted Stock and LBC Restricted Stock Units (other than the LBC Restricted Stock and LBC Restricted Stock Units held by Continuing Employees) to vest in full, effective as of the Effective Time. At the Effective Time, each share of LBC Restricted Stock and each LBC Restricted Stock Unit (other than LBC Restricted Stock and LBC Restricted Stock Units held by Continuing Employees) shall be converted into, and shall be canceled in exchange for, the right to receive (x) a number of shares of WAFD Common Stock equal to the number of shares of LBC Restricted Stock or LBC Restricted Stock Units, as applicable, multiplied by the Exchange Ratio, provided that any fractional shares of WAFD Common Stock shall be treated as set forth in Section 3.04 and (y) an amount in cash equal to any accrued dividends or dividend equivalents that are payable in cash pursuant to the terms of the LBC Restricted Stock or LBC Restricted Stock Unit, as applicable. If the holder of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, does not satisfy the applicable Taxes required to be withheld with respect to the vesting and settlement of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, on or before the Closing Date, then the number of shares of WAFD Common Stock delivered in respect of the LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, will be reduced by a number of shares of WAFD Common Stock with a fair market value, based on the closing price of a share of WAFD Common Stock on the Closing Date, equal to any Taxes required to be withheld with respect to the vesting and settlement of such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable (and for the avoidance of doubt, any such shares will be for the benefit of such holder to satisfy its Tax withholding requirements). Notwithstanding the foregoing, any LBC Restricted Stock Unit that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that may not be settled at the Effective Time without triggering a Tax or penalty under Section 409A of the Code shall be fully vested in accordance with this Section 3.07(a) but otherwise treated as a LBC Restricted Stock Unit held by a Continuing Employee in accordance with Section 3.07(b) and shall otherwise be settled in accordance with its terms.

(b)    At the Effective Time, each share of LBC Restricted Stock and each LBC Restricted Stock Unit held by a Continuing Employee (i) to the extent expressly assumed by WAFD, (A) shall automatically and without any action on the part of the holder thereof, cease to represent a share of LBC Restricted Stock or a LBC Restricted Stock Unit and shall be substituted with a share of WAFD restricted stock or a WAFD restricted stock unit, as applicable, with terms substantially similar or better to the terms and conditions (including the same vesting terms, change in control vesting rights and rights to dividend equivalents) as were applicable to such share of LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, immediately prior to the Effective Time and (B) the number of shares of WAFD Common Stock subject to each such share of LBC Restricted Stock or each LBC Restricted Stock Unit shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of LBC Common Stock subject to such LBC Restricted Stock or LBC Restricted Stock Unit, as applicable, immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, or (ii) to the extent not expressly assumed by WAFD, shall be treated in the same manner as awards of LBC Restricted Stock and LBC Restricted Stock Units pursuant to Section 3.07(a)  above.

3.08    Reservation of Shares. Prior to the Closing, the WAFD Board shall reserve for issuance a sufficient number of shares of WAFD Common Stock (i) for the purpose of issuing its shares in exchange for shares of LBC Common Stock in the Merger and (ii) to convert the unvested LBC Restricted Stock and unvested LBC Restricted Stock Units into shares of WAFD Common Stock.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01    Forbearances of LBC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority, or as consented to by WAFD in writing (such consent not to be unreasonably withheld, conditioned, or delayed), LBC will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course. Except as set forth on Schedule 4.01(a), conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and WAFD the goodwill of the customers of LBC and its Subsidiaries and others with whom business relations exist.

(b)    Capital Stock. Other than in the ordinary course of business consistent with past practice or pursuant to Rights set forth on Schedule 4.01(b) and outstanding on the date hereof and Rights that LBC discloses in writing to WAFD that it proposes to award to one or more new hires and that WAFD does not object to in writing within three (3) Business Days of receipt of such written notice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of Rights.

(c)    Dividends; Reclassifications; Etc.

(i)    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of LBC Common Stock, other than (A) regular quarterly cash dividends on LBC Common Stock at a dividend payout percentage not to exceed the greater of (x) the dividend payout percentage applicable during the fiscal quarter immediately preceding the date hereof and (y) 30%, with record and payment dates consistent with past practice, (B) dividends paid by any of the Subsidiaries of LBC to LBC or any its wholly owned Subsidiaries or (C) to satisfy obligations under LBC’s Benefit Plans; or

(ii)    Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of LBC Common Stock (other than the withholding of shares to satisfy withholding Tax obligations in respect of LBC Restricted Stock outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the LBC Equity Plan as in effect on the date of this Agreement).

(d)    Compensation; Employment Agreements; Etc. Except as set forth on Schedule 4.01(d), enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of LBC or its Subsidiaries or grant any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and in any event not to exceed three percent (3%) in the aggregate across all employees, excluding executive officers who will not be eligible for merit increases in

2022), grant any severance or termination pay (other than (i) pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed on Schedule 4.01(d), (ii) as provided in Section 6.11(d) or (ii) retention arrangements with personnel involved with the Transaction as disclosed on Schedule 4.01(d)(ii), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with LBC’s existing employee benefit plans and set forth on Schedule 4.01(d).

(e)    Hiring. Hire any person as a Senior Officer of LBC or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth on Schedule 4.01(e) or arising after the date hereof whose employment is terminable at the will of LBC or a Subsidiary of LBC and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)    Benefit Plans. Except as set forth on Schedule 4.01(f), enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f)(i), or (ii) contributions in the ordinary course of LBC’s business as set forth on Schedule 4.01(f)(ii)), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of LBC or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, except that any such action may be taken to provide for the full acceleration of vesting LBC Restricted Stock or LBC Restricted Stock Units as contemplated by Section 3.07(a) or Section 3.07(b)(ii).

(g)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to LBC and its Subsidiaries taken as a whole, (ii) sales of Loans or Loan participations which are in the ordinary course of business consistent with past practice, (iii) Permitted Liens and (iv) as set forth on Schedule 4.01(g)(iv).

(h)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity, in each case, other than in the ordinary course of business consistent with past practice.

(i)    Capital Expenditures. Except as set forth on Schedule 4.01(i), make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(j)    Governing Documents. Amend the LBC Articles, the LBC Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of LBC.

(k)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)    Contracts. Except as set forth on Schedule 4.01(l) or as otherwise permitted under this Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)    Claims. Except as set forth on Schedule 4.01(m), enter into any settlement or similar agreement with respect to any action, threatened action, suit, threatened suit, proceeding, order or LBC investigation or third-party or administrative agency investigation to which LBC or any of its Subsidiaries is or becomes, or may become, a party after the date of this Agreement, which settlement, agreement or action involves payment by LBC or any of its Subsidiaries of an amount in excess of the amount set forth on Schedule 4.01(m) and/or would impose any material restriction on the business of LBC or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to LBC and its Subsidiaries taken as a whole.

(n)    Banking Operations. Enter into any new material line of business; introduce any material new products or services; materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies or the manner in which its investment securities or loan portfolio is classified or reported, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or invest in any mortgage-backed or mortgage-related security that would be risk–weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or, except as set forth on Schedule 4.01(n), enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)    Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to WAFD prior to the date hereof).

(p)    Derivatives Contracts. Except as set forth on Schedule 4.01(p), enter into any Derivatives Contract without reasonable advance notice to WAFD.

(q)    Indebtedness. Except as set forth on Schedule 4.01(q), incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)    Investment Securities. Except as set forth on Schedule 4.01(r), (i) acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice, or (ii) dispose of any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice.

(s)    Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made pursuant to existing commitments that are set forth on Schedule 4.01(s) or made in the ordinary course of business, consistent with past practice that are not in excess of $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where LBC’s or any Subsidiary’s exposure does not exceed $4.0 million individually with respect to single-family residential loans and $10.0 million individually with respect to income property loans, including multi-family residential loans. LBC and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent LBC provides to WAFD in writing a complete Loan package for such Loan or Loan participation and WAFD does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such written notice.

(t)    Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)    Tax Elections. Except as set forth on Schedule 4.01(u), make or change any Tax election, settle or compromise any Tax liability of LBC or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of LBC or any of its Subsidiaries (or the assets and liabilities of LBC or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than WAFD or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)    Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with LBC, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof.

(x)    Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of WAFD or LBC to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of WAFD to obtain any necessary approvals of any Governmental Authority required for the Transaction.

(y)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02    Forbearances of WAFD. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority, or without the prior written consent of LBC (such consent not to be unreasonably withheld, conditioned or delayed), WAFD will not, and will cause each of its Subsidiaries not to:

(a)    Ordinary Course . Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and LBC the goodwill of the customers of WAFD and its Subsidiaries and others with whom business relations exist.

(b)    Capital Stock. Except as set forth on Schedule 4.02(b), issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, other than (i) in connection with this Agreement, or (ii) pursuant to Rights issued or to be issued pursuant to the WAFD Benefit Plans (including any shares of WAFD Common Stock issuable pursuant to such Rights in the ordinary course of business).

(c)    Governing Documents. Amend the WAFD Articles or the WAFD Bylaws.

(d)    Governance. Fill either of the two (2) director seats currently vacant on each of the WAFD Board and the WAFD Bank Board, except as otherwise contemplated herein.

(e)    Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(f)    Dividends; Reclassifications; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of WAFD Commons Stock other than (i) regular quarterly cash dividends on WAFD Common Stock in an aggregate amount not to exceed 40% of WAFD’s net income for the immediately preceding quarter, with record and payment dates consistent with past practice, (ii) dividends paid by any of the Subsidiaries of WAFD to WAFD or any of its wholly owned Subsidiaries, or (iii) to satisfy obligations under WAFD’s Benefit Plans.

(g)    Acquisitions. Except as set forth on Schedule 4.02(g), acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof, in each case, that would materially delay the consummation of the Transaction (including the receipt of any regulatory approval required to consummate the Merger).

(h)    Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than LBC or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(i)    Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of WAFD or LBC to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of WAFD to obtain any necessary approvals of any Governmental Authority required for the Transaction.

(j)    Communications . Make any written communications directed at the employees of LBC or any of its Subsidiaries without prior consultation with LBC and consideration of any LBC comments in good faith.

(k)    Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01    Disclosure Schedules. On or prior to the date hereof, WAFD has delivered to LBC a schedule and LBC has delivered to WAFD a schedule (each, respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02    Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of LBC on the one hand or WAFD on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations and warranties of LBC contained in Section 5.03(b), Section 5.03(d)(ii), Section 5.03(e)(i), Section 5.04(d)(ii) and the first sentence of Section 5.04(e), which shall be true in all respects, except to a de minimis extent (in each case relative to such section taken as a whole), and other than the representations and warranties of LBC contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03    Representations and Warranties of LBC. Except as Previously Disclosed and subject to Sections 5.01 and 5.02, LBC hereby represents and warrants to WAFD:

(a)    Organization, Standing and Authority. LBC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. LBC is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on LBC. LBC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the LBC Articles and LBC Bylaws which have previously been made available to WAFD are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of LBC and each of its Subsidiaries previously made available to WAFD contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

(b)    LBC Capital Stock. The authorized capital stock of LBC consists solely of 100,000,000 shares of LBC Common Stock, of which 51,074,605 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of LBC Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, 7,129,403 shares of LBC Common Stock were held in treasury by LBC or otherwise directly or indirectly owned by LBC. The outstanding shares of LBC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of LBC Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of LBC’s Disclosure Schedule sets forth, as of the date hereof, for each (i) share of LBC Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of LBC Restricted Stock awarded to such grantee and the vesting schedule applicable to each such share of LBC Restricted Stock, and (ii) LBC Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of LBC Restricted Stock Units awarded to such grantee, whether such LBC Restricted Stock Unit is to be cash or stock-settled and the vesting schedule or performance requirements applicable to each such LBC Restricted Stock Unit. Except as set forth in the preceding sentence, there are no shares of LBC Common Stock reserved for issuance (other than additional shares of LBC Common Stock reserved for issuance in future awards under the LBC Equity Plan), LBC does not have any Rights issued or outstanding with respect to LBC Common Stock and LBC does not have any commitment to authorize, issue or sell any LBC Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of LBC may vote are outstanding.

(c)    Subsidiaries.

(i)    (A) Section 5.03(c)(i)(A) of LBC’s Disclosure Schedule sets forth a list of all of LBC’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) LBC owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to LBC) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to LBC or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to LBC’s rights to vote or to dispose of such securities and (F) all the Equity Securities of LBC’s Subsidiaries held by LBC or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to LB Savings’ capital stock) and are owned by LBC or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the LBC Subsidiaries may vote are outstanding.

(ii)    Except as set forth in Section 5.03(c)(ii) of LBC’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in LBC’s Subsidiaries and stock in the FHLB, LBC does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)    Each of LBC’s Subsidiaries has been duly organized, is validly existing and is in good standing, to the extent such concept is applicable to it, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on LBC. Each of LBC’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)    The deposit accounts of LB Savings are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and LB Savings has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)    Corporate Power. (i) Each of LBC and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and (ii) LBC has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause LB Savings to consummate the Bank Merger, and LB Savings has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the LBC Approval.

(e)    Corporate Authority. (i) Subject to receipt of the LBC Approval, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of LBC and LB Savings and the LBC Board and LB Savings Board on or prior to the date hereof and (ii) the LBC Board has recommended that shareholders of LBC adopt this Agreement and directed that such matter be submitted for consideration by LBC’s shareholders at the LBC Meeting required by Section 6.02. LBC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by WAFD, this Agreement is a valid and legally binding obligation of LBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)    Regulatory Approvals; No Defaults.

(i)    No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LBC or any of its Subsidiaries in connection with the execution, delivery or performance by LBC of this Agreement and by LB Savings of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of LBC’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the DFI and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of WAFD Common Stock in the Merger, (C) approval of listing of such WAFD Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (2) the Articles of Merger, as certified by the Secretary of State of the State of Washington, with the Secretary of State of the State of California pursuant to the CGCL and (3) filing a Certificate of Merger relating to the Bank Merger with the DFI pursuant to the Revised Code of Washington and with the DFPI pursuant to the CGCL and CFC, (E) the LBC Approval, and (F) the WAFD Approval. To the Knowledge of LBC, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by LBC and the Bank Merger Agreement by LB Savings and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which LBC or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of LBC or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or Material Contract, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to LBC.

(g)    Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i)    LBC’s Annual Report on Form 10-K for the year ended December 31, 2021 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2021 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “LBC’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any of LBC’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of LBC and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income and cash flows, as the case may be, of LBC and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of LBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)    Except as set forth on the unaudited consolidated statement of financial condition of LBC dated as of September 30, 2022 and included in LBC’s Securities Documents filed prior to the date hereof, neither LBC nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2022 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii)    Except as set forth in Section 5.03(g)(iii) of LBC’s Disclosure Schedule, since September 30, 2022, (A) LBC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither LBC nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to LBC.

(iv)    Except as set forth in Section 5.03(g)(iv) of LBC’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by LBC or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by LBC or its Subsidiaries, to cause LBC or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against LBC or its Subsidiaries. Section 5.03(g)(iv) of LBC’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of LBC or its Subsidiaries that has been declared, set aside or paid since December 31, 2019, as well as all shares of capital stock of LBC or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by LBC or any of its Subsidiaries since December 31, 2019.

(v)    The records, systems, controls, data and information of LBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of LBC or its Subsidiaries (either directly or through LBC’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). LBC (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to LBC and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of LBC by others within LBC or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to LBC’s outside auditors and the audit committee of the LBC Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect LBC’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in LBC’s internal controls over financial reporting. These disclosures were made in writing by management to LBC’s auditors and audit committee and a copy has previously been made available to WAFD.

(vi)    Since January 1, 2020, (A) except as set forth in Section 5.03(g)(vi) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries nor, to the Knowledge of LBC, any director, officer, employee, auditor, accountant or representative of LBC or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LBC or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing LBC or any of its Subsidiaries, whether or not employed by LBC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by LBC or any of its Subsidiaries or their respective officers, directors, employees or agents to the LBC Board or any committee thereof or, to the Knowledge of LBC, to any director or officer of LBC or any of its Subsidiaries.

(h)    Legal Proceedings. Section 5.03(h) of LBC’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against LBC or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of LBC’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against LBC or any of its Subsidiaries and, to LBC’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither LBC nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to LBC.

(i)    Regulatory Matters.

(i)    Since January 1, 2020, LBC and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and LBC has previously delivered or made available to WAFD accurate and complete copies of all such reports. In connection with the most recent examination of LBC and its Subsidiaries by the appropriate regulatory authorities, neither LBC nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which LBC believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on LBC.

(ii)    Except as set forth in Section 5.03(i)(ii) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has LBC or any of its Subsidiaries, since January 1, 2020, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. LBC and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)    Neither LBC nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)    (A) Except as set forth in Section 5.03(i)(iv)(A) of LBC’s Disclosure Schedule, no Governmental Authority has initiated since December 31, 2019 or has pending any proceeding, enforcement action or, to the Knowledge of LBC, investigation or inquiry into the business, operations, policies, practices or disclosures of LBC or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of LBC and its Subsidiaries), or, to the Knowledge of LBC, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of LBC or any of its Subsidiaries.

(v)    The most recent regulatory rating given to LB Savings as to compliance with the Community Reinvestment Act is “outstanding.” To the Knowledge of LBC and except as set forth in Section 5.03(i)(v) of LBC’s Disclosure Schedule, since the last regulatory examination of LB Savings with respect to Community Reinvestment Act compliance, LB Savings has not received any complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(j)    Compliance With Laws. Each of LBC and its Subsidiaries:

(i)    is, and at all times since December 31, 2019, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the CFPB, the Gramm-Leach-Bliley Act and regulations thereto, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of LBC and its Subsidiaries related to customer data, privacy and security;

(ii)    has, and at all times since December 31, 2019, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to LBC’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)    has received no notification or communication from any Governmental Authority (A) asserting that LBC or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to LBC’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(k)    Material Contracts; Defaults.

(i)    Except for documents set forth in Section 5.03(k)(i) of LBC’s Disclosure Schedule and the Benefit Plans set forth in Section 5.03(m)(i) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of LBC or any of its Subsidiaries to indemnification from LBC or any of its Subsidiaries, (C) which provides for the payment by LBC or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving LBC or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in

Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of LBC or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by LBC or any of its Subsidiaries, (N) which materially restricts the conduct of any business by LBC or any of its Subsidiaries or limits the freedom of LBC or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires LBC or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits LBC or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of LBC’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of LBC’s and LB Savings’ (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to WAFD as of the date hereof.

(ii)    Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of LBC or its Subsidiaries and, to LBC’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against LBC or its Subsidiaries, and to LBC’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). LBC and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither LBC or its Subsidiaries nor, to LBC’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of LBC’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by LBC or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to LBC’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)    Section 5.03(k)(iii) of LBC’s Disclosure Schedule sets forth a schedule of all holders of five percent (5%) or more of LBC Common Stock. No executive officers or directors of LBC or its Subsidiaries have any outstanding loans from LBC or any of its Subsidiaries, and there has been no such loans originated by LBC or its Subsidiaries to executive officers or directors of LBC or its Subsidiaries during the two years immediately preceding the date hereof.

(l)    No Brokers. No action has been taken by LBC or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Piper Sandler & Co., which are set forth in Section 5.03(l) of LBC’s Disclosure Schedule. Copies of all agreements with Piper Sandler & Co. have been previously provided or made available to WAFD.

(m)    Employee Benefit Plans.

(i)    All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by LBC and its Subsidiaries for the benefit of current or former employees of LBC and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of LBC or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which LBC may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of LBC’s Disclosure Schedule. True and complete copies of the following documents have been made available to WAFD: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan (as applicable) including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three (3) most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the three (3) most recent actuarial reports, if any, relating to each Benefit Plan; (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (G) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (H) copies of all non-routine material correspondence received from or delivered to the IRS or the DOL since January 1, 2019.

(ii)    Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. LBC and any ERISA Affiliate has complied in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and all regulations and guidance issued thereunder (collectively, the “Healthcare Reform Laws”), and the requirements of Section 4980B of the Code, Part 6 of Subtitle I of ERISA and the regulations thereunder, including all applicable reporting, tax deposits and fee payment obligations. No asset of either LBC or any of its Subsidiaries is subject to an encumbrance lien under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and LBC has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to LBC’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries is subject to, and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject LBC or its Subsidiaries, any ERISA Affiliate or any Benefit Plan to, a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA, including under Code Section 4980D or 4980H or any other provision of the Healthcare Reform Laws. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since January 1, 2019, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority, and to LBC’s Knowledge, no such audit, investigation or examination is threatened.

(iii)    Neither LBC nor any entity considered to be a single employer with LBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to, or within the last six (6) years prior to the date of this Agreement has been obligated to sponsor, maintain or contribute to, any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of LBC’s Disclosure Schedule.

(iv)    All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid, in each case, have been timely made in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the LBC financial statements included in LBC’s Securities Documents. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to LBC or any ERISA Affiliate, the premiums for which are paid directly by LBC or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)    Except as set forth in Section 5.03(m)(v)(a) of LBC’s Disclosure Schedule, none of the execution of this Agreement, the LBC Approval or the consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of LBC or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits payable to any Employees or any current or former director or independent contractor of LBC or any of its Subsidiaries, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. LBC will make available to WAFD upon request LBC’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by WAFD, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither LBC nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi)    Neither LBC nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)    Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as an “LBC NQDP”) has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. To LBC’s Knowledge, no event in connection with an LBC NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither LBC nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)    Except as set forth on Schedule 4.01(f) or on Schedule 6.11(d), neither LBC nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)    Labor and Employment Matters.

(i)    Section 5.03(n)(i)-1 of LBC’s Disclosure Schedule sets forth (A) the name, title or position (including full-time or part-time), hire or retention date, and current annual total compensation rate or contract fee of each current officer of LBC and each of its Subsidiaries and each other current employee or independent contractor of LBC and each of its Subsidiaries as of the date hereof, (B) all commissions, bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2021 and 2022 and any accrual for such commissions, bonuses and incentive compensation, and (C) all contracts, agreements, commitments or arrangements by LBC and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment. Except as set forth in Section 5.03(n)(i)-2 of LBC’s Disclosure Schedule, as of the date of this Agreement, all compensation, including wages, commissions, bonuses, fees, or other compensation payable to all employees, independent contractors, or consultants of LBC for services performed on or before the date of this Agreement have been paid in full.

(ii)    To LBC’s Knowledge, no officer or director of LBC or any of its Subsidiaries or any employee, independent contractor or consultant of LBC or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of LBC or any of its Subsidiaries to conduct its business as currently conducted.

(iii)    Since January 1, 2019, neither LBC nor any of its Subsidiaries has classified any individual as an “independent contractor” or “consultant” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Since January 1, 2019, neither LBC nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to LBC or any of its Subsidiaries, in any capacity.

(iv)    Except as set forth in Section 5.03(n)(iv) of LBC’s Disclosure Schedule, none of the current Senior Officers of LBC or any of its Subsidiaries has informed LBC or such Subsidiary of his or her intent, nor does LBC have any Knowledge of any of the current Senior Officers of LBC or any of its Subsidiaries having an intention, to terminate employment with LBC or any of its Subsidiaries during the next twelve (12) months, other than in connection with the Merger.

(v)    Since January 1, 2019, neither LBC nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee, independent contractor, consultant, or third-party vendor of LBC or any of its Subsidiaries.

(vi)    Neither LBC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is LBC or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel LBC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to LBC’s Knowledge, threatened, nor does LBC have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of LBC and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except (A) as set forth in Section 5.03(n)(vi) of LBC’s Disclosure Schedule or (B) as provided otherwise by applicable law, the employment of each officer and employee of LBC and each of its Subsidiaries is terminable at the will of LBC or such Subsidiary.

(vii)    (A) Except as set forth in Section 5.03(n)(vii) of LBC’s Disclosure Schedule, there is no pending or, to LBC’s Knowledge, threatened legal proceeding involving LBC or any of its Subsidiaries, on the one hand, and any present or former employee(s) of LBC or any of its Subsidiaries, on the other hand, and (B) since January 1, 2019, no other Person, to LBC’s Knowledge, has threatened any claim or any legal proceeding against LBC or any of its Subsidiaries (or, to LBC’s Knowledge, against any officer, director or employee of LBC or any of its Subsidiaries) relating to employees or former employees, or independent contractors or consultants of LBC or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to sexual harassment or sexual misconduct by any current or former director, officer, employee, independent contractor, consultant, or third-party vendor of LBC, labor relations, unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, minimum wage or overtime compensation, employee classification, pay equity, child labor, hiring, background checks, drug testing, salary history inquiries, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave requirements under federal, state, or local law, whistleblowing, and unemployment insurance, or any other employment-related matter arising under applicable Laws (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act, the California Labor Code, the California Fair Employment and Housing Act, and the Washington Law Against Discrimination).

(viii)    LBC and each of its Subsidiaries is, and at all times since January 1, 2019 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to equal employment opportunities, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, labor relations, unfair labor practices, background checks, drug testing, salary history inquiries, hours of work, meal periods and rest breaks, payment of wages and overtime wages, pay equity, employee classification, immigration, workers’ compensation, working conditions, child labor, employee scheduling, occupational safety and health, whistleblowing, paid sick leave requirements under federal, state or local law, family and medical leave or other applicable leaves of absence requirements, employee promotions and terminations, unemployment insurance, and all applicable state and local emergency COVID-19 leave laws and business reopening laws and directives, and has not engaged in any unfair labor practices or similar prohibited practices. All individuals characterized and treated by LBC as consultants or independent contractors of LBC are properly treated as independent contractors under all applicable Laws. All employees of LBC classified as exempt under the Fair Labor Standards Act and applicable state and local wage and hour laws are properly classified as exempt.

(o)    Environmental Matters. Except as set forth in Section 5.03(o) of LBC’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions by a Governmental Authority or third party, seeking to impose on LBC or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to LBC’s Knowledge, threatened against LBC or any of its Subsidiaries; (ii) to LBC’s Knowledge, there are no environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on LBC or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to LBC’s Knowledge, threatened against LBC or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC, and there is no reasonable basis for any proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC; (iii) LBC and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iv) no real property (including buildings or other structures) currently or, to LBC’s Knowledge, formerly owned or operated by LBC or any of its Subsidiaries, or any property in which LBC or any of its Subsidiaries holds a security interest or a fiduciary or management role (“LBC Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on LBC; (v) in accordance with the Secured Creditor Exemption, neither LBC nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any LBC Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on LBC; (vi) neither LBC nor any of its Subsidiaries nor, to LBC’s Knowledge, any Person whose liability LBC or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither LBC nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to LBC’s Knowledge, formerly owned or operated property, any LBC Loan Property, or to LBC’s Knowledge any Person whose liability LBC or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against LBC, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any LBC Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on LBC; and (viii) LBC has provided and made available to WAFD copies of all environmental reports or studies, or sampling data, and all material correspondence, filings and other material environmental information, in its possession or reasonably available to it relating to LBC, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, mold or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)    Tax Matters.

(i)    (A) All material Tax Returns that were or are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the LBC Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all material Taxes due and payable by or with respect to the LBC Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the LBC Group did not, as of the date of the most recent financial statements included in LBC’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the LBC Group in filing its Tax Returns, (E) all material deficiencies asserted or assessments made as a result of examinations conducted by any Taxing Authority have been paid in full other than those being contested through appropriate proceedings and set forth in Section 5.03(p)(i) of LBC’s Disclosure Schedule, (F) no issues that have been raised by the relevant Taxing Authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the LBC Group have been extended or waived by or on behalf of the LBC Group.

(ii)    LBC has made available to WAFD (A) true and correct copies of the U.S. federal, state, local and foreign Tax Returns filed by or on behalf of the LBC Group for each of the three (3) most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three (3) years relating to Taxes due from or with respect to the LBC Group or its income, assets or operations. Section 5.03(p)(ii) of LBC’s Disclosure Schedule sets forth any Tax Returns filed by or on behalf of the LBC Group that have been examined by any Taxing Authority since January 1, 2018.

(iii)    No LBC Group member has received written notice of assessment or proposed assessment in connection with any Taxes and, except as set forth in Section 5.03(p)(iii) of LBC’s Disclosure Schedule, there are no audits or investigations by any Taxing Authority or proceedings relating to Taxes in progress with respect to the LBC Group, nor has the LBC Group received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(iv)    No claim has been made in writing during the past five (5) years by a Taxing Authority in a jurisdiction where the LBC Group does not already file Tax Returns that the LBC Group is or may be subject to taxation by that jurisdiction.

(v)    The LBC Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

(vi)    The LBC Group is not subject to Tax in a country other than the United States by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income, in each case, in that country.

(vii)    There are no Liens or other encumbrances on any of the assets of the LBC Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(viii)    No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any Taxing Authority with respect to the LBC Group in the past six (6) years.

(ix)    No member of the LBC Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the LBC Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)    No member of the LBC Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code.

(xi)    The LBC Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) deferred revenue or prepaid amount, (D) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality) as a result of any change in the accounting method of a member of the LBC Group or as a result of the use of an improper method of accounting by any member of the LBC Group, (E) election by any member of the LBC Group under Section 108(i) of the Code, or (F) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law).

(xii)    Except as set forth in Section 5.03(p)(xii) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)    The LBC Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable Treasury Regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the Treasury Regulations thereunder, or (3) participated in a “reportable transaction” or “listed transaction” under Section 6011 of the Code or the Treasury Regulations thereunder.

(xiv)    Except as set forth in Section 5.03(p)(xiv) of LBC’s Disclosure Schedule, no power of attorney granted by any member of the LBC Group relating to Taxes is currently in force.

(xv)    No member of the LBC Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which LBC is the parent) or has any liability for Taxes of any Person (other than another member of the LBC Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)    No property owned by the LBC Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xvii)    The Company has not deferred any payroll Tax pursuant to the CARES Act.

(q)    Risk Management Instruments. Except as set forth in Section 5.03(q) of LBC’s Disclosure Schedule, neither LBC nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of LBC or any of its Subsidiaries.

(r)    Loans; Nonperforming and Classified Assets.

(i)    Each Loan on the books and records of LBC and its Subsidiaries was made and has been serviced in all material respects in accordance with LB Savings’ lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to LBC’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by LBC to WAFD accurately reflects in all material respects the Loan portfolio of LBC and its Subsidiaries as of the date of such loan tape.

(ii)    LBC has set forth in Section 5.03(r)(ii) of LBC’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to LBC’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by LBC, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DFPI or the FDIC would agree with the loan classifications established by LBC); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2022; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of LBC or any of its Subsidiaries, or to LBC’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)    Properties. To LBC’s Knowledge, all real and personal property owned by LBC or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices in all material respects. LBC has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of LBC as of September 30, 2022 included in LBC’s Securities Documents, or acquired after such date, other than properties sold by LBC or any of its Subsidiaries in the ordinary course of business, except for Permitted Liens. All real and personal property which is material to LBC’s business on a consolidated basis and leased or licensed by LBC or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of LBC or any of its Subsidiaries and, to LBC’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against LBC or such Subsidiary of LBC, and to LBC’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of LBC’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and LBC and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Since January 1, 2020, neither LBC nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of LBC as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To LBC’s Knowledge, LBC and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)    Intellectual Property; Information Technology; Privacy; Security.

(i)    Each of LBC and its Subsidiaries solely owns or possesses valid and binding licenses and other rights, to use all Intellectual Property used by LBC and its Subsidiaries necessary for the conduct of its business, and neither LBC nor any of its Subsidiaries has received, or has any Knowledge of, any notice of conflict or allegation of infringement, misappropriation, misuse, breach or invalidity with respect thereto. LBC has listed all Intellectual Property owned by LBC and its Subsidiaries, and all contracts, agreements, commitments or other arrangements to which LBC and its Subsidiaries have licensed Intellectual Property from Persons that is material to and necessary for the operation of the business of LBC and its Subsidiaries, in Section 5.03(t)(i) of LBC’s Disclosure Schedule (other than standard commercially available “shrink-wrap”, “click-wrap”, or “browse-wrap” licenses). Each of LBC and its Subsidiaries owns or has a valid right to use or license such Intellectual Property as necessary for, or that is otherwise material to, the current and anticipated future operation of the business, free and clear of all conditions, Liens or other restrictions or any requirement of any past, present, or future royalties, commissions, fees, or other payments or consideration, and has performed all the obligations required to be performed by it to own, use or license such Intellectual Property and is not in default under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. All such Intellectual Property is valid and, to LBC’s Knowledge, enforceable.

(ii)    (A) The use of any Intellectual Property by LBC or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not, to LBC’s Knowledge, infringe on, misappropriate or otherwise violate the Intellectual Property Rights of any Person in any material respect nor constitutes unfair competition or unfair or deceptive trade practices under applicable law; (B) to LBC’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of LBC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to LBC or any of its Subsidiaries; and (C) neither LBC nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending or threatened claim, challenge, opposition, allegation, investigation, legal proceeding or other action against LBC or any of its Subsidiaries with respect to any Intellectual Property owned by, licensed to or used by LBC or any of its Subsidiaries, or any Intellectual Property owned by, licensed to or used by any Person, or which relates to unfair competition or unfair trade practices under applicable law and as of the date hereof, neither LBC nor any of its Subsidiaries has Knowledge of any facts or events that would give rise to any such claim, challenge, opposition, allegation, investigation, legal proceeding or other action against LBC or any of its Subsidiaries that is likely to succeed.

(iii)    Neither LBC nor any of its Subsidiaries is, or as a result of the execution or delivery of this Agreement or performance of LBC’s and any of its Subsidiaries’ obligations hereunder will be, in violation, breach or default of or trigger a right of termination under any license or other agreement, commitment or arrangement relating to Intellectual Property.

(iv)    All Intellectual Property owned by LBC or any its Subsidiaries that was created by one or more Employees or any of its Subsidiaries was created while acting within the course and scope of such Employee’s employment with LBC or its Subsidiaries (and not, to LBC’s Knowledge, while such Employee was an employee of, consultant to, or independent contractor to any other Person or having any status with LBC or any of its Subsidiaries other than as an Employee).

(v)    To LBC’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of LBC’s and its Subsidiaries respective businesses (collectively, “LBC IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The LBC IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. To LBC’s Knowledge, neither LBC nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the LBC IT Systems. LBC and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither LBC nor any of its Subsidiaries is in breach of any Material Contract related to any LBC IT Systems.

(u)    Fiduciary Accounts. LBC and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LBC nor any of its Subsidiaries, nor, to LBC’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)    Books and Records. The books and records of LBC and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of LBC and its Subsidiaries.

(w)    Insurance. Section 5.03(w) of LBC’s Disclosure Schedule lists and summarizes all of the material insurance policies, binders, or bonds currently maintained by LBC and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. LBC and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither LBC nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of LBC’s Disclosure Schedule, there is no claim for coverage by LBC or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither LBC nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)    Allowance For Loan Losses. LB Savings’ allowance for loan losses is, and shall be as of the Effective Date, in compliance with LB Savings’ existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)    Transactions With Affiliates. All “covered transactions” between LB Savings and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

(z)    Required Vote; Antitakeover Provisions.

(i)    The affirmative vote of the holders of a majority of the outstanding shares of LBC Common Stock entitled to vote is necessary to approve this Agreement on behalf of LBC. No other vote of the shareholders of LBC is required by law, the LBC Articles, the LBC Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)    Based on the representation and warranty of WAFD contained in Section 5.04(q), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the LBC Articles and LBC Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa)    Fairness Opinion. The LBC Board has received the opinion of Piper Sandler & Co., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of LBC Common Stock from a financial point of view.

(bb)    Transactions in Securities.

(i)    Since December 31, 2019, all offers and sales of LBC Common Stock by LBC were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)    Neither LBC, none of its Subsidiaries, nor, to LBC’s Knowledge, (A) any director or executive officer of LBC or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of LBC Common Stock or other securities issued by LBC (1) during any period when LBC was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc)    Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(dd)    No Additional Representations. Except for the representations and warranties made by LBC in this Section 5.03 and as Previously Disclosed, neither LBC nor any other Person makes any express or implied representation or warranty with respect to LBC, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and LBC hereby expressly disclaims any such other representations and warranties.

5.04    Representations and Warranties of WAFD. Subject to Sections 5.01 and 5.02, WAFD hereby represents and warrants to LBC as follows:

(a)    Organization, Standing and Authority. WAFD is duly organized, validly existing and in good standing under the laws of the State of Washington. WAFD is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on WAFD. WAFD has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)    WAFD Capital Stock.

(i)    As of the date hereof, the authorized capital stock of WAFD consists solely of 300,000,000 shares of WAFD Common Stock, of which 65,305,950 shares were issued and outstanding as of the close of business on November 11, 2022, and 5,000,000 shares of WAFD Preferred Stock, of which 300,000 are designated as 4.875% Noncumulative Perpetual Series A Preferred Stock, of which 300,000 shares were issued and outstanding as of the date hereof. The outstanding shares of WAFD Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of WAFD Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of WAFD, except for shares of WAFD Common Stock issuable pursuant to the WAFD Benefit Plans and by virtue of this Agreement.

(ii)    The shares of WAFD Common Stock to be issued in exchange for shares of LBC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)    WAFD Bank.

(i)    WAFD Bank is duly organized, validly existing and in good standing as a Washington bank and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. WAFD Bank is duly licensed by the FDIC and the DFI and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

(ii)    (A) WAFD owns, directly or indirectly, all the issued and outstanding equity securities of WAFD Bank, (B) no equity securities of WAFD Bank are or may become required to be issued (other than to WAFD) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which WAFD Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to WAFD or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to WAFD’s right to vote or to dispose of such securities.

(d)    Corporate Power. (i) Each of WAFD and WAFD Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and (ii) WAFD has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause WAFD Bank to consummate the Bank Merger, and WAFD Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by WAFD’s shareholders of the issuance of WAFD Common Stock in the Merger.

(e)    Corporate Authority. Subject to receipt of the WAFD Approval, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of WAFD, the WAFD Board, WAFD Bank and the WAFD Bank Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of WAFD Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by WAFD and, assuming due authorization, execution and delivery by LBC, this Agreement is a valid and legally binding agreement of WAFD enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)    Regulatory Approvals; No Defaults.

(i)    No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by WAFD or any of its

Subsidiaries in connection with the execution, delivery or performance by WAFD of this Agreement and by WAFD Bank of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC and the DFPI, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of WAFD Common Stock in the Merger, (C) approval of listing of such WAFD Common Stock on the Nasdaq, (D) the filing of (1) the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WBCA, (2) the Articles of Merger, as certified by the Secretary of State of the State of Washington, with the Secretary of State of the State of California pursuant to the CGCL, and (3) a Certificate of Merger relating to the Bank Merger with the DFI pursuant to the Revised Code of Washington and the DFPI pursuant to the CGCL and CFC and (E) the WAFD Approval. To the Knowledge of WAFD, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)    Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by WAFD and the Bank Merger Agreement by WAFD Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which WAFD or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any WAFD Contract (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of WAFD or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit, or any WAFD Contract, except where in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to WAFD.

(g)    Financial Reports and Securities Documents; Material Adverse Effect.

(i)    WAFD’s Annual Report on Form 10-K for the year ended September 30, 2021 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to September 30, 2021 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (collectively, “WAFD’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of WAFD and its Subsidiaries as of its date, and each of the consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in comprehensive income, shareholders’ equity and cash flows, as the case may be, of WAFD and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)    Since June 30, 2022, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to WAFD.

(h)    Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against WAFD or its Subsidiaries and, to WAFD’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to WAFD. Neither WAFD nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to WAFD.

(i)    No Brokers. No action has been taken by WAFD or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by WAFD to Keefe, Bruyette & Woods, Inc.

(j)    Regulatory Matters.

(i)    Since October 1, 2019, WAFD and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of WAFD and each of its Subsidiaries by the appropriate regulatory authorities, neither WAFD nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which WAFD believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on WAFD. The most recent regulatory rating given to WAFD Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of WAFD, since WAFD Bank’s last regulatory examination of Community Reinvestment Act compliance, WAFD Bank has not received any complaints as to Community Reinvestment Act compliance.

(ii)    Except as set forth in Section 5.04(j)(ii) of WAFD’s Disclosure Schedules, neither WAFD nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has WAFD or any of its Subsidiaries, since October 1, 2019, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to WAFD. WAFD and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)    Neither WAFD nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)    (A) No Governmental Authority has initiated since September 30, 2019 or has pending any proceeding, enforcement action or, to WAFD’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of WAFD or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of WAFD or the applicable Subsidiary), or, to WAFD’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of WAFD or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)    WAFD and WAFD Bank are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of WAFD Bank under the Community Reinvestment Act is no less than “satisfactory.” Neither WAFD nor WAFD Bank has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for Community Reinvestment Act purposes will change within one year, nor does WAFD have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices. WAFD has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

(k)    Compliance With Laws. Each of WAFD and its Subsidiaries:

(i)    is, and at all times since September 30, 2019 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the CFPB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of WAFD and its Subsidiaries related to customer data, privacy and security;

(ii)    has, and at all times since September 30, 2019 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to WAFD’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)    has received no notification or communication from any Governmental Authority (A) asserting that WAFD or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to WAFD’s Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

(l)    Employee Benefit Plans.

(i)    All material currently effective benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by WAFD and WAFD Bank for the benefit of current or former employees of WAFD and its Subsidiaries and current or former directors or independent contractors of WAFD and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which WAFD and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “WAFD Benefit Plans”), as reasonably requested by LBC, have been provided or made available to LBC.

(ii)    Each WAFD Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such WAFD Benefit Plan is maintained.

(iii)    Other than as disclosed and identified as such in Section 5.04(l)(iii) of WAFD’s Disclosure Schedule, neither WAFD nor any entity considered to be a single employer with WAFD under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any WAFD Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m)    Tax Matters. (i) All Tax Returns that were or are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to WAFD or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to WAFD or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of WAFD and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of WAFD and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any Taxing Authority have been paid in full, (vi) no issues that have been raised by the relevant Taxing Authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a Taxing Authority in a jurisdiction where WAFD or any of its Subsidiaries does not already file Tax Returns that WAFD or a Subsidiary is or may be subject to taxation by that jurisdiction.

(n)    Information Technology. To WAFD’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of WAFD’s and its Subsidiaries respective businesses (collectively, “WAFD IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The WAFD IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither WAFD nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the WAFD IT Systems. Neither WAFD nor any of its Subsidiaries is in breach of any WAFD Contract related to any WAFD IT Systems.

(o)    Books and Records. The books and records of WAFD and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and tractions in respect of the business, assets, liabilities and affairs of WAFD and its Subsidiaries.

(p)    Required Vote; Antitakeover Provisions. The affirmative vote (or action by written consent) of a majority of the votes cast by holders of shares of WAFD Common Stock is necessary to approve the issuance of the WAFD Common Stock in the Merger. No other vote (or consent) of the shareholders of WAFD is required by law, the WAFD Articles, the WAFD Bylaws or otherwise to approve this Agreement and the Transaction.

(q)    Ownership of LBC Common Stock. None of WAFD or any of its Subsidiaries, or to WAFD’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of LBC Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(r)    Absence of Certain Changes or Events. Since June 30, 2022, except as specifically contemplated by or as disclosed in this Agreement, there has not been any Material Adverse Effect with respect to WAFD or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to WAFD.

(s)    Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(t)    No Additional Representations. Except for the representations and warranties made by WAFD in this Section 5.04 and as Previously Disclosed, neither WAFD nor any other Person makes any express or implied representation or warranty with respect to WAFD, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and WAFD hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

6.01    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of LBC and WAFD agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02    Shareholder Approval.

(a)    LBC agrees to take, in accordance with applicable law and the LBC Articles and the LBC Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by LBC’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “LBC Meeting”). Except with the prior approval of WAFD, no other matters shall be submitted for the approval of the LBC shareholders at the LBC Meeting. Subject to Section 6.02(b), the LBC Board shall at all times prior to and during such LBC Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders (the “LBC Approval”) and shall not (x) withdraw, modify or qualify in any manner adverse to WAFD or the consummation of the Transaction such recommendation or (y) take any other action or make any other public statement in connection with the LBC Meeting inconsistent with such recommendation, or resolve or agree to take any of the actions described in either of the foregoing clauses (x) and (y) (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of LBC at the LBC Meeting for the purpose of approving the Agreement and any other matters required to be approved by LBC’s shareholders in order to consummate the Transaction. In addition to the foregoing, LBC shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)    Notwithstanding the foregoing, LBC and the LBC Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)    LBC shall have complied in all material respects with Section 6.07;

(ii)    the LBC Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would more likely than not result in a breach of the LBC Board’s fiduciary duties under applicable law; and

(iii)    if the LBC Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the LBC Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by WAFD pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) LBC shall notify WAFD, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to WAFD all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, LBC shall, and shall cause its financial and legal advisors to, during the period following LBC’s delivery of the notice referred to in clause (B) above, negotiate with WAFD in good faith for a period of up to five (5) Business Days (to the extent WAFD desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)    WAFD agrees to take, in accordance with applicable law and the WAFD Articles and WAFD Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the WAFD Common Stock in the Merger and any other matters required to be approved by WAFD’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “WAFD Meeting”). The WAFD Board shall at all times prior to and during the WAFD Meeting recommend approval of the issuance of the WAFD Common Stock in the Merger and any other matters required to be approved by WAFD’s shareholders for consummation of the transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders (the “WAFD Approval”).

6.03    Registration Statement.

(a)    WAFD agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by WAFD with the SEC in connection with the issuance of the shares of WAFD Common Stock to the LBC shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the WAFD Meeting and the LBC Meeting and prospectus and other proxy solicitation materials of WAFD and LBC constituting a part thereof (the “Proxy Statement”) and all related documents). LBC shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and LBC, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. LBC agrees to cooperate with WAFD and WAFD’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. WAFD shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within thirty (30) calendar days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of LBC and WAFD agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. WAFD also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, LBC and WAFD shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.

(b)    Each of LBC and WAFD agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to LBC’s and WAFD’s respective shareholders and at the time(s) of the LBC Meeting and the WAFD Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of LBC and WAFD further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)    WAFD agrees to advise LBC promptly in writing after WAFD receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of WAFD Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent WAFD is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04    Regulatory Filings.

(a)    Each of WAFD and LBC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and WAFD shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) calendar days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of WAFD and LBC shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that WAFD shall not be required to provide LBC with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and written descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that WAFD shall not be required to provide LBC with confidential portions of any filing or other communication with a Governmental Authority.

(b)    Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05    Press Releases. LBC and WAFD shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that WAFD or LBC may, without the prior consent of the other party

(but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the written advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. LBC and WAFD shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06    Access; Information.

(a)    LBC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford WAFD and WAFD’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of LBC and its Subsidiaries and to such other information relating to LBC and its Subsidiaries as WAFD may reasonably request, provided that WAFD shall coordinate any and all meetings with LBC personnel with one or more designated representatives of LBC, and, during such period, LBC shall furnish promptly to WAFD (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of LBC and its Subsidiaries as WAFD may reasonably request. Notwithstanding the foregoing, LBC shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of LBC or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, LBC will work in good faith with WAFD to make appropriate substitute disclosure arrangements.

(b)    During the period from the date of this Agreement to the Effective Time, LBC shall, upon the request of WAFD, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of WAFD regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), LBC will deliver to WAFD its consolidated statement of financial condition and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, LBC will deliver to WAFD its consolidated statement of financial condition and consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, LBC will deliver to WAFD a consolidated statement of financial condition and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(c)    WAFD agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford LBC and LBC’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of WAFD and its Subsidiaries and to such other information relating to WAFD and its Subsidiaries as LBC may reasonably request, provided that LBC shall coordinate any and all meetings with WAFD personnel with one or more designated representatives of WAFD, and, during such period, WAFD shall furnish promptly to LBC (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of WAFD and its Subsidiaries as LBC may reasonably request. Notwithstanding the foregoing, WAFD shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of WAFD or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, WAFD will work in good faith with LBC to make appropriate substitute disclosure arrangements.

(d)    During the period from the date of this Agreement to the Effective Time, WAFD shall, upon the request of LBC, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of LBC regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than fifteen (15) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending September 30), WAFD will deliver to LBC its consolidated statement of financial condition and consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, WAFD will deliver to LBC its consolidated statement of financial condition and consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, WAFD will deliver to LBC a consolidated statement of financial condition and consolidated statements of operations, without related notes, for such month prepared in accordance with GAAP.

(e)    All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, dated as of October 10, 2022 by and between WAFD and LBC (the “Confidentiality Agreement”).

(f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07    Acquisition Proposals.

(a)    LBC agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any Confidential Information previously furnished by or on behalf of LBC or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither LBC nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any Confidential Information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than WAFD or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the LBC Meeting, if the LBC Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would more likely than not result in a breach of the LBC Board’s fiduciary duties under applicable law, LBC may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the LBC Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to WAFD and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by LBC after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to WAFD, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of LBC and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of LBC or LB Savings, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of LBC or LB Savings or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving LBC or LB Savings, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of LBC Common Stock then outstanding or all or substantially all of LBC’s consolidated assets, which the LBC Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with LBC’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the LBC Board, is reasonably likely to be obtained by such third party.

(b)    In addition to the obligations of LBC set forth in Section 6.07(a), LBC shall promptly (within 24 hours) advise WAFD orally and in writing of its receipt of any Acquisition Proposal and keep WAFD reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to WAFD all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to WAFD.

(c)    LBC agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of LBC or its Subsidiaries shall be deemed a breach of this Section 6.07 by LBC.

(d)    Nothing contained in this Agreement shall prevent LBC or the LBC Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e)    The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by LBC, its Subsidiaries or any Representative of LBC or its Subsidiaries. It is accordingly agreed that WAFD shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which WAFD is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, WAFD shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08    Certain Policies. Effective as of the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of WAFD, LBC shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to promptly modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of WAFD; provided, however, that no such modification or change made by LBC or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of LBC or its management with any such adjustments.

6.09    Nasdaq Listing. WAFD shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of WAFD Common Stock to be issued to the LBC shareholders (i) as the Merger Consideration in connection with the Merger and (ii) in connection with the conversion of the unvested restricted shares of LBC Common Stock into shares of WAFD Common Stock.

6.10    Indemnification.

(a)    From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, WAFD and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of LBC or a LBC Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of LBC or any LBC Subsidiary or is or was serving at the request of LBC or any LBC Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the LBC Articles and the LBC Bylaws or any agreement, arrangement or understanding which has been set forth on Schedule 6.10(a), in each case as in effect on the date hereof. WAFD shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by LBC pursuant to the LBC Articles and the LBC Bylaws or any agreement, arrangement or understanding which has been set forth on Schedule 6.10(a), in each case as in effect on the date hereof.

(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)    WAFD (and the Surviving Corporation) shall maintain LBC’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by LBC’s existing policy, including WAFD’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall WAFD be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by LBC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, WAFD shall obtain what it reasonably determines to be the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. WAFD shall provide proof of such coverage to LBC no later than ten (10) Business Days prior to the Effective Time.

(d)    The obligations of WAFD and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the effected Indemnified Party or Parties and/or such other Person, as the case may be. If WAFD or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WAFD shall assume the obligations set forth in this Section 6.10.

(e)    The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11    Benefit Plans.

(a)    As soon as administratively practicable after the Effective Time, WAFD shall take all reasonable action so that employees of LBC and its Subsidiaries who continue to remain employed by WAFD or its Subsidiaries (“Continuing Employees”) shall be entitled to participate in each WAFD Benefit Plan of general applicability to the same extent as similarly-situated employees of WAFD and its Subsidiaries (it being understood that inclusion of the Continuing Employees in the WAFD Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of LBC and its Subsidiaries until such Continuing Employees are permitted to participate in the WAFD Benefit Plans and provided further, however, that nothing contained herein shall require WAFD or any of its Subsidiaries to make any grants to any former employee of LBC and its Subsidiaries under any discretionary equity compensation plan of WAFD. WAFD shall cause each WAFD Benefit Plan in which Continuing Employees of LBC and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the

WAFD Benefit Plans, the service of such Continuing Employees with LBC and its Subsidiaries to the same extent as such service was credited for such purpose by LBC and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a WAFD Benefit Plan. Nothing herein shall limit the ability of WAFD to amend or terminate any of the WAFD Benefit Plans or the LBC Benefit Plans in accordance with their terms at any time.

(b)    At and following the Effective Time, WAFD shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of LBC and its Subsidiaries and current and former directors of LBC and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of LBC and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.

(c)    At such time as the Continuing Employees become eligible to participate in a medical, dental, health, life or disability plan of WAFD or its Subsidiaries, WAFD shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of WAFD, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation, (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such Continuing Employee had satisfied any similar limitation or requirement under a corresponding LBC Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the WAFD Benefit Plans, and (iv) for a period of at least two (2) years, be sponsored by one or more of the entities specified on Schedule 6.11(c).

(d)    LBC and WAFD shall cooperate in good faith to determine a mutually agreed communications plan with respect to employment decisions regarding Continuing Employees. By January 31, 2023 (or such other date as mutually agreed among the Parties), WAFD shall identify and deliver offer letters to the Continuing Employees. Those employees of LBC and its Subsidiaries who are not offered employment by WAFD or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver the termination and release agreement accompanying the severance policy adopted by LBC and set forth on Schedule 6.11(d), within 30 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy set forth on Schedule 6.11(d). If LBC or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) shall be construed or interpreted to limit or modify in any way WAFD’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of LBC or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

(e)    Prior to the Closing, LBC shall have paid into the Luther Burbank Corporation 401(k) Plan (the “LBC Retirement Plan”) all discretionary employer contributions required to be paid to the LBC Retirement Plan pursuant to its terms, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, LBC shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to WAFD, to terminate the LBC Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the LBC Retirement Plan for all participants who currently maintain an account under the LBC Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. LBC shall provide WAFD with evidence of the termination of the LBC Retirement Plan.

(f)    Each of LBC and WAFD acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of LBC and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of WAFD to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by WAFD or any of its Subsidiaries. Each of LBC and WAFD agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with LBC, WAFD or any of their respective Subsidiaries or to any compensation or benefit.

6.12    Appointment of Directors; Regional President.

(a)    WAFD and WAFD Bank agree to take all action necessary to cause each of the WAFD Board and WAFD Bank Board to be comprised of twelve (12) members as of the Effective Time and to appoint or elect, effective as of the Effective Time, two (2) new directors who shall be recommended by LBC and be agreeable to WAFD (WAFD’s consent shall not be unreasonably withheld, conditioned or delayed). Each individual shall serve until the next annual meeting of shareholders of WAFD following the Effective Time at which the class of directors to which such appointee shall be appointed is presented to shareholders for reelection. In the event an appointee is appointed to a class of WAFD directors who will be presented to WAFD’s shareholders for reelection within twenty-four (24) months following the Closing Date, WAFD shall include such individual on the list of nominees for director presented by the WAFD Board and for which the WAFD Board shall solicit proxies at such annual meeting of shareholders of WAFD, to serve for the applicable term for the appointee’s class of directors and until such appointee’s successor shall be duly elected and qualified, provided, that such nomination and solicitation would not violate the fiduciary duties of the WAFD Board.

(b)    Effective as of the Effective Time, WAFD shall appoint an officer of LBC or LB Savings, to be agreed to by WAFD and LBC, as the Regional President for California for WAFD and WAFD Bank.

6.13    Notification of Certain Matters. Each of LBC and WAFD shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article  VII.

6.14    Estoppel Letters. LBC shall use its commercially reasonable efforts to take the actions set forth on Schedule 6.14 with respect to the real estate (i) leased to LBC or a LBC Subsidiary and (ii) leased by LBC or a Subsidiary of LBC to one or more third parties.

6.15    Assumption of Debt Obligations. As of the Effective Time, WAFD shall have assumed or caused one of its Subsidiaries to assume the obligations under the LBC Debt Obligations. In connection therewith, WAFD and LBC shall execute and deliver any supplemental indentures or other documents reasonably required to make such assumptions effective.

6.16    Antitakeover Statutes. Each of WAFD and LBC and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.17    Consents. LBC shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.18    Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of WAFD and LBC shall take all steps as may be necessary or appropriate to cause any disposition of shares of LBC Common Stock or conversion of any derivative securities in respect of such shares of LBC Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.19    Luther Burbank Corporation Foundation. LBC and WAFD shall use their respective reasonable efforts to transition the Luther Burbank Corporation Foundation to WAFD’s management and direction effective as of the Effective Time.

6.20    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the LBC Group shall be terminated as of the Closing Date and, after the Closing Date, no member of the LBC Group shall be bound thereby or have any liability thereunder.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)    Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of LBC Common Stock and the holders of the requisite number of outstanding shares of WAFD Common Stock shall have approved the issuance of the shares of WAFD Common Stock in the Merger.

(b)    Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require WAFD or LBC to take any action or commit to take any action that would reasonably be likely to have a Material Adverse Effect on WAFD after giving effect to the Merger (measured on a scale relative to LBC and its Subsidiaries, taken as a whole).

(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits or makes illegal consummation of the Transaction.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    Listing. The shares of WAFD Common Stock to be issued to the LBC shareholders (i) as the Merger Consideration in the Merger and (ii) in connection with the conversion of the unvested restricted shares of LBC Common Stock into shares of WAFD Common Stock, shall have been approved for listing on the Nasdaq.

7.02    Conditions to Obligation of LBC. The obligation of LBC to consummate the Merger is also subject to the fulfillment or written waiver by LBC prior to the Closing of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of WAFD set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and LBC shall have received a certificate, dated the Effective Date, signed on behalf of WAFD by the Chief Executive Officer and the Chief Financial Officer of WAFD to such effect.

(b)    Performance of Obligations of WAFD. WAFD shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LBC shall have received a certificate, dated the Effective Date, signed on behalf of WAFD by the Chief Executive Officer and the Chief Financial Officer of WAFD to such effect.

(a)    Tax Opinion. LBC shall have received the written opinion of Holland & Knight LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of WAFD, LBC and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

(c)    Other Actions. WAFD shall have furnished LBC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as LBC may reasonably request.

7.03    Conditions to Obligation of WAFD. The obligation of WAFD to consummate the Merger is also subject to the fulfillment or written waiver by WAFD prior to the Closing of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of LBC set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and WAFD shall have received a certificate, dated the Effective Date, signed on behalf of LBC by the Chief Executive Officer and the Chief Financial Officer of LBC to such effect.

(b)    Performance of Obligations of LBC. LBC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and WAFD shall have received a certificate, dated the Effective Date, signed on behalf of LBC by the Chief Executive Officer and the Chief Financial Officer of LBC to such effect.

(c)    Tax Opinion. WAFD shall have received the written opinion of Davis Wright Tremaine LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of WAFD, LBC and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

(d)    Other Actions. LBC shall have furnished WAFD with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as WAFD may reasonably request.

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time (whether before or after receipt of the LBC Approval or the WAFD Approval):

(a)    Mutual Consent. By the mutual consent in writing of WAFD and LBC.

(b)    Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by WAFD or LBC in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or 7.02(b) or Section 7.03(a) or 7.03(b), as the case may be.

(c)    Delay. By WAFD or LBC in the event the Merger is not consummated by November 30, 2023 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Key Shareholders (if LBC is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Key Shareholder Agreement; provided, that the Outside Date may be extended to February 29, 2024 by either WAFD or LBC by written notice to the other party if the Closing shall not have occurred by November 30, 2023, and on such date, the condition set forth in Section 7.01(b) has not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, further, that such conditions would have been capable of being satisfied on the Outside Date).

(d)    No Regulatory Approval. By WAFD or LBC in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or any Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)    No LBC Shareholder Approval. By WAFD if the LBC Approval shall not have been obtained by reason of the failure to obtain the required vote at the LBC Meeting or at any adjournment or postponement thereof.

(f)    LBC Failure to Recommend; Etc. By WAFD if, prior to the LBC meeting, (i) LBC shall have materially breached the provisions of Section 6.07 in any respect adverse to WAFD, (ii) the LBC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of WAFD, or (iii) LBC shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the LBC Meeting in accordance with Section 6.02.

(g)    Superior Proposal. Prior to receipt of the LBC Approval at the LBC Meeting or any adjournment or postponement thereof, by LBC to the extent permitted by, and subject to compliance with, this Agreement, including Section 6.07, if (i) the LBC Board authorizes LBC to enter into a binding written agreement with respect to a Superior Proposal and (ii) LBC pays to WAFD the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

(h)    No WAFD Shareholder Approval. By LBC if the WAFD Approval shall not have been obtained by reason of the failure to obtain the required vote at the WAFD Meeting or at any adjournment or postponement thereof.

(i)    Certain Tender or Exchange Offers. By WAFD if a tender offer or exchange offer for fifteen percent (15%) or more of the outstanding shares of LBC Common Stock is commenced (other than by WAFD or a Subsidiary thereof), and the LBC Board recommends that the shareholders of LBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

8.02    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither WAFD nor LBC shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)    The parties hereto agree that LBC shall pay WAFD the sum of $26.17 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)    if this Agreement is terminated pursuant to Section 8.01(f), 8.01(g) or 8.01(i), LBC shall pay the entire Termination Fee to WAFD on the second Business Day following the termination of this Agreement; or

(ii)    if this Agreement is terminated by (A) WAFD pursuant to Section 8.01(b), (B) either WAFD or LBC pursuant to Section 8.01(c) and at the time of such termination no vote of the LBC shareholders contemplated by this Agreement at the LBC Meeting shall have occurred, or (C) WAFD pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of LBC or the LBC Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of LBC contemplated by this Agreement at the LBC Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within nine (9) months after such termination LBC enters into an agreement with respect to a Control Transaction, which was the subject of such Acquisition Proposal, then LBC shall pay to WAFD an amount equal to $19.63 million on the date of execution of such agreement and upon consummation of such Control Transaction at any time thereafter, LBC shall pay to WAFD the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with LBC within 12 months after such termination, then LBC shall pay to WAFD the Termination Fee (less any amount previously paid by LBC pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of LBC or LB Savings or a majority of the assets of LBC or LB Savings, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of LBC or by any Person other than LBC or its Subsidiaries of more than 50% of the voting power of LB Savings or (iii) any merger, consolidation or other business combination transaction involving LBC or any of its Subsidiaries as a result of which the shareholders of LBC cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by WAFD. Under no circumstances shall LBC be obligated to pay the entire Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the entire Termination Fee becomes payable and is paid by LBC pursuant to this Section 8.02(b), the Termination Fee shall be WAFD’s sole and exclusive remedy under this Agreement.

(c)    LBC and WAFD agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement WAFD would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by LBC. If LBC fails to pay WAFD the amounts due under Section 8.02(b) above within the time periods specified in Section 8.02(b), LBC shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by WAFD in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided WAFD prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02    Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the LBC shareholders, no amendment shall be made which by law requires further approval by the shareholders of LBC without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of LBC, the approval of the principal terms of this Agreement by the LBC shareholders will be deemed to have granted LBC the authority to amend such dates without such further approval.

9.03    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.

9.05    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the Transaction, including fees and expenses of its own financial consultants, accountants and counsel; provided, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to LBC to:

Luther Burbank Corporation

520 Third Street, 4th Floor

Santa Rosa, CA 95401

Attention: Simone F. Lagomarsino, President and

Chief Executive Officer

Email: SLagomarsino@lbsavings.com

With a copy to:

Holland & Knight, LLP

800 17th Street, N.W.

Washington, DC 20006

Attention: Jeffrey D. Haas, Esq.

Shawn M. Turner, Esq.

Fax: (202) 955-5564

If to WAFD to:

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Attention: Brent J. Beardall, President and

Chief Executive Officer

Email: legal@wafd.com

With a copy to:

Davis Wright Tremaine LLP

920 Fifth Ave.

Ste. 3300

Seattle, WA 98104-1610

Attention: Andrew J. Schultheis, Esq.

Email: andrewschultheis@dwt.com

9.07    Entire Understanding; Limited Third Party Beneficiaries. This Agreement (including the agreements, documents and instruments referred to herein) represent the entire understanding of the parties hereto with reference to the Transaction and supersede any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Except for the Indemnified Parties’ right to enforce WAFD’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08    Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on LBC or WAFD, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09    Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written. The term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives, (ii) included in the virtual data room of a party or (iii) filed by a party with the SEC and publicly available on EDGAR, in each case not less than four (4) Business Days prior to the date hereof.

9.11    Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12    Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, WAFD may at any time modify the structure of the acquisition of LBC set forth herein, provided that (i) the Merger Consideration to be paid to the holders of LBC Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the United States federal income Tax treatment to LBC’s shareholders in connection with the Merger (including, but not limited to, any such change that would result in the Merger failing to qualify as a reorganization described in Section 368(a) of the Code), and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

9.13    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

WASHINGTON FEDERAL, INC.

By:	/s/ Brent J. Beardall
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:	/s/ Vincent Beatty
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK CORPORATION

By:	/s/ Simone F. Lagomarsino
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:	/s/ Laura Tarantino
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of November 13, 2022, among                 , a shareholder (“Shareholder”) of Luther Burbank Corporation, a California corporation (“LBC”), Washington Federal, Inc., a Washington corporation (“WAFD”), and, solely for purposes of the last sentence of Section 8, LBC. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, LBC and WAFD are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which LBC will merge with and into WAFD on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of LBC Common Stock will be converted into shares of WAFD Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of LBC Common Stock identified on Exhibit I hereto (such shares, together with all shares of LBC Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce WAFD to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of LBC and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of LBC, or in connection with any written consent of the shareholders of LBC, Shareholder shall:

(a)    appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of LBC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the Exchange Ratio, (y) changes the form of all or any portion of the Merger Consideration and/or (z) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a “Material Merger Agreement Change”), this Section 1 shall be inapplicable.

2.    Transfer of Shares.

(a)    Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or

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exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the LBC Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of LBC Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the LBC Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)    Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.    Limitations on Sales.1 Shareholder hereby agrees that, during the thirty-six (36) month period immediately following the Closing Date, Shareholder shall not sell, transfer, pledge, hypothecate, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares in excess of the amounts set forth below without WAFD’s prior written consent:

Relevant Period	Maximum Number of Shares
Months 1 through 12	[●]
Months 13 through 24	[●]
Months 25 through 36	[●]

4.    Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with WAFD as follows:

(a)    Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)    Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)    Ownership. Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of LBC Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise

[1]

This Section 3 will be included only in the Shareholder Agreement entered into by LBC’s Board Chair and shall provide for the sale of one-third of the Shares during each of the 12-month periods indicated.

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provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)    Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.    No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to LBC, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of LBC Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of LBC vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than WAFD with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent a Shareholder who is an officer or a member of the LBC Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

6.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify WAFD promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of LBC Common Stock or other securities of LBC of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were LBC.

7.    Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to WAFD if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, WAFD will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that WAFD

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may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with WAFD’s seeking or obtaining such equitable relief.

8.    Term of Agreement; Termination.

(a)    The term of this Agreement shall commence on the date hereof.

(b)    This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger, (iii) the date, if any, of any Material Merger Agreement Change and (iv) the date the Shares have been voted at the LBC Meeting as provided for in Section 1(b)(x), and provided that at least a majority of all of the issued and outstanding shares of LBC Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transaction contemplated thereby at the LBC Meeting. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. [Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions of Section 3 shall survive for a period of three (3) years from the Closing Date.]2

9.    Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs LBC to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof. LBC agrees that it shall comply with such stop transfer instructions.

10.    Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.    Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to WAFD to:

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Attention: Brent J. Beardall, President and

Chief Executive Officer

Email: legal@wafd.com

With a copy to:

Davis Wright Tremaine LLP

920 Fifth Ave.

Ste. 3300

[2]	Included only if Section 3 (Limitations on Sales) is included.

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Seattle, WA 98104-1610

Attention: Andrew J. Schultheis, Esq.

Email: andrewschultheis@dwt.com

If to Shareholder to:

If to LBC to:

Luther Burbank Corporation

520 Third Street, 4th Floor

Santa Rosa, CA 95401

Attention: Simone F. Lagomarsino, President and

Chief Executive Officer

Email: SLagomarsino@lbsavings.com

With a copy to:

Holland & Knight, LLP

800 17th Street, N.W.

Washington, DC 20006

Attention: Jeffrey D. Haas, Esq.

Shawn M. Turner, Esq.

Fax: (202) 955-5564

12.    Miscellaneous.

(a)    Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)    Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of LBC, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of LBC or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of LBC.

(c)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)    Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)    Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and

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inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)    Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13.    Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

WASHINGTON FEDERAL, INC.

By:
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK CORPORATION

By:
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer

SHAREHOLDER

(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of LBC Common Stock Beneficially Owned

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ANNEX B

FORM OF

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of             , 202     (“Bank Merger Agreement”), by and between Luther Burbank Savings (“LB Savings”) and Washington Federal Bank, dba WAFD Bank (“WAFD Bank”).

WITNESSETH:

WHEREAS, LB Savings is a California-chartered bank and wholly-owned subsidiary of Luther Burbank Corporation, a California corporation (“LBC”), which has its principal place of business in Santa Rosa, California; and

WHEREAS, WAFD Bank is a Washington bank and a wholly-owned subsidiary of Washington Federal, Inc. (“WAFD”), which has its principal place of business in Seattle, Washington; and

WHEREAS, WAFD and LBC have entered into an Agreement and Plan of Reorganization, dated as of November 13, 2022 (the “Agreement”), pursuant to which LBC will merge with and into WAFD, with WAFD as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of LB Savings and WAFD Bank have approved and deemed it advisable to consummate the merger provided for herein in which LB Savings would merge with and into WAFD Bank on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

WHEREAS, it is the intention of the parties to this Bank Merger Agreement that the Merger provided for herein be treated for United States federal income Tax purposes as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder, and this Bank Merger Agreement is intended to be and is adopted as a “plan of reorganization” (as such term is used in Sections 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g)) for such purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, LB Savings shall merge with and into WAFD Bank (the “Merger”) pursuant to the applicable laws of the State of Washington and the State of California. WAFD Bank shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of LB Savings shall cease.

2.    Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of WAFD Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.    Name; Offices. The name of the Surviving Bank shall be “Washington Federal Bank, dba WAFD Bank.” The main office of the Surviving Bank shall be the main office of WAFD Bank immediately prior to the Effective Time. All branch offices of LB Savings and WAFD Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by LB Savings and WAFD Bank and applicable regulatory authorities after the date hereof.

B-1

4.    Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of WAFD Bank immediately prior to the Merger, except that [●] and [●] shall be appointed as directors of Surviving Bank effective as of the Effective Time (as defined below).

5.    Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided pursuant to the applicable laws of the State of Washington and the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)    all rights, franchises and interests of LB Savings in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by LB Savings immediately prior to the Effective Time; and

(b)    the Surviving Bank shall be liable for all liabilities of LB Savings, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of LB Savings shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Time.

6.    Effect on Shares of Stock.

(a)    LB Savings. As of the Effective Time, each share of LB Savings common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of LB Savings common stock held in the treasury of LB Savings prior to the Effective Time shall be retired and cancelled.

(b)    WAFD Bank. Each share of the WAFD Bank’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

7.    Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.    Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, pursuant to the laws of the State of Washington.

9.    Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of WAFD Bank and LB Savings at any time prior to the Effective Time.

10.    Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.    Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

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12.    Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by LB Savings and WAFD Bank.

13.    Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of LB Savings as offices of WAFD Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

14.    Procurement of Approvals. LB Savings and WAFD Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

15.    Effectiveness of Merger. The Merger shall become effective upon the filing and approval of a Certificate of Merger with and by the Washington State Department of Financial Institutions pursuant to the Revised Code of Washington, or such later time as set forth in such filing (the “Effective Time”).

16.    Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to therein and herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

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IN WITNESS WHEREOF, each of WAFD Bank and LB Savings has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

WASHINGTON FEDERAL BANK, NATIONAL ASSOCIATION

By:
Name:	Brent J. Beardall
Title:	President and Chief Executive Officer

By:
Name:	Vincent Beatty
Title:	Executive Vice President and Chief Financial Officer

LUTHER BURBANK SAVINGS

By:
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:
Name:	Laura Tarantino
Title:	Executive Vice President and Chief Financial Officer

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APPENDIX B

OPINION OF KEEFE, BRUYETTE & WOODS, INC.

November 13, 2022

The Board of Directors

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Washington Federal, Inc. (“Washington Federal”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Luther Burbank Corporation (“Luther Burbank”) with and into Washington Federal, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between Washington Federal and Luther Burbank. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of a holder of shares of the common stock, no par value per share, of Luther Burbank (“Luther Burbank Common Stock”), each share of Luther Burbank Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.3353 of a share of the common stock, $1.00 par value per share, of Washington Federal (“Washington Federal Common Stock”). The ratio of 0.3353 of a share of Washington Federal Common Stock for one share of Luther Burbank Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that Washington Federal and Luther Burbank will cause Washington Federal Bank, dba WAFD Bank, a wholly-owned subsidiary of Washington Federal (“WAFD Bank”), and Luther Burbank Savings, a wholly-owned subsidiary of Luther Burbank (“LB Savings”), respectively, to enter into a separate bank merger agreement pursuant to which LB Savings will merge with and into WAFD Bank (such transaction, the “Bank Merger”) promptly following consummation of the Merger.

KBW has acted as financial advisor to Washington Federal and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to an existing sales and trading relationship between (i) Washington Federal and each of KBW and a KBW broker-dealer affiliate and (ii) Luther Burbank and a KBW broker-dealer affiliate), may from time to time purchase securities from, and sell securities to, Washington Federal and Luther Burbank. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Washington Federal or Luther Burbank for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Washington Federal (the “Board”) in rendering this opinion and will receive a fee from Washington Federal for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant

The Board of Directors – Washington Federal, Inc.

November 13, 2022

portion is contingent upon the successful completion of the Merger. In addition, Washington Federal has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, in the past two years, KBW has provided investment banking and financial advisory services to Washington Federal and received compensation for such services. KBW acted as co-manager for Washington Federal’s February 2021 offering of preferred stock. In the past two years, KBW has not provided investment banking or financial advisory services to Luther Burbank. We may in the future provide investment banking and financial advisory services to Washington Federal or Luther Burbank and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Washington Federal and Luther Burbank and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated November 11, 2022 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended September 30, 2021 of Washington Federal; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2021, March 31, 2022 and June 30, 2022 of Washington Federal; (iv) certain unaudited financial results for the fiscal year and the fiscal quarter ended September 30, 2022 of Washington Federal (contained in the Current Report on Form 8-K filed by Washington Federal with the Securities and Exchange Commission on October 14, 2022); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2021 of Luther Burbank; (vi) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 of Luther Burbank; (vii) certain regulatory filings of Washington Federal and Luther Burbank and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2021 as well as the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022; (viii) certain other interim reports and other communications of Washington Federal and Luther Burbank to their respective shareholders; and (ix) other financial information concerning the respective businesses and operations of Washington Federal and Luther Burbank furnished to us by Washington Federal and Luther Burbank or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Washington Federal and Luther Burbank; (ii) the assets and liabilities of Washington Federal and Luther Burbank; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Washington Federal and Luther Burbank with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), as well as assumed long-term growth rates for Luther Burbank provided to us by Washington Federal management, all of which information was discussed with us by Washington Federal management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Washington Federal, as well as assumed long-term growth rates for Washington Federal provided to us by Washington Federal management, all of which information was discussed with us by Washington Federal management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Washington Federal (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Washington Federal management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Washington Federal, Inc.

November 13, 2022

in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Washington Federal and Luther Burbank regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon Washington Federal management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), the publicly available consensus “street estimates” of Washington Federal, the assumed long-term growth rates for Luther Burbank and Washington Federal, and the estimates regarding certain pro forma financial effects of the Merger on Washington Federal (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information (as so adjusted in the case of the publicly available consensus “street estimates” of Luther Burbank) has been reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” of Washington Federal referred to above that such estimates are consistent with, the best currently available estimates and judgments of Washington Federal management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. As you are aware, the publicly available consensus “street estimates” of Luther Burbank (as adjusted by Washington Federal management), as well as the assumed long-term growth rates for Luther Burbank provided to us by Washington Federal management, all of which we were directed by such management to use, reflect differences from the forecasts and projections that were prepared by Luther Burbank and provided to Washington Federal. Accordingly, with the consent of Washington Federal, in rendering our opinion, our reliance upon Washington Federal management as to the reasonableness and achievability of such publicly available consensus “street estimates” of Luther Burbank (as so adjusted) and such assumed long-term growth rates for Luther Burbank includes reliance upon the judgments, estimates and assessments of Washington Federal management with respect to such differences.

It is understood that the portion of the foregoing financial information of Washington Federal and Luther Burbank that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Luther Burbank and Washington Federal, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of Washington Federal and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on Washington Federal and Luther Burbank. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Washington Federal, Inc.

November 13, 2022

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Washington Federal or Luther Burbank since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Washington Federal and Luther Burbank are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Washington Federal or Luther Burbank, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Washington Federal or Luther Burbank under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of Luther Burbank Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Washington Federal, Luther Burbank or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Washington Federal that Washington Federal has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Washington Federal, Luther Burbank, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Washington Federal. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any related transaction to Washington Federal, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – Washington Federal, Inc.

November 13, 2022

transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political unrest, economic uncertainty, inflation, and the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Washington Federal to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Washington Federal or the Board, (iii) the fairness of the amount or nature of any compensation to any of Washington Federal’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Washington Federal Common Stock or relative to the Exchange Ratio, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Washington Federal, Luther Burbank or any other party to any transaction contemplated by the Agreement, (v) the actual value of Washington Federal Common Stock to be issued in connection with the Merger, (vi) the prices, trading range or volume at which Washington Federal Common Stock or Luther Burbank Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Washington Federal Common Stock will trade following the consummation of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Washington Federal, Luther Burbank, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Washington Federal Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Washington Federal.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company

APPENDIX C

OPINION OF PIPER SANDLER & CO.

November 13, 2022

Board of Directors

Luther Burbank Corporation

520 Third Street

Fourth Floor

Santa Rosa, CA 95401

Ladies and Gentlemen:

Luther Burbank Corporation (“LBC”) and Washington Federal, Inc. (“WAFD”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which, at the Effective Time, LBC shall merge with and into WAFD with WAFD as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of LBC Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of LBC Common Stock as specified in the Agreement, shall be converted into the right to receive 0.3353 (the “Exchange Ratio”) of a share of WAFD Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of LBC Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated November 10, 2022; (ii) certain publicly available financial statements and other historical financial information of LBC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of WAFD that we deemed relevant; (iv) certain internal net income projections for LBC for the years ending December 31, 2022 through December 31, 2024, estimated net income for LBC for the twelve months ending September 30, 2025 assuming annualized net income for the quarter ended December 31, 2024 with an estimated annual net income growth rate for the years ending September 30, 2026 and September 30, 2027 and estimated dividends per share for the years ending December 31, 2023 through September 30, 2027, as provided by the senior management of LBC; (v) publicly available mean analyst net income estimates for WAFD for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for WAFD for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of WAFD; (vi) the pro forma financial impact of the Merger on WAFD based on estimated net income for LBC for the fiscal years ending September 30, 2023 and September 30, 2024 with an estimated annual net income growth rate for LBC for the fiscal years ending September 30, 2025 through September 30, 2027, as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, and certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of WAFD; (vii) the publicly reported historical price and trading activity for LBC Common Stock and WAFD Common Stock, including a comparison of certain stock trading information for LBC Common Stock, WAFD Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for LBC and WAFD with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of LBC and its representatives the business, financial condition, results of operations and prospects of LBC and held similar discussions with certain members of the senior management of WAFD and its representatives regarding the business, financial condition, results of operations and prospects of WAFD.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by LBC, WAFD or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of LBC and WAFD that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of LBC or WAFD, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of LBC or WAFD. We did not make an independent evaluation of the adequacy of the allowance for loan losses of LBC or WAFD, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to LBC or WAFD. We have assumed, with your consent, that the respective allowances for loan losses for both LBC and WAFD are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal net income projections for LBC for the years ending December 31, 2022 through December 31, 2024, estimated net income for LBC for the twelve months ending September 30, 2025 assuming annualized net income for the quarter ended December 31, 2024 with an estimated annual net income growth rate for the years ending September 30, 2026 and September 30, 2027 and estimated dividends per share for the years ending December 31, 2023 through September 30, 2027, as provided by the senior management of LBC. In addition, Piper Sandler used publicly available mean analyst net income estimates for WAFD for the fiscal years ending September 30, 2023 and September 30, 2024, as well as a long-term annual earnings per share growth rate for the fiscal years ending September 30, 2025 through September 30, 2027 and estimated dividends per share for WAFD for the fiscal years ending September 30, 2023 through September 30, 2027, as provided by the senior management of WAFD. Piper Sandler also received and used in its pro forma analyses estimated net income for LBC for the fiscal years ending September 30, 2023 and September 30, 2024 with an estimated annual net income growth rate for LBC for the fiscal years ending September 30, 2025 through September 30, 2027, as well as certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, and certain adjustments for CECL accounting standards, as provided by the senior management of WAFD. With respect to the foregoing information, the respective senior managements of LBC and WAFD confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of LBC and WAFD, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in LBC’s or WAFD’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that LBC and WAFD will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on LBC, WAFD, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that LBC has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of LBC Common Stock or WAFD Common Stock at any time or what the value of WAFD Common Stock will be once it is actually received by the holders of LBC Common Stock.

We have acted as LBC’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become due and payable to Piper Sandler upon consummation of the Merger. LBC has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to LBC in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to WAFD in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to LBC and WAFD. We may also actively trade the equity and debt securities of LBC and WAFD for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of LBC in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of LBC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of LBC Common Stock and does not address the underlying business decision of LBC to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for LBC or the effect of any other transaction in which LBC might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any LBC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the joint Proxy Statement, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of LBC Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 23B.08.320 of the WBCA provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. Article 9 of the Registrant’s Restated Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director to the fullest extent permitted by the WBCA. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant’s directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.

Section 23B.08.560 of the WBCA provides that if authorized by (1) the articles of incorporation, (2) a bylaw adopted or ratified by the shareholders, or (3) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity may indemnify any director (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, (b) for conduct violating Section 23B.08.310 of the WBCA, or (c) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled. In Article VI of its Bylaws and Article 8 of its Articles of Incorporation, the Registrant has elected, subject to certain exceptions, to indemnify and hold harmless directors and officers of the Registrant who, while serving as directors or officers of the Registrant, were serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic enterprise against liabilities incurred because of such service, to the extent permitted by law. Such indemnification does not include indemnification for (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law; (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA; (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled, or (4) if the Registrant is otherwise prohibited by applicable law.

Also, pursuant to Article VI of the Registrant’s Bylaws, the Registrant will, to the extent permitted by applicable law, pay reasonable expenses incurred by a director or officer in defending any matter of the type described above for which indemnification is available in advance of the matter’s final disposition, so long as (i) the indemnified person undertakes to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified under Article VI of the Registrant’s Bylaws, and (ii) the indemnified person provides to the Registrant a written affirmation of the indemnified person’s good faith belief that they have met the standard of conduct described in Section 23B.08.510 of the WBCA. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed herewith or incorporated herein by reference.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Reorganization, dated as of November 13, 2022, by and between Washington Federal and Luther Burbank (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement)*(1)

3.1	Washington Federal, Inc. Restated Articles of Incorporation, as amended(2)

3.2	Washington Federal Amended and Restated Bylaws(3)

5.1	Opinion of Davis Wright Tremaine LLP regarding the legality of the shares of common stock being registered†

8.1	Opinion of Davis Wright Tremaine LLP as to U.S. federal income tax matters

8.2	Opinion of Holland & Knight LLP as to U.S. federal income tax matters

21	Subsidiaries of Washington Federal, Inc.†

23.1	Consent of Deloitte & Touche LLP, as Washington Federal’s independent registered public accounting firm†

23.2	Consent of Crowe LLP, as Luther Burbank’s independent registered public accounting firm

23.3	Consent of Davis Wright Tremaine LLP (included in Exhibits 5.1 and 8.1)

23.4	Consent of Holland & Knight LLP (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page of this Registration Statement)†

99.1	Form of Proxy for the special meeting of Washington Federal

99.2	Form of Proxy for the special meeting of Luther Burbank

99.3	Consent of Keefe, Bruyette & Woods, Inc.†

99.4	Consent of Piper Sandler & Co.

107	Filing Fee Table†

*

The disclosure schedules and certain exhibits have been omitted pursuant to Item 601(b)2 of Regulation S-K. Washington Federal agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†	Previously filed.
(1)	Included as an appendix to the joint proxy statement/prospectus contained in this Registration Statement.
(2)	Incorporated by reference from the Registrant’s Form 10-K filed with the SEC on November 19, 2021.
(3)	Incorporated by reference from the Registrant’s Form 8-K filed with the SEC on November 20, 2020.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, State of Washington, on March 24, 2023.

WASHINGTON FEDERAL, INC.

By	/s/ Brent J. Beardall
Name: Brent J. Beardall Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brent J. Beardall	March 24, 2023
Brent J. Beardall Vice Chair, President and Chief Executive Officer (Principal Executive Officer)

/s/ Kelli J. Holz	March 24, 2023
Kelli J. Holz Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Stephen M. Graham*	March 24, 2023
Stephen M. Graham, Chairman of the Board

/s/ R. Shawn Bice*	March 24, 2023
R. Shawn Bice, Director

/s/ Linda S. Brower*	March 24, 2023
Linda S. Brower, Director

/s/ David K. Grant*	March 24, 2023
David K. Grant, Director

/s/ Sylvia R. Hampel*	March 24, 2023
Sylvia R. Hampel, Director

/s/ S. Steven Singh*	March 24, 2023
S. Steven Singh, Director

/s/ Sean B. Singleton*	March 24, 2023
Sean B. Singleton, Director

/s/ Mark N. Tabbutt*	March 24, 2023
Mark N. Tabbutt, Director

/s/ Randall H. Talbot*	March 24, 2023
Randall H. Talbot, Director

* By: /s/ Brent J. Beardall
Brent J. Beardall, Attorney-in-fact